Exhibit 2.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

LANDS’ END, Inc.,
a Delaware corporation,

LANDS’ END DIRECT MERCHANTS, Inc.,
a Delaware corporation,

LEWHP, LLC,
a Delaware limited liability company,

WH BORROWER, LLC

a Delaware limited liability company

and

WH TOPCO, L.P.

a Delaware limited partnership

dated as of

January 26, 2026

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS	2

Section 1.1 Certain Definitions	2

Article II IP CONTRIBUTION; PURCHASE AND SALE	13

Article III CLOSING	16

Section 3.1 Closing	16
Section 3.2 Closing Deliverables	17

Article IV REPRESENTATIONS AND WARRANTIES OF SELLERS	18

Article V REPRESENTATIONS AND WARRANTIES OF WHP	24

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Article VI COVENANTS	27

Article VII TENDER OFFER	41

Section 7.1 The Offer	41
Section 7.2 Seller 1 Actions	43

Article VIII CONDITIONS TO CLOSING	44

Section 8.1 Conditions to Obligations of All Parties	44
Section 8.2 Conditions to Obligations of WHP	45
Section 8.3 Conditions to Obligations of the Seller Group	45

Article IX INDEMNIFICATION	46

Article X TERMINATION	51

Section 10.1 Termination	51
Section 10.2 Effect of Termination	52

Article XI MISCELLANEOUS	53

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Exhibits

Annex I	Offer Conditions	Annex-1

Exhibit A	Form of Amended and Restated Limited Liability Company Agreement	Exh. A-1

Exhibit B	Form of License Agreement	Exh. B-1

Exhibit C	Contributed Assets	Exh. C-1

Exhibit D	Form of Management Services Agreement	Exh. D-1

Exhibit E	Disclosure Schedule	Exh. E-1

Exhibit F	Form of Joinder Agreement	Exh. F-1

Exhibit G	Excluded Assets	Exh. G-1

Exhibit H	Form of Contribution, Assignment and Assumption Agreement	Exh. H-1

Exhibit I	ABL Agent License	Exh. I-1

Exhibit J	ESL Voting Agreement	Exh. J-1

Exhibit K	WHP Voting Agreement	Exh. K-1

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of January 26, 2026 (the “Effective Date”), is entered into by and among Lands’ End, Inc., a Delaware corporation (“Seller 1”), Lands’ End Direct Merchants, Inc., a Delaware corporation and wholly owned subsidiary of Seller 1 (“Seller 2,” and collectively with Seller 1, “Sellers”), LEWHP, LLC, a Delaware limited liability company (“WHP”), WH Borrower, LLC, a Delaware limited liability company (“WHP Borrower”), and WH Topco, L.P., a Delaware limited partnership (“WHP Topco”). WHP, WHP Borrower, WHP Topco, Seller 1 and Seller 2 shall be referred to herein, from time to time, collectively, as the “Parties,” and each, a “Party.”

RECITALS

WHEREAS, as of the date hereof, Sellers own the Contributed Assets (as defined herein), and Sellers desire to cause the Contributed Assets to be contributed to a newly-formed Subsidiary and a Delaware limited liability company (the “Company”), which, following the consummation of the Transactions, will be owned 50% by WHP, or a Subsidiary thereof, on the one hand, and 50% together by Sellers, on the other hand;

WHEREAS, Seller 1 owns 100% of the issued and outstanding equity interests in Seller 2;

WHEREAS, at or prior to the Closing, Sellers shall form the Company, which, upon formation, shall be owned 100% together by Sellers;

WHEREAS, at or immediately prior to the Closing, and subject to the terms and conditions set forth herein, (a) each Seller shall contribute, in each case, free and clear of all Encumbrances (as defined herein) other than Permitted Encumbrances, (i) the Assigned Contracts (subject to Section 2.6) owned by such Seller to the Company and (ii) the Contributed Assets owned by each Seller to the Company and (b) the Company shall assume and agree to pay, perform, satisfy and discharge the Assumed Liabilities, each in exchange for Class A units of the Company (“Units”), in each case of the foregoing clauses (a) and (b), solely pursuant to terms and conditions set forth in the Contribution, Assignment and Assumption Agreement (clauses (a) and (b) collectively, the “IP Contribution”), following which each Seller shall own no less than 1% of the issued and outstanding Units;

WHEREAS, subject to the terms and conditions set forth herein, WHP (directly or indirectly through one of its Subsidiaries) desires to purchase from Sellers, and Sellers desire to sell to WHP (or a Subsidiary thereof), Sellers’ collective right, title and interest in and to 50% of the Units held by Sellers, which in the aggregate shall comprise 50% of the Company’s total outstanding Units (the “Purchased Equity”) in exchange for the Purchase Price (as defined herein) (the “Membership Interests Purchase”);

WHEREAS, subject to the terms and conditions set forth herein, and immediately upon consummation of the Membership Interests Purchase, Sellers, WHP and WHP Topco desire to enter into the amended and restated limited liability company agreement among Sellers, WHP, WHP Topco and the Company (the “Operating Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which Seller 1 and Seller 2, collectively, will own 50% of the Units, and WHP will own 50% of the Units;

WHEREAS, subject to the terms and conditions set forth herein, and immediately upon consummation of the Membership Interests Purchase, the Company will grant to Sellers and their respective Affiliates a license to all of the Contributed Assets pursuant to, and as further set forth in, a license agreement among the Company and Seller 2 (the “License Agreement”), substantially in the form attached hereto as Exhibit B;

WHEREAS, in accordance with the terms and subject to the conditions of this Agreement, WHP has agreed to commence the Offer to purchase a number of shares of common stock of Seller 1, par value $0.01 per share (“Common Stock”) at the Offer Price, subject to the Offer Cap; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1            Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“ABL Agent License” shall have the meaning set forth in Section 6.1(a)(i).

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of November 16, 2017, by and among Seller 1, as lead borrower, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent and collateral agent, and the other lenders and parties from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, including by that certain First Amendment to Credit Agreement, dated as of December 3, 2019, that certain Second Amendment to Credit Agreement, dated as of August 12, 2020, that certain Third Amendment to Credit Agreement, dated as of July 29, 2021, that certain Fourth Amendment to Credit Agreement, dated as of May 12, 2023 and that certain Fifth Amendment to Credit Agreement, dated as of March 28, 2025).

“ABL Lien Release Documents” shall have the meaning set forth in Section 6.10.

“Accountant” shall have the meaning set forth in Section 2.4(b).

“Action” shall have the meaning set forth in Section 4.6.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, that (a) neither Seller nor its Subsidiaries shall be deemed to be Affiliates of WHP or any of its Affiliates, (b) portfolio companies (other than the Company and its Subsidiaries) of WHP or any of its Affiliates will not be deemed to be Affiliates of (i) the Company or any of its Subsidiaries or (ii) WHP or any of its Affiliates and (c) no institutional investment fund nor any Affiliate thereof that is a holder of equity interests in WH Topco, L.P., a Delaware limited partnership, will be deemed to be an Affiliate of WHP, either Seller, the Company or any of their respective Subsidiaries. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and including any Person owning more than 50% of the voting securities of another Person shall be deemed to control that Person.

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Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Financing” shall have the meaning set forth in Section 6.13(c).

“Ancillary Documents” means the Operating Agreement, the License Agreement, the Contribution, Assignment and Assumption Agreement, the Management Services Agreement and the Voting Agreements.

“Antitrust Law” means the HSR Act, the GWB and any other applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or agreement, including any such Law of Germany.

“Approvals” shall have the meaning set forth in Section 2.6(a).

“Assigned Contracts” shall have the meaning set forth in Section 4.5.

“Assumed Liabilities” means all (a) Liabilities to the extent relating to the Contributed Assets, other than (i) Taxes with respect to the Contributed Assets for taxable periods (or portions thereof) ending prior to the consummation of the IP Contribution and (ii) Liabilities arising out of or relating to any Action with respect to, relating to or arising out of the Contributed Assets that is pending or threatened, prior to or as of Closing; and (b) Liabilities under the Assigned Contracts, other than Liabilities arising out of or relating to any Action with respect to, relating to or arising out of the Assigned Contracts that is pending or threatened, prior to or as of Closing.

“AT Filings” shall have the meaning set forth in Section 4.2.

“Bankruptcy and Equity Exceptions” shall have the meaning set forth in Section 4.1.

“Business Days” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in New York, New York or Dodgeville, Wisconsin.

“Business Employees” means the individuals set forth on Section 1.1(a) of the Disclosure Schedules.

“Claim” shall have the meaning set forth in Section 9.4(a).

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“Claim Notice” shall have the meaning set forth in Section 9.4(a).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” means the Confidentiality Agreement between Seller 1 and WHP Investments, LLC, dated as of April 7, 2025.

“Company Indemnitees” shall have the meaning set forth in Section 9.3(a).

“Contract” means any legally binding contract, note, bond, mortgage, indenture, deed of trust, lease, commitment, license, sub-license, agreement or obligation (whether written or oral).

“Contributed Assets” means all (a) trademarks, service marks, trade names and logos owned by any Seller and its Subsidiaries as of the Effective Date, including all copyrights and other equivalent rights to any logos included in the foregoing, including any of the foregoing that constitute or incorporate the combined words “LANDS’ END”, together with any translations or transliterations thereof, including any registrations and applications for registration of any such trademarks set forth on Exhibit C, and the goodwill connected with the use of and symbolized by the foregoing (collectively (but excluding assets identified on Exhibit G and the goodwill connected with the use of and symbolized thereby), the “Contributed Trademarks”), (b) patents and patent applications (including unpublished provisional applications) owned by any Seller and its Subsidiaries as of the Effective Date, including the patents and patent applications identified on Exhibit C and the rights in inventions claimed under such patents and patent applications, (c) to the extent owned or registered to (or on behalf of), as of the Effective Date, and transferrable by Seller or its Subsidiaries, (i) all domain names and social media handles that include any Contributed Trademarks, including the domain names and social media handles identified on Exhibit C, and (ii) the telephone numbers set forth on Exhibit C, and (d) copies of books and records to the extent relating to any Contributed Assets included in clauses (a) through (c), including copies of all documentation, correspondence, and other files relating to the registration, prosecution, maintenance, defense or enforcement of any of the foregoing, including all the assets set forth in Exhibit C; provided that “Contributed Assets” excludes the assets identified on Exhibit G.

“Contributed Registrations” shall have the meaning set forth in Section 4.4(a).

“Contributed Trademarks” shall have the meaning set forth in the definition of Contributed Assets.

“Contribution, Assignment and Assumption Agreement” means the Contribution, Assignment and Assumption Agreement substantially in the form set forth on Exhibit H.

“Debt Commitment Letter” shall have the meaning set forth in Section 5.7(a).

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“Debt Financing” shall have the meaning set forth in Section 5.7(a).

“Debt Financing Parties” means (a) the Debt Financing Sources and their respective Affiliates and (b) the current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of the Persons identified in clause (a), in each case, in their respective capacities as such.

“Debt Financing Sources” means the Persons that are party to the Debt Commitment Letter (including any amendments thereto) that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or any Alternative Financing in connection with the transactions contemplated hereby, including each agent, each arranger, the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto (or with respect to any Alternative Financing).

“Definitive Agreement” shall have the meaning set forth in Section 6.13(a).

“Disclosure Schedules” means the disclosure schedules set forth on Exhibit E and delivered by Sellers to WHP on or prior to the date of the execution of this Agreement.

“DOJ” shall have the meaning set forth in Section 6.7(c).

“Effect” shall have the meaning set forth in the definition of Material Adverse Effect.

“Effective Date” shall have the meaning set forth in the Preamble.

“Encumbrance” shall have the meaning set forth in Section 2.2.

“ERISA” shall have the meaning set forth in the definition of Seller Benefit Plan.

“ESL Voting Agreement” shall have the meaning set forth in Section 3.2(b)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means all assets of Sellers and their Subsidiaries other than the Contributed Assets and Assigned Contracts.

“Excluded Liabilities” means any Liabilities of Sellers and their respective Subsidiaries as of the Closing Date, other than the Assumed Liabilities.

“Expiration Time” shall have the meaning set forth in Section 7.1(d).

“Fee Letters” shall have the meaning set forth in Section 5.7(b).

“Filed SEC Documents” shall have the meaning set forth in Article IV.

“Financing Amounts” shall have the meaning set forth in Section 6.7(d).

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“Fraud” means actual common Law fraud under Delaware Law with respect to the making of an express representation or warranty contained in this Agreement.

“FTC” shall have the meaning set forth in Section 6.7(c).

“Fundamental Representations” shall have the meaning set forth in Section 9.5.

“GAAP” means United States generally accepted accounting principles as in effect for the applicable period or date.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any U.S. or foreign, state or local governmental or regulatory agency, commission, court, body, entity, arbitrator, judicial government entity, or authority.

“Guaranteed Obligations” shall have the meaning set forth in Section 11.16.

“GWB” means the German Act against Restraints of Competition 1957, as amended (Gesetz gegen Wettbewerbsbeschränkungen 1957).

“GWB Approval” means the German Federal Cartel Office (Bundeskartellamt) deciding that the prohibition criteria in the GWB are not satisfied, or the German Federal Cartel Office being deemed to have made such a decision in accordance with the GWB.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Affiliate” means with respect to any Person, (a) any Person, trust, affiliated investment fund or other pooled investment or co-investment vehicle that is controlled or otherwise managed by or in conjunction with, or is under common control with, such Person or any of its Affiliates and (b) any Person that owns five percent (5%) or more of the equity securities of such Person.

“HSR Form” shall have the meaning set forth in Section 6.7(b).

“Indemnification Cap” means three hundred million dollars ($300,000,000).

“Indemnified Party” shall have the meaning set forth in Section 9.4(a).

“Indemnified Tax Contest” shall have the meaning set forth in Section 9.4(e).

“Indemnified Taxes” means (a) all Taxes of the Company, or Taxes for which the Company is liable, for any Pre-Closing Tax Period, including any “imputed underpayment” within the meaning of Code Section 6225 (or any similar provision of state, local, or non U.S. law) imposed on the Company that is attributable to a Pre-Closing Tax Period and (b) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes) or pursuant to any law, rule, or regulation, which Taxes relate to a contract entered into or an event or transaction occurring before the Closing.

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“Intellectual Property” means any and all intellectual property rights arising in any jurisdiction of the world, including in or with respect to any of the following: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs; (b) trademarks, service marks, trade dress, trade names, logos and similar designations of origin and the goodwill connected with the use of and symbolized by the foregoing (collectively, “Marks”); (c) domain names and rights to social media accounts; (d) copyrights and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors; (e) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons; and (f) registrations and applications for registrations, issuances or filings of any of the foregoing.

“Intended Tax Treatment” shall have the meaning set forth in Section 6.6(e).

“IP Contribution” shall have the meaning set forth in the Recitals.

“IRS” shall have the meaning set forth in Section 2.5.

“Joinder Agreement” shall have the meaning set forth in Section 9.3(c).

“Knowledge” means (a) with respect to WHP, the actual knowledge after reasonable inquiry of the directors or officers of WHP and (b) with respect to either Seller, the actual knowledge after reasonable inquiry of those individuals listed on Section 1.1 of the Disclosure Schedules.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, judgment, order, injunction, ruling or decree of any Governmental Authority.

“Liabilities” means any and all debts, liabilities, costs, guarantees, commitments, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability).

“License Agreement” shall have the meaning set forth in the Recitals.

“Losses” means any awards, fines, fees, suits, actions, causes of action, judgments, Taxes and awards directly incurred or suffered (and, if applicable, reasonable consultants’ and attorneys’ fees associated therewith) including any such fees and expenses incurred in connection with investigating, defending against or settling any of the foregoing and the reasonable costs and expenses of enforcing the indemnification rights of the Indemnified Party hereunder.

“Management Services Agreement” shall have the meaning set forth in Section 3.2(c)(i).

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“Marks” shall have the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means an event, change, occurrence, effect, or development (each, an “Effect”) that, individually or taken together with all other Effects, has or would reasonably be expected to have, a material adverse effect on the Contributed Assets, Assumed Liabilities, and the Company and its Subsidiaries, taken as a whole, but shall not include Effects relating to or arising from (subject to the limitations set forth below): (i) changes or developments in domestic, regional, foreign or global markets or domestic, regional, foreign or global economic or political conditions, including (A) changes or developments in the securities, equity, credit or financial markets or (B) changes in or affecting domestic or foreign interest or exchange rates or tariffs, (ii) any decline in the market price or trading volume of the shares of common stock of Seller 1 or any change in the credit rating of Seller 1 or the Company or any of its securities (provided that the facts and circumstances underlying any such change may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (iii) changes or developments in the industries in which Seller 1 or its Subsidiaries operate, including changes in Law (or the interpretation thereof) after the date hereof across such industries, (iv) the execution, delivery or performance of this Agreement or the terms hereof or the public announcement or pendency or consummation of the Transactions or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of Seller 1 or any of its Subsidiaries with employees, labor unions, works councils, financing sources, franchisees, partners, customers or suppliers, Governmental Authorities or other business relationships (provided that this clause (iv) shall not apply with respect to Section 4.2 or the related closing conditions), (v) the identity of WHP or any of its Affiliates or any communications by WHP or any of its Affiliates regarding plans or intentions with respect to the Contributed Assets or the Company, (vi) compliance with the terms of, or the taking or omission of any action required by, this Agreement or consented to by WHP (including the failure of either Seller to take any action that such Seller is prohibited by the terms of this Agreement from taking or which either Seller did not take on account of withheld consent from WHP in circumstances where WHP’s consent is required prior to the taking of such action under this Agreement), (vii) geopolitical conditions, trade disputes, tariffs or sanctions, any act of civil unrest, civil disobedience, war, sabotage, or terrorism, including an outbreak or escalation of hostilities involving the United States or any other Governmental Authority or the declaration by the United States or any other Governmental Authority of a national emergency or war, or any worsening of any such conditions threatened or existing on the date of this Agreement, or any action taken by any Governmental Authority in response to the foregoing, including sanctions or similar restrictions imposed after the date hereof in connection with the dispute between the Russian Federation and Ukraine, any disputes involving Venezuela, or the disputes between or among Israel, Hamas, Hezbollah, Lebanon, Yemen, Iran and other Persons in the Middle East, (viii) any natural or manmade disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, acts of God, or any virus, pandemic, epidemic or disease or similar force majeure events, including any material worsening of such conditions threatened or existing on the date of this Agreement, (ix) changes in Law or GAAP or the interpretation thereof, in each case, after the date hereof, (x) any breach by WHP of this Agreement, (xi) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided that the facts and circumstances underlying any such failure may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), or (xii) any litigation relating to or resulting from this Agreement or the Transactions; except, with respect to clauses (i), (iii), or (viii), if the impact thereof is materially and disproportionately adverse to the Contributed Assets and the Company and its Subsidiaries, taken as a whole, relative to others in the apparel retail industry in which Seller 1 and its Subsidiaries operate, such incremental material disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect.

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“Membership Interests Purchase” shall have the meaning set forth in the Recitals.

“New Employer” shall have the meaning set forth in Section 6.8.

“Non-Assignable Assets” shall have the meaning set forth in Section 2.6(a).

“Offer” shall have the meaning set forth in Section 7.1(a).

“Offer Cap” shall have the meaning set forth in Section 7.1(a).

“Offer Closing” shall have the meaning set forth in Section 7.1(e).

“Offer Closing Date” shall have the meaning set forth in Section 7.1(e).

“Offer Commencement Date” means the date on which WHP commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Offer Conditions” shall have the meaning set forth in Section 7.1(b).

“Offer Documents” shall have the meaning set forth in Section 7.1(g).

“Offer Employee” shall have the meaning set forth in Section 6.8.

“Offer Price” shall have the meaning set forth in Section 7.1(a).

“Offer to Purchase” shall have the meaning set forth in Section 7.1(c).

“Operating Agreement” shall have the meaning set forth in the Recitals.

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Parties” or “Party” shall have the meaning set forth in the Preamble.

“Payoff Indebtedness” shall have the meaning set forth in Section 6.9.

“Payoff Letter” shall have the meaning set forth in Section 6.9.

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“Permitted Encumbrances” means, with respect to any Person, any of the following: (a) liens for Taxes, assessments and governmental charges, claims for payment or levies either (i) not yet delinquent, (ii) that are being contested in good faith and by appropriate proceedings or (iii) for which adequate reserves have been established in the financial statements in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other liens or security interests arising or occurring in the ordinary course of business; (c) Encumbrances that secure a liquidated amount that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) statutory, common Law or contractual liens, or other encumbrances of record securing payments not yet due; (e) Encumbrances created or deemed to be created by this Agreement or any other document executed in connection herewith, including any of the Ancillary Documents; (f) Encumbrances that will be released in connection with the Closing; and (g) other imperfections of title or Encumbrances, if any, that are not material to the Contributed Assets.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Authority, and any permitted successors and assigns of such person.

“Personal Data” means (a) any information that, whether alone or in combination with other reasonably available information, identifies, or reasonably could be used to identify, directly or indirectly, a natural person or household and (b) any information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or a similar term under any applicable data privacy Laws.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Prohibited Modifications” shall have the meaning set forth in Section 6.13(b).

“Purchase Price” shall have the meaning set forth in Section 2.3.

“Purchased Equity” shall have the meaning set forth in the Recitals.

“Registered Intellectual Property” shall have the meaning set forth in Section 4.4(a).

“Representatives” means, with respect to a Person, such Person’s Affiliates and its and such Affiliates’ respective directors (or equivalent), officers, managers, employees, members, investment bankers, consultants, and legal, financial, internal and independent accounting and other advisors and representatives.

“Retained Employee” means the employee of Sellers or their Affiliates set forth on Schedule 6.8.

“Schedule 14D-9” shall have the meaning set forth in Section 7.2(a).

“Schedule TO” shall have the meaning set forth in Section 7.1(g).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Seller 1” shall have the meaning set forth in the Preamble.

“Seller 2” shall have the meaning set forth in the Preamble.

“Seller Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and each other benefit or compensation plan, program, policy, agreement, contract or arrangement, in each case, that is sponsored, maintained or contributed to Sellers or any of their respective Affiliates for the benefit of the Business Employees or under or with respect to which the Company has any current or contingent liability or obligation.

“Seller Group” means (a) Sellers and (b) from and after its formation and until the Closing, the Company.

“Seller Indemnitees” shall have the meaning set forth in Section 9.2(a).

“Seller Related Party” means each Seller and any of their respective former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other Representatives or Affiliates.

“Sellers” shall have the meaning set forth in the Preamble.

“Specified Stockholders” shall have the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes.

“Tax Allocation Schedule” shall have the meaning set forth in Section 2.4(a).

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“Tax Returns” means any return, report or similar filing filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Termination Date” shall have the meaning set forth in Section 6.1.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of December 29, 2023, by and among Seller 1, as borrower, Blue Torch Finance LLC, as administrative agent and collateral agent, and the other lenders and parties from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Third Party” means any Person other than WHP, WHP Borrower, WHP Topco and Sellers and each of their respective Subsidiaries and Affiliates.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including, for the avoidance of doubt, the Membership Interests Purchase and the Offer.

“Transfer Taxes” shall have the meaning set forth in Section 6.6(a).

“Transitioning Employee” shall have the meaning set forth in Section 6.8.

“Units” shall have the meaning set forth in the Preamble.

“Voting Agreements” shall have the meaning set forth in Section 3.2(b)(iii).

“WHP” shall have the meaning set forth in the Preamble.

“WHP Allocation Notice” shall have the meaning set forth in Section 2.4(b).

“WHP Borrower” shall have the meaning set forth in the Preamble.

“WHP Borrower Guaranty” shall have the meaning set forth in Section 11.15.

“WHP Fundamental Representation” shall have the meaning set forth in Section 9.5.

“WHP Indemnitees” shall have the meaning set forth in Section 9.1(a).

“WHP Material Adverse Effect” means any Effect that, individually or taken together with all other Effects, would reasonably be expected to prevent, materially delay or materially impair the ability of WHP to consummate the Transactions.

“WHP Topco” shall have the meaning set forth in the Preamble.

“WHP Voting Agreement” shall have the meaning set forth in Section 3.2(b)(iii).

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

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Article II
IP CONTRIBUTION; PURCHASE AND SALE

Section 2.1            Formation of the Company; IP Contribution.

(a)            At or prior to the Closing, Sellers shall form the Company as a Delaware limited liability company. At formation, Sellers shall collectively own, beneficially and of record, 100% of the issued and outstanding Units.

(b)            At or immediately prior to the Closing, Sellers shall, and shall cause their respective applicable Subsidiaries to, consummate the IP Contribution solely pursuant to terms and conditions set forth in the Contribution, Assignment and Assumption Agreement.

Section 2.2            Purchase and Sale of Purchased Equity. Subject to the terms and conditions set forth herein, Sellers shall sell, transfer, convey and deliver to WHP, and WHP shall purchase, acquire and accept from Sellers, all of Sellers’ right, title and interest to the Purchased Equity, free and clear of any lien, mortgage, pledge, security interest, charge, title defect, option to purchase, or other similar adverse encumbrance or claim in respect to such property or asset, (each, an “Encumbrance,” it being understood that a license or covenant not to sue is not an “Encumbrance” as defined hereunder unless granted as a security interest), other than Permitted Encumbrances and any other restrictions or limitations under any securities Laws (it being agreed and understood that the sale, transfer, conveyance and delivery of the Purchased Equity pursuant to this Section 2.2 may be effected by either Seller 1 or Seller 2 individually or both Sellers in the aggregate).

Section 2.3            Transaction Consideration. In consideration of the consummation of the Transactions, including the sale, conveyance, transfer and delivery of the Purchased Equity by Sellers to WHP on the terms set forth in this Agreement, WHP shall pay (or cause to be paid) to Seller 1 (or its designees), on behalf of Sellers, the aggregate purchase price for the Purchased Equity of three hundred million dollars ($300,000,000) (the “Purchase Price”) at the Closing (as defined below) in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions to be provided by Seller 1 to WHP at least one (1) Business Day prior to the Closing Date. Following the Closing, the WHP shall hold 50% of the outstanding Units and Sellers, collectively, shall hold 50% of the outstanding Units.

Section 2.4            Allocation of Purchase Price.

(a)            Seller 1 shall prepare and deliver to WHP a schedule allocating the Purchase Price in accordance with the Intended Tax Treatment among the assets of the Company as of the Closing for all applicable income Tax purposes in a manner consistent with Sections 741, 751 and 755 of the Code, including sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b) of the Code (the “Tax Allocation Schedule”), within 120 days following the Closing Date (as defined below).

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(b)           If within sixty (60) days following receipt of the Tax Allocation Schedule, WHP delivers a written notice to Seller 1 that WHP disputes any item set forth in the Tax Allocation Statement (the “WHP Allocation Notice”) and the Parties are unable to resolve such disputed item within thirty (30) days following receipt of the WHP Allocation Notice or such other mutually agreed upon period, the Parties shall refer the disputed item to a nationally recognized independent accounting firm mutually acceptable to WHP and Seller 1 (the “Accountant”), which, acting as an expert and not an arbitrator, shall as promptly as reasonably practicable (but in any event within thirty (30) days after such Accountant is engaged) resolve such disputed item in accordance with the manner, set forth in Section 2.4(a). The Tax Allocation Schedule, as mutually agreed upon or otherwise determined by the Accountant with respect to any disputed item pursuant to this Section 2.4(b), shall be final and binding upon the Company, WHP and Sellers.

(c)           WHP and Seller 1 shall each be entitled to submit (with a copy to the other Party) to the Accountant such documents and materials and to make such presentations and arguments as such Party shall deem necessary or appropriate; provided that the Parties agree that neither Party shall have any ex parte communications with the Accountant. The Accountant shall consider only disputes with respect to the Tax Allocation Schedule. The Accountant shall deliver to WHP and Seller 1, as promptly as reasonably practicable (but in any event within thirty (30) days after such Accountant is engaged), a written report setting forth its resolution of the disputed matter. Such report shall be final and binding upon, and non-appealable by, the Parties.

(d)           The costs and expenses of the Accountant shall be allocated between WHP, on the one hand, and Seller 1, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Accountant) bears to the total amount of such disputed items so submitted.

(e)            The Company, WHP and Sellers, including each Party’s Subsidiaries and Affiliates, shall file all Tax Returns in a manner consistent with the Tax Allocation Schedule as finally determined pursuant to this Section 2.4, unless otherwise required pursuant to a determination as defined in Section 1313 of the Code. The Parties agree to promptly notify each other regarding the existence of any Tax audit or administrative or judicial Tax proceeding related to the Tax Allocation Schedule.

Section 2.5            Withholding Tax. WHP and any other applicable withholding agent shall be entitled to deduct and withhold from the Purchase Price all Taxes that WHP or such withholding agent is required to deduct and withhold under any applicable Tax Law. To the extent such amounts are so deducted and withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for purposes of this Agreement as delivered to the Person in respect of which such withholding was made. In the event WHP determines that it is required to deduct and withhold from any amounts payable to either Seller pursuant to this Agreement (other than any withholding arising from the failure of such Seller to deliver an Internal Revenue Service (“IRS”) Form W-9 pursuant to Section 3.2(b)(iv)), WHP shall provide to the applicable Seller at least ten (10) days prior to the making of such deduction or withholding written notice describing the amount of and basis for such deduction and withholding and shall reasonably cooperate in good faith with Sellers to establish any reduction or exemption from such deduction or withholding permitted under applicable Law.

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Section 2.6            Non-Assignable Assets.

(a)            Notwithstanding anything herein to the contrary (but, for the avoidance of doubt, without limiting Section 11H(i) of the License Agreement), to the extent any Seller’s rights under any (i) telephone number, Internet domain name, social media account otherwise constituting a Contributed Asset or (ii) Assigned Contract, in either case of (i) or (ii), may not be assigned to the Company without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any Third Party or Governmental Authority (collectively, “Approvals”), this Agreement shall not constitute an agreement to sell, transfer, assign or convey such Contributed Asset or Assigned Contract if an attempted sale, transfer, assignment or conveyance thereof would (x) constitute a breach or other contravention in respect thereof (or the terms governing such Contributed Asset) or be unlawful or (y) be ineffective, void or voidable (any such Assigned Contracts, collectively, the “Non-Assignable Assets”), unless and until such Approval is obtained; it being understood that the Parties’ obligations to effect the Transactions are not in any way conditioned upon the receipt of such Approvals.

(b)           Sellers, the Company and WHP shall use commercially reasonable efforts, for a period of eighteen (18) months following the Closing, to obtain, or cause to be obtained, as promptly as reasonably possible, any Approval required to sell, assign, transfer or convey any Non-Assignable Asset to the Company and to obtain the unconditional release of Sellers and their respective Affiliates, as applicable, for Assumed Liabilities under any Assigned Contracts that are Non-Assignable Assets. In connection with obtaining the Approval to sell, assign, transfer or convey any Non-Assignable Asset, the Company shall provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Person whose consent is required in connection with obtaining such Approval. Notwithstanding anything in this Agreement to the contrary, Sellers and their Affiliates will not, in order to obtain any Approvals: (i) have any obligation under this Agreement or otherwise to pay any consent, approval or waiver “fee,” discount, rebate or any money or other consideration, or offer to grant any accommodation to any Person or to initiate any claim or proceeding against any Person; or (ii) be required to commence litigation against any customer, licensor or other Assigned Contract counterparty.

(c)           If any such Approval shall not be obtained prior to the Closing, then, until the earlier of (x) such time as such Approval is obtained and (y) twenty-four (24) months following the Closing Date, Sellers, to the maximum extent permitted by applicable Law and at WHP’s sole expense, shall cooperate with WHP and the Company in an arrangement reasonably acceptable to WHP and Sellers designed to provide the Company with the benefits, Liabilities and obligations under such Non-Assignable Asset as otherwise provided in this Agreement. In such instance, such Non-Assignable Asset shall be held, as of and from the Closing Date, by the applicable Seller or the applicable Affiliate of Seller (other than the Company) in trust for the Company and the covenants and obligations thereunder shall, to the extent they are Assumed Liabilities, be performed by the Company, and all benefits and obligations existing thereunder, in each case, to the extent relating to the post-Closing period shall be for the Company’s account.

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(d)           The Company will assume all burdens of, and will promptly pay, perform or discharge when due any Liability with respect to, any such Non-Assignable Asset after the Closing Date as provided in and subject to Section 2.6(c), and hold Sellers and their respective Affiliates (other than the Company) harmless in connection with the establishment of any such agency type or similar arrangement described above.

(e)           Subject to this Section 2.6 and Section 6.6 of this Agreement, WHP acknowledges that no representation, warranty, covenant or agreement of Sellers contained in this Agreement shall be breached or deemed breached, nor any closing condition set forth in Article VIII be deemed not to have been satisfied, as a result of the failure to obtain any Approval.

Section 2.7            Cash Contributions.

(a)            Prior to the Closing, Sellers shall cause the Company to establish a bank account with Bank of America (the “Company Account”) for the receipt and management of Company cash and designate as the sole authorized individual of the Company Account one (1) Representative from WHP.

(b)           At the Closing, WHP shall contribute (or shall cause to be contributed for and on behalf of WHP) to the Company cash in the amount of one million one hundred twenty-five thousand dollars ($1,250,000) in immediately available funds by wire transfer to the Company Account (the “WHP Contribution”).

(c)           At the Closing, Sellers shall contribute (or shall cause to be contributed for and on behalf of the Sellers) to the Company cash in the amount of one million one hundred twenty-five thousand dollars ($1,250,000) in immediately available funds by wire transfer to the Company Account (the “Polaris Contribution,” together with the WHP Contribution, the “Cash Contributions”).

Article III
CLOSING

Section 3.1            Closing. Subject to the terms and conditions of this Agreement, the consummation of the Membership Interests Purchase (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), (a) as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day after all of the conditions to Closing set forth in Article VIII are either satisfied or, if permitted by applicable Law, waived by the Party that is entitled to waive such condition pursuant to Article VIII (other than conditions which, by their nature, are to be satisfied at the Closing), or (b) at such other time, date or place as Sellers and WHP may mutually agree upon in writing; provided, that in no event shall the Closing occur prior to the date that is forty-five (45) days following the date of this Agreement without the prior written consent of Sellers and WHP. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

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Section 3.2            Closing Deliverables.

(a)           Prior to or substantially concurrently with the Closing, Sellers shall deliver to WHP (i) evidence of formation of the Company, (ii) evidence of formation of the Company Account, and (iii) evidence of the IP Contribution, and Sellers shall use commercially reasonable efforts to deliver the ABL Lien Release Documents.

(b)           At the Closing, Sellers shall deliver or cause to be delivered to WHP the following:

(i)            a counterpart to each applicable Ancillary Document duly executed by the applicable member(s) of the Seller Group;

(ii)           the voting and support agreement in the form substantially set forth on Exhibit J (the “ESL Voting Agreement”), duly executed by Seller 1 and the other parties thereto;

(iii)          a counterpart to the voting and support agreement substantially in the form set forth on Exhibit J (the “WHP Voting Agreement” and together with the ESL Voting Agreement, the “Voting Agreements”), duly executed by Seller 1;

(iv)          the Payoff Letter;

(v)           the Purchased Equity; and

(vi)          a properly completed IRS Form W-9 from each Seller.

(c)            At the Closing, WHP, WHP Borrower and WHP Topco shall deliver or cause to be delivered to Sellers (or their designees) the following:

(i)            the management services agreement substantially in the form of management services agreement set forth on Exhibit D (the “Management Services Agreement”), duly executed by the Company and WHP Global, LLC;

(ii)           a counterpart to the WHP Voting Agreement, duly executed by WHP;

(iii)          the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller 1 to WHP; and

(iv)          a counterpart to each applicable Ancillary Document duly executed by WHP and/or WHP Topco, as applicable.

(d)           At the Closing, WHP and Seller 1 shall deliver or cause to be delivered the Cash Contributions.

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Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as (a) set forth in the Disclosure Schedules (it being acknowledged and agreed that any disclosure or exception set forth in any Section or subsection of the Disclosure Schedules shall be deemed to apply to any other Section or subsection of the Disclosure Schedules to the extent that the qualification of such disclosure or exception to such other Section or subsection is reasonably apparent) or (b) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available prior to the date hereof (the “Filed SEC Documents”), other than any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section thereof or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof, each of Seller 1 and Seller 2 represents and warrants to WHP that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date (unless another date is otherwise specified):

Section 4.1            Organization and Authority of Seller; Enforceability. Each Seller is, and the Company will as of the Closing be, a legal entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its respective jurisdiction of organization, except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect. Each Seller has the requisite corporate or similar power and authority to enter into this Agreement and the Ancillary Documents to which it is a party to be delivered hereunder, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each member of the Seller Group of this Agreement and the Ancillary Documents to be delivered hereunder to which such member of the Seller Group is a party and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the applicable member of the Seller Group. This Agreement and the Ancillary Documents to be delivered hereunder to which a member of the Seller Group is a party have been duly executed and delivered by such member of the Seller Group, and (assuming this Agreement and the Ancillary Documents constitute the valid and binding agreement of WHP, WHP Topco and WHP Borrower), this Agreement and the Ancillary Documents to be delivered hereunder to which such member of the Seller Group is a party constitute the valid and binding agreement of such member of the Seller Group, enforceable against such member of the Seller Group in accordance with their respective terms, except that such enforcement (x) may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) the availability of equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Bankruptcy and Equity Exceptions”).

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Section 4.2            No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to be delivered hereunder to which such Seller is a party, and the consummation of the Transactions, do not and will not: (a) contravene or conflict with the certificate of incorporation or by-laws of such Seller, as applicable; (b) contravene or conflict with any provision of any Law or order of any Government Entity binding upon or applicable to such Seller its respective property or assets; (c) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation of such Seller or the loss of a benefit of such Seller, pursuant to any material Assigned Contract; or (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on the Contributed Assets, except, in each case of the foregoing clauses (b) through (d), as (x) has not had and would not reasonably be expected to have a Material Adverse Effect and (y) would not reasonably be expected to prevent or materially delay or materially impair the Closing or the ability of either Seller or the Company to consummate the Transactions. Except as (x) has not had and would not reasonably be expected to have a Material Adverse Effect and (y) would not reasonably be expected to prevent or materially delay or materially impair the ability of either Seller or the Company to consummate the Transactions, no consent, approval, waiver or authorization is required to be obtained by such Seller from any Person (including any Governmental Authority) in connection with the execution, delivery and performance by Sellers of this Agreement and the consummation of the Transactions, except for any required filings, submission, notifications or approvals pursuant to the HSR Act or the GWB (collectively, the “AT Filings”).

Section 4.3            [Reserved].

Section 4.4            Intellectual Property; Contributed Assets.

(a)            Section 4.4(a) of the Disclosure Schedules sets forth (i) a list of the registered trademarks and service marks, applications for registered trademarks and service marks, the patents and patent applications, registered Internet domain names and social media accounts, and all other registrations or applications for registrations, issuances or filings of Intellectual Property (“Registered Intellectual Property”) and telephone numbers, in each case, included in the Contributed Assets (the “Contributed Registrations”), including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made, and (ii) (1) licenses, sublicenses or other Contracts under which Seller 1 (or a Subsidiary thereof, including Seller 2 and the Company) has granted material rights to others in the Contributed Assets (other than (v) agreements relating to any debt financing arrangements, (w) confidentiality and non-disclosure agreements, (x) non-exclusive licenses granted to vendors, suppliers or service providers in connection with their provision or receipt of goods or services to, from or on behalf of Seller 1 (or any of its Subsidiaries) in the ordinary course of business, (y) non-exclusive licenses granted to customers in connection with their receipt of goods or services provided by or on behalf of Seller 1 (or any of its Subsidiaries) or (z) agreements under which the licenses to Contributed Assets granted in such agreement are (A) merely incidental to the transaction contemplated therein, (B) limited to non-commercial uses or (C) limited to identifying the parties’ relationship, including identifying Seller 1 (or a Subsidiary thereof, including Seller 2 and the Company) as a “client,” “partner,” or “sponsor” of another party), (2) Contracts pursuant to which a third party grants to any of Seller 1 or any of its Subsidiaries a license of material Intellectual Property included in the Contributed Assets, and (3) Contracts limiting Seller 1’s or any of its Subsidiaries’ ability to own, use, transfer, license, enforce or disclose any material Intellectual Property included in the Contributed Assets (including any co-existence, consent to use, concurrent use, indemnification or settlement agreement with respect to Intellectual Property) (other than (x) Contracts described in subsection (ii)(1) above, and (y) any agreements relating to any debt financing arrangements). Sellers and their Subsidiaries, taken together, exclusively own all right, title and interest in and to the Contributed Registrations and other Contributed Assets, free and clear of any Encumbrances other than Permitted Encumbrances. Neither Sellers nor any of their Subsidiaries own any Registered Intellectual Property incorporating, comprising or containing the brand “Lands’ End”, “LE” or any name similar thereto or constituting an abbreviation, derivation or extension thereof, other than the Contributed Registrations.

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(b)           Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Seller Group and its Subsidiaries, taken as a whole: (i) neither Sellers nor any of their Subsidiaries have received written notice from any Third Party since January 27, 2023 alleging that their operation of their businesses as operated under the Contributed Assets, infringe, misappropriate or otherwise violate any Intellectual Property of such Third Party in any material respect; (ii) the conduct of the business of Sellers and their Subsidiaries as operated under the Contributed Assets does not infringe, misappropriate or violate, and has not since January 27, 2023 infringed, misappropriated or violated, any Intellectual Property of any Third Party; (iii) to the knowledge of Sellers, since January 27, 2023, no Third Party has infringed, misappropriated or violated and no Third Party is infringing, misappropriating or violating any of the Contributed Assets; and (iv) neither Sellers nor any of their Subsidiaries have provided written notice to any Third Party since January 27, 2023, alleging infringement, misappropriation or other violation of any Contributed Assets by such Third Party.

(c)           Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Seller Group and its Subsidiaries, taken as a whole, since January 27, 2023: (i) Sellers and their Subsidiaries have not received written notice that any Contributed Registrations are subject to any Action or order adversely affecting the use thereof by, or rights therein of, Sellers or any of their Subsidiaries (as applicable); (ii) Sellers and their Subsidiaries have not received written notice of any opposition or cancellation proceeding against Sellers or any of their Subsidiaries concerning the ownership, validity or enforceability of any Contributed Registrations (other than ordinary course proceedings related to the application or renewal for any Contributed Registrations); and (iii) each Contributed Registration is subsisting and, to the knowledge of Sellers, not invalid or unenforceable.

(d)           The Contributed Assets shall be owned or available for use by the Company immediately after the Closing in all material respects on terms and conditions identical to those under which Seller 1 and its Subsidiaries owned or used such Intellectual Property immediately prior to the closing of the IP Contribution.

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Section 4.5            Assigned Contracts. Section 4.5 of the Disclosure Schedules includes each Contract that will be assigned to and assumed by the Company effective as of the closing of the IP Contribution (the “Assigned Contracts”). Except as has not been or would not reasonably to have a Material Adverse Effect, (a) each Assigned Contract is valid and binding on Seller 1 or its applicable Subsidiary, and to the Knowledge of Sellers, each other party thereto, in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exceptions, (b) no Seller is currently in material breach of or default under (or is alleged to be in breach of or default under), and no Seller has, since January 27, 2023, received any written notice of any intention to terminate, any Assigned Contract and (c) since January 27, 2023, no event or circumstance has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a material breach or event of default by any Seller under any Assigned Contract. True, complete and correct copies of each Assigned Contract have been made available to WHP. Except as has not been and would not reasonably be expected to have a Material Adverse Effect, (i) there are no disputes pending or threatened in writing under any Assigned Contract and (ii) since January 27, 2023, no Seller has received any notice in writing from any Person that such Person intends to terminate, not renew, or claim a material breach under, any Assigned Contract. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Assigned Contract requires any Seller or any of its Subsidiaries to, in connection with obtaining any Approval from any Assigned Contract counterparty: (A) pay any consent, approval or waiver “fee,” discount, rebate or any money or other consideration to such Assigned Contract counterparty, (B) offer to grant any accommodation to such Assigned Contract counterparty, (C) initiate any claim or proceeding against such Assigned Contract counterparty or (D) commence litigation against such Assigned Contract counterparty.

Section 4.6            Legal Proceedings. Except as has not and would not reasonably be expected to have a Material Adverse Effect, there is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature with respect to, relating to or arising out of the Contributed Assets that is pending or, to the Knowledge of Sellers, threatened against any Seller or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with any Seller).

Section 4.7            Absence of Changes. Since February 1, 2025, there has not occurred a Material Adverse Effect.

Section 4.8            Ownership of Purchased Equity. As of immediately prior to Closing, Sellers shall be collectively the sole beneficial and record owner of, and have good and marketable title to, all of the Units, which collectively constitute all of the issued and outstanding equity interests of the Company, free and clear of any Encumbrances (other than Permitted Encumbrances and Encumbrances that will be released or terminated as of the Closing Date). Except for this Agreement and the Transactions, as of the Closing, none of Sellers or the Company has granted any interests or rights to any other Person with respect to any equity interests in the Company (including any rights of first refusal, rights of first offer or pre-emptive rights), and there are no Contracts obligating either Seller or the Company to grant any such interest or rights to any other Person. As of immediately prior to the Closing, the Purchased Equity has been duly authorized and validly issued and is fully paid and non-assessable.

Section 4.9            Operations of the Company. Since the date of its formation, other than, following the consummation of the IP Contribution, (a) owning the Contributed Assets and Assigned Contracts, (b) assuming the Assumed Liabilities and (c) its rights and obligations under the documentation effecting the IP Contribution, the Company has not engaged in any non-ministerial activities (other than in connection with the IP Contribution) and has not incurred any liabilities other than liabilities incidental to its formation.

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Section 4.10         Brokers. Other than Perella Weinberg Partners pursuant to an engagement letter made available to WHP prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions made by or on behalf of Seller 1 or any of its Subsidiaries.

Section 4.11          Capitalization of the Company. As of the Closing, the Purchased Equity constitutes 50% of the issued and outstanding Units and the Sellers will collectively own the remaining 50% of the issued and outstanding Units, and as of immediately prior to the Closing, Sellers will collectively hold 100% of the issued and outstanding Units. Other than the Purchased Equity and the limited liability company interests held by Seller 1 and Seller 2, as of the Closing, there are no other issued and outstanding Units.

Section 4.12         Taxes. As of the Closing:

(a)           the Company has timely filed all income and other material Tax Returns that it is required to file under applicable Law, all such Tax Returns (if any) are true, correct and complete in all material respects, and all income and other material Taxes due and payable by the Company, whether or not shown or required to be shown on any Tax Return, have been timely paid to the appropriate Governmental Authority;

(b)           there are no liens for Taxes upon any of the assets of the Company, other than Permitted Encumbrances;

(c)            (i) there are no ongoing or pending Tax audits by any taxing authority against the Company, (ii) no deficiency for any amount of Taxes has been asserted in writing or assessed by any Governmental Authority against the Company, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved, and (iii) there are no waivers or extensions of any statute of limitations in effect with respect to Taxes of the Company, other than automatic or automatically granted extensions of time for the filing of Tax Returns obtained in the ordinary course of business;

(d)           the Company (i) has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), (ii) is not a party to or bound by any Tax sharing, Tax allocation or Tax indemnity agreement (other than any such agreements entered into in the ordinary course of business, the primary purpose of which is not related to Taxes), (iii) is not and has not been a member of any consolidated, combined, unitary or similar group for Tax purposes, and (iv) does not have any liability for any Tax of any Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law) or as a transferee or successor; and

(e)           the Company is a partnership for U.S. federal income Tax purposes, and since its formation has been either a disregarded entity or partnership for U.S. federal income Tax purposes.

Section 4.13         Information Contained in the Offer Documents and Schedule 14D-9. The information supplied by Seller Group and their respective Subsidiaries and their respective Subsidiaries expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the stockholders of Seller 1, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that Sellers make no representation or warranty with respect to statements made on the Schedule 14D-9 based on information furnished by WHP expressly for inclusion therein.

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Section 4.14         Labor and Employment Matters. None of Sellers are party to, or bound by, any collective bargaining agreement or other Contract with any labor organization, union or association, works council, or other employee representative body with respect to the Business Employees. In the past three (3) years, there have been no actual, or to the Knowledge of Sellers, threatened strikes, unfair labor practice charges, material labor grievances, or other material labor disputes against or affecting Sellers, with respect to the Business Employees. To the Knowledge of Sellers, in the past three (3) years, there have been no labor organizing activities with respect to the Business Employees. Sellers, with respect to the Business Employees, are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices. To the Knowledge of Sellers, within the past five (5) years, there have been no sexual harassment, or other harassment, discrimination or retaliation allegations against any of the Business Employees. As of immediately prior to the Closing, the Company will not have, and will never have had, any employees or service providers other than the Business Employees.

Section 4.15          Exclusivity of Representations. Sellers agree and acknowledge that, except for the representations and warranties contained in Article V, Section 6.4, Section 11.15(d), Section 11.16(d) and in the Ancillary Documents or other agreements, instruments or certificates entered into in connection with the Transactions, neither WHP nor any other Person makes, and Sellers agree and acknowledge that they have not relied upon or other been induced by, any other express or implied representation or warranty on behalf of WHP or any of its Affiliates. Sellers agree and acknowledge that, except for the representations and warranties contained in Article V, Section 6.4, Section 11.15(d), Section 11.16(d) and in the Ancillary Documents or other agreements, instruments or certificates entered into in connection with Transactions, neither WHP nor any other Person has made, and Sellers acknowledge that they have not relied upon or otherwise been induced by, any representation or warranty, express or implied, as to the accuracy or completeness or any information regarding WHP nor any other Person furnished or made available to Sellers and their respective Representatives, and none of WHP or any of its directors, officers, employees, agents or other Representatives, nor any other Person, shall be subject to any liability to WHP or any other Person resulting from WHP’s making available to Sellers or any of their respective Representatives or Affiliates or Sellers’ or their respective Representatives’ and Affiliates’ use of such information, or any information, documents or material made available to Sellers or their respective Representatives or Affiliates in due diligence materials, including in any data room, management presentations (formal or informal) or in any other form in connection with the Transactions.

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Article V
REPRESENTATIONS AND WARRANTIES OF WHP

WHP (and, with respect to Section 5.7, WHP Borrower) represents and warrants to the Seller Group that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date (unless another date is otherwise specified):

Section 5.1            Organization and Authority of WHP; Enforceability. WHP is a legal entity duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, except as would not have, individually or in the aggregate, a WHP Material Adverse Effect. WHP has all requisite corporate power and authority to enter into this Agreement and the Ancillary Documents to be delivered hereunder, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by WHP of this Agreement and the Ancillary Documents to be delivered hereunder and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of WHP. This Agreement and the Ancillary Documents to be delivered hereunder have been duly and validly executed and delivered by WHP, and (assuming this Agreement and the Ancillary Documents constitute the valid and binding agreement of the Seller Group) this Agreement and the Ancillary Documents to be delivered hereunder constitute legal, valid and binding obligations of WHP enforceable against WHP in accordance with their respective terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.2            No Conflicts; Consents. The execution, delivery and performance by WHP of this Agreement and the Ancillary Documents to be delivered hereunder, and the consummation of the Transactions, do not and will not: (a) contravene or conflict with the certificate of incorporation, by-laws or other organizational documents of WHP; (b) contravene or conflict with any provision of any Law or Government Order binding upon or applicable to WHP; (c) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, instrument, permit, concession, franchise, right or license binding upon WHP or any of its Subsidiaries; or (d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of WHP or any of its Subsidiaries, except, in the case of the foregoing clauses (b) through (d), as has not had and would not reasonably expected to have a WHP Material Adverse Effect. Except as has not had and would not reasonably be expected to have a WHP Material Adverse Effect, no consent, approval, waiver or authorization is required to be obtained by WHP from any Person (including any Governmental Authority) in connection with the execution, delivery and performance by WHP of this Agreement and the consummation of the Transactions, except for any required filings or approvals pursuant to the AT Filings.

Section 5.3            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Seller in connection with the Transactions made by or behalf of WHP or any of its Affiliates.

Section 5.4            [Reserved].

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Section 5.5            Exclusivity of Representations.

(a)           WHP acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of Sellers that it and its Representatives have desired or requested to review and that it and its Representatives have had the opportunity to meet with the management of Seller 1 and to discuss the business and assets of Sellers.

(b)           WHP agrees and acknowledges that, except for the representations and warranties contained in Article IV and in the Ancillary Documents or other agreements, instruments or certificates entered into in connection with the Transactions, no member of the Seller Group nor any other Person makes, and WHP agrees and acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to or on behalf of any member the Seller Group or any of their respective Affiliates, including with respect to the Contributed Assets and Assigned Contracts. WHP agrees and acknowledges that, except for the representations and warranties contained in Article IV and in the Ancillary Documents or other agreements, instruments or certificates entered into in connection with the Transactions, no member of the Seller Group has made, and WHP acknowledges that it has not relied upon or otherwise been induced by, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller Group or the Contributed Assets or the Assigned Contracts furnished or made available to WHP or its Representatives, and no member of the Seller Group, their respective Subsidiaries, or their respective directors, officers, employees, agents or other Representatives, nor any other Person, shall be subject to any liability to WHP any other Person resulting from Sellers’ making available to WHP or any of its Representatives or Affiliates or WHP’s or its Representatives’ and Affiliates’ use of such information, or any information, documents or material made available to WHP or its Representatives or Affiliates in due diligence materials, including in the data room, management presentations (formal or informal) or in any other form in connection with the Transactions.

(c)            In connection with the due diligence investigation of Sellers and the Contributed Assets and Assigned Contracts by WHP, WHP and its Representatives and Affiliates have received and may continue to receive from or on behalf of Sellers certain estimates, projections, guidance, forecasts and other forward-looking information regarding Sellers and their respective Affiliates and their respective business and operations. WHP hereby acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections, guidance, forecasts and other forward-looking information, with which WHP is familiar. Accordingly, and without limiting any of the foregoing, except for the representations and warranties contained in Article IV and in the Ancillary Documents or other agreements, instruments or certificates entered into in connection with the Transactions, the Seller Group makes no, and WHP acknowledges and agrees that it has not relied upon or otherwise been induced by any, representation or warranty with respect to any estimates, projections, guidance, forecasts or other forward-looking information relating to any member of the Seller Group or any of their respective Subsidiaries, whether or not included in the data room or any management presentation. Except with respect to the representations and warranties contained in Article IV and in the Ancillary Documents or other agreements, instruments or certificates entered into in connection with the Transactions, WHP, on its behalf and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters.

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Section 5.6            Information Contained in the Offer Documents and Schedule 14D-9. The information supplied by WHP expressly for inclusion in the Schedule 14D-9 (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. The Offer Documents (and any amendment thereof or supplement thereto) will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder and will not, when filed with the SEC or distributed or disseminated to the stockholders of Seller 1, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that WHP makes no representation or warranty with respect to statements made in the Offer Documents based on information furnished by any member of the Seller Group expressly for inclusion therein.

Section 5.7            Financing.

(a)            As of the date of this Agreement, WHP Borrower is a party to and has accepted a fully executed commitment letter, dated as of the date of this Agreement (together with all exhibits and schedules thereto and as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Debt Commitment Letter”) from the Debt Financing Sources party thereto, pursuant to which such Debt Financing Sources have agreed, subject only to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(b)            As of the date of this Agreement, WHP Borrower has delivered to Sellers true, complete and correct copies of (i) the executed Debt Commitment Letter and (ii) all of the fee letters related thereto, dated as of the date of this Agreement (the “Fee Letters”), subject, in the case of such Fee Letters, to redaction solely of fees, economic provisions, interest rates, pricing caps, any “market flex” provisions and other economic provisions that are customarily redacted in connection with transactions of this type (none of which such redacted economic provisions would reduce the amount of the Debt Financing below the amount required to satisfy the Financing Amounts or adversely affect the conditionality, enforceability, availability or termination of the Debt Financing at Closing).

(c)            Except as expressly set forth in the Debt Commitment Letter and/or the unredacted portion of the Fee Letters, as applicable, none of WHP Borrower or its Affiliates has entered into any agreement, side letter or other arrangement relating to the Debt Financing that would (i) impose new or additional conditions precedent to, or otherwise adversely amend, modify or expand any conditions precedent to, the Debt Financing or (ii) reduce the aggregate amount of the Debt Financing such that the aggregate amount of the Debt Financing available to WHP Borrower on the Closing Date, together with cash on hand and other sources of funding, in each case, readily available to WHP Borrower on the Closing Date, would be below the Financing Amounts (as defined below). As of the date of this Agreement, and assuming satisfaction of the conditions set forth in Section 8.1 and Section 8.2, WHP Borrower does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to the Debt Financing to be satisfied by WHP Borrower on or prior to the Closing Date under the Debt Commitment Letter. As of the date of this Agreement, WHP Borrower does not have knowledge that any of the Debt Financing Sources will not perform its obligations under the Debt Commitment Letter. The Debt Commitment Letter and the non-redacted portion of the Fee Letters contain all conditions precedent to the obligations of the Debt Financing Sources to make the Debt Financing available to WHP Borrower on the terms set forth therein.

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(d)            The Debt Financing, when funded in accordance with the Debt Commitment Letter (giving effect to any “flex” provisions in the Fee Letters (including with respect to fees and original issue discount)), together with cash on hand and other sources of funding, in each case, readily available to WHP Borrower on the Closing Date, will provide WHP Borrower with cash proceeds on the Closing Date sufficient to pay the Purchase Price required to be paid pursuant to Section 2.3 on the Closing Date and pay any fees, expenses and other amounts required to be paid or reimbursed at Closing by WHP and WHP Borrower in connection with the transactions contemplated by this Agreement (such amounts, collectively, the “Financing Amounts”).

(e)            As of the date of this Agreement, each of the obligations set forth in the Debt Commitment Letter constitutes the legal, valid, binding and enforceable obligation of WHP Borrower, and to the knowledge of WHP Borrower, all the other parties thereto and such Debt Commitment Letter is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, in each case, subject to the Bankruptcy and Equity Exceptions. As of the date of this Agreement and assuming satisfaction of the conditions set forth in Section 8.1 and Section 8.2, no event has occurred which (with or without notice, lapse of time or both) constitutes, or could constitute, (i) a material default or breach or (ii) a failure to satisfy a condition to funding by WHP Borrower under the terms of the Debt Commitment Letter. As of the date of this Agreement, WHP Borrower has no reason to believe that the Debt Financing will not be available to WHP Borrower on the Closing Date in an amount necessary to satisfy the Financing Amounts. WHP Borrower has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date as and when due. As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified, and the respective commitments contained in the Debt Commitment Letter have not been terminated, reduced, withdrawn or rescinded in any respect, and, to the knowledge of WHP Borrower, as of the date of this Agreement, no termination, reduction, withdrawal or rescission thereof is contemplated. As of the date of this Agreement, no modification or amendment to the Debt Commitment Letter is contemplated (other than, in accordance with Section 6.13(b), to add additional agents or other financial institutions thereto as provided therein).

(f)            In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by WHP Borrower or any of its Affiliates be a condition to any of WHP’s, WHP Borrower’s or WHP Topco’s obligations under this Agreement.

Article VI
COVENANTS

Section 6.1            Conduct of Business Prior to the Closing. From the Effective Date until the earlier of the Closing and the date, if any, on which this Agreement is earlier terminated pursuant to Section 10.1 (the “Termination Date”), except (i) as expressly required or contemplated by this Agreement or any Ancillary Document, (ii) as required by applicable Law, (iii) as set forth in Section 6.1 of the Disclosure Schedules, or (iv) as consented to in writing by WHP (which consent shall not be unreasonably withheld, conditioned or delayed), each Seller shall use commercially reasonable efforts to conduct its business to the extent relating to the Contributed Assets in the ordinary course; provided that no action by Seller 1 or its Subsidiaries with respect to matters specifically addressed by any specific provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of another provision.

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(a)            From the date hereof and prior to the earlier of the Closing Date and the Termination Date, except (i) as expressly required or contemplated by this Agreement or any Ancillary Document, (ii) as required by applicable Law, (iii) as set forth in Section 6.1 of the Disclosure Schedules, or (iv) as consented to in writing by WHP (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall not, and upon its formation, shall cause the Company not to, take or authorize any action that would cause any of the following to occur with respect to the Contributed Assets or the Company:

(i)            transfer, assign, sell, lease, exclusively license or otherwise dispose or subject to an Encumbrance, any of the material Contributed Assets other than (A) any Permitted Encumbrances or any Encumbrances to be released prior to or substantially concurrently with the Closing, (B) pursuant to Contracts in effect prior to execution of this Agreement, and (C) a non-exclusive, royalty-free license in favor of the agent under the ABL Credit Agreement substantially in the form attached hereto as Exhibit I, solely for use in connection with the exercise of rights and remedies of a secured party after the occurrence and during the continuance of an event of default under the ABL Credit Agreement (the “ABL Agent License”);

(ii)           amend, terminate, or waive of any material rights relating to any material Contributed Asset in any materially adverse respect;

(iii)           except in the ordinary course of business, abandon or let lapse or fail to maintain in full force and effect any material Contributed Registration (other than permitting any Contributed Registration to expire at the end of its final, non-renewable statutory term);

(iv)          (A) materially accelerate, amend or modify or (B) terminate or cancel any material Assigned Contract (other than any expiration of any such material Assigned Contract in accordance with its terms);

(v)           compromise or settle any claims, actions, arbitrations, disputes or other proceedings that (A) involve the payment by (1) the Company or (2) Sellers of an amount greater than $500,000 per compromise or settlement, or (B) would impose material non-monetary restrictions on the Contributed Assets, other than, in each of cases (A) through (B) above, any settlement or compromise where the amount paid or to be paid by Sellers or any of its Subsidiaries is fully covered by insurance coverage or retention amounts maintained by Sellers or any of its Subsidiaries or will otherwise be fully borne and paid by Sellers;

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(vi)          adopt of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(vii)         other than (A) pursuant to the terms of any Seller Benefit Plan or (B) annual merit compensation increases consistent in timing and amount with those provided to similarly situated employees of Sellers or their Affiliates: (X) announce or implement any increases in the compensation or benefits payable or provided to any Business Employee; (Y) grant, pay or increase any severance, change in control or retention payment, or equity or equity-based benefit to any Business Employee; or (Z) accelerate the time of payment or vesting of any compensation or benefits for any Business Employee; or

(viii)        agree, whether in writing or otherwise, to do any of the foregoing.

(b)           Nothing contained in this Agreement shall give WHP, directly or indirectly, the right to control or direct Sellers’ or the Company’s or their respective Subsidiaries’ operations prior to the Closing Date. Prior to the Closing Date, Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.2            Access to Information. From the Effective Date until the earlier of the Closing and the Termination Date, subject to compliance with applicable Laws, Seller 1 shall afford to WHP and its Representatives reasonable access, solely for the purposes of furthering and consummating the Transactions, during normal business hours and consistent with applicable Law (including, for the avoidance of doubt, applicable Laws relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data) and in accordance with the bona fide existing procedures established by Seller 1, upon reasonable advance notice, to the Assigned Contracts and other books and records and data to the extent relating to the Contributed Assets, in each case as reasonably requested by WHP. The foregoing notwithstanding, Seller 1 shall not be required to afford such access or furnish such information to the extent it would, in Seller 1’s good faith discretion, (a) unreasonably disrupt the operations of either Seller or any of its respective Subsidiaries, (b) cause a loss of privilege (including attorney-client privilege) or trade secret protection to any Seller or any of its Subsidiaries, or (c) constitute a violation of any applicable Law; provided, that Seller 1 will notify WHP in writing of the circumstances giving rise to any non-disclosure pursuant to the foregoing and Seller 1 shall, and shall cause Seller 1’s Subsidiaries to, provide such access or disclosure of such information to the maximum extent possible. WHP hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information” (as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

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Section 6.3            Private Placement. Sellers intend to transfer the Purchased Equity as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and an exemption from qualification under applicable state securities Laws. WHP acknowledges and agrees (a) that WHP (i) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under Section 4(a)(2) of the Securities Act, (ii) has total assets in excess of $10 million and (iii) was not formed for the purposes of acquiring the Purchased Equity and (b) to fully cooperate with Sellers and the Company in its efforts to ensure that the Purchased Equity may be transferred pursuant to such exemptions. WHP understands that no public market now exists for the Purchased Equity and that neither Sellers, nor any of their Representatives, have made any assurances that a public market will ever exist for the Purchased Equity. WHP is not subscribing for the Purchased Equity as a result of any form of general solicitation or general advertising, including (A) any solicitation, advertisement, article, notice or other communications published in any newspaper, magazine or similar media (including any internet site that is not password protected) or broadcast over television or radio or (B) any seminar or meeting whose attendees, including WHP, had been invited as a result of, or pursuant to, any of the foregoing. WHP acknowledges and understands that Purchased Equity has not been and shall not be registered under the Securities Act, or any United States state or non-United States securities Laws, and are being offered and sold in reliance upon United States federal, state and applicable non-United States exemptions from registration requirements. WHP acknowledges and understands that reliance upon such exemptions is based in part upon the representations, warranties, and covenants of WHP contained in this Agreement. WHP represents, warrants, and covenants that (I) the Purchased Equity will be acquired by WHP solely for the account of WHP, for investment purposes only, and not with a view to the distribution thereof, and (II) WHP (1) is a sophisticated investor with the knowledge and experience in business and financial matters to enable WHP to evaluate the merits and risks of an investment in the Purchased Equity; (2) is able to bear the economic risk and lack of liquidity of an investment in the Purchased Equity for an indefinite period of time; and (3) is able to bear the risk of loss of its entire investment in the Purchased Equity.

Section 6.4            Confidentiality. The Parties hereto acknowledge that WHP and Seller 1 have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

Section 6.5            Public Announcements. Sellers, on the one hand, and WHP, on the other hand, will obtain the other Part(y/ies)’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before the issuance of any press release or other public statement relating to this Agreement, the Ancillary Documents or the Transactions, except for any press release or other public statement relating to this Agreement or the Ancillary Documents (a) required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Authority or (b) to the extent not inconsistent in any material respect with previous communications made by the Parties in compliance with this Section 6.5; provided, that with respect to any press release or public statement subject to the exceptions in clauses (a) or (b) above, the disclosing Part(y/ies) shall, to the extent reasonably practicable, provide the other Part(y/ies) with advance notice and a copy of the proposed press release or public statement as far in advance of the issuance thereof as is reasonably practicable under the circumstances and consider the non-disclosing Part(y/ies)’s comments in good faith. WHP and Seller 1 agree to issue a joint press release as the first public disclosure of this Agreement and such release will be in a form mutually agreed by WHP and Seller 1. Notwithstanding the foregoing, this Section 6.5 shall not apply in connection with any dispute between the Parties relating to this Agreement, the Ancillary Documents or the Transactions.

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Section 6.6            Taxes.

(a)            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes incurred in connection with the transactions contemplated by this Agreement, other than the transactions contemplated by Article VII (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”), shall be borne and paid 50% by WHP, on the one hand, and 50% by Seller 1, on the other hand, when due. The person obligated by applicable law shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and the Parties hereto shall cooperate with respect thereto as necessary).

(b)            Section 754 Election and other Tax Elections. The Parties shall cause the Company to make a valid election under Code Section 754 for the taxable year of the Company that includes the Closing Date. Each Party will, upon request, use commercially reasonable efforts to supply promptly any requested information within its possession and reasonably necessary to give proper effect to such election and to determine the tax attributes of the Company and the amount of the adjustment under Section 743 of the Code (and the characteristics thereof).

(c)            Straddle Periods. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes with respect to a Straddle Period, the portion of any such Taxes attributable to the portion of the period ending on the Closing Date shall be (i) in the case of Taxes that are not described in clause (ii) below, deemed equal to the amount that would be payable if the Tax period of the Company ended with (and included) the Closing Date; provided that, exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, and (ii) in the case of ad valorem Taxes or similar Taxes, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period. The Parties shall cause the Company to adopt the interim closing of the books method under Section 706 of the Code and the Treasury Regulations promulgated thereunder (utilizing a calendar day convention) unless otherwise agreed by Seller 1 and WHP.

(d)            Tax Cooperation. From and after the Closing, WHP and Sellers shall, and shall cause the Company to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Returns, amended Tax Returns or claims for refunds of Taxes relating to the Company and any audit, litigation or other proceeding with respect to Taxes of the Company for any Pre-Closing Tax Period. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. From and after the Closing, each Party shall provide to the other, within ten (10) Business Days of the receipt thereof, any Tax related communications and notices it receives which would reasonably be expected to impact the other Party’s Tax liability or filing responsibilities. Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Company for Pre-Closing Tax Periods in its possession until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (ii) six (6) years following the due date for such Tax Returns.

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(e)            Intended Tax Treatment. The Parties intend that for U.S. federal Income Tax purposes, (i) the transfer by Sellers of the Contributed Assets, Assigned Contracts and Assumed Liabilities to the Company, in each case, pursuant to this Agreement shall be treated as an exchange described in Section 721(a) of the Code, and (ii) the purchase and sale of the Purchased Equity shall be treated as a sale of partnership interests from each Seller selling Purchased Equity, and purchase by WHP of the Purchased Equity, for aggregate consideration equal to the Purchase Price pursuant to a transaction governed by Section 741 of the Code (collectively, the “Intended Tax Treatment”). No Party shall take a position on any Tax Return or in any proceeding with respect to Taxes inconsistent with such treatment, except to the extent otherwise required by a determination within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign law).

Section 6.7            Regulatory Compliance.

(a)            Subject to the terms and conditions of this Agreement, each of Seller 1 and WHP shall cooperate with each other and use (and shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions to Closing and Approvals, if any, to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or Third Party necessary, proper or advisable to consummate the Transactions and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b)            In furtherance of the foregoing, Seller 1 and WHP agree to make (x) an appropriate filing of a Notification and Report Form (“HSR Form”) pursuant to the HSR Act (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable and in any event no later than twenty-five (25) Business Days following the date of this Agreement in relation to the HSR Form and (y) the appropriate filings and submissions pursuant to the GWB, as promptly as practicable, in the case of each of clauses (x) and (y), with respect to the Transactions and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the GWB or any other Antitrust Laws and to promptly enable the Parties hereto to consummate the Transactions.

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(c)            Subject to applicable Law, each of Seller 1 and WHP shall use its reasonable best efforts to (i) cooperate in all respects with the other Party in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, (ii) keep the other Party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Investor, as the case may be, from or given by the Company or the Investor, as the case may be, to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other Party with respect to information relating to such Party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, or any Governmental Authority in connection with the Transactions, other than “Transaction-Related documents” and “Plans and Reports” as those terms are used in the rules and regulations under the HSR Act and other confidential information contained in the HSR Form, and (iv) to the extent permitted by the relevant Government Authority give the other Party the opportunity to attend and participate in such meetings and conferences. Either Party may, as it deems advisable or necessary, designate any competitively sensitive materials provided to the other under this Section 6.7 as “outside counsel only.” Any such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the disclosing Party. Either Party may also reasonably redact any materials or information (A) to remove references concerning the valuation of the Parties, (B) as necessary to comply with contractual obligations, and (C) as necessary to address reasonable privilege concerns.

(d)            Each of Seller 1 and WHP shall (and shall cause its Subsidiaries to) take, or cause to be taken, all actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any Governmental Authority or other Person may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as promptly as practicable after the date hereof (and in any event no later than the Outside Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or disposition of any and all of the share capital or other equity interest, assets (whether tangible or intangible), products or businesses of Seller 1 or any of its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit Seller 1’s freedom of action with respect to, or their ability to retain, one or more of their Subsidiaries’ (including the Company’s), assets (whether tangible or intangible), products, or businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action that would otherwise have the effect of preventing the Closing, delaying the Closing, or delaying the Closing beyond the Outside Date; provided that neither Seller 1 nor any of its Subsidiaries or WHP nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of either Party or any of their Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to either Party or their Subsidiaries only in the event that the Closing occurs; provided, further, that for the avoidance of doubt, the obligations of the Parties under this Section 6.7 shall apply only with respect to the assets, operations, or businesses of Seller 1 and its Subsidiaries.

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(e)            In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.7, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transactions as violative of any Law, each of Seller 1 and WHP (including their respective Subsidiaries) shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(f)            To the extent necessary to obtain, any Approvals or expiration of any waiting period from any Governmental Authority, each of Seller 1 and WHP shall, and, subject to Applicable Law, shall cause their HSR Affiliates to, (i) furnish to Seller 1 and WHP, as applicable, such necessary information and reasonable assistance as the other may request in connection with its preparation of any documents, forms, filings or submissions contemplated by this Section 6.7 concerns; provided, further, that a Party may designate any such information that is not publicly known as restricted to “outside counsel only” and any such information shall not be shared with other Representatives of the other Parties without approval of the Party providing such information.

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Section 6.8            Employee Matters. Prior to the Closing, (a) WHP or one of its Affiliates shall make an offer of employment to each Business Employee who remains employed by a Seller or one of its Affiliates as of immediately prior to the Closing (each, an “Offer Employee”), or (b) at WHP’s request, the Company shall make an offer of employment to each Offer Employee, in each case, effective as of Closing. Each Offer Employee shall receive an offer pursuant to the immediately preceding sentence, provided that whether an Offer Employee receives an offer of employment pursuant to clauses (a) or (b) in the prior sentence is in the sole discretion of WHP. The Parties shall cooperate in good faith to effectuate such offers and the transition of the Offer Employees who accept the offer of employment with WHP, the Company or one of their respective Affiliates, as applicable (such employees, the “Transitioning Employees”, and such entity, the “New Employer”). In the case of a Transitioning Employee whose New Employer is WHP or one of its Affiliates, WHP and Sellers shall cooperate in good faith to agree on an equitable arrangement whereby such Transitioning Employee’s services are provided to the Company and the Company reimburses WHP for the cost of such Party’s (or its Affiliate’s) employment of such Transitioning Employee. The New Employer of each Transitioning Employee shall assume all (and for clarity, Sellers and their respective Subsidiaries shall not assume or retain any) liabilities and obligations arising from or related to the employment or service of such Transitioning Employee with the New Employer arising following the Closing. Other than as provided in this Section 6.8, Sellers shall retain all liabilities and obligations arising from or related to (A) the employment or service of the Transitioning Employees with Sellers or their Affiliates or termination thereof arising upon or prior to the Closing, (B) the Seller Benefit Plans and (C) the employment or service of any Person other than a Transitioning Employee (including, for the avoidance of doubt, any Offer Employee who does not become a Transitioning Employee) with Sellers or their Affiliates or termination thereof, which in each case shall be Excluded Liabilities. Sellers shall timely pay out all accrued and unused vacation or paid time off where required by applicable Law or Sellers’ policy upon the cessation of employment to the Transitioning Employees. In the event that accrued and unused vacation or paid time off is not required by applicable Law or Sellers’ policy to be timely paid out upon termination of employment of any Transitioning Employee, subject to applicable Law and any required employee consents, such accrued but unused vacation or paid time off shall be rolled over to the Company. Sellers agree that, notwithstanding the terms of any noncompetition obligation between Sellers or their Affiliates and a Transitioning Employee, such Transitioning Employee shall be permitted to provide services to the New Employer (and the Company, in the case that the Company is not the New Employer) following the Closing. Sellers and their Affiliates will not seek to enforce the terms of any such noncompetition covenant or, to the extent such obligations relate to the Contributed Assets or Assigned Contracts, any customer non-solicit or confidentiality covenant, following the Closing with respect to such Transitioning Employee’s services to the New Employer (and the Company, in the case that the Company is not the New Employer). For a period of six (6) months following the Closing or such shorter period (x) during which the Retained Employee is employed by Sellers or any of their respective Affiliates or (y) as determined by WHP in its sole discretion with respect to the Retained Employee (as applicable, the “Transition Period”), Sellers will cause the Retained Employee to provide transition services, including provision of information in response to the Company’s requests and inquiries, to the Company from time to time as reasonably requested by the Company or WHP (the “Transition Services”). The Retained Employee shall (i) remain employed by Sellers or their Affiliates, (ii) not be an employee of, or receive any compensation from, the Company or WHP, and (iii) not be eligible to participate in benefit plans of the Company or WHP. Sellers shall provide the Transition Services at Seller’s sole expense and shall retain all liabilities and obligations with respect to the Retained Employee; provided, however, the Company shall reimburse Sellers for a percentage of the Retained Employee’s base salary, as set forth in Section 6.8(a) of the Disclosure Schedule, paid to the Retained Employee by Sellers or their Affiliates during the applicable Transition Period no later than thirty (30) days following the payment of base salary to the Retained Employee. For a period of six (6) months following the Closing, Sellers and their Affiliates shall not terminate the Retained Employee other than for cause.

Section 6.9            Prepayment of Payoff Credit Facility Indebtedness. From the date hereof until the Closing, Seller 1 will use its reasonable best efforts to obtain and deliver to WHP at least two (2) Business Days prior to the Closing Date, a draft payoff letter and, prior to the Closing Date, a duly executed payoff letter with respect to the Term Loan Credit Agreement (the “Payoff Letter”) in form and substance customary for transactions of this type and reasonably satisfactory to WHP (a) specifying the aggregate amount of Seller 1’s and any other borrower’s obligations outstanding under the Term Loan Credit Agreement (the “Payoff Indebtedness”) and (b) providing, upon receipt of such amounts, for (A) the discharge of all such Payoff Indebtedness, (B) the release of any guarantees of, and liens securing, such Payoff Indebtedness and (C) the return of any possessory collateral currently held by the existing agent or lenders under the Term Loan Credit Agreement as security for the Payoff Indebtedness. Sellers covenant and agree that they shall use all or a portion of the Purchase Price received at Closing to repay (or cause to be repaid) in full the Payoff Indebtedness in accordance with the Payoff Letter.

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Section 6.10            Debt Financing Cooperation. (a)            From the date hereof until the Closing, Sellers will use commercially reasonable efforts to provide, and will cause their Subsidiaries to use commercially reasonable efforts to provide, and will use commercially reasonable efforts to cause their respective Representatives to use their commercially reasonable efforts to provide, to WHP Borrower all customary cooperation reasonably requested by WHP Borrower in writing and necessary for arranging and obtaining the Debt Financing, including using commercially reasonable efforts to (i) provide reasonable cooperation with any customary due diligence investigation and evaluation relating to the Company and the Contributed Assets and furnishing WHP Borrower with other pertinent information regarding the Company and the Contributed Assets to the extent it is reasonably available to Sellers at such time, customarily required in connection with the execution of financings of a type similar to the Debt Financing, and reasonably requested by WHP Borrower in writing in connection with the Debt Financing, (ii) obtain releases of existing liens on the Contributed Assets prior to or substantially concurrently with the Closing, (iii) provide reasonable and customary assistance with marketing efforts of WHP Borrower, including providing reasonable and customary assistance to WHP Borrower in its preparation of (A) customary bank information memoranda, marketing materials, lender presentations and similar documents reasonably requested by WHP Borrower in writing and necessary for arranging and obtaining the Debt Financing and (B) customary materials for rating agency presentations, (iv) take actions and deliver customary notices (within the time periods required by the Term Loan Credit Agreement) required for the prepayment of all obligations under, and the termination and release of guarantees and liens under, the Term Loan Credit Agreement and (v) take actions reasonably requested by WHP Borrower in writing to obtain evidence of the termination and release of liens on the Contributed Assets and Assigned Contracts under the ABL Credit Agreement (the “ABL Lien Release Documents”).

(b)            The foregoing notwithstanding, none of the Company or Sellers nor any of their respective Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.10 that could (i) require the Company or Sellers or any of their respective Subsidiaries or Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement with respect to the Debt Financing, other than any customary authorization letters required for arranging and obtaining the Debt Financing and subject to customary confidentiality provisions and disclaimers and customary prepayment and termination notices to be delivered pursuant to the Term Loan Credit Agreement, (ii) cause any representation or warranty in this Agreement to be breached by the Company or Sellers or any of their respective Affiliates or conflict with or violate the organizational documents of the Company or Sellers or any of their respective Affiliates or any applicable law, (iii) reasonably be expected to cause any director, officer, employee or stockholder of the Company or Sellers or any of their respective Affiliates to incur any personal liability, (iv) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material Contract to which the Company or Sellers or any of their respective Affiliates is a party, (v) require the delivery of any legal opinion or other opinion of counsel, (vi) provide access to or disclose any information that the Company or Sellers or any of their respective Affiliates reasonably determines would (x) jeopardize any attorney-client privilege, work product protection or other applicable privilege or protection of the Company or Sellers or any of their respective Subsidiaries or (y) conflict with any confidentiality agreement of the Company or Sellers or any of their respective Subsidiaries, (vii) in Sellers’ reasonable judgment, unreasonably interfere with the ongoing business or operations of the Company or Sellers and their respective Affiliates, (viii) require the Company or Sellers or any of their respective Affiliates to pay any commitment or other similar fee, provide or agree to provide any indemnity or incur any other expense, liability or obligation in connection with the Debt Financing or otherwise incur any obligation under any agreement, certificate, document or instrument or (ix) require Sellers to prepare any financial statements or information that are not available to them and prepared in the ordinary course of their financial reporting practice. Nothing contained in this Section 6.10 or otherwise in this Agreement shall require the Company or Sellers or any of their respective Affiliates to be an issuer or obligor with respect to the Debt Financing.

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(c)            All non-public or otherwise confidential information regarding the Company, Sellers or any of their respective Affiliates obtained by WHP Borrower or its representatives pursuant to this Section 6.10 shall be kept confidential in accordance with the Confidentiality Agreement; provided that WHP Borrower shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements.

(d)            WHP and WHP Borrower will (i) promptly upon request by Sellers, reimburse Sellers and each of their respective Affiliates for all reasonable and documented out-of-pocket costs, fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by them or their respective Representatives in connection with any cooperation contemplated by this Section 6.10 (excluding (i) amounts that would have been incurred in connection with Sellers’ ordinary course preparation of their historical financial statements regardless of the Debt Financing, (ii) any ordinary course amounts payable to existing employees of the Company and its Subsidiaries and their respective Representatives with respect to services provided prior to Closing and (iii) amounts incurred in connection with the preparation of the Payoff Letters, the ABL Lien Release Documents and the termination and release documentation in connection with the Term Loan Credit Agreement) and (ii) indemnify, defend and hold harmless Sellers and their Affiliates and their respective Representatives from and against, and compensate and reimburse Sellers and their Affiliates and their respective Representatives for, all losses, damages, claims, liabilities, costs or expenses suffered or incurred by any of them in connection with the cooperation required by this Section 6.10 and any action taken by them at the request of WHP Borrower or its Representatives pursuant to this Section 6.10 (other than to the extent arising from gross negligence, willful misconduct or fraud by Sellers or their respective Affiliates).

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(e)            The Parties hereto acknowledge and agree that the provisions contained in this Section 6.10 represent the sole obligation of Sellers and their Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by WHP Borrower with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or any commitment letter with respect to any financing shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by WHP Borrower or any of its Affiliates or any other financing or other transactions be a condition to any of WHP’s, WHP Borrower’s or WHP Topco’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, Sellers’ breach of any of the covenants required to be performed by them under this Section 6.10 shall not be considered in determining the satisfaction of the condition set forth in Section 8.2(b), unless such breach is a material breach and is the proximate cause of WHP Borrower being unable to obtain the proceeds of the Debt Financing at the Closing.

(f)            Sellers hereby consent to the use of their and their Subsidiaries’ logos solely in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or its Subsidiaries or the reputation or goodwill thereof or any of their respective Intellectual Property rights in any respect.

Section 6.11           Formation of Company. At or prior to the Closing, Sellers shall take all action necessary and appropriate to form the Company as a Delaware limited liability company in accordance with all applicable Laws. From and after its formation and until the Closing, the Sellers shall cause the Company to not conduct any business, own or hold any property or assets, incur any Liabilities, enter into any Contracts, or engage in any activities, except as necessary for the execution and delivery of this Agreement, the ABL Agent License and the Ancillary Documents for which the Company is a party.

Section 6.12           Wrong Pockets. If at any time after the Closing, either Seller, WHP, the Company or their respective Affiliates (or their respective employees or representatives) discovers that any Contributed Asset, Assigned Contract or Assumed Liability was not properly transferred to the Company, or any Excluded Asset or Excluded Liability was improperly transferred to the Company, then Sellers, WHP, the Company and their respective Affiliates will promptly (a) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring such Contributed Assets, Assigned Contracts, Excluded Assets, Assumed Liabilities or Excluded Liabilities to the appropriate Party; (b) complete all such further acts or things as Sellers or WHP may reasonably direct in order to transfer such Contributed Asset, Assigned Contract, Excluded Assets, Assumed Liability or Excluded Liability and (c) hold such Contributed Asset, Assigned Contract, Excluded Asset, Assumed Liability or Excluded Liability in trust for the other Party (to the extent permitted by applicable Law) until such time as the transfer is validly effected, in each case, for no additional consideration. Each Seller shall promptly remit to the Company all monies received by such Seller following the Closing Date in payment for any Contributed Assets in the form received by such Seller and the Company shall promptly remit to Sellers all monies received by the Company following the Closing Date in payment for any Excluded Assets.

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Section 6.13           Financing.

(a)            WHP Borrower shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the Debt Financing on the terms and subject only to the conditions (including, to the extent applicable, the “flex” provisions) described in the Debt Commitment Letter and any related Fee Letter in an amount sufficient to fund the Financing Amounts on or prior to the date upon which the Membership Interests Purchase is required to be consummated pursuant to the terms hereof, including by using commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter until the Closing or earlier funding of the Debt Financing contemplated thereby, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and subject only to the conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related Fee Letter) or on terms and conditions as otherwise may be agreed (but without any Prohibited Modification), (iii) satisfy on a timely basis (or obtain a waiver of) all conditions that are applicable to WHP Borrower obtaining the Debt Financing in the Debt Commitment Letter and the Definitive Agreements, (iv) comply with WHP Borrower’s obligations under the Debt Commitment Letter and the Definitive Agreements and (v) enforce its rights under the Debt Commitment Letter and the Definitive Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the Debt Commitment Letter or the Definitive Agreements (other than the consummation of the Membership Interests Purchase and those conditions that by their nature are to be satisfied or waived at Closing) have been satisfied, WHP Borrower shall cause the Debt Financing Sources to comply with their respective obligations thereunder, including to fund the Debt Financing. WHP Borrower shall give Sellers prompt notice of any (A) material breach or (B) other breach that would materially delay the Closing by any party to the Debt Commitment Letter or any Definitive Agreement of which WHP Borrower has become aware or any termination of any of the Debt Commitment Letter or any Definitive Agreement.

(b)            WHP Borrower shall not, without the prior written consent of Sellers: (A) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of, any provision or remedy under, the Debt Commitment Letter or the Definitive Agreements if such amendment, replacement, supplement, modification or waiver (1) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing, (2) reduces the aggregate principal amount of the Debt Financing, such that the aggregate amount of such Debt Financing, the cash on hand at WHP Borrower and any other sources of funding that are readily available to WHP Borrower on the Closing Date would not be sufficient to pay the Financing Amounts, (3) adversely affects the ability of WHP Borrower to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified or waived, relative to the ability of WHP Borrower to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof or (4) could otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Membership Interests Purchase and the other transactions contemplated by this Agreement (the effects described in clauses (1) through (4), collectively, the “Prohibited Modifications”); or (B) terminate or cause the termination of the Debt Commitment Letter or any Definitive Agreement. Without limiting any of the foregoing, WHP Borrower shall promptly notify Sellers of, and deliver to Sellers copies of, any amendment, replacement, supplement, termination, modification or waiver of the Debt Commitment Letter or any Definitive Agreement. Notwithstanding the foregoing, any amendment, supplement, amendment and restatement or modification to (i) effectuate any “market flex” terms contained in the Debt Commitment Letter or the Fee Letters if made on or prior to the Closing Date or (ii) to add any additional agents or other financial institutions thereto as provided for therein, in each case, shall be permitted and shall not require written consent of Sellers or any other Person.

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(c)            In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor and such portion is necessary to fund the Financing Amounts, WHP Borrower will (A) use its commercially reasonable efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing (in an amount sufficient, when taken together with the available portion of the Debt Financing, to provide cash proceeds in an amount no less than the Financing Amounts) from the same or other sources on terms and conditions (including market “flex” provisions) that are not materially less favorable, taken as a whole, to WHP Borrower than the terms and conditions set forth in the Debt Commitment Letter as of the date hereof, taken as a whole (after giving effect to any market “flex” provisions therein) (the “Alternative Financing”) and (B) promptly notify Sellers of such unavailability and the reason therefor. WHP Borrower shall promptly after obtaining actual knowledge thereof provide Sellers with written notice of any actual or threatened (in writing) breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement and a copy of any written notice from any Debt Financing Source or other financing source with respect to any such actual or threatened breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement. WHP Borrower shall, upon the request of Sellers, keep Sellers reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing. To the extent WHP Borrower obtains Alternative Financing or amends, replaces, supplements, terminates, modifies or waives the Debt Commitment Letter, any Definitive Agreement or any of the Debt Financing (as applicable), in each case pursuant to and in accordance with the terms of this Section 6.13 and without any Prohibited Modification, references to the “Debt Financing,” “Debt Financing Parties,” “Debt Financing Sources,” “Debt Commitment Letter,” “Definitive Agreements,” and other like terms in this Agreement shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Debt Financing as so amended, replaced, supplemented, terminated, modified or waived.

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Article VII
TENDER OFFER

Section 7.1            The Offer.

(a)            Provided that this Agreement shall not have been validly terminated in accordance with Article X, as promptly as practicable after the date hereof (but in no event later than twenty (20) Business Days after the date hereof), WHP shall commence, within the meaning of Rule 14d-2 under the Exchange Act, a tender offer to purchase (as it may be extended, amended or supplemented from time to time in accordance with this Agreement, the “Offer”) up to 2,222,222 shares (the “Offer Cap”) of Common Stock from the stockholders of Seller 1, at a price of $45.00 per share of Common Stock in cash, without interest, subject to any applicable withholding Taxes (the “Offer Price”); provided that if, at the time WHP intends to commence the Offer, Seller 1 is not prepared to file with the SEC and to disseminate to holders of Shares the Schedule 14D-9, WHP may commence the Offer with the prior written consent of Seller 1 (not to be unreasonably withheld).

(b)            The obligation of WHP to accept for payment and pay for any shares of Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to the conditions set forth on Annex I (such conditions, as modified in accordance with this Agreement, the “Offer Conditions”) and the Closing occurring substantially concurrently with the Offer Closing. Subject to the prior satisfaction, or waiver by WHP in accordance with the terms hereof, of the Offer Conditions as of the Expiration Time, WHP shall consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Common Stock validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time, subject to the Offer Cap and Section 7.1(e). The Offer Price payable in respect of each share of Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid to the selling stockholders in cash, without interest (subject to any applicable withholding Taxes) on the terms and subject to the conditions set forth in this Agreement as soon as practicable after the Expiration Time (as the same may be extended or required to be extended).

(c)            The Offer shall be made by means of an offer to purchase (“Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. WHP expressly reserves the right (in its sole discretion) to waive, in whole or in part, any Offer Condition or to make any other changes in the terms and conditions of the Offer; provided, unless approved in writing by Seller 1 in its sole discretion, WHP shall not (i) reduce the Offer Price or change the form of consideration payable in the Offer; (ii) change or modify the Offer Cap; (iii) add, change or modify any Offer Conditions (other than any waiver of an Offer Condition); (iv) extend or otherwise change the expiration date of the Offer other than in accordance with Section 7.1(f) hereof; or (v) otherwise amend, modify or supplement any of the other terms of the Offer in any manner that is adverse to the stockholders of Seller 1.

(d)            Subject to the terms and conditions of this Agreement, the Offer shall expire one minute after 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer, except as may be required by applicable Law, or, in the event such expiration has been extended in accordance with this Agreement, the date and time to which the Offer has been so extended (the “Expiration Time”).

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(e)            On the terms and subject to the satisfaction or waiver in accordance with the terms hereof by WHP of the Offer Conditions as of the Expiration Time, WHP shall accept and pay the Offer Price pursuant to Section 7.1(a) for the number of shares of Common Stock, subject to the Offer Cap, validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time; provided, notwithstanding anything herein to the contrary, in the event that the number of shares of Common Stock representing more than the Offer Cap are validly tendered in the Offer and not validly withdrawn, WHP shall purchase from each tendering stockholder such tendering stockholder’s pro rata portion of the total number of shares of Common Stock validly tendered such that 2,222,222 shares of Common Stock are acquired pursuant to the Offer. Acceptance for payment of shares of Common Stock pursuant to and subject to satisfaction or waiver in accordance with the terms hereof by WHP of Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to as the “Offer Closing Date.”

(f)            WHP shall (A) extend the Offer for one (1) or more periods of time of up to ten (10) Business Days per extension if at any scheduled Expiration Time, any Offer Condition is not satisfied and has not been waived by the Party that is entitled to waive such condition pursuant to Annex I (to the extent permitted hereunder), and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or Law applicable to the Offer; provided that WHP shall not be required to extend the Offer beyond the Outside Date; provided, further, that notwithstanding the foregoing, WHP shall be required to extend the Offer beyond the Outside Date during the pendency of any action or proceeding brought by a Party for specific performance of this Agreement.

(g)            Notwithstanding anything in this Agreement to the contrary, WHP shall not terminate the Offer unless this Agreement has been validly terminated in accordance with Article X.

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(h)            As soon as practicable on the date of the commencement of the Offer, WHP shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments or supplements thereto, the “Offer Documents”). The Offer Documents (and any amendment thereof or supplement thereto) will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder and will not, when filed with the SEC or distributed or disseminated to the stockholders of Seller 1, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that WHP makes no representation or warranty with respect to statements made in the Offer Documents based on information furnished by the Company expressly for inclusion therein. Seller 1 shall promptly furnish to WHP in writing all information concerning Seller 1 and its Subsidiaries that may be required by applicable Law or reasonably requested by WHP for inclusion in the Offer Documents. WHP shall take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the stockholders of Seller 1, in each case as and to the extent required by the Exchange Act. WHP, on the one hand, and Seller 1, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. WHP shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC as expeditiously as practicable and disseminated to the stockholders of Seller 1, in each case, as and to the extent required by the Exchange Act. WHP shall promptly notify Seller 1 upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide Seller 1 with copies of all correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand, relating to the Offer Documents. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of Seller 1, or responding to any comments of the SEC with respect to the Offer Documents, WHP shall provide Seller 1 and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and WHP shall give reasonable and good faith consideration to any such comments. WHP shall respond to and work to resolve any comments of the SEC in good faith and as expeditiously as practicable.

Section 7.2            Seller 1 Actions.

(a)            No later than ten (10) Business Days after the Offer Commencement Date, Seller 1 shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”). Seller 1 shall take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to stockholders of Seller 1, in each case as and to the extent required by the Exchange Act. WHP shall promptly furnish to Seller 1 in writing all information concerning WHP that may be required by applicable Law or reasonably requested by Seller 1 for inclusion in the Schedule 14D-9. Seller 1, on the one hand, and the WHP, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Seller 1 shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the stockholders of Seller 1, in each case, as and to the extent required by the Exchange Act. Seller 1 shall promptly notify WHP upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide WHP with copies of all correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand, relating to the Schedule 14D-9. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of Seller 1, or responding to any comments of the SEC with respect to the Schedule 14D-9, Seller 1 shall provide WHP and its counsel a reasonable opportunity to review and comment on such documents or response, and Seller 1 shall give reasonable and good faith consideration to any such comments. Seller 1 hereby consents to the inclusion in the Offer Documents of any recommendation of the Board of Directors of Seller 1 contained in the Schedule 14D-9.

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(b)            In connection with the Offer, Seller 1 shall promptly furnish or cause to be furnished to WHP mailing labels, available security position listings and any other available listings or computer files containing the names and addresses of all record holders or beneficial owners of the shares of Common Stock, in each case as of the most recent practicable date, and shall furnish WHP with such information and assistance (including lists of record holders or beneficial owners of the shares of Common Stock, updated from time to time upon WHP’s or its Representatives reasonable request, and the addresses, mailing labels and lists of security positions of such record holders or beneficial owners) as WHP or its Representatives may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the other transactions contemplated hereby, WHP shall hold in confidence the information contained in any such labels, listings and files in accordance with the Confidentiality Agreement and shall use such information only in connection with the Offer and, if this Agreement shall be terminated, shall promptly deliver (and shall use its reasonable best efforts to cause its Representatives to deliver) to Seller 1 or destroy all copies and any extract or summaries of such information then in their possession or control.

Article VIII
CONDITIONS TO CLOSING

Section 8.1            Conditions to Obligations of All Parties. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction (or waiver by Sellers and WHP, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            No injunction or similar order by any court of competent jurisdiction in the United States or in the jurisdictions set forth in Section 8.1(a) of the Disclosure Schedules that prohibits the consummation of the Transactions shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, enforced, adopted or promulgated after the date hereof by any Governmental Authority in the United States or in the jurisdictions set forth in Section 8.1(a) of the Disclosure Schedules that, in any case, prohibits or makes illegal the consummation of the Transactions and shall continue to be in effect; and

(b)            the waiting period (and any extension thereof) applicable to the consummation of Transactions under the HSR Act shall have expired or early termination thereof shall have been granted, or clearance otherwise provided, as applicable, and the GWB Approval shall have been obtained.

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Section 8.2            Conditions to Obligations of WHP. The obligations of WHP to effect the Closing shall be subject to the satisfaction (or waiver by WHP, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            (i) the Fundamental Representations shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) and (ii) all other representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality” and “Material Adverse Effect”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

(b)            Sellers shall have complied with or performed in all material respects its obligations required to be complied with or performed by them pursuant to this Agreement at or prior to the Closing;

(c)            from the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing;

(d)            WHP shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied;

(e)            WHP shall have received each applicable Ancillary Document duly executed by the applicable member(s) of the Seller Group as set forth in Section 3.2(b)(i); and

(f)            the IP Contribution shall have been consummated in all but de minimis respects such that, as of immediately prior to the Closing, the Company is the owner of the Contributed Assets in all but de minimis respects.

Section 8.3            Conditions to Obligations of the Seller Group. The obligations of the Seller Group to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller 1 (if permissible under applicable Law), at or prior to the Closing, of each of the following conditions:

(a)            The representations and warranties of WHP, WHP Borrower and WHP Topco contained herein (disregarding all qualifications or limitations as to “materiality” and “WHP Material Adverse Effect”) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure to be true and correct would not, individually or in the aggregate, have a WHP Material Adverse Effect;

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(b)            WHP, WHP Borrower and WHP Topco shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(c)            from the date of this Agreement, no WHP Material Adverse Effect shall have occurred and be continuing;

(d)            Seller 1 shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of WHP, that each of the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied;

(e)            Seller 1 shall have received each applicable Ancillary Document duly executed by WHP and/or WHP Topco, as applicable, as set forth in Section 3.2(c)(i); and

(f)            the Offer Closing shall occur substantially concurrently with the Closing.

Article IX
INDEMNIFICATION

Section 9.1            Indemnification By Sellers.

(a)            Subject to the provisions of this Article IX, each Seller shall, jointly and severally, defend, indemnify and hold harmless WHP, WHP’s Subsidiaries and WHP’s Affiliates and, if applicable, their respective stockholders, directors, officers and employees (collectively, the “WHP Indemnitees”) from and against all Losses, whether or not due to a claim by a Third Party, directly or indirectly, arising out of, resulting from or relating to any inaccuracy in or breach of any of the Fundamental Representations.

(b)            For purposes of calculating or determining the amount of Losses paid, incurred or sustained by a WHP Indemnitee under this Section 9.1, there shall be deducted from any Losses an amount equal to any third-party insurance, indemnification or contribution payments actually received by such WHP Indemnitee in respect of such Losses (net of applicable costs of recovery or collection, retention, deductible, retroactive premium adjustment, reimbursement or other cost related to such insurance, indemnification or contribution arrangement in respect of Losses thereof).

Section 9.2            Indemnification By WHP.

(a)            Subject to the provisions of this Article IX, WHP shall defend, indemnify and hold harmless Sellers and each of their respective Subsidiaries and Affiliates and, if applicable, their respective stockholders, directors, officers and employees (collectively, the “Seller Indemnitees”), from and against all Losses, whether or not due to a claim by a Third Party, directly or indirectly, arising out of, resulting from or relating to any inaccuracy in or breach of any of the WHP Fundamental Representations contained in this Agreement.

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(b)            For purposes of calculating or determining the amount of Losses paid, incurred or sustained by a Seller Indemnitee under this Section 9.2, there shall be deducted from any Losses an amount equal to any third-party insurance, indemnification or contribution payments actually received by such Seller Indemnitee in respect of such Losses (net of applicable costs of recovery or collection, retention, deductible, retroactive premium adjustment, reimbursement or other cost related to such insurance, indemnification or contribution arrangement in respect of Losses thereof).

Section 9.3            Seller and Company Indemnification.

(a)            Subject to the provisions of this Article IX, each Seller shall, jointly and severally, defend, indemnify and hold harmless the Company and, if applicable, the Company’s directors, officers and employees (collectively, the “Company Indemnitees”) and WHP Indemnitees, from and against all Losses, whether or not due to a claim by a Third Party, directly or indirectly, arising out of, resulting from or relating to (i) the Excluded Assets and Excluded Liabilities, including the ownership, operation, or use of any Excluded Assets or Excluded Liability, on, or after the Closing Date, (ii) or Indemnified Taxes; provided, that in the case of the WHP Indemnitees, the foregoing right to indemnification shall only apply to Losses resulting from a claim by a Third Party directly against any WHP Indemnitee, and not to any Losses suffered indirectly solely as a result of such WHP Indemnitee’s ownership interest in the Company or any Seller. For purposes of calculating or determining the amount of Losses paid, incurred or sustained by a Company Indemnitee or WHP Indemnitee, as applicable, there shall be deducted from any Losses an amount equal to any third-party insurance, indemnification or contribution payments actually received by such Company Indemnitee or WHP Indemnitee, as applicable, in respect of such Losses (net of applicable costs of recovery or collection, retention, deductible, retroactive premium adjustment, reimbursement or other cost related to such insurance, indemnification or contribution arrangement in respect of Losses thereof). Notwithstanding the foregoing, to the extent any Losses are subject to indemnification under this Section 9.3(a), WHP Indemnitees shall be entitled to recover such Losses only once, and any recovery by any WHP Indemnitee indirectly through a Company Indemnitee shall reduce dollar-for-dollar any indemnification of the WHP Indemnitees with respect to the same Losses.

(b)            Subject to the provisions of this Article IX, the Company shall defend, indemnify and hold harmless the Seller Indemnitees, from and against all Losses, whether or not due to a claim by a Third Party, directly or indirectly, arising out of, resulting from or relating to the Contributed Assets and Assumed Liabilities including the ownership, operation, or use of any Contributed Assets or Assumed Liabilities, on or after the Closing Date. For purposes of calculating or determining the amount of Losses paid, incurred or sustained by a Seller Indemnitee under this Section 9.3, there shall be deducted from any Losses an amount equal to any third-party insurance, indemnification or contribution payments actually received by such Seller Indemnitee in respect of such Losses (net of applicable costs of recovery or collection, retention, deductible, retroactive premium adjustment, reimbursement or other cost related to such insurance, indemnification or contribution arrangement in respect of Losses thereof).

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(c)            Prior to or simultaneously with the Closing, the Company shall execute and deliver a joinder agreement in form and substance set forth on Exhibit F (the “Joinder Agreement”), pursuant to which the Company shall become a Party to this Agreement and shall assume and agree to be bound by all obligations, covenants, and agreements of the Company set forth in this Agreement, including the indemnification obligations set forth in Section 9.3(b) and any references to “Parties” or a “Party” hereunder shall thereafter include the Company.

Section 9.4            Indemnification Procedures.

(a)            If a claim for Losses (a “Claim”) is proposed to be made by a Party entitled to indemnification hereunder (the “Indemnified Party”) against the Party from whom indemnification is claimed (the “Indemnifying Party”), the Indemnified Party will give written notice (a “Claim Notice”) to the Indemnifying Party promptly (but in any event within twenty (20) days) after the Indemnified Party has paid or properly accrued or in good faith anticipated that Losses for which indemnification may be sought under this Article IX. The Parties agree that (i) any Claim Notice must be delivered prior to the expiration of the applicable survival period specified in Section 9.5 and (ii) any claims for indemnification for which notice is not delivered prior to the expiration of the applicable survival period specified in Section 9.5 shall be expressly barred and are hereby waived; provided that if, prior to the expiration of the applicable survival period, an Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Section 9.4 of a claim for indemnification, such claim shall continue to be subject to indemnification in accordance with this Section 9.4 notwithstanding the expiration of the applicable survival period.

(b)            If any Person commences any action or proceeding with respect to any matter as to which any of the WHP Indemnitees intends to seek indemnification under Section 9.1, or with respect to any matter as to which any of the Seller Indemnitees intends to seek indemnification under Section 9.2, the Indemnified Party will promptly (and in any event within twenty (20) days) notify the Indemnifying Party of the existence of such Claim or the commencement of such action or proceeding. The failure of any Indemnified Party to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent such failure is materially prejudicial to the rights or obligations of the Indemnifying Party. A Claim Notice will describe in reasonable detail the nature of the Claim and, if reasonably ascertainable at such time, an estimate of the amount of Losses that have been or may be incurred by the Indemnified Party attributable to such Claim.

(c)            In the event that an Indemnified Party becomes aware of a Claim by a Third Party in respect of which such Indemnified Party believes in good faith that indemnifiable damages that may be sought against an Indemnifying Party pursuant to this Article IX, such Indemnified Party will have the right in its sole discretion, but not the obligation, to undertake the defense of such Claim for the account of the Indemnifying Party upon written notice to the Indemnifying Party. If the Indemnified Party does undertake such defense in accordance with the preceding sentence, it shall have the right to settle such Third Party Claim; provided that such settlement (i) does not involve any equitable relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnifying Party and (ii) contains a release of the Indemnifying Party that is reasonably satisfactory to the Indemnifying Party. If the Indemnified Party does not assume such defense in accordance with this Section 9.4(c), then the Indemnifying Party may assume such defense upon written notice to the Indemnified Party and counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right to settle such Third Party Claim; provided that such settlement (A) does not involve any equitable relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party and (B) contains a release of the Indemnifying Party that is reasonably satisfactory to the Indemnifying Party.

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(d)            The Party assuming the defense will keep the other Party reasonably apprised of the status of the Claim, liability or expense and any resulting suit, proceeding or enforcement action, and shall furnish such other Party with all material documents and information that such other Party shall reasonably request and shall use commercially reasonable efforts to consult with such other Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the Party not controlling the defense shall at all times have the right to fully participate in such defense (at its own expense) directly or through counsel.

(e)            Notwithstanding anything to the contrary in this Agreement (including the other provisions of this Section 9.4):

(i)            Seller 1 shall have the exclusive right to control in all respects, at its own expense, and neither the Company Indemnitees nor the WHP Indemnitees will be entitled to participate in, any Tax audit or administrative or judicial Tax proceeding with respect to any Tax Return of (A) Seller 1 or any of its Subsidiaries or (B) any consolidated, affiliated, combined, unitary or similar group of which any of Seller 1 or any of its Subsidiaries is a member; and

(ii)            if, following the Closing, a Governmental Authority issues to the Company a written notice of its intent to audit or conduct a legal proceeding that could reasonably give rise to an Indemnified Tax (an “Indemnified Tax Contest”), (A) the Company shall notify Seller 1 of its receipt of such communication as promptly as possible (but in any event within five (5) days of receipt) (provided, that no failure or delay of the Company in providing such notice shall reduce or otherwise affect the obligations of the Sellers pursuant to this Agreement, except to the extent that either of the Sellers is actually prejudiced as a result of such failure or delay) and (B) Seller 1 shall have the exclusive right to control such Indemnified Tax Contest at its own expense and, other than with respect to an Indemnified Tax Contest described in clause (i) above, (x) Seller 1 shall keep WHP and the Company reasonably informed regarding the progress and substantive aspects of any such Indemnified Tax Contest, and (y) to the extent the resolution of any such Indemnified Tax Contest would reasonably be expected to have a more than de minimis adverse effect on WHP (including indirectly as a result of WHP’s ownership in the Company), (I) WHP shall have the right to participate in such Indemnified Tax Contest and (II) Seller 1 may not settle such matter without the consent of WHP, which shall not be unreasonably withheld, conditioned or delayed.

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Section 9.5            Survival. The representations and warranties of Sellers and WHP and the covenants, agreements and obligations of each Seller and WHP that by their terms contemplate performance prior to the Closing contained in this Agreement or in any certificate required to be delivered pursuant to this Agreement shall terminate at, and will not survive the Closing. Notwithstanding the foregoing sentence, (a) any Claim arising from Fraud shall survive the Closing until the expiration of the applicable statute of limitations, (b) any claim arising from a breach of the representations and warranties of Sellers contained in Section 4.1, Section 4.2(a), Section 4.8, Section 4.10, and Section 4.11 (collectively, the “Fundamental Representations”) shall survive the Closing until the date that is two (2) years after the Closing Date, (c) any claim arising from a breach of the representations and warranties of WHP, WHP Borrower or WHP Topco contained in Section 5.1, Section 5.2(a), Section 6.3, Section 11.15(d) and Section 11.16(d) (collectively, the “WHP Fundamental Representations”) shall survive the Closing until the date that is two (2) years after the Closing Date, (d) any claim arising from the obligations set forth in Section 6.4, Section 6.10(c), Section 6.10(d), Section 11.15 or Section 11.16 shall survive indefinitely, (e) those covenants and agreements of each Seller or WHP contained in this Agreement that by their terms contemplate performance at or after the Closing shall survive the Closing until they are fully performed in accordance with their respective terms, (f) any Claim arising from the obligations set forth in Section 9.3 shall survive indefinitely and (g) any Claim arising from the obligations set forth in Section 9.3(a)(ii) shall survive until the expiration of the statute of limitations for the Tax periods to which the Indemnified Taxes related, plus thirty (30) days, it being understood and agreed that any pending claim pursuant to the foregoing clauses (a) through (f) shall survive until such claim is finally resolved if notice of such claim has been validly delivered to the Person against whom such indemnity may be sought prior to the expiration of the applicable survival period.

Section 9.6            Limitations on Indemnification.

(a)            Notwithstanding the provisions of this Article IX, in no event shall the aggregate indemnification to be paid by Sellers or WHP under Section 9.1, Section 9.2 or Section 9.3, as applicable, exceed the Indemnification Cap, except in the case of Fraud.

(b)            For purposes of calculating Losses under this Article IX, any materiality or similar qualifications limiting the scope of such representations, warranties, covenants or agreements shall be disregarded.

(c)            None of the WHP Indemnitees, Company Indemnitees nor the Seller Indemnitees shall be entitled to recover for the same Loss more than once under this Article IX or otherwise under this Agreement or any Ancillary Document even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement or any Ancillary Document.

(d)            Each Party acknowledges the common law duty to mitigate their respective Losses for which it would have the right to seek indemnification hereunder.

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(e)            In no event shall either Party have any liability under this Article IX for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items, including loss of revenue, income or profits, damages based on any multiple of revenue or income, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement (except, in the case of punitive damages, to the extent awarded to a Third Party pursuant to a Third Party Claim).

Section 9.7            Tax Treatment of Indemnification Payments. All indemnification payments made to the WHP Indemnitees pursuant to Section 9.1(a) or Section 9.3(a) or to the Seller Indemnitees pursuant to Section 9.2(a) under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for income Tax purposes and all indemnification payments made to the Company Indemnitees pursuant to Section 9.3(a) shall be treated as a contribution to the Company by the applicable Seller, in each case unless otherwise required by Law.

Section 9.8            Effect of Investigation. WHP’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Sellers contained herein will not be affected by any investigation conducted by WHP with respect to, or any knowledge acquired by WHP at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 9.9            Exclusive Remedies. Following the Closing, except for (a) claims for Fraud, (b) claims for breach of Section 11.15 or Section 11.16, and (c) claims for equitable relief with respect to covenants, agreements or obligations under this Agreement to be performed at or after the Closing, the rights to indemnification, compensation and reimbursement under this Article IX shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties with respect to the representations, warranties, covenants and agreements set forth in this Agreement.

Article X
TERMINATION

Section 10.1          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)            by the mutual written consent of Seller 1 and WHP;

(b)            by either Seller 1 or WHP upon written notice to the other, if the Closing should not have occurred on or prior to October 26, 2026 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) any Party if the breach by such Party of its representations and warranties set forth in this Agreement or the failure of such Party to perform any of its obligations under this Agreement has been the cause of or resulted in the events specified in this Section 10.1(b) of this Agreement;

(c)            by WHP if either Seller shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) or (ii) is incapable of being cured prior to the Outside Date, or if capable of being cured, shall not have been cured by the earlier of (x) thirty (30) days following receipt by such Seller, as applicable, of written notice of such breach or failure to perform from WHP stating its intention to terminate this Agreement pursuant to this Section 10.1(c) and the basis for such termination and (y) the Outside Date; provided that WHP shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if WHP is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b);

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(d)            by Seller 1 if WHP, WHP Borrower or WHP Topco shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) or (ii) is incapable of being cured prior to the Outside Date, or if capable of being cured, shall not have been cured by the earlier of (x) thirty (30) days following receipt by WHP of written notice of such breach or failure to perform from Seller 1 stating its intention to terminate this Agreement pursuant to this Section 10.1(d) and the basis for such termination and (y) the Outside Date; provided that Seller 1 shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if either Seller is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);

(e)            by WHP or Seller 1 if any Government Order enjoining or otherwise prohibiting consummation of the Membership Interests Purchase Transactions shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any Party whose failure to perform any covenant under Article VI of this Agreement has been the cause of, or resulted in, such Government Order;

(f)            by Seller 1 at any time prior to the Offer Closing if the Offer Conditions are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Offer Closing, but subject to the satisfaction or waiver in accordance with the terms hereof of such conditions substantially contemporaneously with the Offer Closing) and WHP fails to consummate the Offer when required in accordance with Section 7.1; or

(g)            by Seller 1 if WHP and/or one or more of its Affiliates shall have executed a definitive agreement providing for or relating to, or shall have consummated, (i) a WHP COC (as defined in the Operating Agreement), (ii) a Significant Asset Sale (as defined in the Operating Agreement) or (iii) an IPO Event (as defined in the Operating Agreement).

Section 10.2            Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall be given to the other Party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 6.4, Section 6.10(c), Section 6.10(d), Section 9.7, this Section 10.2 and Article XI, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any Party or their respective directors, officers and Affiliates. Nothing in this Section 10.2 shall be deemed to release any Party from any liability for Fraud or Willful Breach by such Party of the terms and provisions of this Agreement.

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Article XI
MISCELLANEOUS

Section 11.1           Expenses. Except as expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses; provided that (a) all fees paid in respect of all applications, filings or notices with respect to the transfer of the Contributed Assets shall be borne 50% by WHP and 50% by Seller 1 and (b) all filing fees paid in respect of the AT Filings shall be borne 50% by Seller 1 and 50% by WHP.

Section 11.2           Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (unless notice of non-delivery is returned) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to either Seller:	Lands’ End, Inc. 5 Lands’ End Lane Dodgeville, Wisconsin 53595 Attention: President, Lands’ End Licensing, Chief Administrative Officer and General Counsel Email: [Intentionally omitted]

with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Igor Kirman Email: IKirman@wlrk.com

If to WHP, WHP Topco, or WHP Borrower:	LEWHP, LLC c/o WHP Global 530 Fifth Avenue, 12th Floor New York, New York 10036 Attention: Yehuda Shmidman; Gregg Donnenfeld Email: [Intentionally omitted]

with a copy to:	Kirkland & Ellis LLP 2049 Century Park East Los Angeles, California 90067 Attention: Hamed Meshki, P.C. Email: hamed.meshki@kirkland.com

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and

Kirkland & Ellis LLP 200 Clarendon Street Boston, Massachusetts 02116 Attention: Shayla K. Harlev Email: shayla.harlev@kirkland.com or such other address or email address as such Party may hereafter specify by like notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. New York City time. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Notwithstanding the foregoing, any notices, requests and other communications sent by email shall be deemed received upon transmission (unless an automated notice of non-delivery is returned to the sender).

Section 11.3           Construction.

(a)            When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. All references herein to “$” or “dollars” shall be to U.S. dollars. The word “or” is not exclusive. The word “within” with respect to a particular day or date shall mean a period ending at the end of such day or date. Each reference to “days” shall be to calendar days unless Business Days are expressly specified. If the date for delivery of any item hereunder falls on a date which is not a Business Day, the date for such delivery shall be extended to the next succeeding Business Day. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(b)            The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provision of this Agreement.

Section 11.4           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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Section 11.5           Entire Agreement. This Agreement, including the Disclosure Schedules, together with the other Ancillary Documents, the Confidentiality Agreement and the Voting Agreements, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 11.6           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties and in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned. Notwithstanding anything herein to the contrary, WHP Borrower or Sellers may collaterally assign any or all of their respective rights and interests hereunder without the consent of any Party hereto to any provider of debt financing; provided, that no such assignment shall relieve the assigning Party of any of its obligations hereunder unless and until such obligations have been performed or satisfied.

Section 11.7           No Third-Party Beneficiaries. Except as provided in Article IX, and except for Section 6.10(d), which is intended to benefit the indemnified parties specified therein, and Section 11.14, no provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

Section 11.8           Amendment and Modification. Subject to compliance with applicable Law and the other provisions of this Agreement (including Section 11.14), this Agreement may be amended or supplemented in any and all respects by written agreement of WHP and Seller 1.

Section 11.9           Waiver. WHP and Seller 1 (on behalf of itself and Seller Group) may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Party or (c) waive compliance by the other Party with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the WHP or Seller 1 in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 11.10        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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Section 11.11        Submission to Jurisdiction. All Actions arising out of or relating to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought any other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the Parties hereto hereby irrevocably submit with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11.11 in the manner provided for notices in Section 11.2. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by applicable Law. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 11.11.

Section 11.12        Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. In circumstances where WHP is obligated to consummate the Transactions and the Transactions have not been consummated, WHP expressly acknowledges and agrees that Sellers shall have suffered irreparable harm that monetary damages will be inadequate to compensate Sellers, and that Sellers on behalf of themselves shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically WHP’s obligations to consummate the Transactions. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.12, and each Party irrevocably waives any rights that it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party agrees that it will use its reasonable best efforts to cooperate with the other Parties in seeking and agreeing to, and shall not object to, an expedited schedule in any action or proceeding seeking to enforce specifically this Agreement or any of the terms hereof.

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Section 11.13        Counterparts. This Agreement and the Ancillary Documents may be executed in one or more counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 11.14        Financing Provisions. Notwithstanding anything in this Agreement to the contrary, each Seller on behalf of itself, its subsidiaries and each of its controlled Affiliates hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, the transactions contemplated pursuant to this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Party in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon Sellers or its controlled Affiliates in any such proceeding shall be effective if notice is given in accordance with Section 11.2, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against the Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Debt Financing Parties will have any liability to Sellers or any of their respective subsidiaries or any of their respective controlled Affiliates or representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (h) agrees that the Debt Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 11.14, and that such provisions (and any definitions or provisions of this Agreement to the extent any amendment or waiver of such definition or provision would modify the substance of this Section 11.14) shall not be amended in any way adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Parties. Notwithstanding the foregoing, nothing in this Section 11.14 shall in any way limit or modify the rights and obligations of WHP, WHP Borrower or WHP Topco under this Agreement or any Debt Financing Party’s obligations to WHP Borrower under the Debt Commitment Letter.

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Section 11.15        WHP Borrower Guaranty.

(a)            WHP Borrower hereby absolutely, unconditionally and irrevocably guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt performance and payment when due of the obligations of WHP pursuant to this Agreement (the “WHP Borrower Guaranty”).

(b)            WHP Borrower waives (i) any defense arising by reason of any disability or other defense of WHP or any other guarantor, or the cessation from any cause whatsoever of the liability of WHP; (ii) any defense based on any claim that WHP Borrower’s obligations exceed or are more burdensome than those of WHP; (iii) the benefit of any statute of limitations affecting WHP Borrower’s liability hereunder and (iv) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

(c)            WHP Borrower waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligation incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of WHP or any other entity or other person primarily or secondarily liable with respect to any of the obligations of WHP, and all suretyship defenses generally. WHP Borrower agrees that its obligations with respect to the WHP Borrower Guaranty shall not be released or discharged, in whole or in part, or otherwise affected by the failure or delay of Sellers to asset any claim or demand or to enforce any right or remedy against WHP or any other Person hereunder.

(d)            WHP Borrower represents and warrants to Sellers that (i) the execution, delivery and performance by WHP Borrower of this Agreement has been duly and validly authorized by all necessary corporate, limited liability company, partnership or other similar action of WHP Borrower, this Agreement has been duly executed and delivered by WHP Borrower, and (assuming this Agreement constitutes the valid and binding agreement of the Seller Group) this Agreement constitutes the legal, valid and binding obligation of WHP Borrower, enforceable against WHP Borrower in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; (ii) to the extent that this Agreement, including this Section 11.15, must be in a form that is acceptable to WHP Borrower, WHP Borrower has approved this Agreement as in effect on the date hereof; and (iii) no event has occurred which, with or without notice, lapse of time or both, constitutes or would reasonably be expected to constitute a breach, default or event of default on the part of WHP Borrower under this Agreement or would adversely affect WHP Borrower’s obligations, or Sellers’ or the Company’s rights in connection with the WHP Borrower Guaranty.

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Section 11.16        WHP Topco Guaranty.

(a)            Without limiting Section 11.15, WHP Topco hereby absolutely, unconditionally and irrevocably guarantees to Sellers to cause the full and complete performance of WHP Topco’s and WHP’s and their respective Affiliates’ obligations set forth in this Agreement and the Ancillary Documents subject to the terms and conditions set forth in this Agreement and Ancillary Documents, as applicable (such guaranteed obligations, collectively, the “Guaranteed Obligations”).

(b)            Solely for purposes of Section 11.16(a), WHP Topco waives (i) any defense arising by reason of any disability or other defense of WHP, WHP Topco, any of their respective Affiliates or any other guarantor, or the cessation from any cause whatsoever of the liability of WHP, WHP Topco or any of their respective Affiliates; (ii) any defense based on any claim that WHP Topco’s obligations exceed or are more burdensome than those of WHP or any Affiliate of WHP or WHP Topco; (iii) the benefit of any statute of limitations affecting WHP Topco’s liability hereunder and (iv) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

(c)            Solely for purposes of Section 11.16(a), WHP Topco waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligation incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of WHP, any Affiliate of WHP or WHP Topco or any other entity or other person primarily or secondarily liable with respect to any of the obligations of WHP, WHP Topco or any of their respective Affiliates, and all suretyship defenses generally. WHP Topco agrees that its obligations with respect to the Guaranteed Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the failure or delay of Sellers to asset any claim or demand or to enforce any right or remedy against WHP, its Affiliates, WHP Topco’s Affiliatesor any other Person hereunder.

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(d)            WHP Topco represents and warrants to Sellers that (i) the execution, delivery and performance by WHP Topco of this Agreement and the Ancillary Documents has been duly and validly authorized by all necessary partnership or other similar action of WHP Topco, this Agreement has been duly executed and delivered by the WHP Topco, and (assuming this Agreement constitutes the valid and binding agreement of the Seller Group) this Agreement constitutes the legal, valid and binding obligation of WHP Topco, enforceable against WHP Topco in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; (ii) to the extent that this Agreement, including this Section 11.16, must be in a form that is acceptable to WHP Topco, WHP Topco has approved this Agreement as in effect on the date hereof; (iii) no event has occurred which, with or without notice, lapse of time or both, constitutes or would reasonably be expected to constitute a breach, default or event of default on the part of WHP Topco under this Agreement or any Ancillary Documents or would adversely affect WHP Topco’s obligations, or Sellers rights in connection with the Guaranteed Obligations. WHP Topco represents and warrants to Sellers that the execution, delivery and performance by WHP of this Agreement and the Ancillary Documents to be delivered hereunder, and the consummation of the Transactions, do not and will not: (A) contravene or conflict with the certificate of incorporation, by-laws or other organizational documents of WHP Topco or any of its Affiliates or (B) contravene or conflict with any provision of any Law or Government Order binding upon or applicable to WHP Topco or any of its Affiliates; (iv) no Person is or will be entitled to any preemptive right, right of repurchase, right of participation or any similar right or any right of first refusal in favor of such Person, in each case in connection with the transactions contemplated by Section 9.9 through Section 9.11 of the Operating Agreement and (v) there are no stockholder agreements, voting trusts or other agreements or understandings to which WHP Topco or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, or grants any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any shares of capital stock or Equity Securities (as defined in the Operating Agreement) of WHP Topco or any of its Subsidiaries.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized officers.

SELLERS:

LANDS’ END, INC.

By:	/s/ Andrew J. McLean
Name:	Andrew J. McLean
Title:	Chief Executive Officer

LANDS’ END DIRECT MERCHANTS, INC.

By:	/s/ Peter L.Gray
Name:	Peter L. Gray
Title:	President and Secretary

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized officers.

WHP:

LEWHP, LLC

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	Chief Executive Officer

WH BORROWER, LLC

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	Chief Executive Officer

WH TOPCO, L.P.

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

Annex I

Notwithstanding any other terms or provisions of the Offer or the Agreement, WHP shall not be required to accept for payment, or, subject to any applicable rules or regulations of the SEC, including Exchange Act Rule 14e-1(c), to pay for any shares of Common Stock validly tendered (and not subsequently withdrawn) pursuant to the Offer if as of the Expiration Time any of the following conditions shall not be satisfied (or have been waived by WHP):

1.	No injunction or similar order by any court of competent jurisdiction in the United States or in the jurisdictions set forth in Section 8.1(a) of the Disclosure Schedules that prohibits the consummation of the Offer shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, enforced, adopted or promulgated after the date hereof by any Governmental Authority in the United States or in the jurisdictions set forth in Section 8.1(a) of the Disclosure Schedules that, in any case, prohibits or makes illegal the consummation of the Offer and shall continue to be in effect.

2.	The waiting period (and any extension thereof) applicable to the consummation of Offer under the HSR Act shall have expired or early termination thereof shall have been granted, or clearance otherwise provided, as applicable, and the GWB Approval shall have been obtained.

3.	(a) The Fundamental Representations shall be true and correct in all material respects on and as of the date hereof and on and as of the Expiration Time with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) and (b) all other representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality” and “Material Adverse Effect”) on and as of the date hereof and on and as of the Expiration Time with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except, in the case of this clause (b), where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

4.	Sellers shall have complied with or performed in all material respects its obligations required to be complied with or performed by them pursuant to this Agreement at or prior to such time that WHP accepts for payment and pays for any shares of Common Stock validly tendered in the Offer.

5.	From the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

6.	WHP shall have received a certificate, dated the date on which the Expiration Time occurs and signed by a duly authorized officer of each Seller, that each of the conditions set forth in clauses (3), (4) and (5) above have been satisfied as of immediately prior to the Expiration Time.

7.	WHP shall have received each applicable Ancillary Document duly executed by the applicable member(s) of the Seller Group as set forth in Section 3.2(b)(i).

8.	The IP Contribution shall have been consummated in all but de minimis respects such that, as of immediately prior to the Expiration Time, the Company is the owner of the Contributed Assets in all but de minimis respects.

Annex-1

EXHIBIT A

[IPCO JV], LLC

FORM OF AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated [_____], 202[ ]1

THE UNITS ISSUED PURSUANT TO THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

SUCH UNITS ARE ALSO SUBJECT TO THE ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

1 Note to Draft: To be the date of the Closing (as defined in the Purchase Agreement).

i

SCHEDULES AND EXHIBITS

Schedule of Units, Members and Contributions

Exhibit A – Competitors

Exhibit B – Company EBITDA

Exhibit C – WHP Topco EBITDA

Exhibit C-1 – Illustrative Calculation of WHP Topco EBITDA

Exhibit D – Joinder Agreement

Exhibit E – Initial Budget

Exhibit F – Illustrative Calculations

Exhibit G – Specified Consideration

Exhibit H – Specified Matters

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
[IPCO JV], LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of [IPCO JV], LLC, a Delaware limited liability company (the “Company”), is entered into on [_____], 202[ ]2 (the “Effective Date”) pursuant to the Delaware Limited Liability Company Act, Delaware Code Ann. Title 6, §§18-101, et seq. (the “Delaware Act”), by and among the Company, Polaris, Inc., a Delaware corporation (“Polaris Member 1”), [Seller 2], Inc., a Delaware corporation (“Polaris Member 2,” and together with Polaris Member 1, the “Polaris Members”), LEWHP, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of WHP Topco (the “WHP Member”), and, solely for purposes of Article I, Section 9.8 through Section 9.12 and Article XI, WH Topco, L.P., a Delaware limited partnership (“WHP Topco”). Capitalized terms used herein shall have the respective meanings ascribed to such terms in Article I.

RECITALS:

WHEREAS, the Company was formed on [____], 202[ ]3 as a Delaware limited liability company pursuant to and in accordance with the Delaware Act, as the same may be further amended, supplemented or otherwise modified from time to time, and was initially governed by the Limited Liability Company Agreement of the Company, dated [____], 202[ ]4 (the “Original Agreement”);

WHEREAS, the Polaris Members, the WHP Member, WH Borrower, LLC, a Delaware limited liability company, and WHP Topco entered into that certain Membership Interest Purchase Agreement on January 26, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”); and

WHEREAS, the Polaris Members, as the members under the Original Agreement desire to amend and restate in its entirety the Original Agreement on the terms and conditions contained herein and to enter into this Agreement, with the additional members that are parties hereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

2 Note to Draft: To be the date of the Closing (as defined in the Purchase Agreement).

3 Note to Draft: To be the date that the Company is formed.

4 Note to Draft: To be the date that the Company is formed.

Article I

DEFINITIONS

Section 1.1      Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“ABL Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent pursuant to the ABL Credit Agreement, in such capacities and together with any successors and assigns in such capacities and any other entity serving in such capacities under any ABL Credit Agreement.

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of November 16, 2017, by and among Lands’ End, Inc., as lead borrower, the ABL Agent and the other lenders and parties from time to time party thereto (as amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time, including by that certain First Amendment to Credit Agreement, dated as of December 3, 2019, that certain Second Amendment to Credit Agreement, dated as of August 12, 2020, that certain Third Amendment to Credit Agreement, dated as of July 29, 2021, that certain Fourth Amendment to Credit Agreement, dated as of May 12, 2023, that certain Fifth Amendment to Credit Agreement, dated as of March 28, 2025 and on or after the Effective Date).

“Action” means any claim, charge, demand, action, cause of action, inquiry, audit, suit, arbitration, indictment, litigation, hearing or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Additional Member” means any Person that has been admitted to the Company as a Member after the Effective Date pursuant to Section 3.2(b).

“Adjusted Capital Account Deficit” means, with respect to any Member’s Capital Account as of the end of any Fiscal Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Capital Account balance shall be (a) reduced for any items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6), and (b) increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such other Person. For purposes of this Agreement, “control” (including, with its correlative meanings, “controlled by,” “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and, in any event, includes any Person owning more than fifty percent (50%) of the voting securities of another Person shall be deemed to control that Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Document” has the meaning set forth in the Purchase Agreement.

“Annual Budget” has the meaning set forth in Section 7.10.

“Anti-Corruption Laws” has the meaning set forth in Section 7.8.

“Ares” means ACOF VI WHP Holdings LP, ACOF VI WHP Holdings II LP, Ares Private Opportunities (NYC), L.P., Ares Private Opportunities 2020 (C), LP and Ares PA Opportunities Fund, L.P., each a Delaware limited partnership.

“Asset Sale WHP Units” has the meaning set forth in Section 9.11(f)(iii).

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (b) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to generally pay its debts as they become due; (c) the failure of such Person to generally pay its debts as such debts become due; (d) the making by such Person of a general assignment for the benefit of creditors; (e) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against such Person in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (f) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person as bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of sixty (60) consecutive days.

“Board” means, as of any date, the then-current board of managers of the Company, which shall have the power and authority described in this Agreement.

“Business Day” means a day other than (a) a Saturday, Sunday and (b) any other day on which commercial banks in New York, New York or Dodgeville, Wisconsin are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.3(a).

“Capital Contributions” means, with respect to any Member, the total amount of cash, cash equivalents and, with the consent of the Board, the Fair Market Value of other Equity Securities or property (other than cash or cash equivalents) that a Member contributes or is deemed to have contributed to the Company (net of any liabilities that are secured by such property or that are assumed by the Company or to which such property is subject), as determined in good faith by the Board.

“Certificate of Formation” means the certificate of formation of the Company filed with the State of Delaware on [____], 202[ ].5

“Class A Units” has the meaning set forth in Section 3.1(b).

“Closing” has the meaning set forth in the Purchase Agreement.

“COC WHP Units” has the meaning set forth in Section 9.10(f)(ii).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Drag Enterprise Value” means, as of a particular date of determination, the aggregate enterprise value of the Company, equal to (a) the total value of the consideration proposed to be paid to the Members (other than in their capacity as holders of preferred equity) in connection with a Company Sale, plus (b) the aggregate principal amount of any outstanding funded indebtedness of the Company and its Subsidiaries, on a consolidated basis, plus (c) the aggregate value of any outstanding preferred equity (including the liquidation preference and the accreted value) issued by the Company and its Subsidiaries, minus (d) any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the Company and its Subsidiaries, on a consolidated basis, in each case of the foregoing clauses (b) through (d), adjusted for the ownership percentage of any direct or indirect Subsidiaries of the Company that are not, directly or indirectly, wholly owned by the Company.

“Company Drag Equity Value” means, as of a particular date of determination, the aggregate equity value of the Company, equal to (a) the Company Drag Enterprise Value, less (b) the aggregate principal amount of any outstanding funded indebtedness of the Company and its Subsidiaries, on a consolidated basis, plus (c) any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the Company and its Subsidiaries, on a consolidated basis, minus (d) the aggregate value of any outstanding preferred equity (including the liquidation preference and the accreted value) issued by the Company and its Subsidiaries, in each case of the foregoing clauses (b) through (d), adjusted for the ownership percentage of any direct or indirect Subsidiaries of the Company that are not, directly or indirectly wholly owned by the Company.

“Company EBITDA” has the meaning set forth in Exhibit B.

“Company IP” means any and all Intellectual Property owned or controlled by the Company as of the Effective Date or any time thereafter.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Regulations Section 1.704-2(d).

5 Note to Draft: To be the date the Company is formed.

“Company Sale” means a transaction or a series of related transactions that results in (a) the sale or other disposition (in one transaction or a series of related transactions) of all of the assets of the Company to a Person (or group of Persons acting in concert) or (b) a merger of the Company, recapitalization of the Company or sale (in one transaction or a series of related transactions) of Units to a Person (or group of Persons acting in concert), in each case of the foregoing clause (a) and clause (b), that results in any Person (or group of Persons acting in concert) (other than any WHP Holder or Polaris Holder) beneficially owning one hundred percent (100%) of the Units (or any resulting entity (or ultimate parent thereof) after such transaction).

“Company Sale Consideration” has the meaning set forth in Section 9.8(b).

“Company Sale Proposal” has the meaning set forth in Section 9.8(a).

“Company Sale Proposal Notice” has the meaning set forth in Section 9.8(a).

“Competitor” means (a) any of the Persons identified in Exhibit A and each of the respective parent companies and Subsidiaries of each of the foregoing, and (b) any other Person that individually or together with its Affiliates: (i) exercises control over any Person described in clause (a), or (ii) has the right to designate or elect at least one member of the board of directors (or similar governing body) of any Person described in clause (a).

“Compliance Certificate” has the meaning set forth in the WHP Credit Agreement.

“Conflicted Matter” has the meaning set forth in Section 7.9(b).

“Continuing Budget” has the meaning set forth in Section 7.10.

“control” has the meaning set forth in the definition of “Affiliate” in this Section 1.1.

“controlled by” has the meaning set forth in the definition of “Affiliate” in this Section 1.1.

“controlling” has the meaning set forth in the definition of “Affiliate” in this Section 1.1.

“Covered Person” has the meaning set forth in Section 7.5(g).

“D&O Indemnified Persons” has the meaning set forth in Section 7.5(d).

“Delaware Act” has the meaning set forth in the Preamble.

“De-SPAC” has the meaning set forth in the definition of “Initial Public Offering” in this Section 1.1.

“Direct Listing” has the meaning set forth in the definition of “Initial Public Offering” in this Section 1.1.

“Distribution” means each distribution after the Effective Date made by the Company to a Member, whether in cash, property or securities of the Company.

“Drag Election” has the meaning set forth in Section 9.8(c).

“Drag Multiple” means, as of a particular date of determination, a multiple equal to (a) the Company Drag Enterprise Value divided by (b) the Company EBITDA.

“Drag Notice” has the meaning set forth in Section 9.8(c).

“Drag Ownership Condition” means if the Initiating Holder has a Holder Percentage of at least forty percent (40%) as of the date of the Company Sale Proposal Notice and the date of the Company Sale.

“Drag Right Conditions” has the meaning set forth in Section 9.8(a).

“EBITDA Margin” means, for any Annual Budget, the percentage equal to (a) the Company EBITDA divided by (b) the revenue of the Company and its Subsidiaries, taken as a whole, in each case, during the applicable period of calculation.

“Economic Interest” means the right to allocations of items of income, gain, loss, deduction, credit or similar items and the right to Distributions of cash and other property as provided in Article IV and Article X of this Agreement and the Delaware Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote in the election of the Managers, vote on, consent to or otherwise participate in any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case, except as expressly otherwise provided in this Agreement or required by the Delaware Act.

“Effective Date” has the meaning set forth in the Preamble.

“Eligible Members” has the meaning set forth in Section 9.7(a).

“Equity Securities” means, as applicable, (a) any capital stock, partnership or membership interests or other share capital; (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership or membership interests or other share capital or containing any profit participation features (including any convertible debt securities); (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership or membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership or membership interests, other share capital or securities containing any profit participation features; or (d) any share appreciation rights, phantom share rights or other similar rights.

“Estimated Exchange Reference Multiple” has the meaning set forth in Section 9.9(b)(i).

“Excess Cash” means, with respect to any fiscal period, the amount of cash, cash equivalents and short-term investments held by the Company and its Subsidiaries in excess of the Minimum Cash Reserve (and calculated after giving effect to any payment obligation of the Company then owing pursuant to Section 4H and Exhibit J of the License Agreement, including any such payment obligation with respect to such fiscal period).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.

“Exchange Notice” has the meaning set forth in Section 9.9(c).

“Exchange Reference Multiple” means a multiple equal to (a) the WHP Enterprise Value divided by (b) the WHP Topco EBITDA.

“Exchanging Company Units” has the meaning set forth in Section 9.9(b)(i).

“Exchanging Company Units Valuation” has the meaning set forth in Section 9.9(i)(i).

“Excluded Claims” means, as of any time of determination, (a) any claims that may not be waived or released pursuant to applicable Law, (b) any claims of the Polaris Members that have then previously been asserted, (c) any claims of the Polaris Members that may be made or brought pursuant to Section 9.12, and (d) for the avoidance of doubt, any claims the Polaris Members and/or their respective Affiliates may be entitled to pursuant to any Ancillary Document, or any other agreement other than this Agreement entered into after the Effective Date, or any applicable policy of directors’ and officers’ insurance maintained by, or on behalf of, the Company or any of its Subsidiaries pursuant to Section 7.5(d).

“Excluded Securities” means (a) Equity Securities issued to the extent necessary in order to effect any split, distribution, merger, combination, reorganization, recapitalization or similar event approved in accordance with the applicable terms of this Agreement with respect to the Equity Securities, so long as each holder of such issued Equity Securities has the same privileges, preferences, rights, duties, liabilities and obligations after such event as immediately prior to such event (subject to adjustment rounding for fractional interests), (b) Equity Securities issued upon conversion, exchange or exercise of any other Equity Securities that were issued in accordance with the applicable terms of this Agreement and are converted, exchanged or exercised on the terms applicable to such Equity Securities at the time such other Equity Securities were issued and (c) Equity Securities issued by a Subsidiary to the Company or any of its Subsidiaries.

“Fair Market Value” means, with respect to any asset or security, the purchase price that a willing buyer having all relevant knowledge and information would pay a willing seller for such asset or security in an arm’s-length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as reasonably determined by the Board in good faith, or in the case of Section 10.2, as reasonably determined by the liquidators.

“federal” means the federal government of the U.S.

“Final Pricing Notice” has the meaning set forth in Section 9.9(e).

“Fiscal Year” has the meaning set forth in Section 8.7.

“GAAP” means U.S. generally acceptable accounting principles as in effect for the applicable period or date.

“GMR Cure Amount” means the amount of a Balancing Payment (as defined in the License Agreement) due and payable as of any applicable date by Licensee under Section 4B of the License Agreement, plus any interest owed by Licensee in respect of such outstanding payments pursuant to Section 4G(i) of the License Agreement, provided that such GMR Cure Amount shall not exceed $25,000,000.

“GMR Default” means any failure to pay a required Balancing Payment (as defined in the License Agreement) within the time period required by, and subject to, Section 4B of the License Agreement.

“Governance Flip” has the meaning set forth in Section 7.2(b)(ii).

“Governmental Entity” means any U.S. or foreign, state or local governmental or regulatory agency, commission, court, body, entity, arbitrator, judicial government entity, or authority.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)            the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset on the date of the contribution;

(b)           the Gross Asset Values of all Company assets may be adjusted to equal their respective gross Fair Market Values as of the following times:

(i)            in the discretion of the Partnership Representative, the acquisition of an additional interest in the Company after the Effective Date by a new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)            in the discretion of the Partnership Representative, the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing or a new Member acting in a “partner capacity,” or in anticipation of becoming a “partner” (in each case within the meaning of Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii));

(iii)          in the discretion of the Partnership Representative, the Distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company;

(iv)          the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(v)          such other times as the Partnership Representative shall reasonably determine to be necessary or advisable in order to comply with Regulations promulgated under Subchapter K of Chapter 1 of the Code.

(c)            the Gross Asset Value of any Company asset distributed to a Member shall be adjusted immediately prior to such distribution to equal the gross Fair Market Value of such asset on the date of Distribution;

(d)           the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that the Partnership Representative reasonably determines that an adjustment pursuant to clause (b) of this definition of “Gross Asset Value” is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)            with respect to any asset that has a Gross Asset Value that differs from its adjusted tax basis, Gross Asset Value shall be adjusted by the amount of Depreciation (as defined in the definition of “Net Income”) rather than any other depreciation, amortization or other cost recovery method.

“Holder Indemnitors” has the meaning set forth in Section 7.5(h).

“Holder Percentage” means, with respect to a Member or Members, as applicable, at any time, the percentage obtained from the quotient of (a) the number of Units held by such Member or Members, as applicable, divided by (b) the total number of Units on a fully diluted basis then outstanding. The initial Holder Percentage of each Member as of the Effective Date is as set forth on the Schedule of Units, Members and Contributions.

“HSR Act” has the meaning set forth in Section 10.7.

“Income” means individual items of Company income and gain determined in accordance with the definition of “Net Income” and “Net Loss.”

“Initial Budget” has the meaning set forth in Section 7.10.

“Initial Public Offering” means, with respect to any Person, any bona fide (a) underwritten initial public offering of Equity Securities of such Person pursuant to an effective registration statement under the Securities Act or any comparable foreign statute in which the offered securities are listed for trading on a national or equivalent securities exchange (“IPO”), (b) merger, consolidation, reorganization or similar business combination the result of which any class of Equity Securities of such Person is initially listed, or initially converted into securities that are listed, for trading on a national or equivalent securities exchange, including by way of an initial de-SPAC transaction (“De-SPAC”), or (c) initial listing of Equity Securities of such Person on a national or equivalent securities exchange effected by means of a registration statement declared effective by the SEC (or comparable foreign regulatory authority) without an accompanying underwritten offering (a “Direct Listing”).

“Initiating Holder” has the meaning set forth in Section 9.8(a).

“Intellectual Property” means any and all intellectual property rights arising in any jurisdiction of the world, including in or with respect to any of the following: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs; (b) trademarks, service marks, trade dress, trade names, logos and similar designations of origin and the goodwill connected with the use of and symbolized by the foregoing; (c) domain names and rights to social media accounts; (d) copyrights and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors; (e) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons; and (f) registrations and applications for registrations, issuances or filings of any of the foregoing.

“IPO” has the meaning set forth in the definition of “Initial Public Offering” in this Section 1.1.

“IPO Event” has the meaning set forth in Section 9.9(a).

“IPO Event Notice” has the meaning set forth in Section 9.9(b)(i).

“IPO Event Supplemental Notice” has the meaning set forth in Section 9.9(b)(ii).

“IPO Exchange” has the meaning set forth in Section 9.9(a).

“IPO Flip-Up Electing Holder” means, as of any date of determination, (a) if the Exchange Reference Multiple is greater than or equal to thirteen (13), then each of the Polaris Holder and the WHP Holder or (b) if the Exchange Reference Multiple is less than thirteen (13), then the Polaris Holder.

“IPO Flip-Up Right” has the meaning set forth in Section 9.9(a).

“IPO Model” has the meaning set forth in Section 9.9(i).

“IPO True-Up Units” has the meaning set forth in Section 9.9(l)(ii).

“IPO WHP Units” has the meaning set forth in Section 9.9(i)(ii).

“IRS” has the meaning set forth in Section 8.6.

“Joinder Agreement” has the meaning set forth in Section 3.2(b).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, judgment, order, injunction, ruling or decree of any Governmental Entity.

“License Agreement” means that certain License Agreement, dated as of the Effective Date, by and among the Company and the Sellers (as defined in the Purchase Agreement, together with any successor licensee thereto, the “Licensee”), as may be amended, supplemented or otherwise modified from time to time.

“License Agreement Matters” has the meaning set forth in Section 7.9(b).

“Licensee” has the meaning set forth in the definition of “License Agreement” in this Section 1.1.

“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of “Net Income” and “Net Loss.”

“Management Services Agreement” has the meaning set forth in the Purchase Agreement.

“Manager” means a current member of the Board, who, for purposes of the Delaware Act, shall be deemed a “manager” as defined in the Delaware Act and who shall be subject to the rights and obligations set forth in this Agreement and, to the extent not inconsistent with the rights and obligations set forth in this Agreement, to the rights and obligations set forth in the Delaware Act.

“Market Multiple” has the meaning set forth in Section 9.11(f)(i).

“Member” means a Member identified on the Schedule of Units, Members and Contributions as of the Effective Date, or an Additional Member who is admitted as a Member in accordance with the terms of this Agreement and applicable Law for so long as such Person continues to hold an Economic Interest in any of the Units. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Membership Interest” means, with respect to each Member, such Member’s Economic Interest and rights as a Member.

“Minimum Cash Reserve” means $5,000,000; provided that, if, as of the end of any fiscal quarter of the Company, the revenue of the Company and its Subsidiaries, taken as a whole, with respect to the last twelve (12) months ending on the most recent date for which financial statements of the Company are then available is greater than $150,000,000, then the Minimum Cash Reserve shall increase to $7,000,000.

“Minimum Multiple” has the meaning set forth in Section 9.12(j).

“Net Income” or “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in such taxable income or loss), with the following adjustments:

(a)            any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” or “Net Loss” shall be added to such taxable income or loss;

(b)            any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” or “Net Loss” shall be subtracted from such taxable income or loss;

(c)            in the event that the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)            gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)            in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, with respect to a Company asset having a Gross Asset Value that differs from its adjusted basis for tax purposes, “Depreciation” with respect to such asset shall be computed by reference to the asset’s Gross Asset Value in accordance with Regulations Section 1.704-1(b)(2)(iv)(g); and

(f)            to the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss.

“Oaktree” means OCM SSF II WH Holdings, L.P., a Delaware limited partnership.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Officers” has the meaning set forth in Section 7.7(a).

“Original Agreement” has the meaning set forth in the Recitals.

“Other Member” has the meaning set forth in Section 9.5(a).

“Participating Member” has the meaning set forth in Section 9.7(c).

“Partnership Representative” has the meaning set forth in Section 8.1.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any Regulations or other guidance issued thereunder, successor provisions and any similar provisions of state, local or any other applicable tax laws.

“Permitted Transferee” means (a) with respect to the WHP Member, (i) WHP Topco or any directly or indirectly wholly owned Subsidiary of WHP Topco and (ii) the WHP Administrative Agent, in connection with the enforcement by the WHP Administrative Agent of any pledge made by the WHP Holder to the WHP Administrative Agent of its Units; provided, for the avoidance of doubt, that the WHP Administrative Agent shall not succeed to the WHP Member’s rights pursuant to Article VII, Section 9.8, Section 9.9, Section 9.10, Section 9.11 or Section 9.12, and in the event of a Company Sale that is subject to Section 9.8, the WHP Administrative Agent shall be deemed to have made the Drag Election, and (b) with respect to any Polaris Member, (i) any directly or indirectly wholly owned Subsidiary of any Polaris Member and (ii) the ABL Agent, in connection with the enforcement by the ABL Agent of any pledge made by the Polaris Holder to the ABL Agent of its Units; provided, for the avoidance of doubt, that the ABL Agent shall not succeed to any Polaris Member’s rights pursuant to Article VII, Section 9.8, Section 9.9, Section 9.10, Section 9.11 or Section 9.12, and in the event of a Company Sale that is subject to Section 9.8, the ABL Agent shall be deemed to have made the Drag Election.

“Per Share FMV” means the price per WHP Topco Unit at which a willing purchaser having all relevant knowledge would purchase, and a willing seller would sell, a privately-held minority equity stake in WHP Group. For the avoidance of doubt, the Per Share FMV shall be determined for the WHP Group, taken as a whole (including any cash, cash equivalent, short-term investments and other non-operating loans or investments held by the WHP Group, on a consolidated basis, and taking into account the aggregate value of any outstanding preferred equity (including the liquidation preference and the accreted value) issued by any member of the WHP Group, and any outstanding funded indebtedness of the WHP Group, on a consolidated basis, or other liabilities of the WHP Group, on a consolidated basis), in each case of the foregoing, adjusted for the ownership percentage of any direct or indirect Subsidiaries of WHP Topco that are not, directly or indirectly, wholly owned by WHP Topco, as a going concern as of the date of determination, based on standard valuation methodologies, including (a) discounted cash flow methodology and (b) valuation of comparable companies analysis.

“Per Share Value” means, as of any date of determination, the equity value per WHP Topco Unit, to be equal to (a) WHP Equity Value divided by (b) the aggregate number of Equity Securities of WHP Topco on a fully diluted basis, in the case of clause (b) taking into account the economic rights, preferences and privileges of all such Equity Securities (including different classes of shares and any participation thresholds applicable thereto), and, without duplication, the economic impact of actual conversions of preferred Equity Securities into common Equity Securities of WHP Topco. The parties agree that their intent in calculating Per Share Value above is to correctly determine, using general principles of corporate finance, the implied value of the WHP Topco Units being issued to the Polaris Holder (taking into account the terms of all other Equity Securities that are not WHP Topco Units).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity.

“Polaris COC” means any transaction or series of transactions pursuant to which (a) any Person (or group of Persons acting in concert) acquires or becomes the beneficial owner of, directly or indirectly, more than fifty percent (50%) of the outstanding Equity Securities of Polaris, whether by merger, liquidation, consolidation, reorganization, combination, sale, tender or exchange offer or otherwise, (b) Polaris merges with any third party pursuant to which one or more Persons acquire more than fifty percent (50%) of the outstanding Equity Securities of Polaris or (c) any Person (or group of Persons acting in concert) acquires or becomes the beneficial owner of, directly or indirectly, all or substantially all of the assets of Polaris.

“Polaris Holder” means (a) the Polaris Members and (b) any Permitted Transferee of any Polaris Member that becomes party hereto.

“Polaris Holder Percentage” means the aggregate Holder Percentage of the Polaris Holder.

“Polaris Manager Votes” has the meaning set forth in Section 7.2(b)(i).

“Polaris Managers” has the meaning set forth in Section 7.2(a)(ii).

“Polaris Member 1” has the meaning set forth in the Preamble.

“Polaris Member 2” has the meaning set forth in the Preamble.

“Polaris Members” has the meaning set forth in the Preamble.

“Preemptive Election Notice” has the meaning set forth in Section 9.7(b).

“Preemptive Election Period” has the meaning set forth in Section 9.7(b).

“Preemptive Rights Notice” has the meaning set forth in Section 9.7(a).

“Preemptive Securities” has the meaning set forth in Section 9.7(a).

“Pricing Calculation Notice” has the meaning set forth in Section 9.9(e).

“Prohibited Transfer” means any Transfer of any Unit by a Member to a Person which (a) may not be effected without registering the securities involved under the Securities Act, (b) would result in the assets of the Company constituting “Plan Assets” as such term is defined in the Department of Labor regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended, (c) would cause the Company to be controlled by or be under common control with an “investment company” for purposes of the Investment Company Act of 1940, as amended, or to register as an investment company under the Investment Company Act of 1940, as amended, (d) would require any securities of the Company to be registered under the Exchange Act, (e) would cause the Company to be a publicly traded partnership within the meaning of Code Section 7704 (and the Regulations promulgated thereunder), (f) would cause the Company to have more than 100 partners (within the meaning of Regulations Section 1.7704-1(h), including the look-through rule in Regulations Section 1.7704-1(h)(3)), (g) would subject the Company to a withholding obligation under Code Section 1446(f), (h) would occur after the commencement of a Bankruptcy, (i) is to a Competitor, or (j) is in violation of this Agreement.

“Proposed Tag-Along Transfer” has the meaning set forth in Section 9.6(b).

“Purchase Agreement” has the meaning set forth in the Recitals.

“Purchase and Sale Agreement” has the meaning set forth in Section 9.6(e).

“Purchase Offer” has the meaning set forth in Section 9.5(a).

“Purchase Offer Notice” has the meaning set forth in Section 9.5(a).

“Purchase Offer Period” has the meaning set forth in Section 9.5(a).

“Qualifying Asset Sale” means a Significant Asset Sale where the Market Multiple (counting only the WHP Liquid Consideration of the WHP Sale Consideration in calculating the Market Multiple), as of any date of determination, is greater than or equal to the Minimum Multiple.

“Qualifying WHP COC” means a WHP COC where the Exchange Reference Multiple (counting only the WHP Liquid Consideration portion of the WHP Sale Consideration in calculating the Exchange Reference Multiple), as of any date of determination, is greater than or equal to the Minimum Multiple.

“Receiving Holder” has the meaning set forth in Section 9.8(a).

“Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.2(e).

“Return on Investment Condition” means, with respect to the Receiving Holder for any Company Sale Proposal, as of the date of the Company Sale Proposal Notice and the date of the Company Sale, if:

(a) (i) (A) the Company Sale Consideration, multiplied by (B) the aggregate Holder Percentage of the Receiving Holder, plus (ii) any Distributions, dividends, sale proceeds or other dispositions received by such Receiving Holder in respect of its Units (including by way of redemption or repurchase in respect of any of its Units) from and after the Effective Date, is greater than or equal to,

(b) the sum of (i) $301,250,000, plus (ii) without duplication of the foregoing clause (i), the aggregate consideration paid by such Receiving Holder in any purchase in respect of its Units or capital contribution (through the payment of new capital) made to the Company from and after the Effective Date.

“ROFO” has the meaning set forth in Section 9.8(c).

“ROFO Consideration” has the meaning set forth in Section 9.8(c).

“ROFO Dragged Members” has the meaning set forth in Section 9.8(c).

“ROFO Election” has the meaning set forth in Section 9.8(c).

“ROFO Stock Consideration” has the meaning set forth in Section 9.8(e)(ii).

“ROFO Stock Consideration Notice” has the meaning set forth in Section 9.8(e)(ii).

“Sale Notice” has the meaning set forth in Section 9.5(a).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the OFAC’s Specially Designated Nationals and Blocked Persons List; or (b) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a).

“Schedule of Units, Members and Contributions” has the meaning set forth in Section 3.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.

“Selling Member” has the meaning set forth in Section 9.6(b).

“Significant Asset Sale” means any direct or indirect sale, transfer, assignment, license, lease or other disposition of the assets of WHP Topco and its Subsidiaries, whether in one transaction or a series of transactions, in which the WHP Asset Sale EBITDA attributable to such assets equals fifty percent (50%) or more of the total WHP Topco EBITDA (in each case for the twelve (12)-month period ending on the most recent date for which financial statements are available as of the date of the WHP Asset Sale Notice), in each case, excluding a Significant Distribution.

“Significant Distribution” means any dividend or distribution of assets (including Equity Securities) by WHP Topco and its Subsidiaries, whether in one transaction or a series of transactions, in which the WHP Topco EBITDA attributable to such assets equals fifty percent (50%) or more of the total WHP Topco EBITDA (in each case, for the twelve (12)-month period ending on the most recent date for which financial statements are available as of the record date of such Significant Distribution).

“Specified Consideration” means the consideration set forth on Exhibit G.

“state” means any state within the U.S. or the District of Columbia.

“Subsequent Governance Flip” has the meaning set forth in Section 7.2(b)(iii).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tag-Along Member” has the meaning set forth in Section 9.6(b).

“Tag-Along Notice” has the meaning set forth in Section 9.6(b).

“Tag-Along Notice Period” has the meaning set forth in Section 9.6(c).

“Tag-Along Offer” has the meaning set forth in Section 9.6(b).

“Tag-Along Participating Member” has the meaning set forth in Section 9.6(c).

“Tag-Along Right” has the meaning set forth in Section 9.6(b).

“Tag Buyer” has the meaning set forth in Section 9.6(b).

“Tag Participation Notice” has the meaning set forth in Section 9.6(c).

“Trade Controls” means all U.S. and non-U.S. Laws relating to (a) economic, trade, and financial sanctions, including those administered and enforced by OFAC, the U.S. Department of State, and the United Nations, (b) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, U.S. Customs and Border Protection, and the United Nations, (c) antiboycott requirements and (d) the prevention of money laundering.

“Transaction Documents” means this Agreement, the Purchase Agreement, the License Agreement, the Management Services Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated hereby or thereby.

“Transfer” means any direct or indirect sale, transfer, assignment, offer, pledge, charge, gift, mortgage, exchange, hypothecation, grant of participation interest in, grant of a security interest or other direct or indirect disposition or encumbrance of legal title to or any beneficial interest in Equity Securities (all of the foregoing, whether with or without consideration, whether voluntarily or involuntarily or by operation of law). The terms “Transferee,” “Transferor,” “Transferred,” “Transferring” and other forms of the word “Transfer” shall have the correlative meanings. Notwithstanding the foregoing, any pledging of Units by the WHP Holder or the Polaris Holder to any lenders or other debt financing sources for their respective debt financing purposes shall not be (or be deemed to be) a Transfer for purposes of this Agreement.

“Transfer Securities” has the meaning set forth in Section 9.5(a).

“Transferring Member” has the meaning set forth in Section 9.5(a).

“under common control with” has the meaning set forth in the definition of “Affiliate” in this Section 1.1.

“Unit” has the meaning set forth in Section 3.1(a).

“U.S.” means the United States of America, including its territories and possessions, and its military bases anywhere in the world.

“Valuation Firm” means an independent investment bank or financial advisory firm of nationally recognized standing with experience in the valuation of businesses similar to those of WHP Topco and/or the Company.

“WHP Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent and collateral agent pursuant to the WHP Credit Agreement, in such capacities and together with any successors and assigns in such capacities and any other entity serving in such capacities under any WHP Credit Agreement.

“WHP Asset Sale EBITDA” means, as of any date of determination, the amount of WHP Topco EBITDA attributable to the assets disposed of or to be disposed of in a Significant Asset Sale.

“WHP Asset Sale Exchange” has the meaning set forth in Section 9.11(a).

“WHP Asset Sale Notice” has the meaning set forth in Section 9.11(b).

“WHP Buyer Securities” has the meaning set forth in Section 9.10(b).

“WHP COC” means any transaction or series of transactions pursuant to which (a) any Person (or group of Persons), other than any existing equityholder of WHP Topco and its Affiliates, acquires or becomes the beneficial owner of, directly or indirectly, more than fifty percent (50%) but less than one hundred percent (100%) of the outstanding Equity Securities of WHP Topco, whether by merger, liquidation, consolidation, reorganization, combination, sale, tender or exchange offer or otherwise or (b) any Person (or group of Persons), other than any existing equityholder of WHP Topco and its Affiliates, acquires or becomes the beneficial owner of, directly or indirectly, one hundred percent (100%) of the outstanding Equity Securities of WHP Topco, whether by merger, liquidation, consolidation, reorganization, combination, sale, tender or exchange offer or otherwise.

“WHP COC Exchange” has the meaning set forth in Section 9.10(a).

“WHP COC Notice” has the meaning set forth in Section 9.10(b).

“WHP Credit Agreement” means that certain Credit Agreement, dated as of February 20, 2025, by and among WH Borrower, LLC, WH Intermediate, LLC, the WHP Administrative Agent and each lender from time to time party thereto, as may be amended, supplemented or otherwise modified from time to time.

“WHP Enterprise Value” means, as of a particular date of determination:

(a)            in the case of an IPO Event, the aggregate enterprise value of WHP Topco equal to (i) (A) the WHP IPO Share Price, multiplied by (B) the number of common Equity Securities of WHP Topco on a fully diluted basis (taking into account actual conversions of preferred Equity Securities into common Equity Securities of WHP Topco in connection with the consummation of such IPO Event and taking into account participation thresholds applicable to any common Equity Securities) contained in the final prospectus filed with the SEC in connection with the applicable IPO Event (including any Equity Securities of WHP Topco issued pursuant to the exercise of an “over-allotment option” in connection with the applicable IPO Event), plus (ii) the aggregate principal amount of the outstanding funded indebtedness of the WHP Group, on a consolidated basis, plus (iii) without duplication of clause (i) above, the aggregate value of any outstanding preferred Equity Securities (including the liquidation preference and the accreted value, as applicable) issued by any member of the WHP Group that does not convert into common Equity Securities of WHP Topco in connection with the consummation of such IPO Event, minus (iv) the aggregate amount of any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the WHP Group, on a consolidated basis, taking into account the effect of the IPO Event, in each case of the foregoing clauses (ii) through (iv), adjusted for the ownership percentage of any direct or indirect subsidiaries of WHP Topco that are not, directly or indirectly, wholly owned by the WHP Topco (provided that the parties hereto agree that their intent in calculating WHP Enterprise Value pursuant to this clause (a) is to correctly determine, using general principles of corporate finance, the implied enterprise value of WHP Topco and the Exchange Reference Multiple);

(b)            in the case of a WHP COC, the aggregate enterprise value of WHP Topco equal to (i) the WHP Sale Consideration, which, solely if the WHP COC is as described in clause (a) of the definition of “WHP COC,” shall be divided by the proportion expressed as a percentage of the WHP Topco Units on a fully diluted basis (taking into account actual conversions of preferred Equity Securities into common Equity Securities of WHP Topco in connection with the consummation of such WHP COC) which a Person (or group of Persons), acquires or becomes the beneficial owner of in connection with the WHP COC, taking into account the economic rights, preferences and privileges of all such Equity Securities (including any participation thresholds applicable thereto), plus (ii) the aggregate principal amount of any outstanding funded indebtedness of the WHP Group, on a consolidated basis, plus (iii) without duplication of clause (i) above, the aggregate value of any outstanding preferred Equity Securities (including any consideration received in the WHP COC, as well as the liquidation preference and the accreted value, as applicable) issued by any member of the WHP Group that will either be sold in the WHP COC or otherwise will not convert into WHP Topco Units in connection with the WHP COC), minus (iv) the aggregate amount of any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the WHP Group, on a consolidated basis, in each case of the foregoing clauses (ii) through (iv), adjusted for the ownership percentage of any direct or indirect subsidiaries of WHP Topco that are not, directly or indirectly, wholly owned by WHP Topco (provided that the parties hereto agree that their intent in calculating WHP Enterprise Value pursuant to this clause (b) is to correctly determine using general principles of corporate finance, the implied enterprise value of WHP Topco (which is implied by the WHP Sale Consideration), and then to use such implied enterprise value to (x) bridge to the WHP Equity Value in order to correctly determine, similarly using general principles of corporate finance, the implied equity value of the WHP Topco Units being issued to the Polaris Holder (taking into account the terms of all other Equity Securities that are not WHP Topco Units) and (y) calculate the Exchange Reference Multiple); and

(c)            in the case of a Significant Asset Sale, the aggregate enterprise value of WHP Topco equal to (i) the WHP Topco EBITDA, multiplied by (ii) the Market Multiple.

“WHP Equity Value” means, as of a particular date of determination, the aggregate equity value of WHP Topco equal to (a) the WHP Enterprise Value, minus (b) the aggregate principal amount of any outstanding funded indebtedness of the WHP Group, on a consolidated basis, plus (c) the aggregate amount of any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the WHP Group, on a consolidated basis, minus (d) the aggregate value of any preferred Equity Securities (including any consideration received in the applicable transaction, as well as, and without duplication, the liquidation preference and the accreted value, as applicable) issued by any member of the WHP Group that will either be sold in the applicable transaction or otherwise will not convert into common equity of WHP Topco in connection with the applicable transaction, in each case of the foregoing clauses (b) through (d), adjusted for the ownership percentage of any direct or indirect Subsidiaries of WHP Topco that are not, directly or indirectly, wholly owned by WHP Topco.

“WHP Group” means, collectively, WHP Topco and any of its Subsidiaries.

“WHP Holder” means (a) the WHP Member and (b) any Permitted Transferee of the WHP Member that becomes party hereto.

“WHP Holder Percentage” means the aggregate Holder Percentage of the WHP Holder.

“WHP IPO Share Price” means (x) if the IPO Event is an IPO, the per share price paid by the underwriters listed in the final prospectus filed with the SEC, (y) if the IPO Event is a De-SPAC, the price per WHP Topco Unit set forth in the definitive agreement for such merger, consolidation, reorganization or business combination, or (z) if the IPO Event is a Direct Listing, the per share price at which trading is initiated on the day of the listing.

“WHP Liquid Consideration” means, as of any date of determination, the aggregate value of the WHP Sale Consideration that is (a) cash, (b) freely tradeable Equity Securities of a company that is listed on the Nasdaq Stock Market, the New York Stock Exchange or similar national securities exchange, or (c) except in the case of an election by the Polaris Holder pursuant to Section 9.10(b)(ii) or Section 9.11(b)(ii), as applicable, the Specified Consideration. Consideration consisting of Equity Securities that are publicly traded (or any securities convertible or exchangeable into such securities or any securities of the same class as such securities) will be valued at the trading price thereof (but, in the case of any such convertible or exchangeable securities, giving effect to any exercise price, strike price or other consideration payable in connection with the conversion or exchange thereof, and, in the case of any such securities that are “out of the money” at the time of determination, based on a Black Scholes valuation thereof) on the day immediately prior to the signing of the definitive agreements in connection with WHP COC or a Significant Asset Sale, as applicable. The value of any non-marketable securities will be calculated using standard valuation methodologies, including (i) discounted cash flow methodology and (ii) valuation of comparable companies analysis, in accordance with best industry practices and prepared in good faith.

“WHP LPA” has the meaning set forth in Section 9.12(a).

“WHP Manager Votes” has the meaning set forth in Section 7.2(b)(i).

“WHP Managers” has the meaning set forth in Section 7.2(a)(i).

“WHP Member” has the meaning set forth in the Preamble.

“WHP Sale Consideration” means the gross consideration received or to be received by WHP Topco or the direct or indirect holders of its Equity Securities (including any convertible preferred securities that converted into WHP Topco Units in connection with a WHP COC or a Significant Asset Sale, as applicable) in connection with a WHP COC or a Significant Asset Sale, as applicable, including cash, securities, property or rights, the assumption of any notes, debt or other obligations or liabilities, or any other consideration. For the avoidance of doubt, the WHP Sale Consideration shall include any consideration received or receivable by WHP Topco and/or any holder of its Equity Securities in the form of deferred consideration or “earn-outs,” or other contingent purchase price-based related payments held in escrow, holdbacks, earn-outs or otherwise not paid at the closing of the WHP COC or the Significant Asset Sale, as applicable. Consideration consisting of Equity Securities that are publicly traded (or any securities convertible or exchangeable into such securities or any securities of the same class of such securities) will be valued at the trading price thereof (but, in the case of any such convertible or exchangeable securities, giving effect to any exercise price, strike price or other consideration payable in connection with the conversion or exchange thereof, and, in the case of any such securities that are “out of the money” at the time of determination, based on a Black Scholes valuation thereof) on the day immediately prior to the closing of the WHP COC or a Significant Asset Sale, as applicable. The value of any non-marketable securities will be calculated using standard valuation methodologies, including (a) discounted cash flow methodology and (b) valuation of comparable companies analysis, in accordance with best industry practices and prepared in good faith.

“WHP Topco” has the meaning set forth in the Preamble.

“WHP Topco EBITDA” has the meaning set forth in Exhibit C. An illustrative calculation of WHP Topco EBITDA as of September 30, 2025 is set forth in Exhibit C-1.

“WHP Topco Units” has the meaning set forth in Section 9.12(h).

Section 1.2      Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)            the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)           words importing any gender shall include other genders;

(c)           words importing the singular only shall include the plural and vice versa;

(d)           the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e)           the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)            references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g)           references to any “Person” include the successors of such Person;

(h)           the use of the words “or,” “either” and “any” shall not be exclusive;

(i)            wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j)            references to “$” or “dollars” means the lawful currency of the U.S.;

(k)           the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(l)            references to “written” or “in writing” include in electronic form;

(m)          provisions shall apply, when appropriate, to successive events and transactions;

(n)           any reference to “days” means calendar days unless Business Days are expressly specified;

(o)           when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the day at the end of the period is not a Business Day, then the period shall end on the close of the next immediately following Business Day;

(p)           references to any “agreement,” “contract,” “schedule” or “law,” unless otherwise stated, are to such agreement, contract or schedule or law as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(q)           any reference to “preferred Equity Securities” of a Person will mean all Equity Securities of such Person other than the common Equity Securities of such Person; and

(r)            the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Article II

ORGANIZATIONAL MATTERS

Section 2.1      Formation of the Company. The Company was formed on [___], 202[ ] as a Delaware limited liability company under the Delaware Act. Effective upon the execution of this Agreement, the rights and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement; provided, that, to the extent of any inconsistency between this Agreement and waivable or non-mandatory provisions of the Delaware Act, then this Agreement shall govern; provided, further, that, notwithstanding the foregoing, (a) Section 18-305(a) of the Delaware Act (entitled “Access to and confidentiality of information; records”) shall not apply or be incorporated into this Agreement and (b) as contemplated by Section 18-210 of the Delaware Act (entitled “No statutory appraisal rights”), the Members shall not be entitled to statutory appraisal rights. The Company shall initially have one class of Units, consisting of Class A Units, which shall have the relative rights, powers, preferences, duties, qualifications, limitations and restrictions set forth in this Agreement. Upon the execution and delivery of this Agreement, each of the Members shall have a Membership Interest consisting of Class A Units with the associated aggregate Holder Percentage set forth opposite such Member’s name on the Schedule of Units, Members and Contributions attached hereto, with effect as of the Effective Date.

Section 2.2      Name. The name of the Company as of the Effective Date is [IPCO JV], LLC or such other name or names as the Board may designate from time to time, subject to Section 7.6.

Section 2.3      Powers; Purposes.

(a)            General Powers. The Company shall have all of the powers of a Delaware limited liability company, including the power to engage in any lawful act or activity for which the Company may be organized under the Delaware Act.

(b)            Purposes. The nature of the business or purposes to be conducted or promoted by the Company is to, directly or indirectly, acquire, own and manage the Company IP and to perform such other obligations and duties as are imposed upon the Company under this Agreement and the other Transaction Documents. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.

(c)            Budget. The Company shall operate substantially in accordance with the Annual Budget, except for deviations approved by the Board, subject to Section 7.10.

Section 2.4      Principal Location; Registered Office. The Company’s registered office is [_______]. The principal office of the Company shall be located at such place (whether inside or outside the State of Delaware) as the Board may from time to time designate. The Company may have such other offices (whether inside or outside the State of Delaware) in the U.S. or any other country as the Board may from time to time designate. The registered office and registered agent of the Company in the State of Delaware shall be the office of the initial registered office and registered agent set forth in the Certificate of Formation or such other office as the Board may from time to time designate. The Board may change the registered office or registered agent from time to time by (a) filing the address of the new registered office or the name of the new registered agent with the Delaware Secretary of State pursuant to the Delaware Act and (b) giving notice of such change to each of the Members.

Section 2.5      Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in full force and effect in perpetuity; provided that the Company may be dissolved in accordance with the provisions of Article X.

Section 2.6      Foreign Qualification. Subject to the limitations set forth herein regarding situations in which the approval of the Members is required by the terms of this Agreement, (a) the Board shall cause the Company to be qualified or registered under foreign entity-related statutes or assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company owns property or transacts business to the extent that such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or engage in business and (b) in connection with the immediately foregoing, any officer appointed pursuant to Section 7.7 may execute, deliver and file any certificates (and any amendment or restatement thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company is permitted to conduct business pursuant to this Agreement.

Section 2.7      Title to Assets. Title to Company assets and property (both tangible and intangible) shall be deemed to be owned by the Company as an entity and shall be held in the name of the Company or one or more of its Subsidiaries, as the Board may determine from time to time, subject to Section 7.6. The Members shall not have any interest (ownership or otherwise) in such assets or property of the Company. The interest of the Members in the Company is personal property.

Section 2.8      Partnership Status. The Members intend that the Company not be a joint venture, and that no Member be a joint venturer of any other Member by virtue of this Agreement for any purpose, that this Agreement is personal to each of them and shall be treated as a personal service contract for all purposes, including in connection with a Bankruptcy proceeding and neither this Agreement nor any other document entered into by the Members relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as partnership for federal, state, and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions and actions in a manner consistent with such treatment.

Section 2.9      Schedules. The Board shall keep or cause to be kept the Schedule of Units, Members and Contributions in accordance with Section 3.2(a).

Article III

ADMISSION OF MEMBERS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.1      Capitalization.

(a)            Units: Initial Capitalization. Each Member’s Membership Interests, including such Member’s Economic Interest, shall be represented by issued and outstanding units of membership interests (each, a “Unit”). Each Unit, or the Member holding such Unit, as applicable, shall have the privileges, preferences, duties, liabilities, obligations and rights set forth in this Agreement with respect to such Unit.

(b)            Class A Units. The Company shall initially have one (1) authorized type of Units: Class A Units (the “Class A Units”). The Company has issued as of the Effective Date [100,000] Class A Units to those Persons set forth on the Schedule of Units, Members and Contributions. The ownership by a Member of Units shall invest such Member with the Economic Interest therein (except to the extent Transferred to an assignee as permitted by this Agreement) and the governance rights set forth in this Agreement. For purposes of this Agreement, Units held by the Company or any of its Subsidiaries shall be deemed not to be outstanding. The Company may issue fractional Units.

(c)            Issuance of Additional Units. Subject to the provisions of Section 7.6, Section 9.7 and Section 11.2, the Board shall have the right to cause the Company to issue at any time after the Effective Date, and for such amount and form of consideration as the Board may determine, additional Units (of existing classes or new classes) (including creating other classes or series thereof having such powers, designations, preferences and rights as may be determined by the Board), and in connection therewith, and, subject to the provisions of Section 7.6 and Section 11.2, the Board shall have the power to make amendments to this Agreement as the Board in its discretion deems necessary or appropriate to give effect to such additional issuance.

(d)            Recapitalization or Exchange of Units. Any recapitalization or exchange of Units (by Unit split or otherwise) or combination (by reverse Unit split or otherwise) of any particular class or series of outstanding Units shall be made contemporaneously to all classes and series of outstanding Units.

Section 3.2      Admission of Members; Additional Members.

(a)            Schedule of Units, Members and Contributions. The Company shall maintain and keep at its principal location a “Schedule of Units, Members and Contributions” on which it shall set forth (i) the name of each Member, (ii) the address of each Member, (iii) the aggregate number of Units of each class owned by each Member, (iv) the amount and date of the Capital Contributions that have been made by each Member, (v) the amount and date of any repayment representing a return of the whole or any part of the Capital Contribution of any Member, (vi) the Holder Percentage of each Member, (vii) the Fair Market Value of any property other than cash contributed by each Member with respect to the Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject), as determined by the Board in good faith and (viii) such other particulars relating to each Member (and previous Member) as it may deem appropriate. A Member shall automatically cease to be a Member upon Transfer of all of such Member’s Units in accordance with this Agreement and the transferee shall not become a Member until admitted in accordance with the terms of this Agreement.

(b)            Additional Members. Subject to the provisions of Section 7.6, Section 9.1, Section 9.2, Section 9.7 and Section 11.2, in connection with a Transfer or issuance of Units in accordance with the terms of this Agreement, the Board shall admit Additional Members. Such Person shall be admitted to the Company as an Additional Member upon furnishing to the Board (i) a joinder agreement, in the form attached hereto as Exhibit D (the “Joinder Agreement”), pursuant to which such Person agrees to be bound by all the terms and conditions of this Agreement, and (ii) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member (including entering into an investor representation agreement or such other documents as the Board may deem appropriate). Such admission shall become effective on the date on which such conditions have been satisfied and when any such admission is shown on the books and records of the Company. Upon the admission of an Additional Member, the Schedule of Units, Members and Contributions shall be amended to reflect the name, address and Units and other interests in the Company of such Additional Member.

Section 3.3      Capital Accounts.

(a)            The Company shall maintain a separate capital account for each Member according to the rules of Regulations Section 1.704-1(b)(2)(iv) (each, a “Capital Account”). The Capital Account of each Member shall be credited initially with an amount equal to such Member’s cash contributions and the initial Gross Asset Value of any property contributed to the Company by the Member (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to) as of the Effective Date. The Capital Account of each Member as of immediately after the Closing is set forth on the Schedule of Units, Members and Contributions.

(b)            The Capital Account of each Member shall (i) be credited with all Income allocated to such Member pursuant to Section 5.1 and Section 5.2, and with the amount equal to such Member’s cash contributions and the initial Gross Asset Value of any property contributed to the Company by the Member (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to) following the Effective Date, and (ii) be debited with all Loss allocated to such Member pursuant to Section 5.1 and Section 5.2, and with the amount of cash and the Gross Asset Value of any property (net of liabilities assumed by such Member and liabilities to which such property is subject) distributed by the Company to such Member.

(c)            The Company may, upon the occurrence of the events specified in the definition of “Gross Asset Value,” increase or decrease the Capital Accounts of the Member in accordance with the Regulations to reflect a revaluation of Company property.

Section 3.4      Negative Capital Accounts; No Additional Required Capital Contributions. No Member shall be required to pay to any other Member or the Company any deficit or negative balance that may exist from time to time in such Member’s Capital Account (including upon and after the winding up and dissolution of the Company). No Member shall be required to make any additional Capital Contributions to the Company for any reason.

Section 3.5      No Withdrawal. No Member shall be entitled to withdraw any part of such Member’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

Section 3.6      Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions. If any Member shall loan funds to the Company in accordance with the terms of this Agreement (including Section 7.6), then the making of such loans shall not result in any increase in the Capital Account balance of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.7      No Right of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its Subsidiaries or the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to Distributions of specific assets of the Company or any of its Subsidiaries.

Section 3.8      Transfers of Units. No Member or holder of Units, nor any spouse or legal representative of a Member or holder of Units, may Transfer all or any portion of such Member’s Units, except as expressly permitted by and in compliance with Article IX and in compliance with Section 3.2. Each of the Members agrees that the restrictions contained in this Agreement are fair and reasonable and in the best interest of the Company and the Members.

Section 3.9      Non-Certification of Units; Legend; Units Are Securities. Units shall be issued in non-certificated form; provided, that the Board may cause the Company to issue certificates to a Member representing the Units held by such Member. If any Unit certificate is issued, then such certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES A UNIT REPRESENTING A MEMBERSHIP INTEREST IN [IPCO JV], LLC.

THE MEMBERSHIP INTEREST IN [IPCO JV], LLC REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [IPCO JV], LLC, DATED [____], 202[ ]6, BY AND AMONG [IPCO JV], LLC, AND EACH OF THE MEMBERS FROM TIME TO TIME PARTY THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

6 Note to Draft: To be the date of Closing (as defined in the Purchase Agreement).

Article IV

DISTRIBUTIONS

Section 4.1      Distributions. Subject to the provisions of Section 18-607 of the Delaware Act, Section 7.6 and the following sentences of this Section 4.1, the Board may, in its sole discretion, make Distributions at any time or from time to time; provided, that, except with the prior written approval of the Board (including at least one (1) Polaris Manager), the Company shall distribute all Excess Cash as of the end of each fiscal quarter to the Members reasonably promptly (and in any event within ten (10) Business Days) following the end of such fiscal quarter. All Distributions made pursuant to this Agreement shall be made to the Members holding Class A Units (ratably among such Members based upon their respective number of Class A Units held by such holders as of immediately prior to such Distribution).

Section 4.2      Successors. For purposes of determining the amount of Distributions, each Member shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Member’s Units. For the avoidance of doubt, all Distributions in respect of a transferred Unit (or part thereof) shall take into account Distributions previously made (or deemed to be made) such that the aggregate Distributions made in respect of such Unit (or part thereof) shall be the same as if no Transfer occurred.

Section 4.3      Distributions In-Kind. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a Distribution equal to the Fair Market Value of such property for purposes of Section 4.1. Any resulting hypothetical Income or Loss pursuant to clause (c) of the definition of “Gross Asset Value” shall be allocated to the Capital Accounts of the Members in accordance with Section 5.1 and Section 5.2. In connection with any distribution of property in-kind by the Company to any Member, the Company shall use reasonable best efforts to effect such distribution in a manner that eliminates or minimizes the application of Sections 704(c)(1)(B) and 737 of the Code.

Article V

ALLOCATIONS

Section 5.1      Allocations. Except as otherwise provided in, and after giving effect to, Section 5.2, Net Income and Net Loss (and, if necessary, individual items of Income and Loss) shall be allocated annually (and at such other times as the Board reasonably determines) to the Members in such manner that the positive Capital Account (increased by any amounts such Member is obligated to restore pursuant to Regulations Section 1.704-2) balance of each Member shall, to the greatest extent possible, be equal to the amount that would be distributed to such Member (after satisfaction of any financial obligations of each Member to the Company under any provisions of this Agreement), if (a) the Company were to sell the assets of the Company for their Gross Asset Values, (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), (c) the Company were to distribute the remaining proceeds of sale pursuant to Section 4.1 or liquidation pursuant to Section 10.2 and (d) the Company were to dissolve pursuant to Article X.

Section 5.2      Special Allocations.

(a)            Loss attributable to Member Nonrecourse Debt shall be allocated in the manner required by Regulations Section 1.704-2(i). If there is a net decrease during a Fiscal Year in Member Minimum Gain, Income for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) shall be allocated to the Members in the amounts and of such character as is determined according to Regulations Section 1.704-2(i)(4). This Section 5.2(a) is intended to be a “partner nonrecourse debt minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.

(b)            Except as otherwise provided in Section 5.2(a), if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be allocated Income for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in the amounts and of such character as is determined according to Regulations Section 1.704-2(f). This Section 5.2(b) is intended to be a “minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)            If any Member that unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) has an Adjusted Capital Account Deficit as of the end of any Fiscal Year, computed after the application of Section 5.2(a) and Section 5.2(b) but before the application of any other provision of Section 5.1 and this Section 5.2, then Income for such Fiscal Year shall be allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 5.2(c) is intended to be a “qualified income offset” provision as described in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)            Adjustments to Gross Asset Values of Company assets described in clause (d) of the definition of “Gross Asset Value” shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

(e)            The allocations set forth in Section 5.2(a) through Section 5.2(d) inclusive (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-1(b) and 1.704-2 of the Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate items of Income and Loss of the Company or to make Distributions. Accordingly, notwithstanding the other provisions of Section 5.1 and Section 5.2, but subject to the Regulatory Allocations, items of Income and Loss of the Company shall be allocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Account balances of the Members to be in the amounts (or as close thereto as possible) they would have been if Income and Loss had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this shall be accomplished by specially allocating other Income and Loss among the Members so that, to the extent possible, the net amount of Regulatory Allocations and such special allocations to each such Member is zero.

(f)            Upon the exercise of a noncompensatory option (as defined in Regulations Section 1.721-2(f)), then the applicable Member(s) shall be allocated Income or Loss for such Fiscal Year according to Regulations Section 1.704-1(b)(2)(iv)(s).

(g)            Notwithstanding any other provisions of this Agreement, any item of income, gain, loss or deduction which is specially allocated pursuant to this Section 5.2 shall not be taken into account for purposes of computing Net Income or Net Loss.

(h)            All matters concerning the computation of Capital Accounts, the allocation of Net Income (or items thereof) and Net Loss (or items thereof) for Capital Account purposes, the allocation of items of Company income, gain, loss, deduction and expense for tax purposes and the adoption of any accounting methods or procedures not expressly provided for by the terms of this Agreement shall be reasonably determined by the Partnership Representative. Absent manifest error, such determinations shall be final and conclusive as to all the Members. Without in any way limiting the scope of the foregoing, if and to the extent that, for any tax purposes, any item of income, gain, loss, deduction or expense of any Member or the Company is constructively attributed to, respectively, the Company or any Member, or any contribution to or distribution by the Company or any payment by any Member or the Company is recharacterized, the Partnership Representative may, in its reasonable discretion, specially allocate items of Company income, gain, loss, deduction and expense or make correlative adjustments to the Capital Accounts of the Members in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Members (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Capital Account balances of the Members that would have existed if such attribution or recharacterization and the application of this sentence of this Section 5.2(h) had not occurred.

Section 5.3      Tax Allocations.

(a)            The income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for purposes of computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable Law, then the Company’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)            Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value. The Partnership Representative shall have the authority to select, in its reasonable discretion, any method of making such allocations that is allowed under Code Section 704(c) and the Regulations thereunder; provided, that the Board shall make such allocations (including “reverse” Section 704(c) allocations) with respect to the Contributed Assets and Assigned Contracts (each as defined in the Purchase Agreement) and any other assets contributed to the Company in connection with the IP Contribution (as defined in the Purchase Agreement) using the “traditional method” under Regulations Section 1.704-3(b), unless otherwise agreed to by each of the Members in writing.

(c)            Tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Partnership Representative taking into account the principles of Regulations Section 1.704-1(b)(4)(ii).

(d)            Allocations pursuant to this Section 5.3 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Income, Loss, Distributions or other Company items pursuant to any provision of this Agreement.

Section 5.4      Members’ Tax Reporting. The Members acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article V and, except as may otherwise be required by applicable Law or regulatory requirements, hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

Section 5.5      Withholding, Indemnification and Reimbursement for Payments on Behalf of a Member.

(a)            General. The Company may withhold and remit to a Governmental Entity any taxes that are required to be withheld and remitted under applicable tax Law with respect to any Member, and any such taxes may be withheld from any distribution otherwise payable to such Member. Taxes withheld and paid to the relevant Governmental Entity on amounts directly or indirectly payable to the Company or any of its Subsidiaries that is treated as a pass-through entity and taxes otherwise paid to the relevant Governmental Entity by the Company or any of its Subsidiaries that is treated as a pass-through entity shall be treated for purposes of this Agreement as distributed to the appropriate Members and paid by the appropriate Members to the relevant Governmental Entity. If the Company is required by applicable Law to make or is subject to any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including withholding taxes, state or local personal property taxes and state or local unincorporated business taxes, taxes under Section 1446 of the Code and taxes that arise under the Partnership Tax Audit Rules), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses), to the extent that such amount was not withheld from any distribution otherwise payable to such Member. No such indemnification will be considered a Capital Contribution for purposes of this Agreement. A Member’s obligation to indemnify the Company under this Section 5.5 shall survive the Member’s Transfer of any Unit and the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.5, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.5, including instituting a lawsuit to collect such indemnification, with interest calculated at a rate equal to five (5) percentage points per annum (but not in excess of the highest rate per annum permitted by applicable Law).

(b)            If and to the extent that the Company shall be required to withhold or pay any withholding or other taxes pursuant to Section 5.5(a), such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or other tax is required to be paid, which payment shall be deemed to be a Distribution pursuant to the provisions of Section 4.1 with respect to such Member’s Units to the extent that such Member would have received a distribution but for such withholding. In addition, if and to the extent that the Company receives a distribution or payment from or in respect of which tax was withheld, as a result of (or attributable to) such Member’s status as a Member hereunder, such Member shall be deemed for all purposes of this Agreement to have received a distribution from the Company as described in the prior sentence. To the extent that the aggregate of such payments made on behalf of a Member for any period exceeds the distributions that such Member would have received for such period but for such withholding, the Board shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer. This Section 5.5(b) shall survive the dissolution and termination of the Company, the withdrawal of any Member from the Company and any Transfer of a Member’s Units.

(c)            For the avoidance of doubt, any taxes, penalties and interest payable under the Partnership Tax Audit Rules by the Company shall be treated as specifically attributable to the Members of the Company, and the Board shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined.

Article VI

MEMBERS

Section 6.1      Lack of Authority of Individual Members. Except as otherwise expressly provided herein, no Member shall in its capacity as a Member have the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company or to make any expenditure on behalf of the Company.

Section 6.2      Members’ Right to Act. For situations in which the approval of the Members is required pursuant to this Agreement or a non-waivable provision of the Delaware Act, the Members shall act through written consent or meetings as set forth in Section 6.2(a) and Section 6.2(b). Unless otherwise provided in this Agreement, any action (including the giving of consent, waivers or approvals) by the Members shall require the affirmative vote of, or written consent signed by, the Members holding a majority of the Units. Except for the voting, approval and consent rights of the Members expressly provided in this Agreement and the non-waivable provisions of the Delaware Act, none of the Members shall have any voting, approval or consent rights under this Agreement or the Delaware Act, and each Member expressly waives any consent, approval or voting rights that are not expressly provided in this Agreement and any other rights to participate in the governance of the Company, whether such rights may be provided under the Delaware Act or otherwise.

(a)            Action by the Members at Meetings; Meetings by Telephone Conference.

(i)            The actions taken by the Members at any meeting (as opposed to by written consent), however called and however notice has been given, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members as to whom it was improperly held sign a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof.

(ii)            Subject to the requirements of the Delaware Act, the Certificate of Formation and this Agreement, the Members may participate in and hold a meeting of the Members by means of a conference, telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(b)            Action by the Members via Written Consent. Any action permitted or required by the Delaware Act, the Certificate of Formation, or this Agreement to be taken at a meeting of the Members may be taken without a meeting, without notice and without a vote if a consent in writing, setting forth the action to be taken, is signed by all Members and, when so signed, such written consent shall constitute Member approval of such action. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Delaware Secretary of State, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Members.

Section 6.3      Liability of Members. Except as otherwise required by any applicable Law that may not be waived by the Company or a Member or as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company or to any Subsidiary of the Company, to any of the other Members, to the creditors of the Company or any of its Subsidiaries or to any other third Person for the debts, obligations and liabilities of the Company or any of its Subsidiaries, whether arising in contract, tort or otherwise (including those arising as a Member or an equityholder, an owner or a shareholder of another Person), and in furtherance of the foregoing, each Member (in its capacity as a Member) shall be liable only to make such Member’s Capital Contributions to the Company, if applicable, and the other payments provided for expressly herein, in each case, in accordance with the applicable terms of this Agreement and any Transaction Document to which it is a party. No Member shall be obligated hereunder to reimburse or make any payment to, or incur any liability in favor of, the Company or any Subsidiary of the Company for lost revenues, profits, diminution in value or other opportunity costs, whether direct or indirect, however incurred or calculated, for activities, opportunities or businesses that the Company or any Subsidiary of the Company, as applicable, does or does not undertake as a result of any exercise or non-exercise by a Member of any rights under this Agreement or any requisite approval of the Board or any other approval required hereunder, including pursuant to Section 7.6, not being attained.

Article VII

MANAGEMENT OF THE COMPANY

Section 7.1      Authority of the Board. Except for situations in which (a) the approval of the Members or any specific Member is required by this Agreement or the Delaware Act or (b) the authority of the Board is otherwise limited by the terms of this Agreement, in each case including Section 7.6 hereof, and in each case subject to the other provisions of this Article VII, the Board shall direct and exercise full supervisory control over all activities of the Company, and have the power to bind or take any action on behalf of the Company within its scope and in accordance with this Agreement. For the avoidance of doubt, no individual Manager acting in his or her capacity as a “manager” shall have the authority to bind the Company; except as a member of the Board acting collectively as the Board, and all actions by the Managers shall be taken collectively as the Board, subject to the other provisions of this Agreement.

Section 7.2      Composition of the Board.

(a)            Subject to Section 7.6, the total number of members that comprise the Board shall be established by the Board from time to time. As of the Effective Date, the Board shall be comprised of four (4) Managers:

(i)            two (2) persons designated by the WHP Holder (the “WHP Managers”), who shall initially be [__] and [__]; and

(ii)            two (2) persons designated by the Polaris Holder (the “Polaris Managers”), who shall initially be [__] and [__];

provided, that in no event shall any Person employed or engaged as a service provider or otherwise by any Competitor serve as a Manager.

(b)            The composition of the votes of the Managers shall be as follows:

(i)            Subject to Section 7.2(b)(ii) and Section 7.2(b)(iii), at each meeting of the Board, and in each other circumstances in which the Managers are authorized or directed to take any action under this Agreement, (A) the WHP Managers present at such meeting (or taking such action) shall collectively be entitled to a number of votes on all matters submitted to the Board equal to the sum of one (1) plus the number of Managers present at such meeting (or taking such action) that are not WHP Managers (the “WHP Manager Votes”), with each WHP Manager entitled to cast his or her proportionate share of the WHP Manager Votes, and (B) each Polaris Manager shall be entitled to a number of votes on all matters submitted to the Board equal to one (1) vote per Manager (the “Polaris Manager Votes”).

(ii)           Notwithstanding the foregoing, if at any time after the Effective Date (x) the Polaris Holder Percentage is greater than the WHP Holder Percentage and (y) the WHP Holder Percentage is lower than forty percent (40%), then the WHP Manager Votes shall be equal to one (1) vote per Manager and the Polaris Manager Votes shall collectively be equal to the sum of one (1) plus the number of Managers present at such meeting (or taking such action) that are not Polaris Managers, with each Polaris Manager entitled to cast his or her proportionate share of the Polaris Manager Votes (such change, the “Governance Flip”).

(iii)          From and after a Governance Flip, (x) if at any time the WHP Holder Percentage is greater than or equal to the Polaris Holder Percentage, then the Polaris Manager Votes shall be equal to one (1) vote per Manager and the WHP Manager Votes shall collectively be equal to the sum of one (1) plus the number of Managers present at such meeting (or taking such action) that are not WHP Managers, with each WHP Manager entitled to cast his or her proportionate share of the WHP Manager Votes; and (y) if at any time the Polaris Holder Percentage is greater than the WHP Holder Percentage, then the WHP Manager Votes shall be equal to one (1) vote per Manager and the Polaris Manager Votes shall collectively be equal to the sum of one (1) plus the number of Managers present at such meeting (or taking such action) that are not Polaris Managers, with each Polaris Manager entitled to cast his or her proportionate share of the Polaris Manager Votes (such change in either clause (x) or (y), a “Subsequent Governance Flip”).

(iv)          Notwithstanding the foregoing, no Governance Flip or Subsequent Governance Flip will occur, and Section 7.2(b)(ii) and Section 7.2(b)(iii) shall cease to apply (with any such Governance Flip and/or Subsequent Flip being automatically unwound such that the composition of the votes of the Managers shall be determined in accordance with Section 7.2(b)(i)), if the Polaris Holder enters into or consummates any Polaris COC with a Competitor. Additionally, in no event shall any of the WHP Member’s or the Polaris Members’ rights under this Section 7.2 survive a Transfer pursuant to clause (a)(ii) or (b)(ii), as applicable, of the definition of “Permitted Transferee.”

(c)            Any committees of the Board or the board of managers (or equivalent) of any of the Company’s Subsidiaries shall be created only upon the approval of the Board, and the composition of each such committee shall be determined by the Board; provided that, for so long as the WHP Holder Percentage is at least fifteen percent (15%), each such committee shall include at least one (1) WHP Manager, and for so long as the Polaris Holder Percentage is at least fifteen percent (15%), each such committee shall include at least one (1) Polaris Manager. The voting rights of the Managers serving on any committee of the Board shall be commensurate with the voting rights of the corresponding Managers with respect to any actions taken by the Board as set forth in Section 7.2(b). The Board may dissolve any committee at any time, unless otherwise provided in the Certificate of Formation or this Agreement.

(d)            Any Member shall be removed from the Board or any committee thereof with cause or at the written request of the Member(s) that have the right to designate such Manager hereunder. If any Manager designated hereunder ceases to serve as a member of the Board during his or her term of office, then the resulting vacancy on the Board (if applicable) shall be filled by a representative designated by the Member(s) that have the right (if applicable) to designate the Manager who ceases to serve.

(e)            The Company shall reimburse, upon presentation of appropriate substantiating documentation and in accordance with any policies from time to time established by the Company, all reasonable out-of-pocket expenses incurred by any member of the Board who is not an employee of the Company or its Subsidiaries in connection with the performance of his or her duties as a member thereof (including his or her attendance at any meeting of the Board or any committee thereof). No member of the Board shall be entitled to receive any cash compensation for his or her services on the Board (other than expense reimbursement pursuant to the immediately foregoing sentence).

(f)            If any party fails to designate a representative to fill a Manager position pursuant to the terms of this Section 7.2, such position shall remain vacant until such party exercises its right to designate a Manager hereunder.

Section 7.3      Meetings; Quorum; Notice; Written Consent.

(a)            Meetings of the Board shall be held at least once per calendar quarter and may be held with forty-eight (48) hours’ notice to each Manager at such time and at such place as shall from time to time be determined by the Managers holding a majority of the voting power of the Board; provided, that if at any meeting of the Board, a quorum is not present, then, notwithstanding anything herein contained, the Managers present at such meeting may call a supplementary meeting of the Board on not less than forty-eight (48) hours’ notice to each Manager and the Managers present at the supplementary meeting shall constitute a quorum; provided, further, that the Company shall make such meeting available electronically pursuant to Section 7.3(d).

(b)            Directors having at least a majority of the voting power of the Board (including at least one (1) WHP Manager and at least one (1) Polaris Manager) shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, the Managers present at such meeting shall adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Notwithstanding the foregoing, if a quorum is not constituted at a meeting because at least one (1) WHP Manager or at least one (1) Polaris Manager is not present at such meeting nor at an adjournment of such meeting, then the presence of the Manager(s) that was/were so absent will not be required to establish a quorum at the next adjournment of such meeting scheduled at least two (2) days after the previous adjournment. Subject to Section 7.6, the vote of the Managers holding a majority of the voting power of all Managers present at a meeting at which a quorum is present shall be the act of the Board.

(c)            Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of members of the committee representing a majority of the voting power of all members of such committee (including at least one (1) WHP Manager and at least one (1) Polaris Manager) shall be necessary to constitute a quorum.

(d)            A member of the Board or any committee thereof may participate in and act at any meeting of such Board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section 7.3 shall constitute presence in person at the meeting.

(e)            Any member of the Board or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting, except when such member objects to the transaction of any business because the meeting is not lawfully called or convened. Such right to dissent shall not apply to any member who voted in favor of such action.

(f)            Any action permitted or required by the Delaware Act, the Certificate of Formation or this Agreement to be taken at a meeting of the Board or any committee designated by the Board may be taken without a meeting, without prior notice and without a vote, provided that: (i) all Managers receive at least forty-eight (48) hours’ prior notice of the action to be taken, including a copy of any proposed written consent or similar instrument, and (ii) a consent in writing (including by electronic mail), setting forth the action to be taken, is signed by the Managers holding not less than the majority of the total votes that would be entitled to be cast by the Managers at a meeting of the Board or such committee at which all Managers or, as applicable, committee members, were present and voted. With respect to clause (i) above, execution of the written consent by a WHP Manager and a Polaris Manager shall constitute a waiver of such forty-eight (48)-hour prior notice requirement with respect to such Manager. Such consent shall have the same force and effect as a vote of the Managers or members of such committee holding a majority of the total votes present at a meeting of the Board or such committee, as the case may be, at which a quorum is present, and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware. The execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such committee, as the case may be. Prompt (and in no event greater than forty-eight (48) hours) notice of the taking of any action without a meeting by less than unanimous written consent (including copies of any such consent) shall be given to those Managers or committee members, as the case may be, who have not consented in writing to the taking of such action and who would have otherwise been entitled to vote on such action at a meeting of the Board or such committee.

Section 7.4      Performance of Duties; Liability of Managers and Officers.

(a)            In performing his or her duties, each Manager shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and its Subsidiaries or any facts pertinent to the existence and amount of assets from which Distributions to Members might properly be made), of the following other Persons or groups: (i) one or more officers or employees of any of the Company’s Subsidiaries, (ii) any attorney, independent accountant, financial advisor, consultant or other Person employed or engaged by the Company or any of its Subsidiaries, or (iii) any other Person who has been selected by or on behalf of the Company or any of its Subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence.

(b)            No individual who is a director, officer, employee, member, partner or direct or indirect owner of the Company or any of its Subsidiaries, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise solely by reason of being a director, officer, employee, member, partner or direct or indirect owner of the Company or any combination of the foregoing.

(c)            No director, officer, employee, member, partner or direct or indirect owner of the Company or any of its Subsidiaries, or any combination of the foregoing, shall be liable to the Company or any Member for any act or omission, including any mistake of fact or error in judgment taken, suffered or made by such Person in good faith and with the belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Person, provided, that such act or omission was taken or not taken in good faith and does not constitute fraud, willful misconduct, gross negligence (as defined under Delaware law) or knowing violation of Law in the conduct of such Person’s office.

(d)            To the maximum extent permitted by applicable Law, including Section 18-1101 of the Delaware Act, or in equity, to the extent that, at law or in equity, subject to, and as limited by the provisions of this Agreement, an Officer or Manager, in the performance of his or her duties as such, owes to the Company and its Members duties (including fiduciary duties (except the duty of loyalty, which shall not be waived and which shall apply to the Officers and Managers of the Company)) to the Company, a Member or any other Person, such Officer’s or Manager’s duties are irrevocably waived, released and eliminated, including as may result from a conflict of interest between the Company or such Subsidiary and such Person, except with respect to acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Each Member acknowledges and agrees that in connection with such waiver, including as may result from a conflict of interest, each such Person may act in his, her or its own best interests (including his, her or its interests as a member or employee of a Member or any Affiliate of a Member). With respect to any waived conflict of interest, no Manager or Officer shall be obligated to recommend or take any action that prefers the interests of the Company or any Subsidiary over the interests of such Manager or Officer or the Members.

Section 7.5      Indemnification.

(a)            Third-Party Actions, Suits and Proceedings. The Company shall indemnify and hold harmless each Member, the Partnership Representative, each officer and manager (or equivalent) (including any Manager) of the Company and its Subsidiaries and any other Person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any Actions (other than an Action by or in the right of the Company), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was an officer or Manager of the Company or of its Subsidiaries, or is or was serving at the request of the Company as a manager, director or officer of another company or of a corporation, limited liability company, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such Action if (i) such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, (ii) any of such Person’s actions does not constitute fraud, willful misconduct, gross negligence (as defined under Delaware law) or a breach of such Person’s duty of loyalty and (iii) with respect to any criminal Action, such Person had no reasonable cause to believe such Person’s conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal Action that the Person had reasonable cause to believe that his or her conduct was unlawful.

(b)            Actions by the Company. The Company shall indemnify and hold harmless each Member, the Partnership Representative, officer and manager (or equivalent) (including any Manager) of the Company and its Subsidiaries and any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person, or a Person of whom he or she is the legal representative, is or was a manager or officer of the Company or its Subsidiaries, or is or was serving at the request of the Company as a manager, director or officer of another company or of a corporation, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c)            Rights Non-Exclusive. The rights to indemnification and the payment of expenses incurred in defending an Action in advance of its final disposition conferred in this Section 7.5 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Agreement, any other agreement or otherwise.

(d)            Insurance. The Company shall maintain insurance, at its expense, and shall cause each Subsidiary to maintain insurance at such Subsidiary’s expense, on its own behalf and on behalf of any person who is or was at any time after the Effective Date a manager (or equivalent) (including any Manager) or officer of the Company or any of its Subsidiaries (collectively, “D&O Indemnified Persons”) against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under this Section 7.5. Each of the WHP Holder and the Polaris Holder shall have the right to review such insurance, and upon request, be provided a copy of such insurance. Notwithstanding the foregoing, for so long as the WHP Managers collectively hold a majority of the voting power of the Board, the Company shall be deemed to have satisfied its obligations under this Section 7.5(d) if WHP Topco or any of its Subsidiaries maintains a directors’ and officers’ liability insurance that provides coverage to the D&O Indemnified Persons; provided that WHP Topco and its Subsidiaries shall continue to maintain such directors’ and officers’ liability insurance until such time that the Company binds its own directors’ and officers’ liability insurance policy.

(e)            Expenses. Expenses incurred by any Person described in Section 7.5(a) or 7.5(b) in defending an Action shall be paid by the Company periodically upon receipt of an undertaking reasonably acceptable to the Board by or on behalf of such Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Subject to Section 7.6, such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

(f)            Employees and Agents. Persons who are not covered by the foregoing provisions of this Section 7.5 and who are or were a Member, the Partnership Representative, employees or agents of the Company, or who are or were serving at the request of the Company as employees or agents of another company or of a corporation, limited liability company, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board.

(g)            Contract Rights. The provisions of this Section 7.5 shall be deemed to be a contract right between the Company and each Member, the Partnership Representative and each manager, officer and employee of the Company, or manager, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries who serves in any such capacity at any time while this Section 7.5 and the relevant provisions of any applicable Law are in effect, and any repeal or modification of this Section 7.5 or any such law shall not affect any rights or obligations then existing with respect to any state of facts or Action then existing. The indemnification and other rights provided for in this Section 7.5 shall inure to the benefit of the heirs, executors and administrators of any Person entitled to such indemnification. The Company shall indemnify any such Person seeking indemnification in connection with an Action initiated by such Person only if such Action was authorized by the Board. Any Person covered by the indemnification and exculpation provisions of this Section 7.5 (a “Covered Person”) who is not a party to this Agreement and who is granted rights pursuant to this Section 7.5 may, in its own right enforce its rights subject to and in accordance with applicable Law. Notwithstanding any other term of this Agreement, the consent of or notice to any person who is not a party to this Agreement (including a Covered Person) is not required for any amendment to, termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.

(h)            Primacy of Indemnification. The Members hereby acknowledge that certain Covered Persons have or may have certain rights to indemnification, advancement of expenses or insurance provided by the WHP Holder or the Polaris Holder or certain of their respective Affiliates (collectively, the “Holder Indemnitors”). The Members hereby agree (i) that the Company is the indemnitor of first resort (i.e., its obligations to the Covered Persons are primary and any obligation of the Holder Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Covered Person are secondary), (ii) that the Company shall be required to advance the full amount of expenses incurred by such Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Delaware Act (or any other agreement between the Company and such Covered Persons), without regard to any rights such Covered Persons may have against the Holder Indemnitors, and (iii) that the Company irrevocably waives, relinquishes and releases the Holder Indemnitors from any and all claims against the Holder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Members further agree that no advancement or payment by the Holder Indemnitors on behalf of any Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Company shall affect the foregoing and the Holder Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Persons against the Company. The Members agree that the Holder Indemnitors are express third-party beneficiaries of the terms of this Section 7.5.

(i)            Merger or Consolidation; Other Enterprises. For purposes of this Section 7.5, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees or agents, so that any Person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another company or of a corporation, limited liability company, partnership joint venture, trust or other enterprise, shall stand in the same position under this Section 7.5 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this Section 7.5, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, director, officer, employee or agent of the Company that imposes duties on, or involves services by, such manager, director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section 7.5.

(j)            No Member Recourse. Anything herein to the contrary notwithstanding, any indemnity by the Company relating to the matters covered in this Section 7.5 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision of a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

Section 7.6      Protective Provisions. In addition to the approval of the Board (or any committee thereof), notwithstanding anything in this Agreement to the contrary, the following actions shall require the prior written consent of (x) the Polaris Holder, if and for so long as the Polaris Holder continues to hold at least fifty percent (50%) of the Class A Units held by the Polaris Holder immediately after the Closing (as equitably adjusted for any split, or other recapitalization or reclassification effected after the Effective Date) and (y) the WHP Holder, if and for so long as the WHP Holder continues to hold at least fifty percent (50%) of the Class A Units held by the WHP Holder immediately after the Closing (as equitably adjusted for any split, or other recapitalization or reclassification effected after the Effective Date); provided that the prior written consent of the Polaris Holder shall not be required, and the Polaris Holder shall cease to have any rights under this Section 7.6 if the Polaris Holder enters into or consummates any Polaris COC with a Competitor on or prior to the tenth (10th) anniversary of the Effective Date. Additionally, in no event shall any of the WHP Member’s or the Polaris Members’ rights under this Section 7.6 survive a Transfer pursuant to clause (a)(ii) or clause (b)(ii), as applicable, of the definition of “Permitted Transferee”:

(a)            amending, modifying, waiving or terminating the organizational or governing documents of the Company or any of its Subsidiaries, including, for the avoidance of doubt, this Agreement;

(b)            changing the size of the Board or the number of Managers that the Polaris Holder or the WHP Holder may appoint to the Board or any committees thereof;

(c)            creating, authorizing or issuing any new class or series of Units or any right to acquire any such Units, and any amendments to this Agreement to give effect to such additional authorization, issuance or right, or issuing, selling, delivering, granting, transferring or encumbering, or authorizing, agreeing or committing to issue, sell, deliver, grant, transfer or encumber, any Class A Units, or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such Class A Units. Notwithstanding the foregoing, the consent of the Polaris Holder or the WHP Holder, as applicable, shall not be required under this Section 7.6(c) if the Board determines, in good faith, that the Company and its Subsidiaries, taken as a whole, are or would reasonably be expected to become insolvent without such authorization, issuance or right, in light of the financial circumstances of the Company and its Subsidiaries, taken as a whole; provided that, for the avoidance of doubt, any Units (or rights to acquire Units) created, authorized or issued in reliance on this sentence shall be subject to the preemptive rights set forth in Section 9.7;

(d)            making any dividend or distribution with respect to, or redeeming or repurchasing, any Units, or effecting any Unit split, reorganization or other recapitalization transaction, other than (i) solely with respect to Excess Cash and Distributions in accordance with Section 4.1 or (ii) as described in Section 10.2;

(e)            taking any action that would reasonably be expected to result in any of the Company or its Subsidiaries not being classified as a partnership or disregarded entity for U.S. federal and applicable state and local income tax purposes or otherwise changing the U.S. federal income tax classification of the Company or any of its Subsidiaries;

(f)            (i) making, changing or revoking any material tax election (other than tax elections for which consent requirements are specifically addressed in this Agreement), (ii) adopting or changing any material method of tax accounting, including, for the avoidance of doubt, the Company’s Fiscal Year, (iii) seeking, obtaining or entering into any ruling from, or any closing agreement with, any tax authority, (iv) settling or compromising any material tax proceeding of the Company or any of its Subsidiaries or (v) taking any position on any tax return or in any tax proceeding, in each case, that could reasonably be expected to have a disproportionate and adverse impact on the Polaris Holder or the WHP Holder, as applicable;

(g)           entering into, or amending any contract, agreement, arrangement or understanding by and between the Company or one or more of its Subsidiaries, on the one hand, and any Member or any member, director, officer, employee or Affiliate of the Polaris Holder or Affiliate of the WHP Holder, as applicable, or any Affiliate of any of the foregoing, on the other hand, in each case, except with respect to the agreements or arrangements (i) expressly contemplated under the Transaction Documents as in effect on the Effective Date or as amended in accordance with their terms and in compliance with this Section 7.6(g) or (ii) among the Company and its Subsidiaries; provided that no consent of the Polaris Members shall be required for any amendment or modification to the License Agreement; provided, further, that for so long as the Polaris Holder Percentage is equal to or greater than fifteen percent (15%), the prior written consent of the Polaris Members shall be required for any amendment or modification to the Management Services Agreement;

(h)           incurring, arranging, assuming, or guaranteeing any indebtedness, directly, contingently or otherwise (including issuing any debt securities) in excess of $2,500,000;

(i)            assigning, selling, transferring, conveying, contributing, leasing, assuming, exclusively licensing (other than in the ordinary course of business and approved by the Board), creating or permitting to exist any lien or security interest on or otherwise disposing of, encumbering, abandoning or letting lapse, any material property (whether real or tangible) or assets of the Company or its Subsidiaries (including any Company IP), or any rights thereto, in each case, except in connection with indebtedness approved under Section 7.6(h) (it being understood that in no event shall the entry into, amendment or termination of licenses with respect to any Company IP in compliance with Section 7.6(j) be subject to this Section 7.6(i));

(j)            entering into, amending or terminating any contract or agreement of the Company and its Subsidiaries (in each case, other than entering into, amending or terminating the License Agreement or any other licenses granted in the ordinary course of business, so long as such actions have been approved by the Board) that (i) provides for aggregate payments to or from the Company and its Subsidiaries in excess of $7,000,000, per such contract or agreement or (ii) could reasonably be expected to be required to be filed as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(k)            acquiring (including by merger, consolidation or acquisition of stock or assets) any interest in any Person, assets, Equity Securities or business divisions in any Person, corporation, partnership, other business organization or any product line or division thereof or forming joint ventures (in each case, including by way of a license of Intellectual Property), in one or more transactions;

(l)            assigning, selling or otherwise transferring or disposing, whether by way of asset sale, stock sale, merger or otherwise, of any material assets, Equity Securities or business divisions in any Person, corporation, partnership, other business organization or any product line or division thereof, in one or more transactions, in each case, other than granting licenses in the ordinary course of business which have been approved by the Board;

(m)          commencing a voluntary Bankruptcy of the Company, or consenting to the entry of a decree or order for relief in an involuntary case, or otherwise liquidating, dissolving or effecting a recapitalization or reorganization of the Company in any form in one or more transactions, or appointing a liquidator in connection therewith;

(n)            authorizing, approving, entering into or consummating a Company Sale or Initial Public Offering of Units (other than a WHP COC, which shall not be subject to the approval of any holders (whether pursuant to this Section 7.6 or otherwise));

(o)           commencing, compromising or settling any Action between the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand, involving amounts in excess of $2,000,000, other than (i) any Actions regarding the License Agreement or the Purchase Agreement, except with respect to any claims involving the WHP Holder or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, and (ii) any Actions permitted pursuant to Section 7.6(p);

(p)           subject to Section 7.9(b), and except for Actions permitted by clause (i) of Section 7.6(o), (i) commencing or settling any Action relating to any Company IP or any other Action of the Company or its Subsidiaries involving amounts in excess of $1,000,000 or (ii) other than solely with respect to uses of Company IP outside of the Territory (as defined in the License Agreement), entering into any consent-to-use, co-existence or other similar agreement with respect to any Company IP, in each case of the foregoing clauses (i) and (ii), outside the ordinary course of business (provided, that any consent of the Polaris Holder or the WHP Holder required by this Section 7.6(p) shall not be unreasonably withheld, conditioned or delayed);

(q)           making any loans or advances to any Person in excess of $500,000, individually or in the aggregate;

(r)            listing any Units or Equity Securities of any of the Company’s Subsidiaries on any national securities or similar exchange;

(s)            forming any Subsidiary of the Company;

(t)            changing the auditor of the Company;

(u)           entering into, materially modifying or discontinuing, any lines of business of the Company and its Subsidiaries (it being understood that this Section 7.6(u) shall not, in and of itself, restrict the entry into, or the amendment, modification or termination of, any contract, agreement or arrangement with respect to business conducted within an existing line of business of the Company or its Subsidiaries);

(v)            making any change in any method of financial accounting principles or practices, in each case, that would cause the Company to not be in compliance with GAAP or applicable Law (it being understood that any financial accounting principles, practices or positions that comply with GAAP shall not be restricted, by this Agreement or otherwise);

(w)           making or committing to make any capital expenditures in excess of $500,000 in the aggregate in any fiscal year;

(x)            determining not to, or failing to distribute all Excess Cash as of the end of each fiscal quarter to the Members in accordance with the first sentence of Section 4.1; and

(y)           agreeing to do any of the foregoing.

Section 7.7      Officers.

(a)           Subject to the policies and guidelines adopted by the Board and the other restrictions set forth in this Agreement, the officers of the Company (the “Officers”) shall manage, control and oversee the day-to-day business and affairs of the Company and shall perform all other acts as are customary or incident to the management of such business and affairs, which will include the general and administrative affairs of the Company and the operation and maintenance of the Company’s assets in accordance with Annual Budget, in each case, in accordance with the terms of this Agreement and instructions of the Board. The initial Officers shall be (i) Yehuda Shmidman as President, (ii) Ephraim Zinkin as Vice President and Secretary and (iii) Matthew Finigan as Vice President and Treasurer. Thereafter, the Board may appoint such additional Officers, having such power and authority and performing such duties, as may be specified from time to time by the Board. Such Officers have such power and authority to sign documents for and otherwise bind the Company as may be authorized by the Board; provided, that no Officer shall take any action expressly reserved by this Agreement to the Members or the Board, including those matters set forth in Section 7.6. Any Officer may be removed, with or without cause, at any time by the Board in its sole discretion.

(b)            The Board may, from time to time, in its sole discretion, delegate to any Person (including any Member or Officer) such authority and powers to act on behalf of the Company as it shall deem advisable in its discretion, provided, that the Board may not delegate any action expressly reserved to Members, including those matters set forth in Section 7.6. Any delegation pursuant to this paragraph may be revoked at any time and for any reason or no reason by the Board in its sole discretion.

(c)            Subject to the terms set forth in this Agreement, each Officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed by the Board. Any Officer may resign as such at any time. Such resignation shall be made in a written notice to the Board and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 7.8      FCPA and Sanctions. The Company shall not, and shall not permit or authorize any Person to, (a) make any unlawful payment or give, offer, promise, or authorize or agree to give, any money or thing of value, directly or indirectly, to any Person in violation of any applicable laws related to corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (the “Anti-Corruption Laws”), (b) become a Sanctioned Person or engage in any dealings with any Sanctioned Person or any Person organized, resident, or located in a country that is subject to comprehensive sanctions under Trade Controls, including Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk, and so-called Luhansk regions of Ukraine, or (c) otherwise violate Trade Controls or Anti-Corruption Laws.

Section 7.9      License Agreement; Management Services Agreement.

(a)            Notwithstanding anything contained herein to the contrary, following the Closing, the Company and its Subsidiaries shall perform all of their respective obligations under and comply with the terms and conditions of the License Agreement. In no event shall any enforcement of rights by a Person pursuant to this Section 7.9(a) be duplicative of any monetary remedies available to such Person under the License Agreement.

(b)            Notwithstanding anything to the contrary set forth in this Agreement, following the Effective Date, (i) for so long as the WHP Holder Percentage is equal to or greater than fifteen percent (15%), the WHP Holder will have the right to exercise sole control over any of the Company’s or its Subsidiaries’ decisions, actions or inactions with respect to the License Agreement and any matters contemplated thereby, including any amendment or modification thereto or waiver thereunder (collectively, the “License Agreement Matters”), and (ii) in furtherance of the foregoing, if the Board (excluding any Polaris Managers) determines in good faith that there is a License Agreement Matter in which the Company or any of its Subsidiaries is adverse, directly or indirectly, to the Polaris Members and any of its Affiliates (each, a “Conflicted Matter”), (A) the Board shall provide to the Polaris Holder a written notice of the existence of such License Agreement Matter, (B) the Polaris Managers shall recuse themselves from any consideration, vote or other action of the Board relating to such Conflicted Matter, and (C) the Board may take any action or inaction regarding such Conflicted Matter without the presence or affirmative vote of any Polaris Managers.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, for so long as the Polaris Holder Percentage is equal to or greater than fifteen percent (15%), the Polaris Holder will have the right to exercise sole control over any of the Company’s or its Subsidiaries’ rights or obligations under the Management Services Agreement except with respect to matters set forth on Exhibit H.

Section 7.10    Annual Budget. The initial annual budget of the Company is attached hereto as Exhibit E (the “Initial Budget”). The WHP Holder shall present to the Board, no later than thirty (30) days before the end of the time period set forth in the consolidated annual budget for the then-current Fiscal Year, a reasonably detailed consolidated annual budget for the upcoming Fiscal Year, which budget shall be subject to approval of the Board and provide for, with respect to the upcoming Fiscal Year, at least (x) an eighty-five percent (85%) EBITDA Margin of the Company and (y) revenue growth of the Company estimated in good faith; provided that if such budget does not satisfy clauses (x) and (y) above, then (a) such budget shall additionally be subject to the written approval of the Polaris Holder and (b) if such written approval of the Polaris Holder is not obtained, then such budget shall be calculated in accordance with the Continuing Budget pursuant to the following provisions of this Section 7.10. If the total Fiscal-Year-to date expenses incurred in a given Fiscal Year have exceeded the then-current Annual Budget, then without the prior written approval of the Polaris Holder, the Company shall not incur any additional expenses if the sum of such expenses and all other expenses during the Fiscal Year applicable to such Annual Budget would exceed the amount of “total expenses” (taken as a whole and not with respect to individual categories of expenses) set forth in the then-current Annual Budget for such Fiscal Year by more than ten percent (10%) (provided that for the avoidance of doubt, (x) any tax obligations incurred and payable by the Company, (y) any non-cash expenses related to depreciation, amortization, impairment, asset write downs, reserves or other expenses recorded in accordance with GAAP but not involving a payment obligation by the Company (for the avoidance of doubt, in no case shall non-cash equity compensation issued other than by the Company and for which the Company does not have any cash liability or obligation be considered a non-cash expense hereunder), and (z) any cash expenses related to settlement of Actions or incurrence of indebtedness permitted under Section 7.6 shall not be considered an expense for purposes of this sentence, and no prior written approval shall be required to pay such obligations). Without the prior written approval of the Polaris Holder, the Company shall not pay or offer to pay non-cash equity compensation to any employee, consultant or service provider of the Company or any of its Subsidiaries. For purposes of the Annual Budget, any amounts payable under Exhibit J of the License Agreement shall be treated as a reduction of revenue, without regard to whether such treatment is in accordance with GAAP. If the Board or the Polaris Holder, as applicable, does not approve a proposed budget for a Fiscal Year within fifteen (15) Business Days following presentation by the WHP Holder, then the Company shall operate on the prior Fiscal Year’s Annual Budget as adjusted by the greater of (i) any annual change in the consumer price index (CPI-U) from the effective date of the then-current Annual Budget until the first day of such Fiscal Year and (ii) ten percent (10%) (taking into account any costs and expenses in the then-current Annual Budget that are not applicable to such Fiscal Year in dispute) and, unless the Board or the Polaris Holder, as applicable, subsequently agrees otherwise, such adjusted Annual Budget shall be deemed to be the Annual Budget for the Fiscal Year in dispute (as adjusted, a “Continuing Budget”); provided that the Board or the Polaris Holder, as applicable, shall continue to meet in good faith on a weekly basis to resolve any such disagreements until such time as an Annual Budget for such Fiscal Year is approved, at which time the Continuing Budget shall be replaced with the newly approved Annual Budget. The budget for any Fiscal Year, including the Initial Budget, and the budget for any future Fiscal Year (including any Continuing Budget, if applicable), as so approved, is referred to as the “Annual Budget.” Notwithstanding anything to the contrary set forth in this Section 7.10, in the event of a Governance Flip or a Subsequent Governance Flip, for so long as the number of Polaris Manager Votes is greater than the number of WHP Manager Votes, the Polaris Holder, rather than the WHP Holder, shall prepare and present each proposed budget for approval by the Board, and (x) references to the WHP Holder in this Section 7.10 shall be deemed to be replaced with the Polaris Holder, and (y) references to the Polaris Holder in this Section 7.10 shall be deemed to be replaced with the WHP Holder. In no event shall any of the WHP Member’s or the Polaris Members’ rights under this Section 7.10 survive a Transfer pursuant to clause (a)(ii) or (b)(ii), as applicable, of the definition of “Permitted Transferee.” Notwithstanding anything to the contrary in this Agreement, (1) neither WHP Topco nor the WHP Holder may charge, expense, allocate or otherwise pass-through to the Company or any of its Subsidiaries any payment obligation with respect to (x) the salaries or benefits or any other compensation of any Persons who are employees or full-time or exclusive service providers of WHP Topco or the WHP Holder or any of their respective Affiliates (other than the Company or any of its Subsidiaries) or (y) any costs for the types of services contemplated under the Management Services Agreement and (2) any expenses incurred by the Company shall be incurred on behalf of and shall be directly attributable to the Company; provided that the foregoing shall not restrict the Company or any of its Subsidiaries from reimbursing (A) WHP Topco, the WHP Holder or any of their respective Affiliates for direct expenses paid on behalf of or for the exclusive benefit of the Company or any of its Subsidiaries or (B) employees or full-time or exclusive service providers of WHP Topco, the WHP Holder or any of their respective Affiliates for any travel and entertainment expenses directly related to the businesses of the Company or any of its Subsidiaries, in each case of the foregoing clauses (A) and (B), to the extent such expenses are (x) in accordance with the Annual Budget, (y) incurred in good faith and (z) supported by documentation delivered to the Polaris Holder upon the reasonable request of the Polaris Holder.

Article VIII

TAX MATTERS

Section 8.1      Designation of the Partnership Representative. The WHP Holder shall be the “partnership representative” for purposes of Code Section 6223(a), as amended by the Partnership Tax Audit Rules, and any analogous provision of state or local tax law (such Person, including, as the context requires, any “designated individual” through whom such Person is permitted by applicable Law to act, the “Partnership Representative”), and shall have all the rights, duties, powers and obligations provided for in Code Sections 6221 through 6234 and the Partnership Tax Audit Rules and other applicable Laws, as applicable; provided, that the WHP Holder is hereby authorized to (i) designate any other Person selected by the WHP Holder as the Partnership Representative (provided, that the Polaris Holder’s prior written consent, not to be unreasonably withheld, conditioned or delayed, shall be required to designate a Person other than the WHP Holder (or an Affiliate or employee thereof) as the Partnership Representative) and (ii) take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to the Regulations or other guidance or state or local law to ratify the designations, pursuant to this Section 8.1, of the WHP Holder (or any Person selected by the WHP Holder pursuant to this Section 8.1) as the Partnership Representative; provided, further, that, in the event of the Governance Flip or a Subsequent Governance Flip, for so long as the number of Polaris Manager Votes is greater than the number of WHP Manager Votes, (x) if the Governance Flip or such Subsequent Governance Flip occurs in the first 183 days of the Fiscal Year, beginning with such Fiscal Year that includes the Governance Flip or such Subsequent Governance Flip or (y) if the Governance Flip or such Subsequent Governance Flip occurs at any other time, beginning with the first Fiscal Year that begins after the Governance Flip or such Subsequent Governance Flip, the Polaris Holder shall be the Partnership Representative and the provisions of this Section 8.1 applying to the WHP Holder shall apply to the Polaris Holder, mutatis mutandis. Each Member and Manager hereby expressly consents to such designations and agrees to take such other actions as may be necessary or advisable pursuant to the Regulations, other guidance or state or local law to cause such designations or evidence such Person’s consent to such designations.

Section 8.2      Preparation of Tax Returns. The Partnership Representative shall use commercially reasonable efforts to arrange for the preparation and timely filing of all returns required to be filed by the Company and shall provide Schedule K-1s, or the equivalent thereof, and any other information reasonably required for the Members to file their income tax returns, including: (i) no later than February 7 after the end of the relevant Fiscal Year, an estimated Schedule K-1, (ii) no later than August 15 after the end of such year, a final Schedule K-1 and a draft IRS Form 1065 and (iii) within thirty (30) days after an applicable tax return due date, taking into account any valid extensions thereof, copies of all federal, state, or local income tax returns or reports filed by the Company for such Fiscal Year as may be required as a result of the operations of the Company. The Partnership Representative shall consider in good faith any comments received from the Polaris Holder (or if such Partnership Representative is the Polaris Holder, the WHP Holder) regarding the draft Form 1065 and Schedule K-1 prior to filing the Company’s final IRS Form 1065. Each Member will upon request supply to the Partnership Representative all pertinent information in its possession relating to the operations of the Company necessary to enable the Company’s returns to be prepared and filed and to otherwise comply with applicable tax and other law; provided, that any information relating to the business, financial structure, financial position or financial results, clients or affairs of the Company or any of its Subsidiaries that shall not be generally known to the public shall be subject to Section 11.1(c) of this Agreement. Each Member agrees that it shall take no position on its tax returns inconsistent with the positions taken on the Company’s tax returns unless required by a determination with the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law).

Section 8.3      Tax Election. The Partnership Representative shall determine, in its reasonable discretion, exercised subject to the terms of this Agreement (including Section 7.6), whether to make or revoke any available election pursuant to the Code. Each Member will upon request use commercially reasonable efforts to supply promptly any requested information reasonably necessary to give proper effect to such election. Notwithstanding anything to the contrary in this Agreement, (a) no entity classification election to treat the Company as other than a partnership for U.S. federal, state or local tax purposes shall be filed by or with respect to the Company, and (b) unless otherwise required by a change in applicable Law, no election shall be made to pay a U.S. state or local “pass-through entity tax” or similar tax by or with respect to the Company or any Subsidiary thereof, in each case, without the prior written consent of each of the WHP Holder and the Polaris Holder.

Section 8.4      Tax Controversies. The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate reasonably with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of any examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. The Partnership Representative shall keep the Members reasonably informed of the progress of any tax examinations, audits or other proceedings, and shall provide the Members with copies of any written correspondence to and from the relevant tax authority in connection therewith on a full and timely basis. Notwithstanding the foregoing, the Polaris Holder (or, if the Polaris Holder is the Partnership Representative, the WHP Holder) shall have the right to participate, at its own expense and through representation of its choice, in any such examination, audit or proceeding, including through attending any meetings or proceedings with tax authorities, joining in preparation of defense in any such examination, audit or proceeding, and reviewing and commenting on any documents prior to submission in connection with the foregoing. Without limiting the rights set forth in Section 7.6, the Partnership Representative shall not settle or concede any such examination, audit or proceeding without the prior written consent of the Members (not to be unreasonably withheld, conditioned or delayed), to the extent relating to U.S. federal income tax matters or if such settlement or concession would reasonably be expected to affect the income tax liability of one or more Members. Notwithstanding anything herein to the contrary, to the extent there is any conflict between the provisions in this Agreement relating to the conduct of tax audits and tax proceedings, on the one hand, and Section 9.4(e) of the Purchase Agreement, on the other hand, Section 9.4(e) of the Purchase Agreement shall control.

Section 8.5      Section 754 Election. In the event that the Company does not have an election in effect under Section 754 of the Code with respect to any Fiscal Year during which the Polaris Holder or the WHP Holder Transfers Units, then, at the written request of the Polaris Holder or the WHP Holder, the Partnership Representative shall cause the Company to make an election under Section 754 of the Code and any similar provision of any state or local income tax Law.

Section 8.6      Push-Out Election. If an audit results in an imputed underpayment by the Company as determined under Section 6225 of the Code, the Partnership Representative may (notwithstanding Section 7.6) make the election under Section 6226(a) of the Code in the manner provided by the Internal Revenue Service (“IRS”) within forty-five (45) days after the date of the notice of final partnership adjustment, provided, that the Polaris Holder or, if the Polaris Holder is the Partnership Representative, the WHP Holder provides its prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, further, that the WHP Holder shall have the right to make an election under Section 6226(a) of the Code with respect to any imputed underpayment for any taxable period (or portion thereof) ending on or prior to the Effective Date. If such an election is made, the Partnership Representative shall cause the Company to furnish to each Member of record for the year under audit within the time specified in the Code and the Regulations a statement reflecting the Member’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Member of record shall take such adjustment into account as required under Section 6226(b) of the Code and shall be liable for any related interest, penalty, addition to tax, or additional amount. The Partnership Representative shall also cause the Company to file such statements with the IRS as required by the Code and the Regulations. If the Partnership Representative does not make the election under Section 6226(a) of the Code, it shall use reasonable best efforts to (a) take into account the Member’s tax status to reduce any proposed “imputed underpayment” amount and (b) allocate the economic benefit of such reduction to the applicable Members.

Section 8.7      Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on December 31 of each calendar year unless otherwise determined by the Board in accordance with Section 706 of the Code and in compliance with Section 7.6.

Section 8.8      Intended Tax Treatment. Anything in Section 8.2 or Section 8.4 hereof to the contrary notwithstanding, neither the Company nor any of its Members shall take any position on any tax return or in any tax proceeding inconsistent with the Intended Tax Treatment (as such term is defined in Section 6.6(e) of the Purchase Agreement and Section 4.C(iii) of the License Agreement), except to the extent otherwise required by a determination within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign law).

Article IX

TRANSFER OF EQUITY SECURITIES

Section 9.1      Restrictions on Transfers.

(a)            Except as otherwise provided in this Article IX, no Member may Transfer any Units without the prior written consent of the other Members. No Transfer or attempt to Transfer any Units in violation of the preceding sentence shall be effective or valid for any purpose. No Transfer of Units shall be effective or valid hereunder if such Transfer constitutes a Prohibited Transfer. In addition, no Transfer shall be effective or valid hereunder unless the transferee is at such time a party to this Agreement or has previously executed and delivered to the Company a joinder in accordance with Section 9.2.

(b)            Notwithstanding Section 9.1(a) (other than the third and fourth sentences thereof), a Transfer of Units by any Member may be effectively and validly made by such Member if such Transfer is to a Permitted Transferee or made in accordance with Section 9.5, Section 9.6, Section 9.8, Section 9.9, Section 9.10 or Section 9.11.

(c)            With respect to any transfer of Units made pursuant to Section 9.9 or, in the event of a Qualifying WHP COC or Qualifying Asset Sale where the WHP Sale Consideration is expected to be received in a tax-deferred transaction, Section 9.10 or Section 9.11, respectively, the Polaris Holder and the WHP Holder shall use reasonable best efforts to structure such transfer as a tax-deferred transaction for U.S. federal and applicable state and local income tax purposes.

(d)            Notwithstanding anything to the contrary herein, (i) from and after the thirty-six (36)-month anniversary of the Effective Date but subject to prior compliance with Section 9.5 and Section 9.6, the Polaris Holder and the WHP Holder may Transfer its respective Units without the prior written consent of the other Members, and (ii) from and after the consummation of a WHP COC which does not constitute a Qualifying WHP COC, but subject to prior compliance with Section 9.5, the Polaris Holder may Transfer its Units to the third party purchaser in such WHP COC without the prior written consent of the other Members.

(e)            No Member shall avoid the provisions of this Agreement by (x) making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such Person’s interest in any such Permitted Transferee, or (y) issuing or permitting any Transfer of any Equity Securities of or interests in such Member (excluding issuances or Transfers of Equity Securities in WHP Topco or Polaris) other than to the current direct and indirect holders of such Equity Securities. Any Transfer or attempted Transfer in violation of this Section 9.1(e) shall be void. Subject to Section 9.10, the preceding sentences shall not apply to any indirect transfers of Equity Securities in WHP Topco or Polaris that is caused by a “secondary sale” of limited partnership interests (or similar interests) by investment funds holding Equity Securities in WHP Topco or Polaris, as applicable.

Section 9.2      Joinder. Each Person to whom any Unit is Transferred in accordance with the provisions of this Agreement (including this Article IX) shall agree in writing to be bound by the provisions of this Agreement as a holder of such Units by execution of a Joinder Agreement. Upon compliance with this Section 9.2 and entry into such Joinder Agreement, such Person shall be admitted as an Additional Member entitled to all the rights of a Member with respect to such Unit, and the Schedule of Units, Members and Contributions attached hereto shall be amended to reflect the name, address and Units of such Additional Member.

Section 9.3      Effect of Transfer. [Following a Transfer of any Unit that is permitted under this Article IX, the Transferee of such Unit shall be treated as having made all of the Capital Contributions in respect of, and received all of the allocations and Distributions received in respect of, such Unit, and shall receive allocations and Distributions under Article IV and Article X in respect of such Unit as if such Transferee were a Member. Any Member that Transfers any Units shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges under this Agreement with respect to such Units.]7

Section 9.4      Transfer Fees and Expenses; Closing Date of Transfers; Effect of Death or Incapacity.

(a)            Other than any Transfer pursuant to Section 9.2, the Transferor and Transferee of any Units shall be jointly and severally obligated to reimburse the Company for all reasonable and documented expenses (including attorneys’ fees and expenses) incurred by or on behalf of the Company in connection with any Transfer or proposed Transfer, whether or not consummated.

(b)            Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transferee complies with the requirements of this Agreement.

(c)            Except as otherwise provided herein, the death or incapacity of a Member shall not wind up, dissolve or terminate the Company. In the event of such death or incapacity, the executor, administrator, guardian, trustee or other personal representative of the deceased or incapacitated Member shall be deemed to be the assignee of such Member’s Economic Interest only and may, subject to the terms and conditions set forth in Section 9.2, become an Additional Member.

7 Note to Draft: To be included in the Original Agreement.

Section 9.5      Purchase Offer.

(a)            From and after the thirty-six (36)-month anniversary of the Effective Date, prior to any Transfer pursuant to Section 9.1(d) by any Member (such transferring Member, the “Transferring Member”) of any of Units in the Company to any Person (other than the Company) in one transaction or a series of related transactions, the Transferring Member shall deliver to any other Member that has a Holder Percentage of at least twenty percent (20%) (any such Member, the “Other Member”) written notice of such proposed Transfer (the “Sale Notice”), which shall state the total number of Units proposed to be Transferred (the “Transfer Securities”), including the number of each class of Units proposed to be Transferred. The Other Member may, within ten (10) Business Days of receipt of the Sale Notice (the “Purchase Offer Period”), deliver to the Transferring Member a Purchase Offer Notice, constituting an offer to purchase all, but not less than all, of the Transfer Securities. For the purposes hereof, a “Purchase Offer Notice” shall mean a written notice which (i) states the purchase price that the Other Member is offering to pay for the Transfer Securities and (ii) includes an acquisition agreement signed by the Other Member and containing the terms upon which the Other Member is willing to purchase the Transfer Securities (which terms shall not include any conditions to closing, other than required governmental approvals, if any). Any Purchase Offer Notice shall constitute an irrevocable binding offer by the Other Member to purchase the Transfer Securities at the price and on the terms set forth therein for a period of forty (40) Business Days following the date thereof (such offer, the “Purchase Offer”).

(b)            If the Other Member delivers a Purchase Offer Notice in accordance with Section 9.5(a), the Transferring Member may, in its sole discretion, accept the Purchase Offer by delivering written notice of such acceptance to the Other Member, together with a countersigned copy of the definitive acquisition agreement, within twenty (20) Business Days following the date of the Purchase Offer Notice. If a Purchase Offer is accepted, the transactions contemplated by such Purchase Offer shall be consummated on the date set forth in the notice of acceptance of such Purchase Offer, which date shall be no sooner than five (5), nor later than twenty (20), Business Days (as may be extended to satisfy governmental approvals or any other approvals necessary for the Transferring Member to consummate such Purchase Offer) after acceptance of such Purchase Offer. In the event that the Other Member delivers a Purchase Offer Notice in accordance with Section 9.5(a), and the Transferring Member elects, in its sole discretion, not to accept the Purchase Offer, then the Transferring Member may Transfer all, but not less than all, of the Transfer Securities at a price per Unit higher than, and on other terms and conditions not materially less favorable to the Transferring Member, taken as a whole, than those set forth in the Purchase Offer Notice, but subject to compliance with Section 9.6, within one-hundred eighty (180) days following the expiration of the Purchase Offer Period.

(c)            If the Other Member fails to deliver a Purchase Offer Notice in accordance with Section 9.5(a) prior to the expiration of the Purchase Offer Period, (i) the Other Member shall be deemed to have waived any and all of its rights under this Section 9.5 in respect of the Transfer Securities described in the Sale Notice, and (ii) the Transferring Member may Transfer all, but not less than all, of the Transfer Securities, but subject to compliance with Section 9.6, within one-hundred eighty (180) days following the expiration of the Purchase Offer Period.

(d)            The rights and obligations under this Section 9.5 will terminate immediately prior to the consummation of any Initial Public Offering of Units or Equity Securities of any of the Company’s Subsidiaries or a Company Sale.

Section 9.6      Tag-Along Rights.

(a)            From and after the thirty-six (36) month anniversary of the Effective Date, subject to prior compliance with Section 9.5, any Transfer pursuant to Section 9.1(d) by any Transferring Member of any of Units in the Company to any Person (other than the Company) in one transaction or a series of related transactions shall be subject to a right of the Other Member to include in such Transfer up to a pro rata portion of such Other Member’s Units, determined as set forth in Section 9.6(d), on the same terms and conditions as such Transferring Member.

(b)            Any Member that proposes to Transfer Units in a manner that is subject to this Section 9.6 shall be a “Selling Member” for purposes of this Section 9.6; any Member or Members that are entitled to participate in any such Transfer pursuant to this Section 9.6 shall be a “Tag-Along Member” for purposes of this Section 9.6; the right of any Tag-Along Member to participate in any such Transfer pursuant to this Section 9.6 shall be a “Tag-Along Right” for purposes of this Agreement; and any proposed purchaser of Units in a Transfer subject to a Tag-Along Right shall be a “Tag Buyer” for purposes of this Section 9.6. If any Selling Member proposes a Transfer of Units subject to a Tag-Along Right (a “Proposed Tag-Along Transfer”), such Selling Member shall (i) obtain a bona fide written offer (the “Tag-Along Offer”) from the Tag Buyer for the purchase of such Units, and (ii) provide written notice of such Proposed Tag-Along Transfer (the “Tag-Along Notice”) to the Company and the Tag-Along Members, which notice shall state (A) the total number of Units proposed to be Transferred in the Proposed Tag-Along Transfer, including the number of each class of Units proposed to be Transferred, (B) the purchase price per Unit to be paid by the Tag Buyer of such Units, including form of consideration, (C) the identity of the Tag Buyer, (D) the intended date of such Proposed Tag-Along Transfer and (E) all other material terms and conditions of the Proposed Tag-Along Transfer and the number of Units that each Tag-Along Member may sell to the Tag Buyer assuming for purposes of such calculation that each Tag-Along Member exercises his, her or its Tag-Along Right in full. The Company shall promptly (no later than five (5) days following the receipt of such Tag-Along Notice) provide copies of such Tag-Along Notice to all Tag-Along Members.

(c)            Any Tag-Along Member with respect to such Proposed Tag-Along Transfer may exercise its Tag-Along Right by providing written notice of such exercise, specifying the number of Units to be Transferred by such Member (such notice, the “Tag Participation Notice”), to the Selling Member and the Company within ten (10) days after receipt of the Tag-Along Notice (the “Tag-Along Notice Period” and any such applicable Member who elects to exercise the Tag-Along Right, a “Tag-Along Participating Member”). If a Tag-Along Member does not provide the Tag Participation Notice within the Tag-Along Notice Period, then such Tag-Along Member shall be deemed to have rejected the offer made pursuant to the Tag-Along Notice and declined to exercise its Tag-Along Rights under this Section 9.6.

(d)            Each Tag-Along Participating Member may include in the Proposed Tag-Along Transfer up to a number of Units equal to the product obtained by multiplying (i) the aggregate number of Units subject to the Proposed Tag-Along Transfer by (ii) a fraction, (x) the numerator of which is the number of Units owned by such Tag-Along Participating Member immediately before consummation of the Proposed Tag-Along Transfer and (y) the denominator of which is (A) the total number of Units owned, in the aggregate, by all Tag-Along Participating Members immediately prior to the consummation of the Proposed Tag-Along Transfer, plus (B) the total number of Units owned, in the aggregate, by the Selling Member. To the extent one (1) or more Tag-Along Participating Members exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Units that the Selling Member may sell in the Proposed Tag-Along Transfer shall be correspondingly reduced. Within five (5) Business Days after the end of the Tag-Along Notice Period, the Selling Member shall notify each Tag-Along Participating Member of the number of Units held by such Tag-Along Participating Member that will be included in the Proposed Tag-Along Transfer and also how many Units held by the Selling Member that will be included in the Proposed Tag-Along Transfer.

(e)            The Tag-Along Participating Members agree that the terms and conditions of any Proposed Tag-Along Transfer in accordance with this Section 9.6 will be memorialized in, and governed by, a written purchase and sale agreement among the Selling Member, the Tag-Along Participating Members and the proposed purchaser (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Tag-Along Participating Members further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any Transfer in accordance with this Section 9.6; provided that the Selling Member and the Tag-Along Participating Members shall be treated identically on a per Unit basis and any indemnification obligations in a sale of Units by a Tag-Along Participating Member shall be several and not joint.

(f)            The Tag Buyer shall have thirty (30) days, commencing on the day following the expiration of the Tag-Along Notice Period, in which to purchase from the Selling Member and the Tag-Along Participating Member(s), the number of Units determined pursuant to this Section 9.6; provided, that if there are any regulatory conditions to consummate such purchase from the Selling Members that are not satisfied during such thirty (30)-day period, then the Selling Member and the Tag Buyer may agree to extend such date for an additional thirty (30) days. The terms and conditions of such sale, including price and form of consideration, shall be as set forth in the Tag-Along Notice, and the timing of such sale of all Units shall be contemporaneously. If, at the end of such thirty (30)-day period (as such period may be extended pursuant to the prior sentence), the Tag Buyer has not completed the purchase of all the Units proposed to be sold, then this Section 9.6 shall continue to be in effect with respect to all such Units as if no Tag-Along Notice had been given with respect thereto.

(g)            The rights and obligations under this Section 9.6 will terminate immediately prior to the consummation of any Initial Public Offering of Units or Equity Securities of any of the Company’s Subsidiaries or a Company Sale.

Section 9.7      Preemptive Rights.

(a)            Subject to Section 3.1(c), Section 7.6 and Section 9.1, and except for issuances of Excluded Securities, if the Company or any of its Subsidiaries proposes to issue or sell (i) any Units or any Equity Securities of any of its Subsidiaries to any Person or (ii) any debt securities of the Company or any of its Subsidiaries to any Member (such securities described in the foregoing clauses (i) and (ii), collectively, “Preemptive Securities”), then the Company will, or will cause its applicable Subsidiary to, offer to issue to each Member that has a Holder Percentage of at least five percent (5%) (collectively, subject to the last sentence of Section 9.7(b), the “Eligible Members”), such Eligible Member’s Holder Percentage of such Preemptive Securities proposed to be so issued by delivering a written notice (a “Preemptive Rights Notice”) to each such Eligible Member describing in reasonable detail the Preemptive Securities being offered, the per security purchase price thereof, the other terms and conditions of the issuance, and such Eligible Member’s Holder Percentage.

(b)            Each Eligible Member may elect to purchase up to its Holder Percentage of the Preemptive Securities described in a Preemptive Rights Notice, by delivering a written notice (a “Preemptive Election Notice”) to the Company within fifteen (15) Business Days (or, in the case of an issuance pursuant to the second sentence of Section 7.6(c), if the Board determines in good faith that it is impracticable or inadvisable to wait fifteen (15) Business Days, then five (5) Business Days) after issuance of such Preemptive Rights Notice (the “Preemptive Election Period”). Each Preemptive Election Notice will set forth the number of Preemptive Securities such Eligible Member has elected to purchase (which may be less than or equal to its Holder Percentage of the applicable Preemptive Securities proposed to be issued), together with an unconditional commitment to participate at the per security purchase price and on the other terms and conditions specified in the applicable Preemptive Rights Notice (subject to compliance with the provisions of this Section 9.7). Each Eligible Member that does not deliver a Preemptive Election Notice to the Company prior to the expiration of the applicable Preemptive Election Period will be deemed to have irrevocably waived any and all of its rights under this Section 9.7 in respect of the issuance of Preemptive Securities described in the applicable Preemptive Rights Notice. Notwithstanding anything to the contrary contained herein, the Company and its Subsidiaries will not have any obligation to issue Preemptive Securities or to offer to issue any Preemptive Securities under this Section 9.7 to any Person that is not an “accredited investor” as such term is defined in Regulation D under the Securities Act, and no such Person will constitute an “Eligible Member” for purposes of this Agreement.

(c)            Each Eligible Member that has timely and duly elected to purchase the Preemptive Securities in its Preemptive Election Notice (a “Participating Member”) will be entitled to purchase the Preemptive Securities, subject to the conditions set forth in the Preemptive Rights Notice. For the avoidance of doubt, if a condition to the purchase of any Preemptive Securities of a specified type, class or series is the concurrent purchase of Preemptive Securities of another type, class or series, then each Eligible Member electing to purchase such Preemptive Securities will also be required to purchase, in connection with its exercise of preemptive rights hereunder, such Preemptive Securities of the other type, class and series (at the per security price and on the other terms and conditions specified therefor in the Preemptive Rights Notice). Each Participating Member will consummate the purchase of the Preemptive Securities at the time and place specified in the applicable Preemptive Rights Notice. Each Participating Member will execute agreements in the form presented to such holder by the Company or its applicable Subsidiary, so long as such agreements are substantially the same as those to be executed by all other Participating Members purchasing Preemptive Securities described in the Preemptive Rights Notice and reflect the per security price and other terms and conditions set forth in the Preemptive Rights Notice. The purchase price for all Preemptive Securities offered to each Participating Member will be payable in cash by wire transfer of immediately available funds to an account designated by the Company or its applicable Subsidiary. The Company and the Members shall cooperate in good faith to facilitate the exercise of each Member’s rights pursuant to this Section 9.7 and shall not take any action to structure issuances in a manner that is intended to circumvent or impair the exercise of each Eligible Member’s rights pursuant to this Section 9.7.

(d)            The preemptive rights and obligations under this Section 9.7 will terminate immediately prior to the consummation of any Initial Public Offering of Units or a Company Sale.

Section 9.8      Drag Right.

(a)            From and after the thirty-six (36) month anniversary of the Effective Date, if (w) the Polaris Holder or the WHP Holder receives a bona fide written proposal from a third party purchaser for a Company Sale in which 100% of the consideration is payable solely in cash and/or marketable securities (a “Company Sale Proposal” and such Polaris Holder or the WHP Holder, the “Initiating Holder”), (x) the Drag Ownership Condition is satisfied, (y) the Return on Investment Condition is satisfied, and (z) the Company Sale Proposal provides for a Company Drag Enterprise Value that would result in a Drag Multiple (calculated as of the date of receipt of the Company Sale Proposal Notice), equal to or greater than ten (10) (clauses (w), (x), (y) and (z), collectively, the “Drag Right Conditions”), then the WHP Holder or the Polaris Holder, as applicable, may provide written notice of the Company Sale Proposal (the “Company Sale Proposal Notice”) to the Company and to the other such holder (such other holder, the “Receiving Holder”) and each other Member, which Company Sale Proposal Notice shall include good faith calculations of the foregoing information, including reasonably detailed supporting information.

(b)            The Company Sale Proposal Notice shall include (i) the name of the third party purchaser who made such Company Sale Proposal, (ii) the aggregate consideration proposed to be paid by such third party purchaser in respect of such Company Sale (the “Company Sale Consideration”) and the purchase price per Unit implied by such Company Sale Consideration, and (iii) all other material terms and conditions of such Company Sale Proposal. From and after the delivery of the Company Sale Proposal Notice, the Initiating Holder shall, during normal business hours and upon reasonable prior notice, provide to the Receiving Holder such information or materials or other access to the Initiating Holder as reasonably requested by the Receiving Holder. If the Receiving Holder disputes in good faith any of the calculations made by the Initiating Holder in the Company Sale Proposal Notice, then the Receiving Holder may, within ten (10) days after receiving such calculations from the Initiating Holder, notify the Initiating Holder in writing of such disagreement through a dispute notice in accordance with Section 9.8(i) and such dispute shall be resolved pursuant to Section 9.8(i).

(c)            Within twenty (20) Business Days following delivery of the Initiating Holder’s Company Sale Proposal Notice, the Receiving Holder shall deliver written notice (the “Drag Notice”) to the Company and the other Members in which such Receiving Holder irrevocably agrees to either, at its option (but subject to the proviso in the first sentence of Section 9.12(c)), (i) vote in favor of, consent to and raise no objections against such Company Sale, and cause the Receiving Holder’s Managers, to vote in favor of, consent to and raise no objections against, such Company Sale (clause (i), the “Drag Election”), or (ii) purchase all of the Units held by all of the other Members (including the Initiating Holder but excluding, for the avoidance of doubt, the Receiving Holder) for an aggregate amount of consideration equal to (A) the Company Drag Equity Value multiplied by (B) the Holder Percentage of such other Members (clause (ii), the “ROFO Election”) (such Members, collectively, the “ROFO Dragged Members,” such purchase, the “ROFO,” and such aggregate amount of consideration, the “ROFO Consideration”).

(d)            If the Receiving Holder makes a Drag Election in accordance with Section 9.8(c), then:

(i)            each Member shall vote for, consent to and raise no objections against the Company Sale and cause such Member’s Managers to vote for, consent to and raise no objections against such Company Sale and, if the Company Sale is a sale of the Units, shall deliver, or cause to be delivered, such Member’s Units to the third party purchaser in connection with the consummation of the Company Sale;

(ii)           the Members, the Managers and the Company shall use their respective reasonable best efforts to consummate such Company Sale as expeditiously as possible, and shall manage the process to effect such Company Sale in good faith and cooperate with the other Members to effect such Company Sale, including if the Company Sale is a sale of the Units, by delivering such Member’s Units to the third party purchaser in connection with the consummation of the Company Sale;

(iii)          each Member shall be entitled to receive the same form of consideration and amount for each Unit in connection with the consummation of the Company Sale, and each Member shall, in connection with the consummation of the Company Sale, be entitled to receive a pro rata portion of the Company Sale Consideration (based on such Member’s Holder Percentage);

(iv)         subject to the terms of Section 9.8(g), Section 9.12(b) and Section 9.12(f), each Member shall execute the applicable purchase agreement or other agreements in connection with the Company Sale and shall take all actions as may be reasonably necessary to consummate the Company Sale, including entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Initiating Holder (provided that none of the Members shall be required to enter into any noncompete, non-solicit, no-hire or other restrictive covenant in connection with such Company Sale); and

(v)          any escrow of any proceeds in connection with such Company Sale shall be withheld on a pro rata basis among the Members.

(e)            If the Receiving Holder makes a ROFO Election in accordance with Section 9.8(c) then:

(i)            the ROFO Consideration shall be calculated in good faith by the Initiating Holder. In connection with the foregoing, the Initiating Holder shall deliver reasonably detailed supporting information. If the Receiving Holder disputes in good faith the calculations of the ROFO Consideration, then the Receiving Holder may, within ten (10) days of receiving the Initiating Holder’s calculations, notify the Initiating Holder in writing of such disagreement through a dispute notice in accordance with Section 9.8(i), and such dispute shall be resolved pursuant to Section 9.8(i);

(ii)          the ROFO Consideration shall be denominated in cash; provided, that if (A) the WHP Holder is the Receiving Holder, (B) the Receiving Holder makes a ROFO Election, (C) no Equity Securities of WHP Topco are listed on a national securities exchange as of the date of the Drag Notice and (D) a WHP COC has not occurred prior to the delivery of a Drag Notice, then the WHP Holder may, by providing written notice (the “ROFO Stock Consideration Notice”) to the Initiating Holder within five (5) Business Days following delivery of the Drag Notice, elect to pay up to fifty percent (50%) of the ROFO Consideration in WHP Topco Units (such amount to be paid in WHP Topco Units, the “ROFO Stock Consideration”) payable pro rata to all ROFO Dragged Members based on their respective Holder Percentages with such aggregate number of WHP Topco Units payable, in the aggregate, to all ROFO Dragged Members to be equal to the quotient calculated as (I) the ROFO Stock Consideration, divided by (II) the Per Share FMV (calculated in accordance with Section 9.8(f));

(iii)          the ROFO Dragged Members shall vote for, consent to and raise no objections against such ROFO and cause their respective Managers, as applicable, to vote for, consent to and raise no objections against such ROFO, and, if such ROFO is a sale of the Units, shall deliver, or cause to be delivered, such ROFO Dragged Member’s Units to the Receiving Holder in connection with the consummation of such ROFO;

(iv)         the ROFO Dragged Members, the Managers and the Company shall use their respective reasonable best efforts to consummate such ROFO as expeditiously as possible, and shall manage the process to effect such transactions in good faith and cooperate with the Receiving Holder to effect such ROFO, including if the ROFO is a sale of the Units, by delivering such ROFO Dragged Member’s Units to the Receiving Holder in connection with the consummation of such ROFO;

(v)          as promptly as reasonably practicable following a ROFO Election, the Receiving Holder shall deliver to the other ROFO Dragged Members for execution and delivery in connection with the closing of the ROFO: (i) if the WHP Holder, as the Receiving Holder, makes a ROFO Election and elects to pay a portion of the ROFO Consideration in ROFO Stock Consideration pursuant to Section 9.8(e)(ii), any exchange or similar agreement and any joinder agreement to the governing documents of WHP Topco (including the limited partnership agreement, securityholders agreement and registration rights agreement), in each case, in form and substance reasonably satisfactory to WHP Topco (but subject to Section 9.12(b) and Section 9.12(f)) and WHP Topco shall consider in good faith any reasonable comments to such agreements provided by the ROFO Dragged Members, to consummate such ROFO; and (ii) such other documents or instruments as may be necessary or appropriate to effect such ROFO as reasonably requested by ROFO Dragged Members;

(vi)         subject to the terms of Section 9.8(g), Section 9.12(b) and Section 9.12(f), each ROFO Dragged Member shall execute the applicable purchase agreement or other agreements in connection with the ROFO and shall take all actions as may be reasonably necessary to consummate the ROFO, including entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Receiving Holder, as applicable;

(vii)         the Receiving Holder shall consummate the ROFO no later than forty (40) Business Days of delivery of the Drag Notice (or longer, if the obtaining of all requisite consents under applicable law so requires);

(viii)        subject to the terms of Section 9.8(g), Section 9.12(b) and Section 9.12(f), if the WHP Holder, as the Receiving Holder, makes a ROFO Election and elects to pay a portion of the ROFO Consideration in ROFO Stock Consideration pursuant to Section 9.8(e)(ii), the ROFO Dragged Members shall deliver to the WHP Holder any joinder agreement to the governing documents of WHP Topco (including the limited partnership agreement, securityholders agreement and registration rights agreement), in each case, in form and substance reasonably satisfactory to WHP Topco; and

(ix)          from and after the delivery of the Drag Notice, if the Receiving Holder makes a ROFO Election, then the Receiving Holder shall, during normal business hours and upon reasonable prior notice, provide to the ROFO Dragged Members such information or materials or other access to the Receiving Holder as reasonably requested by such ROFO Dragged Members.

(f)            In connection with a ROFO pursuant to which the Receiving Holder has elected to pay with ROFO Stock Consideration, the Per Share FMV shall be determined by the mutual agreement of the Initiating Holder and the Receiving Holder within thirty (30) days following delivery of the ROFO Stock Consideration Notice. Notwithstanding the foregoing, if the Initiating Holder and the Receiving Holder are unable to agree on the Per Share FMV within such thirty (30)-day period, then the Per Share FMV shall be determined as follows:

(i)            Each of the Initiating Holder, on the one hand, and the Receiving Holder, on the other hand, shall, within fifteen (15) days of the conclusion of such thirty (30)-day period, engage one Valuation Firm for purposes of determining Per Share FMV (with all fees and expenses of each such Valuation Firm being borne by the Member that engaged such Valuation Firm), and direct each such Valuation Firm to determine Per Share FMV in good faith in accordance with the definition thereof and deliver its calculation of Per Share FMV to the Members not later than thirty (30) days from the date of such engagement.

(ii)           If the difference between the larger value and the smaller value determined by the Valuation Firms in accordance with Section 9.8(f)(i) is (A) less than ten percent (10%) of the smaller value, the Per Share FMV will be the arithmetic mean of the larger value and the smaller value, or (B) ten percent (10%) or more of the smaller value, the two Valuation Firms will appoint, within fifteen (15) days of the determination of the values by the two Valuation Firms, a third Valuation Firm (with all fees and expenses of such third Valuation Firm being borne fifty percent (50%) by the Initiating Holder and fifty percent (50%) by the Receiving Holder) to determine the Per Share FMV, and the Per Share FMV will be the arithmetic mean of the value determined by such third Valuation Firm (which such determination will be made within thirty (30) days of its appointment) and the value determined by either of the first two Valuation Firms that is closest to the value determined by such third Valuation Firm.

(iii)          The Per Share FMV, as finally determined pursuant to this Section 9.8(f), shall be conclusive, final and binding on all Members with respect to such ROFO.

(g)            Notwithstanding anything to the contrary in this Section 9.8:

(i)            any representations and warranties to be made by any ROFO Dragged Member in connection with the ROFO shall be limited to representations and warranties related to such Person’s due organization, good standing, corporate power and authority, due approval, no conflicts and title to ownership and the ability to convey title to the Units;

(ii)           any indemnification obligations of the ROFO Dragged Members in connection with the ROFO shall only be several, and not joint and several, and shall in each case be limited to a breach of the representations and warranties in Section 9.8(g)(i) and shall in no event exceed the value of the consideration actually received by such ROFO Dragged Members in such ROFO; and

(iii)          any indemnification obligations of the Members in connection with the Company Sale shall only be several, and not joint and several, and shall in each case be limited to a breach of the representations and warranties made by such Member to the third party purchaser in connection with such Company Sale; provided that the indemnification obligations of a Member in respect of a breach of its representations and warranties (other than those representations and warranties related to such Person’s due organization, good standing, corporate power and authority, due approval, no conflicts and title to ownership and the ability to convey title to the Units), shall not exceed ten percent (10%) of the amount of consideration actually received by such Member in such Company Sale; provided, further, that the indemnification obligations of a Member in respect of a breach of its representations and warranties shall not exceed the value of the consideration actually received by such Member in such Company Sale.

(h)            The rights and obligations under this Section 9.8 will terminate immediately prior to the consummation of any Initial Public Offering of Units.

(i)            Drag / ROFO Dispute Resolution.

(i)            Any dispute notice delivered pursuant to Section 9.8(b) or Section 9.8(e)(i) (but specifically excluding any dispute with respect to the Per Share FMV, which shall be governed by Section 9.8(f)) (such notice, the “Dispute Notice”) shall (A) specify in reasonable detail which aspects of the calculations are being disputed, (B) describe the basis for such dispute and (C) to the extent practicable, given the information provided by the Initiating Holder or the Receiving Holder, as applicable, provide the proposed correct amount of each such calculation. For the avoidance of doubt, if such Dispute Notice is not timely delivered, the original calculations of the Initiating Holder, in the case of a Company Sale, or the original calculations of the Receiving Holder, in the case of a ROFO, shall be conclusive, final and binding. If such Dispute Notice is timely delivered, then during the seven (7)-day period following delivery of such Dispute Notice, the Polaris Holder and the WHP Holder shall discuss in good faith to endeavor to resolve their disagreements over the disputed items set forth in the Dispute Notice.

(ii)           If Polaris Holder and the WHP Holder resolve their disagreements over any of such disputed items during such seven (7)-day period in accordance with the foregoing procedure, then the applicable calculation (as applicable) shall be revised to reflect such resolution, and such revised calculation shall become final and binding. If the Polaris Holder and the WHP Holder fail to resolve all of their disagreements over the disputed items within such seven (7)-day period, then, within three (3) days of the conclusion of such seven (7)-day period, the Polaris Holder and the WHP Holder shall forthwith jointly engage a Valuation Firm to resolve any remaining disagreements in the Dispute Notice.

(iii)          The Polaris Holder and the WHP Holder shall instruct the Valuation Firm to render a final determination of such remaining disputed calculations within twenty (20) days of its engagement. The Valuation Firm shall consider only those items and amounts set forth on the Dispute Notice that are identified as being items and amounts as to which the Polaris Holder and the WHP Holder have been unable to agree. The Valuation Firm’s determination of such remaining disagreements with respect to such computations shall be based solely on written materials submitted by the Polaris Holder and the WHP Holder (i.e., not an independent review) and on the relevant definitions and provisions set forth in this Agreement, and the Valuation Firm shall act as an expert and not as an arbitrator.

(iv)          Neither the Polaris Holder nor the WHP Holder nor any of their respective Affiliates or representatives shall have any ex parte communications with the Valuation Firm relating to resolution of any remaining disagreements in the Dispute Notice. The final determination of the Valuation Firm of the items in the Dispute Notice that are identified as being items and amounts as to which the Polaris Holder and the WHP Holder have been unable to agree shall be set forth in a written statement setting forth in reasonable detail the basis of the Valuation Firm’s determination with respect to each disputed matter. The final determination of the Valuation Firm with respect to such disputed items shall be final, conclusive and binding and shall not be subject to appeal or further review, absent manifest error or fraud.

(v)           All fees and expenses relating to the work, if any, to be performed by the Valuation Firm pursuant to this Section 9.8(i), shall be borne equally by the Polaris Holder, on the one hand, and the WHP Holder, on the other hand.

(vi)         For the avoidance of doubt, notwithstanding anything to the contrary in this Section 9.8(i), any dispute with respect to the determination of the Per Share FMV shall be resolved pursuant to Section 9.8(f).

Section 9.9      IPO Flip-Up Right.

(a)            IPO Flip-Up Right. In connection with an Initial Public Offering of WHP Topco Units (an “IPO Event”), the IPO Flip-Up Electing Holder shall have the right, but not the obligation (the “IPO Flip-Up Right”), to cause all (but not less than all) of the Polaris Holder’s Units to be exchanged for WHP Topco Units as set forth in this Section 9.9 (the “IPO Exchange”).

(b)            IPO Event Notice; IPO Event Supplemental Notice.

(i)            WHP Topco shall deliver to the Polaris Holder a written notice (the “IPO Event Notice”) of any proposed IPO Event at least ninety (90) days prior to, if the IPO Event is an IPO or Direct Listing, the proposed launch date of such IPO Event or, if the IPO Event is a De-SPAC, the expected closing date of such IPO Event, which shall (A) describe the IPO Event in reasonable detail, including the proposed launch date or anticipated closing timeline, as applicable, (B) state the total number of all Units then held by the Polaris Holder (the “Exchanging Company Units”) and (C) provide WHP Topco’s good faith calculation of (1) the expected WHP Enterprise Value (including components thereof) for the twelve (12)-month period ending on the most recent date for which financial statements are available as of such IPO Event Notice and based on a range of potential WHP IPO Share Prices provided by the lead bookrunning managers if the IPO Event is an IPO or Direct Listing, (2) the WHP Topco EBITDA (including components thereof) for the twelve (12)-month period ending on the most recent date for which financial statements are available as of the date of such IPO Event Notice, (3) the expected Exchange Reference Multiple (based on the calculation of WHP Enterprise Value in the foregoing clause (1) and WHP Topco EBITDA in the foregoing clause (2) and based on a range of potential WHP IPO Share Prices provided by the lead bookrunning managers if the IPO Event is an IPO or Direct Listing) (the “Estimated Exchange Reference Multiple”), and (4) the expected number of IPO WHP Units, calculated in accordance with Section 9.9(i). The IPO Event Notice shall include reasonably detailed supporting information. From and after the delivery of the IPO Event Notice, WHP Topco and its Affiliates shall provide to the Polaris Holder such information or materials or other access as reasonably requested by the Polaris Holder, in each case as promptly as reasonably practicable after any such request by the Polaris Holder.

(ii)            WHP Topco shall deliver to the Polaris Holder a supplemental written notice (the “IPO Event Supplemental Notice”) at least sixty (60) days prior to, if the IPO Event is an IPO or Direct Listing, the proposed launch date of such IPO Event, or, if the IPO Event is a De-SPAC, the expected closing date of such IPO Event, in either case as set forth in the IPO Event Notice, which IPO Event Supplemental Notice shall provide an updated good faith calculation of all of the information set forth in IPO Event Notice (provided that the calculation of WHP Enterprise Value and WHP Topco EBITDA (including components thereof, respectively) shall be based on the WHP Enterprise Value and WHP Topco EBITDA (including components thereof, respectively), for the twelve (12)-month period ending on the most recent date for which financial statements are available as of the date of such IPO Event Supplemental Notice and the calculation of the expected Exchange Reference Multiple shall be based on such calculations of WHP Enterprise Value and WHP Topco EBITDA in the IPO Event Supplemental Notice), together with reasonably detailed supporting information for such calculations. In connection with delivering the IPO Event Supplemental Notice to the Polaris Members, an executive officer of WHP Topco shall deliver to the Polaris Members a certificate as to the accuracy, as of the date of the IPO Event Supplemental Notice, of the calculations set forth in the IPO Event Supplemental Notice.

(iii)          If the Polaris Holder disputes in good faith any of the calculations (or components thereto) set forth in the IPO Event Supplemental Notice, then the Polaris Holder may, within ten (10) days of receiving the IPO Event Supplemental Notice notify the WHP Holder in writing of such disagreement and the Polaris Holder and the WHP Holder shall discuss such disputed items in good faith for ten (10) days with a view to mutually agreeing on any such calculations and resolving their disagreements over the disputed items.

(iv)          Following the conclusion of the good faith discussion period, WHP Holder, may, no later than five (5) days after the conclusion of such good faith discussion period, deliver to the Polaris Holder a revised IPO Event Supplemental Notice reflecting any resolution between the parties of their disagreements over the disputed items, and an executive officer of WHP Topco shall deliver to the Polaris Members an updated certificate as to the accuracy, as of such date, of the calculations set forth in such updated IPO Event Supplemental Notice. If the Polaris Holder and the WHP Holder fail to resolve their differences over any of the disputed items prior to the consummation of the applicable IPO Event, the calculations delivered by WHP Topco (as revised pursuant to the immediately preceding sentence) shall be used, subject to Section 9.12(a) and without a presumption of correctness or prejudice to the rights of the Polaris Holder.

(c)            Exchange Notice. After delivery of the IPO Event Notice, an IPO Flip-Up Electing Holder may exercise its IPO Flip-Up Right by delivering an irrevocable written notice (an “Exchange Notice”) to (x) the Company, (y) WHP Topco and (z) (1) the WHP Holder (if the IPO Flip-Up Electing Holder is the Polaris Holder) or (2) the Polaris Holder (if the IPO Flip-Up Electing Holder is the WHP Holder), in each case no later than thirty (30) days prior to (x) the proposed launch date of the IPO Event set forth in the IPO Event Notice if the IPO Event is an IPO or a Direct Listing or, (y) if the IPO Event is a De-SPAC, the expected closing date of such IPO Event set forth in the IPO Event Notice, which Exchange Notice, if the Polaris Holder is the IPO Flip-Up Electing Holder, shall specify the minimum WHP IPO Share Price and Exchange Reference Multiple at or above which such IPO Flip-Up Electing Holder irrevocably elects to exercise the IPO Flip-Up Right (and below which such IPO Flip-Up Electing Holder irrevocably elects not to exercise the IPO Flip-Up Right).

(d)            Delivery of Documents for IPO Exchange. Reasonably promptly following delivery by an IPO Flip-Up Electing Holder of an Exchange Notice, the WHP Holder shall deliver to the Polaris Holder for execution and delivery in connection with the closing of the IPO Exchange: (i) any exchange or similar agreement and any joinder agreement to the governing documents of WHP Topco (including the limited partnership agreement, securityholders agreement and registration rights agreement), in each case, in form and substance reasonably satisfactory to WHP Topco (but subject to Section 9.12(b) and Section 9.12(f)) and the WHP Holder shall consider in good faith any reasonable comments to such agreements provided by the Polaris Holder, to consummate such IPO Exchange; and (ii) such other documents or instruments as may be necessary or appropriate to effect such IPO Exchange as reasonably requested by WHP Topco, including a general release by the Polaris Holder with respect to any claims (other than Excluded Claims) arising by virtue of the Polaris Holder’s ownership of interests in the Company, including any management by the WHP Holder or any WHP Manager of the Company. If the IPO Event is an IPO or Direct Listing, the exchange or similar agreement shall provide that the number of IPO WHP Units to be issued to the Polaris Holder shall be calculated using the IPO Model (which shall be attached to and incorporated in such exchange or similar agreement) and the WHP IPO Share Price.

(e)            Pricing Calculation Notice. As soon as reasonably practicable, and in any event, no later than five (5) days prior to (x) the pricing of the IPO Event, if the IPO Event is an IPO or Direct Listing or (y) the consummation of the IPO Event, if the IPO Event is a De-SPAC, WHP Topco shall deliver a written notice (the “Pricing Calculation Notice”) to the Polaris Holder setting forth a good faith calculation of the number of IPO WHP Units (and components thereof, including the Exchange Reference Multiple and Company EBITDA), in each case calculated, for the avoidance of doubt, using the IPO Model and in accordance with Section 9.9(i), which Pricing Calculation Notice shall include reasonably detailed supporting information and backup for such calculations. From and after the delivery of the Pricing Calculation Notice, WHP Topco and its Affiliates shall provide to the Polaris Holder such information or materials or other access as reasonably requested by the Polaris Holder, in each case as promptly as reasonably practicable after any such request by the Polaris Holder.

(i)            In connection with delivering the Pricing Calculation Notice to the Polaris Members, an executive officer of WHP Topco shall deliver to the Polaris Members a certificate as to the accuracy, as of the date of the Pricing Calculation Notice, of the calculations set forth in the Pricing Calculation Notice.

(ii)           If the Polaris Holder disputes in good faith any of the calculations (or components thereto) set forth in the Pricing Calculation Notice, then the Polaris Holder may, within two (2) days of receiving the Pricing Calculation Notice, notify the WHP Holder in writing of such disagreement and the Polaris Holder and the WHP Holder shall discuss such disputed items in good faith for two (2) days with a view to mutually agreeing on any such calculations and resolving their disagreements over the disputed items.

(iii)          Following the conclusion of the good faith discussion period, the WHP Holder may, no later than one (1) day after the conclusion of such good faith discussion period, deliver to the Polaris Holder a revised Pricing Calculation Notice reflecting any resolution between the parties of their disagreements over the disputed items, and an executive officer of WHP Topco shall deliver to the Polaris Members an updated certificate as to the accuracy, as of such date, of the calculations set forth in such updated Pricing Calculation Notice. If the Polaris Holder and the WHP Holder fail to resolve their differences over any of the disputed items prior to the consummation of the applicable IPO Event, the calculations delivered by WHP Topco in the Pricing Calculation Notice (as revised pursuant to the immediately preceding sentence, if applicable) shall be used, subject to Section 9.12(a) and without a presumption of correctness or prejudice to the rights of the Polaris Holder.

(iv)         If the IPO Event is an IPO or Direct Listing, no later than one (1) day after the pricing of such IPO Event, the WHP Holder shall deliver a written notice (the “Final Pricing Notice”) to the Polaris Holder setting forth (x) the final calculations of the WHP IPO Share Price per the IPO Model, including (A) the WHP Enterprise Value, (B) the WHP Topco EBITDA, (C) the Exchange Reference Multiple (based on the calculation of WHP Enterprise Value in the foregoing clause (A) and WHP Topco EBITDA in the foregoing clause (B)), (D) the number of IPO WHP Units and (E) if applicable, the number of IPO True-Up Units (in each case of this clause (x), calculated, for the avoidance of doubt, in accordance with Section 9.9(i)), (y) whether an Exchange Notice was deemed delivered under Section 9.9(k), and (z) whether the WHP Holder elects to pay the Polaris Holder cash in lieu of satisfying its obligation to issue the IPO True-Up Units under Section 9.9(l). In connection with delivering the Final Pricing Notice to the Polaris Members, an executive officer of WHP Topco shall deliver to the Polaris Members a certificate as to the accuracy, as of the date of the Final Pricing Notice, of the calculations set forth in the Final Pricing Notice.

(f)            Execution of Documents. At least two (2) days prior to the closing of an IPO Event (or, in the case of an IPO, at least two (2) days prior to the launch date of such IPO), the Company, WHP Topco and the Polaris Holder, as applicable, will execute and deliver in escrow to the other respective parties all agreements, documents and instruments reasonably required in connection with such IPO Exchange and delivered by WHP Topco pursuant to Section 9.9(d) in the form presented by WHP Topco (but subject to Section 9.9(d), Section 9.12(b) and Section 9.12(f)).

(g)            Consummation of IPO Exchange. If an Exchange Notice has been timely delivered in accordance with Section 9.9(c) or deemed delivered pursuant to Section 9.9(k), then immediately prior to, and conditioned upon the closing of the IPO Event: (i) the Company, WHP Topco and the Polaris Holder will each release their respective signature pages from escrow, (ii) the IPO Exchange shall occur and (iii) WHP Topco shall issue, or cause to be issued, to the Polaris Holder the IPO WHP Units, calculated in accordance with Section 9.9(i) and subject to Section 9.9(l), including, if applicable, any IPO True-Up Units (or, at WHP Topco’s election, the cash equivalent thereof pursuant to Section 9.9(l)).

(h)            Re-Trigger. If the IPO Event does not price or close within one hundred and twenty (120) days of the IPO Event Supplemental Notice, then WHP Topco must again comply with this Section 9.9.

(i)            Calculation of IPO WHP Units in IPO Exchange. Subject to Section 9.9(l), the WHP Holder shall calculate in good faith the number of WHP Topco Units to be issued to the Polaris Holder in connection with the consummation of the IPO Exchange as soon as reasonably practicable prior to the closing of the IPO Event, as follows:

(i)            the Exchanging Company Units shall be deemed to have a value (the “Exchanging Company Units Valuation”) equal to (A) the product of (1) the Polaris Holder Percentage, multiplied by (2) the Company EBITDA (for the twelve (12)-month period ending on the most recent date of the financial statements that are included in the final prospectus filed with the SEC), multiplied by (3) the Exchange Reference Multiple, plus (B) the Polaris Holder Percentage multiplied by the sum of (1) the aggregate amount of any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the Company and its Subsidiaries, on a consolidated basis, minus (2) the aggregate principal amount of any outstanding funded indebtedness of the Company and its Subsidiaries, on a consolidated basis, minus (3) the aggregate value of any outstanding preferred Equity Securities (including the liquidation preference and the accreted value) issued by the Company and its Subsidiaries that is outstanding immediately after the consummation of an IPO Event, in each case of the foregoing clauses (B)(1) through (B)(3), as of the most recent date for which financial statements are included in the final prospectus filed with the SEC in connection with the applicable IPO Event and adjusted for the ownership percentage of any direct or indirect Subsidiaries of the Company that are not, directly or indirectly, wholly owned by the Company;

Example Calculation: If at the time of the IPO Exchange, (w) the Polaris Holder Percentage is fifty percent (50%), (x) the Company EBITDA is $92,000,000, (y) the Exchange Reference Multiple is 10.75 and (z) the sum of the amounts described in the foregoing subclauses (B)(1) through (B)(3) is $11,000,000, then the Exchanging Company Units Valuation would equal $500,000,000; and

(ii)           the number of WHP Topco Units to be issued to the Polaris Holder in connection with the consummation of the IPO Exchange (the “IPO WHP Units”) shall be equal to (A) the Exchanging Company Units Valuation (calculated in accordance with this Section 9.9(i)) divided by (B) the WHP IPO Share Price.

Example Calculation: If in relation to the IPO Exchange (x) the Exchanging Company Units Valuation is $500,000,000 and (y) the WHP IPO Share Price is $10, then the number of IPO WHP Units in connection with the IPO Exchange would equal 50,000,000.

The inputs and calculations required in this Section 9.9(i) shall be calculated pursuant to an Excel workbook or similar software application, which shall be called the “IPO Model.”

(j)            Costs and Expenses. Each party to the IPO Exchange shall bear and be responsible for all of its own fees, costs and expenses incurred in connection with the transactions contemplated by the IPO Exchange, including any expenses incurred in evaluating, negotiating or consummating the transactions contemplated thereby. The Company shall not be obligated to reimburse either of WHP Holder or Polaris Holder for any such costs or expenses, unless otherwise approved by the Board (including the approval of at least one (1) WHP Manager and one (1) Polaris Manager).

(k)            IPO Drag of Polaris if Exchange Reference Multiple Is Underestimated. Notwithstanding anything to the contrary herein, if (x) the Polaris Holder does not exercise its IPO Flip-Up Right and (y) the Estimated Exchange Reference Multiple set forth in the IPO Event Notice is less than thirteen (13), but the Exchange Reference Multiple is later determined to be greater than or equal to thirteen (13), then the Polaris Holder shall be, and WHP Topco shall take all actions necessary to ensure that the Polaris Holder is, treated for all purposes under this Section 9.9 as if such Polaris Holder had timely delivered the Exchange Notice in accordance with Section 9.9(c), and, for the avoidance of doubt but subject to Section 9.9(m), immediately prior to, and conditioned upon the closing of the IPO Event: (i) the IPO Exchange shall occur and (ii) WHP Topco shall issue, or cause to be issued, to the Polaris Holder the IPO WHP Units, calculated in accordance with Section 9.9(i).

(l)            IPO True-Up if Exchange Reference Multiple Is Overestimated.

(i)            Notwithstanding anything to the contrary herein, if the Estimated Exchange Reference Multiple set forth in the IPO Event Notice is greater than or equal to thirteen (13), but the Exchange Reference Multiple is later determined to be less than thirteen (13), then notwithstanding anything to the contrary herein, the Exchange Reference Multiple used to calculate the number of IPO WHP Units pursuant to Section 9.9(i) to which the Polaris Holder is entitled pursuant to Section 9.9(g) shall be deemed to be thirteen (13).

(ii)            The difference between (A) the number of IPO WHP Units calculated pursuant to Section 9.9(i) on the basis of the deemed Exchange Reference Multiple of thirteen (13) and (B) the number of IPO WHP Units calculated pursuant to Section 9.9(i) on the basis of the actual Exchange Reference Multiple shall be the “IPO True-Up Units.”

(iii)          In lieu of satisfying its obligation to issue to the Polaris Holder the IPO True-Up Units pursuant to Section 9.9(g), WHP Topco may elect to pay the Polaris Holder an amount of cash equal to (A) the number of IPO True-Up Units multiplied by (B) the WHP IPO Share Price (free and clear of, and without withholding or deduction for, taxes, unless such withholding or deduction is required by Law), by providing an irrevocable written notice to the Polaris Holder of such election at the time of, or promptly following, delivery of the Final Pricing Notice. The cash amount set forth in the preceding sentence shall be paid by WHP Topco via wire transfer to the account of the Polaris Holder (or its designated Affiliate) specified in writing by the Polaris Holder in connection with the closing of the IPO Event. If WHP Topco fails to pay such cash amount when due, WHP Topco shall pay to the Polaris Holder interest on such unpaid cash amount at a rate equal to one and a half percent (1.5%) per month or the maximum rate of interest allowed by applicable Law (whichever is less).

(m)            Over-Allotment True-Up. Notwithstanding anything to the contrary herein, as promptly as reasonably practicable following the expiration or exercise of any “over-allotment option” after the closing of the IPO Event, WHP Topco shall issue an additional number of WHP Topco Units to the Polaris Holder which would result in the Polaris Holder, in the aggregate, being in the same economic position that the Polaris Holder would have been in had such “over-allotment option” been exercised prior to the closing of the IPO Event (the “Over-Allotment Units”); provided, that in lieu of issuing such Over-Allotment Units, WHP Topco may elect to pay the Polaris Holder an amount of cash equal to (i) the number of the Over-Allotment Units multiplied by (ii) the WHP IPO Share Price (free and clear of, and without withholding or deduction for, taxes, unless such withholding or deduction is required by Law). The cash amount set forth in the preceding sentence shall be paid by WHP Topco via wire transfer to the account of the Polaris Holder (or its designated Affiliate) specified in writing by the Polaris Holder. If WHP Topco fails to pay such cash amount when due, WHP Topco shall pay to the Polaris Holder interest on such unpaid cash amount at a rate equal to one and a half percent (1.5%) per month or the maximum rate of interest allowed by applicable Law (whichever is less).

(n)           Termination. The rights and obligations set forth in this Section 9.9 (other than Section 9.9(k), Section 9.9(l) and Section 9.9(m)) shall terminate immediately upon the earliest of the consummation of an IPO Event, a WHP COC or a Significant Asset Sale (provided that any rights arising out of any breach of the covenants set forth in this Section 9.9 shall survive any such termination).

(o)            Illustrative Calculations. An illustration of the calculations set forth in this Section 9.9 is attached as Exhibit F.

Section 9.10      WHP COC Exchange.

(a)            WHP COC Exchange. In connection with a Qualifying WHP COC, all (but not less than all) of the Polaris Holder’s Units shall, immediately prior to the consummation of the Qualifying WHP COC, be exchanged for COC WHP Units as set forth in this Section 9.10 (the “WHP COC Exchange”).

(b)            WHP COC Notice. WHP Topco shall deliver to the Polaris Holder a written notice (the “WHP COC Notice”) of any proposed WHP COC at least seven (7) days prior to the execution of any definitive agreement in respect of any WHP COC, which shall (x) (A) describe the WHP COC in reasonable detail, including the anticipated closing timeline, to the extent then known, (B) state the type and terms of any consideration to be received by WHP Topco, including the terms of any Equity Securities (such Equity Securities, the “WHP Buyer Securities”) (including the rights, privileges and preferences and, in the event that any WHP Buyer Securities constitute Specified Consideration, any restrictions applicable to the borrowing by the Polaris Holder of such Specified Consideration), and (C) state a good faith calculation of the aggregate WHP Sale Consideration in respect of such WHP COC, including a good faith calculation of the WHP Liquid Consideration, (y) state the total number of Exchanging Company Units then-held by the Polaris Holder and (z) provide a good faith calculation of (A) the WHP Enterprise Value and WHP Equity Value (based on the WHP Enterprise Value calculated in this clause (A)), including, in each case, components thereof and as of the most recent date for which financial statements are available as of the date of such WHP COC Notice, (B) the WHP Topco EBITDA (for the twelve (12)-month period ending on the most recent date for which financial statements are available as of the date of such WHP COC Notice), (C) the Exchange Reference Multiple (based on the WHP Enterprise Value and WHP Topco EBITDA calculated in clauses (A) and (B) above), (D) the Per Share Value (based on the WHP Equity Value calculated in clause (A) above), (E) the number of COC WHP Units, if any (calculated in accordance with Section 9.10(f)), and (F) the expected aggregate amount of WHP Sale Consideration which would be payable to the Polaris Holder in accordance with Section 9.10(e) in respect of such COC WHP Units, if any, in connection with the consummation of such WHP COC. The WHP COC Notice shall include reasonably detailed supporting information for such calculations. From and after the delivery of the WHP COC Notice, WHP Topco and its Affiliates shall provide to the Polaris Holder such information or materials or other access as reasonably requested by the Polaris Holder, in each case as promptly as reasonably practicable after any such request by the Polaris Holder.

(i)            In connection with delivering the WHP COC Notice to the Polaris Members, an executive officer of WHP Topco shall deliver to the Polaris Members a certificate as to the accuracy, as of the date of the WHP COC Notice, of the calculations set forth in the WHP COC Notice.

(ii)           Notwithstanding anything to the contrary herein, if any WHP Buyer Securities payable in the WHP COC constitute Specified Consideration, and there are any restrictions applicable to the pledge by any recipient of such Specified Consideration, as set forth in the WHP COC Notice, the Polaris Holder may, within five (5) days following delivery of the WHP COC Notice, elect in writing to WHP Topco that the Specified Consideration not count as WHP Liquid Consideration. Notwithstanding anything to the contrary herein, from and after such time that the Polaris Holder makes such election pursuant to the preceding sentence, the type or amount of any consideration to be received by WHP Topco in connection with such WHP COC and other material terms pertaining to restrictions on pledging any such consideration may not be changed unless WHP Topco re-delivers the WHP COC Notice, upon which the Polaris Holder may, within five (5) days following delivery of such WHP COC Notice, re-elect in writing to WHP Topco that the Specified Consideration not count as WHP Liquid Consideration. In addition, if the Polaris Holder disputes in good faith any of the calculations (or components thereto) set forth in the WHP COC Notice, then the Polaris Holder may, within ten (10) days of receiving the WHP COC Notice, notify the WHP Holder in writing of such disagreement and the Polaris Holder and the WHP Holder shall discuss such disputed items in good faith for ten (10) days with a view to mutually agreeing on any such calculations and resolving their disagreements over the disputed items.

(iii)          Following the conclusion of the good faith discussion period, the WHP Holder may, no later five (5) days of the conclusion of such good faith discussion period, deliver to the Polaris Holder a revised WHP COC Notice reflecting any resolution between the parties of their disagreements over the disputed items, and an executive officer of WHP Topco shall deliver to the Polaris Members an updated certificate as to the accuracy, as of such date, of the calculations set forth in such updated WHP COC Notice. If the Polaris Holder and the WHP Holder fail to resolve their differences over any of the disputed items prior to the consummation of the applicable WHP COC, the calculations delivered by WHP Topco (as revised pursuant to the immediately preceding sentence) shall be used, subject to Section 9.12(a) and without a presumption of correctness or prejudice to the rights of the Polaris Holder.

(c)            Delivery of Documents. Reasonably promptly following delivery of the WHP COC Notice, in the case of a Qualifying WHP COC, the WHP Holder shall deliver to the Polaris Holder for execution and delivery in connection with the closing of the WHP COC Exchange: (i) any exchange or similar agreement and any joinder agreement to the governing documents of WHP Topco (including the limited partnership agreement, securityholders agreement and registration rights agreement), in each case, in form and substance reasonably satisfactory to WHP Topco (but subject to Section 9.12(b) and Section 9.12(f)) (which shall consider in good faith any reasonable comments to such agreements provided by the Polaris Holder) to consummate such WHP COC Exchange; and (ii) such other documents or instruments as may be necessary or appropriate to effect such WHP COC Exchange as reasonably requested by WHP Topco, including a general release by the Polaris Holder with respect to any claims (other than Excluded Claims) arising by virtue of the Polaris Holder’s ownership of interests in the Company, including any management by the WHP Holder or any WHP Manager of the Company.

(d)           Execution of Documents. At the closing of a Qualifying WHP COC, the Company, WHP Topco and the Polaris Holder, as applicable, will execute all agreements, documents and instruments in connection with such Qualifying WHP COC delivered by WHP Topco pursuant to Section 9.10(c) in the form presented by WHP Topco (but subject to Section 9.10(c), Section 9.12(b) and Section 9.12(f)).

(e)           Consummation of WHP COC Exchange. Immediately prior to and conditioned upon the consummation of the Qualifying WHP COC: (i) the WHP COC Exchange shall occur and (ii) WHP Topco shall issue, or cause to be issued, to the Polaris Holder, the COC WHP Units, calculated in accordance with Section 9.10(f). WHP Topco and its Affiliates shall ensure that in connection with the consummation of the Qualifying WHP COC, (A) each COC WHP Unit shall be entitled to, and shall, receive its pro rata share of the WHP Sale Consideration and (B) if the WHP Sale Consideration includes any Equity Securities, then the Polaris Holder shall receive equitable treatment with respect to the receipt of such Equity Securities as any similarly situated institutional equityholders of WHP Topco (which, for the avoidance of doubt, as of date hereof, would include Ares and Oaktree).

(f)            Calculation of COC WHP Units. The WHP Holder shall calculate in good faith the number of WHP Topco Units to be issued to the Polaris Holder in connection with the consummation of the WHP COC Exchange, as follows:

(i)            the Exchanging Company Units Valuation of the Exchanging Company Units shall be equal to (A) the product of (1) the Polaris Holder Percentage, multiplied by (2) the Company EBITDA (for the twelve (12)-month period ending on the most recent date of the financial statements that are available as of the execution of the definitive agreement providing for a Qualifying WHP COC), multiplied by (3) the Exchange Reference Multiple (based on the WHP Enterprise Value and WHP Topco EBITDA calculated in Section 9.10(b)(z)(A) and Section 9.10(b)(z)(B), respectively), plus (B) the Polaris Holder Percentage multiplied by the sum of (1) the aggregate amount of any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the Company and its Subsidiaries, on a consolidated basis, minus (2) the aggregate principal amount of any outstanding funded indebtedness of the Company and its Subsidiaries, on a consolidated basis, minus (3) the aggregate value of any outstanding preferred Equity Securities (including the liquidation preference and the accreted value) issued by the Company and its Subsidiaries that is outstanding immediately after the consummation of such Qualifying WHP COC, in each case of the foregoing clauses (B)(1) through (B)(3), as of the most recent date of the financial statements that are available as of the execution of the definitive agreement providing for such Qualifying WHP COC and adjusted for the ownership percentage of any direct or indirect Subsidiaries of the Company that are not, directly or indirectly, wholly owned by the Company;

Example Calculation: If at the time of the WHP COC Exchange, (w) the Polaris Holder Percentage is fifty percent (50%), (x) the Company EBITDA is $92,000,000, (y) the Exchange Reference Multiple is thirteen (13) and (z) the sum of the amounts described in the foregoing subclauses (B)(1) through (B)(3) is $11,000,000, then the Exchanging Company Units Valuation would equal $603,500,000; and

(ii)           the number of WHP Topco Units to be issued in exchange for the Exchanging Company Units (the “COC WHP Units”) shall be equal to (A) the Exchanging Company Units Valuation calculated pursuant to clause (i) above, divided by (B) the Per Share Value implied by such Qualifying WHP COC.

Example Calculation: If in relation to the WHP COC Exchange (x) the Exchanging Company Units Valuation is $603,500,000, (y) the WHP Equity Value implied by such Qualifying WHP COC is $6,035,000,000, and (z) the aggregate number of WHP Topco Units is 603,500,000, then the Per Share Value is $10 and the number of COC WHP Units in connection with the WHP COC Exchange would equal 60,350,000.

(g)           Costs and Expenses. Each party to the WHP COC Exchange shall bear and be responsible for all of its own fees, costs and expenses incurred in connection with the transactions contemplated by the WHP COC Exchange, including any expenses incurred in evaluating, negotiating or consummating the transactions contemplated thereby. The Company shall not be obligated to reimburse either of the WHP Holder or the Polaris Holder for any such costs or expenses, unless otherwise approved by the Board (including the approval of at least one (1) WHP Manager and one (1) Polaris Manager).

(h)           Termination. The rights and obligations under this Section 9.10 will terminate immediately prior to the consummation of any IPO Event, WHP COC (other than the Qualifying WHP COC with respect to which this Section 9.10 applies) or Qualifying Asset Sale, whichever is earliest (provided that any rights arising out of any breach of the covenants set forth in this Section 9.10 shall survive any such termination).

(i)            Illustrative Calculations. An illustration of the calculations set forth in this Section 9.10 is attached as Exhibit F.

Section 9.11          WHP Asset Sale Exchange.

(a)            WHP Asset Sale Exchange. In connection with a Qualifying Asset Sale, all (but not less than all) of the Polaris Holder’s Units shall, immediately prior to the consummation of the Qualifying Asset Sale, be exchanged for Asset Sale WHP Units as set forth in this Section 9.11 (the “WHP Asset Sale Exchange”).

(b)           WHP Asset Sale Notice. WHP Topco shall deliver to the Polaris Holder a written notice (the “WHP Asset Sale Notice”) of any proposed Significant Asset Sale at least seven (7) days prior to the execution of a definitive agreement in respect of any Significant Asset Sale, which shall (x) (A) describe the Significant Asset Sale in reasonable detail, including the anticipated closing timeline, to the extent then known, (B) state the type and terms of any consideration to be received by WHP Topco, including the terms of such WHP Buyer Securities (including the rights, privileges and preferences and, in the event that any WHP Buyer Securities constitute Specified Consideration, any restrictions applicable to the borrowing by the Polaris Holder of such Specified Consideration), and (C) state a good faith calculation of the aggregate WHP Sale Consideration in respect of such Significant Asset Sale, including a good faith calculation of the WHP Liquid Consideration, (y) state the total number of Exchanging Company Units then-held by the Polaris Holder and (z) provide a good faith calculation of (A) the WHP Enterprise Value and WHP Equity Value (including, in each case, components thereof and as of the most recent date for which financial statements are available as of the date of such WHP Asset Sale Notice), (B) (I) the WHP Asset Sale EBITDA, (II) the WHP Topco EBITDA and (III) the Company EBITDA (in each case of clause (I) through (III), including components thereof and for the twelve (12)-month period ending on the most recent date for which financial statements are available as of the date of the WHP Asset Sale Notice), (C) the Market Multiple (based on the WHP Asset Sale EBITDA as calculated in clause (B) above), (D) the Per Share Value (based on the WHP Equity Value calculated in clause (A) above) and (E) the number of Asset Sale WHP Units (calculated in accordance with Section 9.11(f)). The WHP Asset Sale Notice shall include reasonably detailed supporting information for such calculations. From and after the delivery of the WHP Asset Sale Notice, WHP Topco and its Affiliates shall provide to the Polaris Holder such information or materials or other access as reasonably requested by the Polaris Holder, in each case as promptly as reasonably practicable after any such request by the Polaris Holder.

(i)            In connection with delivering the WHP Asset Sale Notice to the Polaris Members, an executive officer of WHP Topco shall deliver to the Polaris Members a certificate as to the accuracy, as of the date of the WHP Asset Sale Notice, of the calculations set forth in the WHP Asset Sale Notice.

(ii)           Notwithstanding anything to the contrary herein, if any WHP Buyer Securities payable in the Significant Asset Sale constitute Specified Consideration, and there are any restrictions applicable to the pledge by any recipient of such Specified Consideration, as set forth in the WHP Asset Sale Notice, the Polaris Holder may, within five (5) days following delivery of the WHP Asset Sale Notice, elect in writing to WHP Topco that the Specified Consideration not count as WHP Liquid Consideration. Notwithstanding anything to the contrary herein, from and after such time that the Polaris Holder makes such election pursuant to the preceding sentence, the type or amount of any consideration to be received by WHP Topco in connection with such Qualifying Asset Sale and other material terms pertaining to restrictions on pledging any such consideration may not be changed unless WHP Topco re-delivers the WHP Asset Sale Notice, upon which the Polaris Holder may, within five (5) days following delivery of such WHP Asset Sale Notice, re-elect in writing to WHP Topco that the Specified Consideration not count as WHP Liquid Consideration. In addition, if the Polaris Holder disputes in good faith any of the calculations (or components thereto) set forth in the WHP Asset Sale Notice, then the Polaris Holder may, within ten (10) days of receiving the WHP Asset Sale Notice, notify the WHP Holder in writing of such disagreement and the Polaris Holder and the WHP Holder shall discuss such disputed items in good faith for ten (10) days with a view to mutually agreeing on any such calculations and resolving their disagreements over the disputed items.

(iii)          Following the conclusion of the good faith discussion period, the WHP Holder may, no later five (5) days of the conclusion of such good faith discussion period, deliver to the Polaris Holder a revised WHP Asset Sale Notice reflecting any resolution between the parties of their disagreements over the disputed items, and an executive officer of WHP Topco shall deliver to the Polaris Members an updated certificate as to the accuracy, as of such date, of the calculations set forth in such updated WHP Asset Sale Notice. If the Polaris Holder and the WHP Holder fail to resolve their differences over any of the disputed items prior to the consummation of the applicable WHP Asset Sale, the calculations delivered by WHP Topco (as revised pursuant to the immediately preceding sentence) shall be used, subject to Section 9.12(a) and without a presumption of correctness or prejudice to the rights of the Polaris Holder.

(c)           Delivery of Documents. Reasonably promptly following delivery of the WHP Asset Sale Notice, in the case of a Qualifying Asset Sale, the WHP Holder shall deliver to the Polaris Holder for execution and delivery in connection with the closing of the WHP Asset Sale Exchange: (i) any exchange or similar agreement and any joinder agreement to the governing documents of WHP Topco (including the limited partnership agreement, securityholders agreement and registration rights agreement), in each case, in form and substance reasonably satisfactory to WHP Topco (but subject to Section 9.12(b) and Section 9.12(f)) (which shall consider in good faith any reasonable comments to such agreements provided by the Polaris Holder) to consummate such WHP Asset Sale Exchange; and (ii) such other documents or instruments as may be necessary or appropriate to effect such WHP Asset Sale Exchange as reasonably requested by WHP Topco, including a general release by the Polaris Holder with respect to any claims (other than Excluded Claims) arising by virtue of the Polaris Holder’s ownership of interests in the Company, including any management by the WHP Holder or any WHP Manager of the Company.

(d)           Execution of Documents. At the closing of the Qualifying Asset Sale, the Company, WHP Topco and the Polaris Holder, as applicable, will execute all agreements, documents and instruments in connection with such Qualifying Asset Sale delivered by WHP Topco pursuant to Section 9.11(c) in the form presented by WHP Topco (but subject to Section 9.11(c), Section 9.12(b) and Section 9.12(f)).

(e)           Consummation of WHP Asset Sale Exchange. Immediately prior and conditioned upon the consummation of the Qualifying Asset Sale: (i) the WHP Asset Sale Exchange shall occur and (ii) WHP Topco shall issue, or cause to be issued, to the Polaris Holder, the Asset Sale WHP Units, calculated in accordance with Section 9.11(f), so that the Polaris Holder is able to participate in any proceeds distributed to the equityholders of WHP Topco by WHP Topco with the other equityholders of WHP Topco in connection with the consummation of such Qualifying Asset Sale. WHP Topco and its Affiliates shall ensure that in connection with the consummation of the Qualifying Asset Sale, if the WHP Sale Consideration includes any Equity Securities, then the Polaris Holder will receive equitable treatment with respect to such Equity Securities as any similarly situated institutional equityholders of WHP Topco (which, for the avoidance of doubt, as of date hereof, would include Ares and Oaktree) receive in connection therewith.

(f)            Calculation of Asset Sale WHP Units. The WHP Holder shall calculate in good faith the number of WHP Topco Units to be issued to the Polaris Holder in connection with the consummation of the WHP Asset Sale Exchange, as follows:

(i)            the “Market Multiple” shall be the number equal to (A) the WHP Sale Consideration proposed to paid by the purchaser in connection with such Qualifying Asset Sale divided by (B) WHP Asset Sale EBITDA (for the twelve (12)-month period ending on the most recent date of the financial statements that are available as of the execution of the definitive agreement providing for such Qualifying WHP Asset Sale and adjusted for the ownership percentage of any direct or indirect Subsidiaries of the Company that are not, directly or indirectly, wholly owned by the Company);

(ii)           the Exchanging Company Units Valuation of the Exchanging Company Units shall be equal to (A) the product of (1) the Polaris Holder Percentage, multiplied by (2) the Company EBITDA (for the twelve (12)-month period ending on the most recent date of the financial statements that are available as of the execution of the definitive agreement providing for such Qualifying WHP Asset Sale), multiplied by (3) the Market Multiple (as calculated in clause (i) above), plus (B) the Polaris Holder Percentage multiplied by the sum of (1) the aggregate amount of any cash, cash equivalents, short-term investments and other non-operating loans or investments held by the Company and its Subsidiaries, on a consolidated basis, minus (2) the aggregate principal amount of any outstanding funded indebtedness of the Company and its Subsidiaries, on a consolidated basis, minus (3) the aggregate value of any outstanding preferred Equity Securities (including the liquidation preference and the accreted value) issued by the Company and its Subsidiaries that is outstanding immediately after the consummation of such Qualifying Asset Sale, in each case of the foregoing clauses (B)(1) through (B)(3), as of the most recent date of the financial statements that are available as of the execution of the definitive agreement providing for such Qualifying Asset Sale and adjusted for the ownership percentage of any direct or indirect Subsidiaries of the Company that are not, directly or indirectly, wholly owned by the Company;

Example Calculation: If at the time of the WHP Asset Sale Exchange, (w) the Polaris Holder Percentage is fifty percent (50%), (x) the Company EBITDA is $92,000,000, (y) the Market Multiple is 13 and (z) the sum of the amounts described in the foregoing subclauses (B)(1) through (B)(3) is $11,000,000, then the Exchanging Company Units Valuation would equal $603,500,000; and

(iii)          the number of WHP Topco Units to be issued in exchange for the Exchanging Company Units (the “Asset Sale WHP Units”) shall be equal to (A) the Exchanging Company Units Valuation calculated pursuant to clause (ii) above, divided by (B) the Per Share Value implied by such Qualifying WHP Asset Sale.

Example Calculation: If in relation to the WHP Asset Sale Exchange (x) the Exchanging Company Units Valuation is $603,500,000, (y) the WHP Equity Value implied by such Qualifying WHP Asset Sale is $5,000,000,000, and (z) the aggregate number of WHP Topco Units is 500,000,000, then the Per Share Value is $10 and the number of Asset Sale WHP Units in connection with the WHP Asset Sale Exchange would equal 60,350,000.

(g)           Costs and Expenses. Each party to the WHP Asset Sale Exchange shall bear and be responsible for all of its own fees, costs and expenses incurred in connection with the transactions contemplated by the WHP Asset Sale Exchange, including any expenses incurred in evaluating, negotiating or consummating the transactions contemplated thereby. The Company shall not be obligated to reimburse either of the WHP Holder or the Polaris Holder for any such costs or expenses, unless otherwise approved by the Board (including the approval of at least one (1) WHP Manager and one (1) Polaris Manager).

(h)           Termination. The rights and obligations under this Section 9.11 will terminate immediately prior to the consummation of any IPO Event, WHP COC or Significant Asset Sale (other than any Qualifying Asset Sale to which this Section 9.11 applies), whichever is earliest (provided that any rights arising out of any breach of the covenants set forth in this Section 9.11 shall survive any such termination).

(i)            Illustrative Calculations. An illustration of the calculations set forth in this Section 9.11 is attached as Exhibit F.

Section 9.12          General Provisions.

(a)            Notwithstanding anything to the contrary in this Agreement, if the Polaris Holder believes that any calculation made by WHP Topco or the WHP Holder pursuant to the applicable provisions of Section 9.9 through Section 9.11 is incorrect, then the Polaris Holder may pursue any remedy at law or equity in any court of competent jurisdiction; provided that, notwithstanding anything to the contrary in this Agreement, the Polaris Holder shall not initiate or pursue any such claim prior to the consummation of an IPO Event, WHP COC or Significant Asset Sale, as applicable (provided, further, that solely in the case of a Significant Asset Sale, the restrictions (as set forth in the foregoing proviso) on Polaris Holder’s rights under this Section 9.12(a) shall not apply unless WHP Topco has irrevocably committed to the Polaris Holder that it will withhold or set aside from the distribution of proceeds from such Significant Asset Sale an amount of cash (or other applicable consideration received in such Significant Asset Sale), that the board of managers of WHP Topco has determined in good faith, based upon the advice of outside legal counsel and financial advisors, would reasonably be expected to be adequate to satisfy the obligations of WHP Topco or the WHP Holder in respect of any such potential permitted claims of the Polaris Holder under this Section 9.12(a); provided, further, that the Polaris Holder may not initiate any such claim pursuant to this Section 9.12(a) after the first anniversary of the consummation of such IPO Event, WHP COC or Significant Asset Sale, as applicable. The provisions of this Section 9.12(a) constitute the sole and exclusive remedy of the Polaris Holder with respect to such claims.

(b)           Polaris Restrictions.

(i)            In connection with the transactions contemplated by Section 9.8 through Section 9.11, the Polaris Holder shall not be required to execute any documentation or arrangement which (x) imposes any lock-up, transfer restriction or other similar contractual restriction on the Polaris Holder’s disposition of any publicly traded Equity Security or any Equity Securities of WHP Topco of greater than six (6) months after the consummation of such transaction (provided that any Transfer after such six (6)-month period by the Polaris Holder of Equity Securities of WHP Topco shall, for the avoidance of doubt, be subject to the right of first offer and tag along rights set forth in the Securityholders Agreement (as defined in as defined in the Third Amended and Restated Agreement of Limited Partnership of WHP Topco, dated as of March 7, 2023 (“WHP LPA”))) or (y) imposes any restriction on the Polaris Holder’s ability to comply with applicable Law, including the Investment Company Act of 1940, as amended (provided that any Transfer by the Polaris Holder of Equity Securities shall be subject to a right of first offer in favor of the issuer of such Equity Securities and/or the other holders of Equity Securities of such issuer (as determined by such issuer), substantially consistent with the terms set forth in Section 2(d) of the Securityholders Agreement (as defined in as defined in the WHP LPA)). Notwithstanding anything to the contrary herein but subject to the preceding sentence and Section 9.12(f), from any time after the consummation of any of the transactions contemplated by Section 9.8 through Section 9.11, (i) the Polaris Holder shall not be required to agree to any non-compete, non-solicit or non-hire, and (ii) the Polaris Holder shall not be required to agree to any other restrictions (e.g., transfer restrictions, trading restrictions, etc.) with respect to any of the IPO WHP Units, COC WHP Units or Asset Sale WHP Units, or with respect to any Polaris Member as a holder of any of the foregoing, in connection with the consummation of any of the transactions contemplated by Section 9.8 through Section 9.11, in each case, that are greater than such restrictions or covenants agreed to by similarly situated institutional equityholders of WHP Topco.

(ii)           In connection with any transaction contemplated by Section 9.8 through Section 9.11, the Polaris Holder shall not be required to execute any documentation or arrangement that imposes restrictions on the Polaris Holder’s ability to borrow from any institution (so long as such institution is not a Competitor) against the WHP Topco Units (other than subject to any lock-up described in clause (x) of the first sentence of Section 9.12(b)(i)); provided, that, upon any foreclosure of any such borrowing, the Polaris Holder’s rights under Section 9.12(b) and Section 9.12(f) shall cease to apply.

(c)            Stockholder Vote or Regulatory Approval. Notwithstanding anything herein to the contrary, if (x) either Polaris Member or any other Polaris Holder or (y) solely in the event of a Company Sale, the WHP Holder, determines that a vote of its respective equityholders or any regulatory approval (including under the HSR Act) is required to consummate a Company Sale, the ROFO, an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange, the consummation of such transaction shall be conditioned upon first obtaining the approval of such stockholders or regulatory approval, as applicable; provided that if in the event of a Company Sale, the Receiving Holder makes a Drag Election but does not obtain the required approval of its equityholders to consummate such Company Sale, then such Receiving Holder will be deemed to have made a ROFO Election and shall be obligated to consummate a ROFO in accordance with Section 9.8 in lieu of the Company Sale. The Polaris Members or such other Polaris Holder shall use its respective reasonable best efforts to obtain any such approvals and satisfy any other conditions to the consummation of any such transactions. For the avoidance of doubt, the consummation of an IPO Event, WHP COC or Significant Asset Sale shall not be conditioned upon first obtaining the approval of the stockholders or any regulatory approval of either Polaris Member or any other Polaris Holder, and, except as expressly set forth in the next sentence of this Section 9.12(c), no such transaction shall be impeded or delayed by the pursuit or receipt of any such approval. In furtherance of the Polaris Holder’s pursuit of any requisite regulatory or stockholder approval, WHP Topco agrees not consummate (x) a Qualifying WHP COC prior to the date that is eighty-two (82) days after the execution by WHP Topco and/or WHP Holder or any of their respective Affiliates of a definitive agreement providing for such Qualifying WHP COC, nor (y) a Qualifying Asset Sale prior to the date that is eighty-two (82) days after the execution by WHP Topco and/or WHP Holder or any of their respective Affiliates of a definitive agreement providing for such Qualifying Asset Sale, and WHP Topco and the WHP Holder agree to ensure that any such definitive agreement shall not require the WHP Holder to consummate such transaction on or prior to the expiration of such eighty-two (82) day period.

(d)           Neither WHP Topco nor WHP Holder shall, directly or indirectly, take any direct or indirect action or inaction primarily for the purpose of depriving the Polaris Members of the intended economic benefits of the exchange or monetization mechanics in Section 9.9 through Section 9.11. However, it is expressly agreed and understood that the determination(s) of whether to, when to, how to, with whom to, and/or at what price to enter into, pursue, negotiate, abandon or terminate any IPO Event, WHP COC or Significant Asset Sale or Significant Distribution shall in each case be made solely by WHP Topco in its sole and absolute discretion for any reason or no reason whatsoever, and nothing herein shall create any obligation, fiduciary or otherwise, with respect to the making of any such determination(s). If WHP Topco or the WHP Holder consummates a Significant Distribution, then the resulting entity or entities holding the relevant assets or Equity Interests shall be deemed a successor to WHP Topco’s obligations to allow Polaris Holder to participation in the transactions contemplated by Section 9.8 through Section 9.11, as applicable (subject to the terms and conditions thereof, mutatis mutandis), and WHP shall work in good faith with Polaris to amend or modify this Agreement as may be required to effect this intent.

(e)           In connection with any transactions contemplated by Section 9.8 through Section 9.11, as promptly as reasonably practicable after the Polaris Holder’s written request, WHP Topco and the WHP Holder shall use reasonable best efforts to (i) provide, and shall cause to be provided, all financial and other information relating to the Company and its Subsidiaries and WHP Topco, to the extent available to WHP Topco and the WHP Holder, including any information regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries and WHP Topco, (ii) cause all senior officers and managers or directors of the Company and its Subsidiaries and WHP Topco to participate in a reasonable number of meetings (including customary one-on-one meetings) with the Polaris Holder, in each case, during normal business hours and upon reasonable prior notice, (iii) to ensure that the Polaris Holder has an opportunity to participate in any due diligence sessions in which WHP Topco participates (including accounting due diligence sessions), subject to execution of customary confidentiality or non-reliance agreements that contain confidentiality and similar obligations that are no less restrictive than the obligations of WHP Topco in respect of such information and (iv) ensure that the Polaris Holder has full access to any online dataroom available to WHP Topco, subject to execution of customary confidentiality agreements which contain confidentiality and similar obligations that are no less restrictive than the obligations of WHP Topco in respect of such information. The Member delivering any calculations in connection with any transactions contemplated by Section 9.8 through Section 9.11 must, in connection with delivering any such calculations to the other Member, deliver reasonably detailed information supporting such calculations.

(f)            Investor Rights. In connection with any transactions in which any Polaris Member receives Equity Securities in WHP Topco, WHP Topco will, immediately following the consummation of an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange, as applicable, but prior to giving effect to any subsequent disposition of the WHP Topco Units in connection with the applicable IPO Event, WHP COC or Significant Asset Sale, (i) treat such Polaris Member as the equivalent of a “Major Investor” under the Securityholders Agreement (as defined in the WHP LPA) and (ii) ensure that such Polaris Member receives all of the rights, privileges and preferences of a “Major Investor” and a “Securityholder” as set forth in, and for purposes of, the Securityholders Agreement (as defined in the WHP LPA) and an “Other Securityholder” as set forth in, and for purposes of, the Registration Rights Agreement (as defined in the WHP LPA) or any equivalent terms in any other similar agreements between WHP Topco and its equityholders (other than the WHP LPA), in each case, as of the Effective Date; provided that the Polaris Member shall not receive any board designation rights in the WHP LPA; provided, further, that the Polaris Members shall not be deemed to be “Major Investors,” “Securityholders” or “Other Securityholders” from and after a Polaris COC with a Competitor.

(g)           Restriction on Amendments to WHP Governing Documents; Assurances. Each of WHP Topco and the WHP Holder shall ensure (i) that their respective limited partnership agreement (or any successor thereto) or other organizational documents shall not be amended, supplemented or modified, (ii) that none of the provisions in their respective limited partnership agreement (or any successor thereto) or other organizational documents be waived, in each case of clauses (i) and (ii), in any manner that would (A) restrict or impair the rights of the Polaris Holder to consummate an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange in accordance with the applicable provisions of Section 9.9 through Section 9.11 or (B) contravene or conflict with this Agreement and (iii) that (A) each of the transactions contemplated by Section 9.8 through Section 9.11 (and after the consummation of any such transactions, any matters contemplated by the Ancillary Documents) are not in contravention or in conflict with their respective limited partnership agreement (or any successor thereto) or other organizational documents of WHP Topco or the WHP Holder, (B) each of WHP Topco and the WHP Holder have obtained, prior to the date hereof, all required consents, approvals, waivers or authorizations required to be obtained by WHP Topco or the WHP Holder from its respective board of managers (or other governing body) and equityholders in connection with the execution, delivery and performance by WHP Topco or the WHP Holder of this Agreement and the consummation of the transactions contemplated by Section 9.8 through Section 9.11 in order to approve the transactions contemplated by Section 9.8 through Section 9.11, (C) such consents, approvals, waivers or authorizations remain effective and (D) no Person is or will be entitled to any preemptive right, right of repurchase, right of participation or any similar right or right of first refusal in favor of such Person, in each case in connection with the transactions contemplated by Section 9.8 through Section 9.11.

(h)           WHP Topco Units. “WHP Topco Units” means (i) for purposes of Section 9.9, the Equity Securities of WHP Topco or its Affiliates to be listed on a national securities exchange in connection with the consummation of an IPO Event, or (ii) for all other purposes, (A) if any Equity Securities of WHP Topco or its Affiliates are listed on a national securities exchange, than such Equity Securities that are listed on a national securities exchange or (B) if no Equity Securities of WHP Topco or its Affiliates are listed on a national securities exchange, then the principal common Equity Security held by non-management equityholders of WHP Topco (as of the Effective Date, “Class A Common Units” (as defined in the WHP LPA)).

(i)            WHP Topco EBITDA. WHP Topco and the WHP Holder agrees that to the extent any adjustments related to acquisition(s) are made under clauses (a)(xx) and (a)(xxii) of the definition of Consolidated Adjusted EBITDA (as defined in the WHP Credit Agreement or any successor thereto) for purposes of calculating the “TTM Consolidated Adjusted EBITDA” (or any successor thereto) (as defined in the WHP Credit Agreement) (or any successor thereto), such adjustments to the WHP Topco EBITDA shall be the same adjustments (both qualitatively and quantitatively) as such adjustments were/are presented to current or prospective investors, equityholders, lenders or other financing sources of WHP Topco in connection with the financing of such acquisition(s).

(j)            Minimum Multiple. The “Minimum Multiple” shall initially equal thirteen (13); provided, the Polaris Holder may from time to time, but no more than one time per calendar year increase or decrease the Minimum Multiple subject to the prior written consent of the WHP Holder, which consent shall not be unreasonably withheld, conditioned or delayed.

(k)            GMR Default. Notwithstanding anything to the contrary in this Agreement, in the event that, at the time of an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange, as applicable, there exists a GMR Default that has not been cured by Licensee, and the Company has not terminated the License Agreement in accordance with Section 17A of the License Agreement, then the Polaris Holder agrees that any proceeds otherwise payable to the Polaris Holder as a result of the applicable IPO Event, WHP COC or Significant Asset Sale shall first be applied to cure such GMR Default and to pay in advance the Quarterly GMR Amount (as defined in the License Agreement) with respect to the immediately following GMR Period by offsetting the GMR Cure Amount and such Quarterly GMR Amount from any such proceeds otherwise payable to the Polaris Holder. In no event shall WHP Topco be entitled under this Section 9.12(k) to withhold any proceeds otherwise payable to the Polaris Holder as a result of the applicable IPO Event, WHP COC or Significant Asset Sale in connection with any other amounts owed by Licensee under the License Agreement (including, for the avoidance of doubt, the Accelerated GMR Amount (as defined in the License Agreement)).

Article X
WINDING UP, DISSOLUTION AND LIQUIDATION

Section 10.1          Dissolution. The Company shall not be wound up and dissolved by the admission of Additional Members. The affairs of the Company shall be wound up upon the first of the following to occur:

(a)            at any time there are no Members;

(b)            the making of a winding-up order in respect of the Company by a court of competent jurisdiction; or

(c)            at any time with unanimous approval of all Members.

The death, retirement, resignation, Bankruptcy or dissolution of a Member shall not cause a termination, winding up or dissolution of the Company, and, subject to the foregoing provisions of this Section 10.1, the Company shall continue in existence subject to the terms of this Agreement.

Section 10.2          Liquidation and Termination.

(a)           On the commencement of winding up of the Company, the Board shall appoint one or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in accordance with applicable Law. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company with all of the power and authority of the Board. The steps to be accomplished by the liquidators are as follows:

(i)            the liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation and the sum payable to the Managers or otherwise make adequate provision for payment and discharge thereof and the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine);

(ii)           after payment or provision for payment of all of the Company’s liabilities has been made in accordance with Section 10.2(a)(i), all remaining assets of the Company shall be distributed in accordance with Section 4.1 (taking into account, if applicable, the provisions of Section 4.3), after giving effect to all prior Distributions, and a final allocation of all items of Income, gain, Loss and expense shall be made in such a manner that, immediately before distribution of such remaining assets, the positive balance of the Capital Account of each Member shall, to the greatest extent possible, be equal to the net amount that would be distributed to such Member in accordance with Section 4.1 (after satisfaction of any financial obligations of each Member to the Company under any provisions of this Agreement); and

(iii)           any non-cash assets will first be written up or down to their Fair Market Value, thus creating hypothetical gain or loss (if any), which hypothetical gain or loss shall be allocated to the Member’s Capital Accounts in accordance with the requirements of Regulations Section 1.704-1(b) and other applicable provisions of the Code and this Agreement. If, in the good faith judgment of the liquidators, a Company asset should not be liquidated, the liquidators shall distribute such asset on the basis of its Fair Market Value, subject to the priorities set forth in Section 10.2(a)(i) and Section 10.2(a)(ii). In making such allocations, the liquidators shall allocate each type of asset (e.g., cash or cash equivalents, securities or other property) among the Members ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder.

Section 10.3          Complete Distribution. The distribution to a Member in accordance with the provisions of Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all the Company’s property.

Section 10.4          Final Dissolution. On completion of the distribution of Company assets as provided herein, the Company shall be dissolved (and the Company shall not be dissolved prior to such time), and the Board (or such other Person or Persons as applicable Law may require or permit) shall file a final notice of dissolution with the Secretary of State of the State of Delaware and take such other actions as may be necessary to complete the dissolution of the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is finally dissolved pursuant to this Section 10.4.

Section 10.5          Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 to minimize any losses otherwise attendant upon such winding up.

Section 10.6          Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

Section 10.7          HSR Act. Notwithstanding any other provision in this Agreement, in the event that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) is applicable to any Member by reason of the fact that any assets of the Company shall be distributed to such Member in connection with the winding up and dissolution of the Company, the dissolution of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Member.

Section 10.8          Distribution of Equity Securities of Subsidiaries. In connection with the distribution of Equity Securities of any Subsidiary of the Company, each Member shall take any action necessary such that the rights and privileges that the Members have with respect to their Units immediately prior to such distribution are afforded to such Members in the organizational and other documents of the applicable entity related to such Equity Securities or otherwise, including entering into a stockholders or similar agreement containing such rights and privileges.

Article XI

GENERAL PROVISIONS

Section 11.1          Information.

(a)           With respect to each of the Polaris Holder and the WHP Holder, the Company shall provide such Person:

(i)            as soon as reasonably practicable, but in any event within one hundred eighty (180) days after the end of each Fiscal Year, (A) a balance sheet as of the end of such year, (B) statements of income and of cash flows for such year, and (C) a statement of stockholders’ equity as of the end of such year, all such financial statements prepared in accordance with GAAP and audited and certified by independent public accountants of nationally recognized standing selected by the Board;

(ii)           as soon as reasonably practicable, but in any event within forty-five (45) days after the end of each quarter of each Fiscal Year, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments; and (B) not contain all notes thereto that may be required in accordance with GAAP);

(iii)          as soon as reasonably practicable, but in any event within thirty (30) days after the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal quarterly and year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP);

(iv)          as soon as reasonably practicable, but in any event at least ten (10) days before the end of each Fiscal Year, a budget and business plan for next Fiscal Year prepared on a quarterly basis, including balance sheets, income statements, and statements of cash flow for such quarters (and, for the avoidance of doubt, subject to Section 7.10);

(v)           such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as such Polaris Holder or WHP Holder may from time to time reasonably request, including any information reasonably necessary by such Polaris Holder or WHP Holder in connection with its reporting obligations under the Exchange Act; and

(vi)         during normal business hours and upon reasonable prior notice by such Person, reasonable access to the senior executives, books and records of the Company and its Subsidiaries, in each case in a manner as to not unreasonably interfere with the operations of the Company or any of its Subsidiaries.

(b)           Polaris Holder may, during regular business hours with at least ten (10) Business Days’ advance notice, and the Company shall provide reasonable access so that the Polaris Holder may, not more than one (1) time per year, inspect or audit the Company’s books of account and records and examine any or all documents and materials of the Company reasonably related to this Agreement, in each case in a manner as to not unreasonably interfere with the operations of the Company or any of its Subsidiaries; provided that Polaris Holder shall not be entitled to inspect, audit or examine any information to the extent that access to, or receipt of, such information would, upon the advice of outside counsel, (x) adversely affect any attorney-client or work product privilege of the Company or the WHP Holder or (y) result in a conflict of interest.

(c)           Each of the Polaris Holder and the WHP Holder expressly agrees to maintain, for so long as such Person is a Member and for two (2) years thereafter, the confidentiality of, and not to disclose to any Person other than the Company, another Member, an Affiliate of a Member, or a Person designated by the Company or any of the foregoing’s respective financial planners, accountants, attorneys or other advisors, any information relating to the business, financial structure, financial position or financial results, clients or affairs of the Company or any of its Subsidiaries that shall not be generally known to the public, except as otherwise required by applicable Law or by any regulatory or self-regulatory organization having jurisdiction or by order of a court of competent jurisdiction, or by customary public company reporting and disclosure obligations, in which case (except with respect to disclosure that is required in connection with the filing of federal, state and local tax returns) prior to making such disclosure the Polaris Holder or the WHP Holder, as applicable, shall give written notice to the Company describing in reasonable detail the proposed content of such disclosure and shall permit the Company to review and comment upon the form and substance of such disclosure and allow the Company to seek confidential treatment therefor; provided that each of the WHP Holder and the Polaris Holder shall be permitted to disclose such information to its current investors, lenders or other financing sources to the extent required pursuant to the terms of the applicable financing arrangements and shall be permitted to disclose to prospective investors, lenders or other financing sources subject to an agreement containing provisions substantially the same as those of this Section 11.1(c).

(d)           From and after the Effective Date, (x) for so long as the quarterly Compliance Certificate is required to be delivered to the WHP Administrative Agent pursuant to the WHP Credit Agreement, within forty-eight (48) hours following submission to the senior lenders of the WHP Group and (y) if the quarterly Compliance Certificate is no longer required to be delivered pursuant to the WHP Credit Agreement, within five (5) Business Days after April 30, May 31, August 31 and November 30 each year, WHP Topco and the WHP Holder shall provide the Polaris Holder: (i) a good faith calculation of WHP Topco EBITDA and Company EBITDA for the quarters ended December 31, March 31, June 30 and September 30, respectively, and (ii) the quarterly Compliance Certificate.

(e)           From and after the Effective Date, WHP Topco and the WHP Holder shall provide the Polaris Holder (i) an initial forecast of WHP Topco EBITDA for the upcoming year by December 15th of each calendar year, and (ii) an updated projection of WHP Topco EBITDA for such calendar year on a quarterly basis.

(f)            From and after the Effective Date, WHP Topco and the WHP Holder shall provide the Polaris Holder with WHP Topco’s expected use of proceeds for any upcoming liquidity transactions involving WHP Topco that would reasonably be expected to lead to a transaction resulting in an IPO Exchange, WHP COC Exchange or WHP Asset Sale Exchange.

Section 11.2          Amendment. Except as otherwise expressly provided in this Section 11.2 or Section 7.6, this Agreement may be amended, modified, or waived only with the approval of the Board; provided that no amendment or modification of any provision of this Agreement that would adversely affect the rights of a Member specifically granted such rights by name, title, or defined term or by reference to the Units (including the quantity or relative proportion of Units) owned by such Member shall be effective without the prior written consent of such Member. Notwithstanding the foregoing, amendments may be made to this Agreement from time to time by the Board without the consent of any Member: (a) to correct any typographical or similar ministerial errors that do not adversely affect any Member in any respect without such Member’s written consent, (b) to delete or add any provision of this Agreement required to be so deleted or added by any applicable Law, (c) to take such actions as may be necessary (if any) to ensure that the Company will be treated as a partnership for federal income tax purposes, (d) admit or substitute Members whose admission or substitution has already received the requisite approval in accordance with this Agreement and (e) to update the Schedule of Units, Members and Contributions and effectuate such technical and other amendments, supplements and modifications to this Agreement as may be required to, inter alia, implement the admission of new or substituted Members or effect the issuance of additional Units pursuant to Section 3.2 (and subject to Section 7.6(c)) or other similar matters so long as the applicable underlying change or action giving rise to the amendment was consummated in accordance with the terms of this Agreement and received the requisite approvals. Further, notwithstanding anything to the contrary in this Section 11.2, the Board is authorized to implement any and all amendments to this Agreement specifically required by this Agreement.

Section 11.3          Remedies. Each party shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable Law, subject to the limitations set forth herein.

Section 11.4          Successors and Assigns. All covenants and agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors; provided that no Member, nor the Company, shall purport to assign or Transfer all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement in whole or in part except with respect to a Transfer in accordance with the terms of this Agreement pursuant to Article IX, and any attempted or purported assignment hereof not in accordance with the terms hereof shall be null and void ab initio; provided, further, that no Person claiming by, through or under a Member, as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including any remedy, claim, liability, reimbursement, cause of action or other right).

Section 11.5          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, then such provision shall be interpreted to be only so broad as is enforceable.

Section 11.6          Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument), any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 11.7          Applicable Law. This Agreement and all claims, actions, causes of actions and proceedings related to or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or the Company or its operations, each of the Members and the Company unconditionally accepts the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction, any state or federal court located in the State of Delaware, and in each case the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Members agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by applicable Law, service of process may be made by delivery provided pursuant to the directions in Section 11.8. To the fullest extent permitted by applicable Law, the Members hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any claim, controversy or dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such claim, controversy or dispute. Each of the Members agrees that a final and unappealable judgment in any such claim, controversy or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment, or in any other manner provided by applicable Law.

Section 11.8          Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by facsimile before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) transmitted, if sent by email transmission before 11:59 p.m. New York time on a Business Day, and otherwise on the next Business Day. Such notices, demands and other communications shall be sent to the address for such recipient set forth on the Schedule of Units, Members and Contributions attached hereto, or in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board or the Company shall be deemed given if received by at the principal location of the Company designated pursuant to Section 2.4.

Section 11.9      Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement or security agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, Distributions, capital or property other than as a secured creditor.

Section 11.10      Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition. Any waiver by the Company or any Member of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall only be effective if executed in writing by the party making such waiver.

Section 11.11      Waiver of Jury Trial. Each of the parties hereto hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each of the parties hereto hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties here may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

Section 11.12     Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 11.13     Entire Agreement. This Agreement (including each Schedule and Exhibit attached hereto), the Transaction Documents, and those other documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

Section 11.14      Delivery by Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of email with scanned attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

Section 11.15      Survival. Notwithstanding anything to the contrary herein, Sections 1.1, 1.2, 7.4, 7.5, 8.4, 9.12, 11.1(c) and 11.3 through this Section 11.15 shall survive and continue in full force in accordance with its terms, notwithstanding any termination of this Agreement or the dissolution of the Company.

Section 11.16      Termination. Subject to Section 11.15, this Agreement shall automatically terminate upon the earlier of (a) the Polaris Holder ceasing to hold any Units or other Equity Securities of the Company, including as a result of the consummation of IPO Exchange, WHP COC Exchange or WHP Asset Sale Exchange, in each case, other than the right of the Polaris Holder to receive the applicable consideration in connection with the applicable IPO Event, WHP COC or Significant Asset Sale or (b) the WHP Holder ceasing to hold any Units or other Equity Securities of the Company.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a deed on the date first set out above.

[Polaris MEMBER 1]

By:
Name:
Title:

[Polaris MEMBER 2]

By:
Name:
Title:

[Signature Page to Amended and Restated LLC Agreement]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a deed on the date first set out above.

[IPCO JV, LLC]

By:
Name:
Title:

[LEWHP, LLC]

By:
Name:
Title:

SOLELY FOR PURPOSES OF Article I, Section 9.8 THROUGH Section 9.12 AND Article XI:

WH TOPCO, L.P.

By:
Name:
Title:

[Signature Page to Amended and Restated LLC Agreement]

Schedule of Units, Members and Contributions

[Intentionally Omitted]

Exhibit A

Competitors

[Intentionally Omitted]

[Exhibit A to Amended and Restated Limited Liability Company Agreement]

A-1

Exhibit B

Company EBITDA

[Intentionally Omitted]

[Exhibit B to Amended and Restated Limited Liability Company Agreement]

B-1

Exhibit C

WHP Topco EBITDA

[Intentionally Omitted]

[Exhibit C to Amended and Restated Limited Liability Company Agreement]

C-1

Exhibit C-1

Illustrative Calculation of WHP Topco EBITDA

[Intentionally Omitted]

[Exhibit C-1 to Amended and Restated Limited Liability Company Agreement]

C-1-1

Exhibit D

Joinder Agreement

[Intentionally Omitted]

[Exhibit D to Amended and Restated Limited Liability Company Agreement]

D-1

Exhibit E

Initial Budget

[Intentionally Omitted]

[Exhibit E to Amended and Restated Limited Liability Company Agreement]

E-1

Exhibit F

Illustrative Calculations

[Intentionally Omitted]

[Exhibit F to Amended and Restated Limited Liability Company Agreement]

F-1

Exhibit G

Specified Consideration

[Intentionally Omitted]

[Exhibit G to Amended and Restated Limited Liability Company Agreement]

G-1

Exhibit H

Specified Matters

[Intentionally Omitted]

[Exhibit H to Amended and Restated Limited Liability Company Agreement]

H-1

EXHIBIT B

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

Form of License Agreement

This License Agreement (this “Agreement”) is made and entered into as of [●], 2026 (the “Effective Date”) by and between:

1.	LE Topco, LLC, a Delaware limited liability company with its primary place of business at [__] (“Licensor”);

2.	Lands’ End Direct Merchants, Inc., a Delaware corporation with its primary place of business at 5 Lands’ End Lane, Dodgeville, WI 53595 (“Licensee”); and

3.	solely for the purposes of Section 20G, Lands’ End, Inc., a Delaware corporation with its primary place of business at 5 Lands’ End Lane, Dodgeville, WI 53595 (“Guarantor”),

each of Licensor, Licensee, and solely for purposes of Section 20G, Guarantor, a “Party”, and together the “Parties.”

WHEREAS, on and subject to the terms and conditions herein, Licensor desires to grant to Licensee, and Licensee desires to receive from Licensor, a license to use the “Lands’ End” brand and certain other intellectual property for certain purposes.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in Exhibit A of this Agreement.

2	Grant of License and Reservation of Rights.

A.	Grant of License. On and subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, solely during the Term:

(i)	an irrevocable (solely during the Term, subject to Section 17), sublicensable (as set forth in Sections 2C and 19D), non-transferable (except as permitted under Section 19) exclusive (even as to Licensor) right and license to use and display the Licensed IPR in the Territory:

a.	for the design, manufacture, distribution, provision, import, use, sale, offering for sale, marketing and promotion of Licensed Core Products and Licensed Services related thereto, for sales by or on behalf of Licensee or its Affiliates through Permitted Trade Channels;

b.	to operate Branded Stores;

c.	to operate Branded Retail Platforms for sales to end consumers in the Territory;

d.	for the design, manufacture, distribution, provision, import, use, sale, offering for sale, marketing and promotion of gift cards issued for the purchase of Licensed Products or Licensed Services sold or provided by or on behalf of Licensee or its Affiliates through Permitted Trade Channels;

e.	to use and operate the domain names, social media handles and accounts and telephone numbers included in the Licensed IPR; and

f.	as incorporated into the legal entity names and trade names of (x) Licensee, (y) Licensee’s subsidiaries, and (z) any other Affiliate of Licensee that is already using applicable Marks in its legal entity or trade name as of the Effective Date; and

(ii)	an irrevocable (solely during the Term, subject to Section 17), sublicensable (as set forth in Sections 2C and 19D), non-transferable (except as permitted under Section 19)) non-exclusive right and license to use and display the Licensed IPR worldwide:

a.	on and in connection with the design, manufacture and supply of Licensed Products intended for sale in and into the Territory;

b.	for the design, manufacture, distribution, provision, import, use, sale, marketing and promotion of Licensed Nonexclusive Products and any Licensed Services not licensed under Section 2A(i), for sales by or on behalf of Licensee or its Affiliates through Permitted Trade Channels;

c.	to make sales pursuant to Section 7E; and

d.	as permitted in Section 2E.

B.	Grant Subject to Other Third-Party Licenses. Notwithstanding anything in this Agreement to the contrary, the rights granted to Licensee under this Agreement are subject to the rights granted as of the Effective Date to third parties under the Existing Third-Party Licenses and to the ABL Agent pursuant to the ABL Agent License Agreement, and to the extent any of the rights granted to Licensee under this Agreement conflict with rights granted as of the Effective Date to third parties under the Existing Third-Party Licenses or to the ABL Agent pursuant to the ABL Agent License Agreement, then the rights granted to Licensee under this Agreement shall be automatically narrowed, or Licensee’s scope of exclusivity reduced, to the extent necessary to resolve such conflict in favor of the rights granted to the applicable third parties under the Existing Third-Party Licenses or the ABL Agent pursuant to the ABL Agent License Agreement, as applicable.

C.	Sublicensing. Licensee may, without Licensor’s consent, sublicense any of its rights, through multiple tiers, solely within the scope of the license granted to Licensee under Section 2A (including restrictions regarding the Territory, Licensed Products, Licensed Services and Permitted Trade Channels), in its reasonable judgment, to (i) its Affiliates, (ii) customers (including distributors) and Permitted Retailers in connection with their purchase, resale and use of Licensed Products and Licensed Services, and (iii) third-party service providers (including Manufacturers) solely for their provision of goods or services to or on behalf of Licensee, Permitted Retailers or their respective Affiliates (collectively, the “Permitted Sublicensees”); provided that any sublicenses granted by Licensee shall be made subject to terms concerning quality control at least as protective of the Marks and the goodwill associated therewith as is set forth in this Agreement. For the avoidance of doubt, Licensee shall remain fully liable to Licensor under the terms of this Agreement with respect to the acts of Licensee’s sublicensed Affiliates or its or their agents (to the extent acting at the direction of Licensee or its sublicensed Affiliates) that would, if conducted by Licensee, constitute a breach of this Agreement.

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D.	Exclusivity; Reservation of Rights.

(i)	The Parties acknowledge and agree that, subject to Section 2B and Section 2D(ii), (a) the license granted under Section 2A(i) is exclusive within the Permitted Trade Channels, as well as (1) within the Territory, through any catalog (whether or not digital) or through a digital retail channel (including through websites, applications or online (including social media) platforms), in each case, whether wholesale or non-wholesale, (2) with respect to Corporate Uniforms, on a worldwide basis, and (3) with respect to cruise ships, on a worldwide basis (for so long as Licensee is permitted to make sales through cruise ships), in each case of the foregoing clauses (1) through (3), whether or not a sale is made to or through a Permitted Retailer (“Exclusive Channels”), and (b) Licensor shall not, and shall not grant any third party any right to, design, manufacture, distribute, provide, import, sell, offer for sale, market or promote any Licensed Core Products within or through any Exclusive Channels.

(ii)	Without limitation of Licensee’s rights under Section 2A, and notwithstanding Section 2D(i), Licensor reserves for itself the right to use, or license the use of, the Licensed IPR to: (a) conduct general marketing and promotion of the Marks (e.g., ‘halo marketing’), including in the Territory; (b) use, design, manufacture, distribute, provide, import, use, sell, market or promote (1) Licensed Products and Licensed Services in or through Permitted Licensor Trade Channels or, solely with Licensee’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Licensed Core Products as part of Capsule Collections of co-branded products, provided that Licensee shall be deemed to have consented to such Capsule Collection if Licensee does not notify Licensor of its withholding of consent to such Capsule Collection within ninety (90) days of its receipt of notice regarding such proposed Capsule Collection from Licensor, and (2) any goods or services other than the Licensed Core Products; (c) conduct or pursue (or authorize third parties to conduct or pursue) all activities set forth in the Existing Third-Party Licenses; and (d) conduct or pursue all other purposes not granted to Licensee on an exclusive basis under this Agreement; provided that Licensor shall not engage in any activities set forth in the foregoing clauses (a) through (d) in a manner that would reasonably be expected to materially harm the reputation, goodwill or distinctiveness of the Licensed IPR, or any goodwill associated with any trademarks included in the Licensed IPR. Subject to the foregoing sentence, Licensor shall not, and shall not grant any license or similar right to any other person (other than Licensee) to, use or display any Licensed IPR during the Term within the scope of Licensee’s exclusive rights under Section 2A(i).

(iii)	Notwithstanding any limitations described in Section 2A or Section 2D(ii), except as Licensee may reasonably agree, the license with respect to Exclusive Products shall be exclusive to Licensee throughout the world, in all trade channels (subject to the terms of this Agreement), and Licensor shall not, and shall not grant any third party any right to, design, manufacture, distribute, provide, import, sell, offer for sale, market or promote any Exclusive Products anywhere in the Territory, except, in each case, for the distribution, provision, import, sale, offering for sale, marketing and promotion of Exclusive Products that are purchased (directly or indirectly) from Licensee (including any such purchases made in accordance with Section 7E).

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(iv)	[***]

E.	Sales Intended for the Territory; Limited Fulfillment Rights. The Parties acknowledge and agree that the licenses granted under Section 2A are limited to the use and display of Licensed IPR for the marketing and promotional activities directed at sales of Licensed Products and Licensed Services within the Territory. Licensee may, however, directly or through its Permitted Sublicensees, use and display the Licensed IPR for the marketing and promotion of Licensed Products and Licensed Services on and through media that is made available, or is otherwise accessible, both inside and outside the Territory, so long as (i) that media is intended for customers within the Territory and (ii) Licensee does not take any action, including configuration of platform settings, use of targeted advertising, search engine optimization, domain name selection or any other mechanism, in each case, that is intended to direct or encourage sales or promotional activities outside the Territory. Licensee shall not knowingly make sales of Licensed Products branded under the Marks or Licensed Services outside the Territory, except that, notwithstanding anything to the contrary, so long as Licensee is in compliance with the preceding sentence of this Section 2E, Licensee shall not be in breach of this Agreement if an end customer or consumer nevertheless purchases Licensed Products branded under the Marks through a digital retail channel and has those products delivered to a jurisdiction outside the Territory in which no Non-Conflicting Third-Party Licensee has been granted rights to sell similar products under the Marks, unless and until Licensor does grant, and provides written notice to Licensee that it has granted, a Non-Conflicting Third-Party Licensee such rights with respect to such jurisdiction, whereupon (1) Licensee shall promptly implement commercially reasonable technical measures reasonably satisfactory to the Parties intended to restrict or inhibit the sale of Licensed Products branded under one or more of the Marks or the provision of the Licensed Services into such jurisdiction and (2) Licensee will have ninety (90) days to cease such sales of similar Licensed Products in the applicable jurisdiction outside the Territory after Licensee’s receipt of such written notice; provided, that any of the foregoing sales outside of the Territory pursuant to this Section 2E (x) shall be on a non-exclusive basis, and (y) shall be subject to Royalties payable at the applicable Royalty rate and such Royalties shall not count towards satisfaction of any Guaranteed Minimum Royalty. In addition to the reports set forth in Section 10A(i), Licensee shall, upon Licensor’s reasonable request, promptly provide a list of extraterritorial jurisdictions in which Licensee is generating sales and the amount of such sales. Notwithstanding anything to the contrary, Licensee shall not be required to, and it shall not be a breach of this Agreement (including the licenses granted herein) not to, take measures to prevent sales if and to the extent such measures, or the prevention of such applicable sales, is or are prohibited under then-current Applicable Laws (including those of the European Union).

3	Third-Party Existing License Services and Other Operational Services.

A.	Operational Services. Licensee shall (and shall ensure that its relevant Affiliates shall) use commercially reasonable efforts to perform all of Licensor’s obligations in respect of Operational Services under each Existing Third-Party License (and during such performance, use commercially reasonable efforts not to do, or omit to do, anything that puts Licensor in breach of such obligations) in accordance with the terms of the applicable Existing Third-Party Licenses and the obligations set forth thereunder. Without limiting the foregoing, during the twelve (12)-month period following the Effective Date (or, with respect to Item 3 of Exhibit G, for such longer period as Licensee may decide in its sole discretion), Licensee shall, at Licensor’s written request, use its commercially reasonable efforts to perform the Operational Services described on Exhibit G with respect to each Existing Third-Party License. The Parties will negotiate in good faith the scope of operational services (if any) to be provided to any new Non-Conflicting Third-Party Licensees that are not licensees under Existing Third-Party Licenses, including the fees (if any) due to Licensee in return for such services.

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B.	Royalty and Fulfillment Payments Under Existing Third-Party Licenses. Licensee shall receive all applicable Third-Party Operational Payments as set forth in Sections 3B(i) and 3B(ii). Licensor shall not modify or amend in any material respect any Existing Third-Party License in a manner that would modify any obligations associated with any applicable Operational Services, or reduce any Third-Party Operational Payments due or payable thereunder; provided that the Parties shall consult with each other in good faith to discuss any proposed or desired modification or amendment to any Existing Third-Party License that would reasonably be expected to modify any Third-Party Operational Payments due or payable thereunder.

(i)	If Licensor is, as between the Parties and the applicable licensee under an Existing Third-Party License, the initial recipient of Third-Party Operational Payments, Licensor shall promptly, within fifteen (15) days after the end of the Royalty Period during which Licensor has received such Third-Party Operational Payments from an applicable licensee, pay to Licensee all such Third-Party Operational Payments received from the applicable licensee.

(ii)	If Licensee is, as between the Parties and the applicable licensee under an Existing Third-Party License, the initial recipient of payments or fees paid by or on behalf of the customer of an applicable licensee under an Existing Third-Party License, Licensee shall pay (a) to Licensor, within fifteen (15) days after the end of the Royalty Period during which Licensee has received such a payment, all applicable amounts received that are due to Licensor as Third-Party IP Payments under the Existing Third-Party License (which, for the avoidance of doubt, shall not be construed as Royalties or count towards satisfaction of any Guaranteed Minimum Royalty) and (b) to the applicable licensee, in accordance with the timelines required under the applicable Existing Third-Party License, all amounts due to that licensee under the Existing Third-Party License; provided that Licensee shall retain the Third-Party Operational Payments due to Licensee for its provision of Operational Services.

C.	Cooperation. The Parties shall reasonably cooperate to enable their respective performance of the Existing Third-Party Licenses in a manner acceptable to both Parties. The Parties shall meet at least once per year to review Third-Party Operational Payments charged under the Existing Third-Party Licenses (or under new Non-Conflicting Licenses that are approved by the Parties pursuant to Section 3A). Licensor shall consider in good faith any request from Licensee to, to the greatest extent permitted under those Existing Third-Party Licenses, increase the Third-Party Operational Payments due under such Existing Third-Party Licenses (or under new Non-Conflicting Licenses that are approved by the Parties pursuant to Section 3A) as reasonably requested by Licensee to account for Licensee’s or its applicable Affiliates’ increased costs for providing the applicable services thereunder.

4	Payments.

A.	Royalties and Guaranteed Minimum Royalties.

(i)	Licensee shall pay the Guaranteed Minimum Royalties and Royalties to Licensor on the terms and timings as set out in this Agreement.

(ii)	For avoidance of doubt, the Parties agree that the Guaranteed Minimum Royalties shall not be cross-collateralized on a year-to-year basis (i.e., no shortfalls in any Contract Year may be applied to or against any other Contract Year).

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(iii)	The Parties shall, promptly following the Effective Date, negotiate in good faith to determine the Royalty rate applicable [***]. As part of such negotiation, the Parties may also agree in writing to adjust other Royalty rates. The Parties acknowledge that the Royalty rate for [***] may be subject to certain adjustments based on volumes of goods sold or on the passage of time, as agreed between the Parties.

B.	Invoicing and Payment.

(i)	Licensee shall pay to Licensor the Royalty for each Royalty Period in arrears within fifteen (15) days following the end of the relevant Royalty Period.

(ii)	Licensee shall pay to Licensor the Balancing Payment for each GMR Period in arrears within thirty (30) days following the end of the relevant GMR Period. If the Balancing Payment for any GMR Period is equal to or less than zero (0), then no Balancing Payment shall be payable in respect of such GMR Period.

(iii)	In any Contract Year, royalties payable under this Agreement shall not exceed the greater of (a) the Guaranteed Minimum Royalty applicable to such Contract Year or (b) the actual Royalties due in such Contract Year. If, at the end of any GMR Period during a Contract Year, the Balancing Payments plus Royalties actually paid by Licensee with respect to the applicable Contract Year (net of any deductions made by Licensee as allowed below) exceed both (1) the Quarterly GMR Amounts already due during that Contract Year and (2) the actual Royalties that would otherwise be due with respect to such Contract Year if no Guaranteed Minimum Royalty applied, then Licensee may deduct (at the end of an applicable GMR Period or at the end of the Royalty Period following the end of an applicable GMR Period) such excess amounts from payments due solely with respect to the applicable Contract Year, or be reimbursed for such excess amounts at the end of the then-applicable Contract Year. For the avoidance of doubt, the intent of this Section 4B(iii) is to ensure that year-to-date payments of Balancing Payments plus actual Royalties paid (net of deductions and reimbursements), at the end of any GMR Period and at the end of any Contract Year, do not exceed the greater of the Quarterly GMR Amounts already due during that Contract Year or the actual Royalties. In no event shall, at the end of any GMR Period or the end of any Contract Year, the amount of the Balancing Payments plus Royalties actually paid (net of deductions and reimbursements) by Licensee to Licensor with respect to the applicable Contract Year be lower than the greater of (x) the Quarterly GMR Amounts already due during that Contract Year (and with respect to the end of the Contract year, the Guaranteed Minimum Royalty applicable to such Contract Year) or (y) the actual Royalties due for such Contract Year.

(iv)	In any instance where this Agreement requires that Licensee make any payment (other than in respect of the payment of Guaranteed Minimum Royalties, Royalties or other payment under this Section 4) to Licensor, or to reimburse Licensor for any cost or expense, then (unless the applicable provision of this Agreement expressly provides otherwise) Licensee shall make such payment to Licensor within thirty (30) days following receipt of an invoice relating to the same from Licensor.

(v)	Notwithstanding anything to the contrary set forth herein, any amounts withheld pursuant to Section 9.12(k) of the LLC Agreement shall be deemed to have been paid by Licensee to Licensor as of the date the Polaris Holder (as defined in the LLC Agreement) would, but-for the terms of Section 9.12(k) of the LLC Agreement, have otherwise been entitled to receive such withheld amounts in connection with any IPO Event (as defined in the LLC Agreement), WHP COC (as defined in the LLC Agreement) or a WHP Asset Sale Exchange (as defined in the LLC Agreement).

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C.	Taxes.

(i)	All payments made by Licensee to Licensor under this Agreement shall be made without withholding or deduction of any tax unless Licensee is required by Applicable Law to make such a payment subject to the deduction or withholding of tax, in which case, (x) Licensee shall be entitled to make such deduction or withholding, (y) the sum payable by Licensee in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary such that, after making such deduction or withholding (including such deduction or withholding applicable to additional sums payable under this Section 4C), Licensor receives a sum equal to the sum which Licensor would have received had no such deduction or withholding been made, and (z) Licensee shall furnish Licensor with an official receipt or other evidence reasonably satisfactory to Licensor regarding payment of such withholding taxes reasonably promptly after any request by Licensor therefor. If any such taxes are withheld and collected but not paid when due, all resulting penalties and interest related thereto shall be borne by Licensee unless such failure to pay is caused by the provision of incorrect or incomplete information by Licensor. Licensor and Licensee each shall provide to the other a properly completed and duly executed Internal Revenue Service Form W-9 prior to any payments being made hereunder and shall promptly update such form if any such form previously delivered expires or becomes obsolete in any respect. The Parties shall reasonably cooperate to reduce or eliminate any such withholding taxes to the extent permitted by Applicable Law, including by providing any information or documentation as may be necessary to obtain any available exemption from or reduction of any such withholding tax. All sales, use, value added, local privilege or excise taxes, tariffs, customs duties or similar charges, which are levied or imposed upon any of the Licensed Products or Licensed Services sold or provided by or on behalf of Licensee or its Affiliates, shall be Licensee’s responsibility; provided that, for the avoidance of doubt, Licensor shall be responsible for any taxes imposed with respect to Licensor’s net income or real or personal property.

(ii)	If Licensor receives a refund or credit in respect of any taxes with respect to which Licensee has paid additional sums pursuant to Section 4C(i) or as to which Licensor has been indemnified by Licensee, then Licensor shall promptly pay, or cause to be paid, to Licensee the amount of such refund or credit (net of reasonable and documented out-of-pocket expenses with respect to obtaining such refund or credit) and without any interest (other than any interest paid by the relevant governmental authority with respect to such refund or credit). Notwithstanding anything to the contrary in this Section 4C(ii), in no event will Licensor be required to pay any amount to Licensee pursuant to this Section 4C(ii) the payment of which would place Licensor in a less favorable net after-tax position than Licensor would have been in if the tax giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the additional sums or indemnification payments with respect to such tax had never been paid.

(iii)	The Parties intend that this Agreement be treated as a license for U.S. federal income tax purposes (the “Intended Tax Treatment”). No Party shall take any position on any tax return or in any proceeding with respect to taxes inconsistent with the Intended Tax Treatment, except to the extent otherwise required by a determination within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.

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D.	Currency. Unless expressly provided otherwise, all monetary amounts referenced herein refer to United States Dollars. All payments made by Licensee to Licensor under this Agreement shall be made in United States Dollars. Any payments calculated by reference to Net Sales (or otherwise) in a currency other than United States Dollars shall be computed by reference to the average conversion rate of the applicable currency into United States Dollars, as quoted in the Wall Street Journal online (or as otherwise agreed by the Parties), across the Royalty Period in which the applicable payment was due.

E.	Payments by Wire. Licensee shall be solely responsible for any of its costs or fees associated with making all payments to Licensor as required under this Agreement, including wire transfer fees. All payments made by Licensee to Licensor under this Agreement shall be made by wire transfers of immediately available funds, to the bank account information provided by Licensor to Licensee in writing (as Licensor may modify from time to time upon fourteen (14) days’ prior written notice to Licensee); provided that the first time Licensee wires money to such bank account, Licensee’s designated payment representative shall confirm such account information by telephone call with Licensor’s Chief Financial Officer.

F.	Acceptance Not a Waiver. Acceptance of any payment(s) by Licensor shall not be deemed a waiver by Licensor of any of its rights, remedies or defenses under this Agreement with respect to such payment(s) or otherwise.

G.	Payment Defaults. If Licensee fails to timely make any payment of Guaranteed Minimum Royalties or undisputed payment of Royalties to Licensor in full within [***] of Licensee’s receipt of written notice of its failure to make such payment, then, without limitation of Licensor’s rights and remedies under this Agreement (including any termination right), with respect to such payment default:

(i)	Licensee shall pay Licensor interest on the unpaid balance from the date on which such amount is due until the day of actual payment at a rate equal to the lesser of (x) [***] and (y) the maximum rate of interest allowed by Applicable Law; provided, that if it is determined, upon the resolution of a good-faith Royalty dispute, that the unpaid and overdue amount of Royalties that Licensee disputed and actually owes is less than [***] of the Total Amount, then interest shall instead accrue from the date of resolution of the dispute until the date of payment. For purposes of the foregoing, the “Total Amount” means all aggregate amounts that were disputed and undisputed, collectively, that are reasonably associated with the portion of the payment that was disputed.

(ii)	All Royalty rates set forth in the definition of “Royalties” shall, from the date of such payment default (or, solely with respect to defaults regarding the payment of Royalties, from the date of such undisputed payment default) until the greater of (a) the remainder of the then-current Contract Year and (b) the date that is six (6) months after the date of Licensor’s receipt of Licensee’s payment of such unpaid balance, increase [***] for Net Sales for such period.

(iii)	Licensee shall reimburse Licensor for Licensor’s costs of collection, including Licensor’s reasonable legal fees.

H.	Royalty Adjustment Amount. Subject to Exhibit J(H), within ten (10) Business Days following the end of each calendar quarter, prior to calculating Excess Cash (as defined in the LLC Agreement) or making any distributions to its members (including pursuant to Section 4.1 of the LLC Agreement) with respect to such quarter, Licensor shall deliver to Licensee: (i) a report setting forth, with respect to such calendar quarter, the amount of Licensor Royalties collected during the then-current calendar year through such quarter (or, if such quarter is the last quarter of the calendar year, the preceding calendar year through such quarter), together with all Licensor Royalties collected during prior calendar quarters (if any) of such calendar year, the Excess Licensor Royalties collected during the then-current calendar year through such quarter (or, if such quarter is the last quarter of the calendar year, the preceding calendar year through such quarter), and the aggregate Royalty Adjustment Amount payable to Licensee in such quarter in accordance with Exhibit J and this Section 4H (each, a “Royalty Adjustment Report”), and (ii) by wire transfer, any Royalty Adjustment Amount required to be paid by Licensor to Licensee in accordance with Exhibit J and this Section 4H.

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I.	No Offsets. Except to the extent expressly provided for herein, neither Party shall be permitted to withhold or offset from payments due to the other Party any sums allegedly or actually due by such Party.

5	Term.

A.	Initial Term. This Agreement shall commence on the Effective Date and, subject to Section 5B, continue until the earlier of the expiration of the Initial Term (on which date the Initial Term shall automatically expire) and its termination in accordance with its terms.

B.	Renewal Term. The Term of this Agreement shall automatically and immediately renew for up to twelve (12) successive, consecutive Renewal Terms unless Licensee delivers written notice of its intent to terminate this Agreement upon the expiration of the then-current Term no later than twenty-four (24) months prior to expiration of the then-current Term; provided that, on the date that Licensee provides any such notice of renewal, Licensee must not be in breach of its obligations to timely pay Guaranteed Minimum Royalties and undisputed Royalties, or this Agreement is otherwise terminated in accordance with Section 17. Licensor and Licensee acknowledge and agree that the licenses granted to Licensee hereunder are not perpetual.

6	Design and Manufacture.

A.	Costs and Expenses. As between the Parties, Licensee shall be solely responsible for all costs and expenses relating to its design and manufacture of Licensed Products by or on behalf of Licensee.

B.	Design Approvals. Neither Licensee nor its Affiliates shall require Licensor’s approval to update existing designs, or create and finalize new designs, of Licensed Products branded under one or more of the Marks where the quality of such updated or new designs is substantially consistent with the quality of the designs of Licensed Products that were sold by or on behalf of Licensee or its Affiliates in the Territory in the twelve (12) months immediately preceding the Effective Date.

C.	Tech Packs. Within thirty (30) days after (i) the Effective Date, (ii) the end of each season during each Contract Year (it being acknowledged and understood that, as of the Effective Date, Licensee has two annual seasons) and (iii) termination or expiration of the Term, Licensee shall deliver to Licensor digital copies of any Tech Packs in Licensee’s custody, possession or control as are reasonably requested by Licensor and that were developed by or on behalf of Licensee with respect to the design and manufacture of Licensed Products branded under the Marks (which Tech Packs, in the case of clause (i), are used for Licensed Products currently sold by Licensee as of the Effective Date, and, in the case of clause (ii) and clause (iii), were developed within the preceding season); provided that Licensor shall pay to Licensee any out-of-pocket costs agreed to by the Parties in advance and reasonably incurred by Licensee to prepare and deliver (to the extent any such Tech Packs are not in Licensee’s or any of its Affiliates’ custody, possession or control), or to digitize, any such copies of Tech Packs. If Licensee from time to time introduces additional collections outside of Licensee’s typical seasonal cadence, then upon Licensor’s reasonable request, Licensee shall also deliver digital copies of applicable Tech Packs to Licensor upon the same terms set forth in the preceding sentence. Licensee hereby grants Licensor a perpetual, sublicensable (solely to Licensor’s Affiliates, Non-Conflicting Third-Party Licensees and to any of Licensor’s, any of its Affiliates’ and any Non-Conflicting Third-Party Licensees’ distributors and service providers solely for their provision of goods or services to or on behalf of Licensor, Licensor’s Affiliates or Non-Conflicting Third-Party Licensees), non-exclusive and royalty-free license under any intellectual property rights in such delivered Tech Packs that Licensee has the right to license to Licensor (in accordance with the terms hereof) to use any such delivered Tech Packs for the purpose of promoting the Marks and products and services branded under the Marks in a manner consistent with the quality control provisions set forth in this Agreement.

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D.	Manufacture. As between the Parties, Licensee shall be solely responsible for all costs and expenses relating to the manufacture of Licensed Products by Licensee or its Permitted Sublicensees acting on behalf of Licensee. Licensee may subcontract manufacturing in its discretion, subject to the terms and conditions of this Agreement.

7	Distribution and Sales.

A.	Pricing. As between Licensor and Licensee, Licensee shall have sole discretion to set its pricing for the sale of Licensed Products branded under one or more of the Marks and Licensed Services, taking into account the prestige of the Marks and high-quality products associated therewith.

B.	Permitted Retailers.

(i)	Licensee and its Permitted Sublicensees may make sales of Licensed Products branded under one (1) or more of the Marks or Licensed Services through a catalog (whether or not digital) or through any digital retail channel of a Permitted Retailer (including through websites, applications or online (including social media) platforms), whether wholesale or non-wholesale, to or through any Permitted Retailers or directly to consumers in accordance with the terms of this Agreement.

(ii)	If Licensee wishes to make, directly or indirectly, any sales through a catalog (whether or not digital) or through a digital retail channel (including through websites, applications or online (including social media) platforms), whether wholesale or non-wholesale, to any person, other than a Permitted Digital Retailer or directly to a consumer (such other persons, each, a “New Digital Retailer”), Licensee shall provide Licensor with written notice thereof. Solely upon Licensor’s prior written approval of any such New Digital Retailer (such consent not to be unreasonably conditioned, delayed or withheld), Licensee and its Permitted Sublicensees shall be permitted to make sales to such New Digital Retailer in accordance with the terms of this Agreement and Exhibit C shall be updated to include such New Digital Retailer.

(iii)	If Licensee wishes to make, directly or indirectly, any sales through a wholesale or non-wholesale channel (other than through a catalog (whether or not digital) or digital retail channel) to any person, other than a Permitted Digital Retailer or directly to a consumer (such other persons, each, a “New In-Store Retailer”), Licensee shall provide Licensor with written notice thereof; provided that Licensee shall not make or agree to make any sales through any New In-Store Retailer in violation of any Existing Third-Party License. Solely upon Licensor’s prior written approval of any such New In-Store Retailer (such consent not to be unreasonably conditioned, delayed or withheld), Licensee and its Permitted Sublicensees shall be permitted to make sales to such New In-Store Retailer in accordance with the terms of this Agreement.

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(iv)	If a particular person constituting a Permitted Retailer has engaged in activity related to the promotion or sale of Licensed Products or Licensed Services that would, if such activity were engaged by Licensee, constitute a material breach of this Agreement, or such activity would reasonably be expected to materially harm the reputation, goodwill or distinctiveness of Licensed IPR, or any goodwill associated with any trademarks included in the Licensed IPR, then (i) Licensee shall promptly use commercially reasonable efforts to cause such Permitted Retailer to remediate such breach promptly and (ii) Licensor shall have the right to remove such person from the definition of Permitted Retailer, with such removal effective upon the date reasonably agreed to by Licensee and Licensor (but no later than the end of the applicable Contract Year); provided that, except in the event that doing so would irreparably harm the Marks or the reputation or goodwill associated with the Marks or the reputation and good standing of Licensor, Licensee shall have the right to fulfill any then-existing orders already received from such person, with any such sales counting toward Gross Sales for purposes of this Agreement.

C.	Brick-and-Mortar Sales.

(i)	As between the Parties, Licensee shall be solely responsible for all costs and expenses relating to the operation of its Branded Stores.

(ii)	Licensee shall, and shall cause its relevant Affiliates to, operate any Branded Store in a manner that is in material compliance with Applicable Law and the terms of this Agreement. Licensee shall not, and shall cause its Permitted Sublicensees not to, advertise any “going out of business” or “all stores closing” sale at or for any of the Branded Stores without Licensor’s prior written approval (such approval by Licensor not to be unreasonably withheld); provided that nothing in this Agreement shall prohibit Licensee and its Permitted Sublicensees from, in their reasonable business judgment, conducting “store closing” and “everything on sale” or “everything must go” or similar clearance sales (or substantially similar messaging) with respect to particular store locations.

D.	Retail Platform Sales, Including Branded E-Com Sites.

(i)	Licensee shall provide Licensor with prompt notice of any new Branded Retail Platform or Licensee Retail Platform through which it is selling or offering to sell Licensed Products branded under one (1) or more of the Marks or Licensed Services, other than (a) those already identified on Exhibit D or (b) those that are created in connection with Licensee’s sale of (x) Corporate Uniforms branded under any of the Marks to an identified corporation or other organization (including sales to employees or others affiliated with an identified corporation or other organization) or (y) School Uniforms branded under any of the Marks to an identified school or collection of schools (or to students of such schools), in each case of (x) and (y), through a Branded Retail Platform or Licensee Retail Platform other than through a domain name or other platform already identified on Exhibit D (the Branded Retail Platform or Licensee Retail Platform referenced in (x) and (y), collectively, “Corporate and School Platforms”); provided that Licensee shall provide notice to Licensor of any newly created Branded Retail Platform or Licensee Retail Platform in (b) on an annual basis pursuant to its obligations in Section 10F.

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(ii)	As between the Parties, Licensee shall be solely responsible for all costs and expenses relating to the operation of its Branded Retail Platforms or Licensee Retail Platforms; provided that Licensor shall be solely responsible for all costs and expenses (including registration and renewal costs) relating to the maintenance of the Licensed IPR (including the domain names, telephone numbers and social media handles (and any accounts associated therewith)) included in Licensed IPR, and Licensor shall promptly reimburse Licensee for any applicable and reasonable out-of-pocket costs payable to third parties in connection therewith.

(iii)	Licensee shall not, and shall cause its relevant Affiliates not to, operate any Branded Retail Platform or any Licensee Retail Platform in a manner that is in breach of Applicable Law or the terms of this Agreement.

E.	Sales to or for Non-Conflicting Third-Party Licensees.

(i)	Licensor shall, upon Licensee’s request, use commercially reasonable efforts to encourage Non-Conflicting Third-Party Licensees to attend Licensee’s “markets” described in Section 7E(ii).

(ii)	[***], Licensee shall, at Licensee’s cost and expense, hold and operate “markets” where Licensee will provide to Non-Conflicting Third-Party Licensees (a) information concerning the Licensed Products branded under one or more of the Marks that Licensee plans to make available to such parties for purchase within the following season (“Market Products”) and (b) the opportunity to purchase (at the Non-Conflicting Third-Party Licensee’s expense) a representative sample line of such Market Products, with a limited and representative assortment of styles, colorways and sizes. Licensee shall use commercially reasonable efforts to facilitate Non-Conflicting Third-Party Licensees’ ability to place orders for Market Products for which Licensee is simultaneously placing purchase orders in production, on net payment terms that are comparable to the terms received by Licensee from the applicable manufacturer, [***]. Licensee’s obligation to facilitate the sale of Market Products to Non-Conflicting Third-Party Licensees shall be subject to [***].

(iii)	Licensor shall provide Licensee with reasonable prior notice of, and upon Licensee’s request shall use commercially reasonable efforts to procure that Licensee is invited to attend, any similar “markets” held or operated by any of its Non-Conflicting Third-Party Licensees which involve or include any products or services provided or proposed to be sold under any Marks in any jurisdiction of the world.

(iv)	Licensor shall not be liable or responsible for the execution or performance of any contractual or other commitments (including those under this Section 7E) between Licensee or its relevant Affiliate and any Non-Conflicting Third-Party Licensees.

(v)	Any sales by Licensee (or of its relevant Affiliates) to Licensor or Non-Conflicting Third-Party Licensees pursuant to this Section 7E shall be excluded from the definition of Gross Sales and shall neither be subject to payments of Royalties nor count towards satisfaction of any Guaranteed Minimum Royalty. Licensee shall not, and shall have no right to, off-set its Royalties or Guaranteed Minimum Royalties against any portion of any sale of a Licensed Product, its purchase of any Licensed Product or any costs or expenses incurred by Licensee or its relevant Affiliates in connection with this Section 7E. Additionally, all sales by Licensee of License Products branded with a Mark on a consignment basis shall be royalty-free for Licensee so long as the applicable third party whose products are being sold on a consignment basis has an obligation to pay royalties directly to Licensor or Licensor’s designee.

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(vi)	Upon the reasonable request of Licensor, Licensee shall, unless Licensee determines in its reasonable and good faith discretion that such listing would be inconsistent with (x) the presentation of a reasonable collection comprising an assortment of Licensed Products alongside a reasonable quantity of third-party products or (y) the types of products Licensee intends to list and sell on such Branded E-Com Site, permit a Non-Conflicting Third-Party Licensee to list and sell products branded under one or more of the Marks (other than Prohibited Products) on any Branded E-Com Site; provided that [***].

F.	Customer Information. To the maximum extent permitted by Applicable Law, Licensee shall, promptly following expiration or termination of this Agreement, share with Licensor the customer information (including, for the avoidance of doubt, contact information for school, corporate and other business customers) collected or received by Licensee and its Permitted Sublicensees in the course of making sales in connection with the rights granted to Licensee under this Agreement (such customer information permitted to be provided to Licensor, “Customer Information”). Notwithstanding anything to the contrary set forth herein, prior to Licensee and its Permitted Sublicensees delivering any Customer Information to Licensor, the Parties shall, acting reasonably and in good faith, enter into a data sharing agreement reflecting then-current Applicable Law if and to the extent necessary to provide such Customer Information in accordance with this Agreement.

G.	Customer Service. With respect to the sale of Licensed Products branded under one or more of the Marks or Licensed Services, Licensee shall, and shall cause its relevant Affiliates to, provide customers with customer service consistent in all material respects with the standards, and provide warranties at least as favorable as the terms, that are either (i) maintained by Licensee during the twelve (12) months prior to the Effective Date (and in any event in compliance with Applicable Law) or (ii) that is otherwise consistent with the then-current industry practice for manufacturers and sellers of Licensed Products or Licensed Services under comparable brands.

H.	Unauthorized Sales. If Licensee or its Permitted Sublicensees at any time makes any sales of Licensed Products or Licensed Services in breach of this Agreement to any unauthorized customer, then, without limitation of any and all rights and remedies which Licensor may have arising from such breach, Licensee shall pay to Licensor [***] (“Penalty Payments”), and such Penalty Payments shall not be applied towards satisfaction of any minimum thresholds or minimum payments under this Agreement. The Parties hereby agree that this liquidated damage provision is reasonable in light of the anticipated or actual harm caused by a breach of this Section 7, the difficulties of proof of loss, and the inconvenience or infeasibility of otherwise obtaining an adequate remedy.

I.	Sales to Affiliates. The Parties agree that Gross Sales are made, and Royalties accrue, only on sales by Licensee or any Affiliate of Licensee, or, as applicable, by a Permitted Sublicensee, to end customers, consumers or distributors that are not Affiliates of Licensee. Gross Sales exclude, and Royalties will not accrue on, any sales to any Affiliates of Licensee (or, as applicable, as between Permitted Sublicensee and their Affiliates) until a sale to end customers, consumers or distributors.

8	Promotion.

A.	Licensor Marketing. Notwithstanding anything to the contrary in this Agreement, Licensor may, at its own expense, conduct general marketing and promotion of the Marks (e.g., ‘halo marketing’) in the Territory; provided that Licensor shall not engage in any marketing or promotion that would reasonably be expected to materially harm the reputation, goodwill or distinctiveness of the Marks.

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B.	Licensee Marketing.

(i)	Licensee, at its own expense, shall be responsible for its own marketing and promotional initiatives specifically designed to market and promote the Marks, Licensed Products, Branded Stores and Branded Retail Platforms in the Territory throughout the Term (“Marketing Activities”). Licensee shall not engage in any marketing or promotion that would reasonably be expected to materially harm the reputation, goodwill or distinctiveness of the Marks. Licensee shall use its reasonable efforts in good faith to undertake Marketing Activities to promote the Marks and Licensed Products and Licensed Services in the Territory in accordance with its business plan, which shall be in Licensee’s sole discretion.

(ii)	Without limiting the foregoing, Licensee shall, during the three (3) Contract Years following the Effective Date, spend [***] (the “Marketing Percentage”) [***], on payments made to third parties to market the Licensed Products and Licensed Services in the Territory. Such payments may include, by way of example, payments for: digital media (e.g., asset creation, boosting, YouTube / Instagram / TikTok videos, paid ads, viral challenges, and creating content, including organic and paid promotion on social media); digital advertising (search, email marketing and banners); catalogs (whether physical or digital); brand ambassadors & influencer partnerships (e.g., paid brand ambassadors, paid influencers, YouTubers, and TikTok creators); creative (e.g., production budgets for lifestyle photoshoots); experiential activations (e.g., performances by paid talent, QR codes that unlock exclusive content, and related activations, celebrity appearances, all of which are intended primarily to build brand affinity, drive foot traffic, and enhance the brand experience); traditional and paid advertising (e.g., all ads (but expressly excluding coupons) in distribution outside of stores to garner impressions, including advertising: newspapers, catalogs, television, radio, podcasts, online press release, digital ads, cost of executions including paid partnerships/stunts/placement, advertising and marketing agency spend if directly related to brand, exclusive advertising and umbrella marketing); and promotional events and giveaways. Licensee shall provide Licensor with annual reports identifying and substantiating such marketing payments and expenditures within thirty (30) days following the end of each Contract Year.

(iii)	After that initial three (3)-year period, and every three (3) years thereafter (or some other time agreed to by the Parties), the Parties shall meet to discuss Licensee’s Marketing Activities and any adjustments to the Marketing Percentage on a go-forward basis to reflect a level similar to similarly situated companies (taking into account digital and e-commerce activity and brick-and-mortar retail operations) in the specialty retail apparel industry; provided that if the Parties are unable to agree on such adjustments, then Licensee may in good faith adjust its Marketing Percentage to reflect a level similar to similarly situated companies (taking into account digital and e-commerce activity and brick-and-mortar retail operations) in the specialty retail apparel industry.

C.	Provision of Marketing Materials. Within thirty (30) days of the Effective Date, Licensee shall, at Licensor’s sole cost and expense, deliver to Licensor a digital copy of Marketing Materials in Licensee’s custody, possession or control as of the Effective Date that are reasonably requested by Licensor, which may include specified, reasonably limited amounts of archival materials. Thereafter, Licensee shall, (a) at the start of each season during the Contract Year, upon the reasonable request of Licensor, deliver to Licensor (or any Non-Conflicting Third-Party Licensee, as requested) copies, as reasonably available to Licensee at the time such request is made, of samples of Marketing Materials intended to be used by Licensee for the upcoming season, and (b) from time to time during the Term, upon the reasonable request of Licensor, deliver to Licensor (or any Non-Conflicting Third-Party Licensee, as requested) copies of specified, reasonably limited amounts of archival Marketing Materials in Licensee’s custody, possession or control, as are reasonably requested by Licensor. Licensee hereby grants Licensor a perpetual, sublicensable (solely to Licensor’s Affiliates, Non-Conflicting Third-Party Licensees and to any of Licensor’s, any of its Affiliates’ and any Non-Conflicting Third-Party Licensees’ distributors and service providers solely for their provision of goods or services to or on behalf of Licensor, Licensor’s Affiliates or Non-Conflicting Third-Party Licensees), non-exclusive and royalty-free license under any intellectual property rights in such delivered Marketing Materials that Licensee has the right to license to Licensor (in accordance with the terms hereof) to use any such delivered Marketing Materials for the purpose of promoting the Marks and products and services branded under the Marks in a manner consistent with the quality control provisions set forth in this Agreement. Licensor shall promptly reimburse Licensee for (i) the reasonable out-of-pocket costs of making additional copies of Marketing Materials requested by Licensor, and (ii) the actual incremental cost of distributing or exercising other rights needed to provide such materials (including any costs regarding the name, image or likeness of a third-party endorser) for Licensor and its permitted sublicensees, as applicable, to distribute, exercise or otherwise use such materials worldwide and in perpetuity, including in additional territories.

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D.	[***].

E.	No Third-Party Endorsements. Neither Licensor nor Licensee shall, and each shall cause its relevant Affiliates not to, enter into any endorsement, sponsorship or other like agreement with any person or entity as it relates to the Marks or Licensed Products branded under one (1) or more of the Marks without engaging in good faith discussions with the other Party regarding the contemplated agreement. Without limiting the foregoing, when securing endorsement, sponsorship or marketing initiatives, Licensee and Licensor, as applicable, shall (and shall cause their respective Affiliates to) use reasonable efforts to secure global rights as part of such endorsement, sponsorship or marketing initiative (provided that no Party shall be responsible for jurisdiction-related incremental fees or costs that relate to jurisdiction in which such Party does not have the right to sell Licensed Products).

9	Quality Control.

A.	High-Quality Licensed Products. Licensee represents, warrants and undertakes that all Licensed Products and Licensed Services that are sold and offered for sale by or on behalf of Licensee pursuant to the rights granted to Licensee under this Agreement under one (1) or more of the Marks shall, and Licensor represents, warrants and undertakes that it shall require, and use its commercially reasonable efforts to cause, all products branded under one (1) or more of the Marks sold by or on behalf of any Non-Conflicting Third-Party Licensees (other than products supplied by Licensee to such Non-Conflicting Third-Party Licensee) to, in each case, (a) be of a quality reasonably consistent with the standard of quality (including with respect to the design, material and workmanship) of the Licensed Products or Licensed Services sold or provided by Licensee and its Affiliates in the twelve (12) months immediately preceding the Effective Date and (b) comply with the Brand Guidelines & Standards. Licensee shall use its commercially reasonable efforts to ensure that any Licensee Retail Platforms through which it markets, promotes, distributes or sells Licensed Products branded under any of the Marks or Licensed Services are of a quality reasonably consistent with the quality of the Branded Retail Platforms existing as of the Effective Date. Licensor shall require, and shall use its commercially reasonable efforts to cause, that any public-facing catalog (whether hard-copy or digital), website, software application or online (including social media) platform used by Licensor or any of Licensor’s licensees to market, promote, distribute or sell products or services under any of the Marks are of a quality reasonably consistent with the quality of the Branded Retail Platforms existing as of the Effective Date. Licensor shall not sell or market any Prohibited Products under or in connection with any Marks, and shall prohibit, and shall use its commercially reasonable efforts to prevent, its licensees from selling or marketing any Prohibited Products under or in connection with any Marks.

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B.	Seconds. Licensee shall not distribute or sell any materially damaged goods under any Mark without Licensor’s prior written approval (such approval by Licensor not to be unreasonably withheld), it being understood that Licensee may continue to sell Licensed Products as “seconds” in a manner reasonably consistent with its past practice.

C.	Compliance with Applicable Law and Standards. Licensee undertakes to Licensor that Licensee, in the exercise of its rights and the performance of Licensee’s obligations (including those of its Permitted Sublicensees) under this Agreement, and Licensor shall require, and shall use its commercially reasonable efforts to cause, each Non-Conflicting Third-Party Licensee, in the exercise of such Non-Conflicting Third-Party Licensee’s rights and the performance of its obligations (including those of its Affiliates, to the extent applicable) under each applicable Non-Conflicting License (other than with respect to the manufacture of products supplied by Licensee, which are nonetheless subject to Licensee’s obligations hereunder) to be in compliance with:

(i)	all Applicable Laws, including relating to customs requirements and country of origin regulations, health and safety, flammability, the environment and use of chemicals, employment and anti-discrimination, consumer rights and disclosures, such as truth-in-marketing and fiber content labeling laws, anti-bribery, anti-corruption, anti-child labor, and anti-modern slavery; and

(ii)	the applicable industry standards, including reasonable efforts to ensure that all products designed, manufactured, distributed, sold and promoted in connection with this Agreement or, a Non-Conflicting Third-Party License, as applicable, are manufactured without the use of child labor or prison labor, and in compliance with reasonable industry standards concerning health and safety and animal testing, and, in each case, shall notify the other Party in writing if it becomes aware of any actual or suspected material breach of this Section 9C. Licensee shall, and shall cause its relevant Affiliates to, and Licensor shall cause each Non-Conflicting Third-Party Licensee and its respective Affiliates (to the extent applicable) to, use commercially reasonable efforts to, make any changes to its use of the Licensed IPR or any product incorporating or being marketed under the Licensed IPR (including the design and manufacture of such products) where Licensor in good faith determines that such change is required to comply with Applicable Law.

D.	Complaints. Each Party shall promptly inform the other Party in writing of any written complaint by any governmental or other regulatory or self-regulatory body relevant to, in the case of Licensee, the Licensed Products branded under one (1) or more of the Marks, and in the case of Licensor, any product sold by a Non-Conflicting Third-Party Licensee pursuant to a Non-Conflicting License (including the status and resolution thereof) and provide the other Party with copies of all relevant correspondence and any other information or documents requested by such Party; provided that neither Party shall be required to disclose to the other Party any information that would cause it to waive or otherwise jeopardize any legal or attorney-client privilege, work product doctrine, or other privilege or protection under Applicable Law.

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E.	Inspections. During the Term and any Sell-Off Period, upon Licensor’s reasonable request in writing, during regular business hours with at least fourteen (14) days’ advance notice, and no more than [***], Licensee shall permit (and procure the permissions to enable), at Licensor’s sole cost, a representative of Licensor that is not an Affiliate of Licensor, and that is subject to confidentiality restrictions reasonably agreed to by Licensee, to inspect any of Licensee’s and its Affiliates’ and Manufacturer’s offices, showrooms, warehouses or other facilities which are involved in design, manufacture, storage, distribution, sale or promotion of Licensed Products. Licensor shall take (and cause the auditor to take) all commercially reasonable actions as reasonably requested by Licensee or otherwise necessary to minimize any unnecessary disruption to Licensee’s and its Affiliates’ businesses during the course of any such inspection. Following any such inspection, Licensee shall, and shall cause its relevant Affiliates or Manufacturers to, make any changes to the design, manufacture or use of the Licensed Products as reasonably requested by Licensor acting in good faith so long as such changes are necessary for Licensee to comply with its obligations set forth in Sections 9A, 9B and 9C. Notwithstanding the foregoing, Licensor shall be permitted to conduct additional inspections pursuant to and consistent with the terms and conditions of this Section 9E to ensure that any such requested changes necessary for Licensee to comply with such obligations have been implemented to the satisfaction of Licensor. In addition, Licensee shall provide to Licensor [***] any material report or other material finding from any of Licensee’s third-party auditors that identifies any material deficiency in respect of Licensee’s design, manufacture, storage, distribution, sale or promotion of Licensed Products or Licensed Services.

10	Reports and Plans.

A.	Royalty Reports. Within fifteen (15) days after the end of each Royalty Period (or of any Sell-Off Period), Licensee shall provide Licensor with a report, in such form as Licensor reasonably requests, setting out at least the following detail and such additional details as Licensor reasonably requests:

(i)	the total Outfitters & Wholesale Sales, Digital Marketplace Sales, DTC Sales and Non-Branded Product Sales made during the Royalty Period, including broken down by jurisdiction and, in the case of Outfitters & Wholesale Sales, and Digital Marketplace Sales, by Permitted Retailers;

(ii)	Gross Sales and Net Sales for such Royalty Period, including broken down by Licensee and each Affiliate (as relevant), by Outfitters & Wholesale Sales, Digital Marketplace Sales, DTC Sales and Non-Branded Product Sales;

(iii)	the Royalties payable for that Royalty Period; and

(iv)	solely for reports covering the last Royalty Period in a GMR Period, the total Balancing Payments made in respect of the GMR Period, if applicable.

B.	Quarterly Financial Reports. Within sixty (60) days after the end of each GMR Period of the Term (or of any Sell-Off Period), Licensee shall deliver to Licensor a copy of its unaudited financial statements covering such GMR Period; provided that quarterly financial statements filed with the Securities and Exchange Commission (“SEC”) shall be deemed delivered to Licensor, and shall be deemed to satisfy the foregoing requirements described in this Section 10B.

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C.	Annual Reports. Within sixty (60) days after the end of each Contract Year of the Term (or of any Sell-Off Period), Licensee shall deliver to Licensor:

(i)	statements presenting Gross Sales and Net Sales for the preceding Contract Year, presented (a) on a consolidated basis, (b) by Branded Store, (c) by Branded E-Com Site and (d) by telephone (if any); and

(ii)	a report identifying and substantiating its expenditure on Marketing Activities during such Contract Year.

D.	Sales and Marketing Plans. No later than forty-five (45) days before the start of each Contract Year of the Term (but within thirty (30) days following the Effective Date as it relates to Contract Year 1), Licensee shall deliver to Licensor [***]. During each Contract Year of the Term, Licensee shall provide [***]. In addition, on a quarterly basis, the Parties shall convene (at a time and place mutually agreed to by the Parties, including by videoconference) to discuss Licensee’s planned significant marketing campaigns and other key marketing initiatives for the upcoming quarter.

E.	Manufacturers. Within sixty (60) days after the end of each Contract Year of the Term, Licensee shall deliver to Licensor a list of all Manufacturers and the annual amount of purchases by product category of Licensed Products associated with each such Manufacturer in such preceding Contract Year.

F.	Corporate and School Platforms. Within sixty (60) days after the end of each Contract Year of the Term, Licensee shall deliver to Licensor a list of all Corporate and School Platforms through which Corporate Uniforms or School Uniforms to the extent the Corporate Uniforms or School Uniforms are branded under any of the Marks, as applicable, were sold during such Contract Year.

G.	Audited Financials. Within ten (10) days following issuance of Licensee’s annual audited financial statements each Contract Year of the Term, Licensee shall deliver a copy of such financial statements to Licensor; provided that audited financials filed with the SEC shall be deemed delivered to Licensor, and shall be deemed to satisfy the requirements described in this Section 10G.

H.	Form of Reports. All statements and reports delivered by Licensee or Licensor pursuant to this Agreement shall be:

(i)	signed and certified by the delivering Party’s Chief Financial Officer or his designee as accurate;

(ii)	delivered by the delivering Party in electronic or other formats reasonably requested by the receiving Party; and

(iii)	in a form reasonably requested by the receiving Party (and broken down into categories or other forms of information or detail as the receiving Party may reasonably request).

I.	Confidential Terms. For the avoidance of doubt, all non-public forecasts, plans and other information shared with Licensor or its representatives (whether written or oral) pursuant to this Section 10 shall constitute Confidential Information and be subject to Section 12.

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11	Intellectual Property Rights.

A.	Ownership.

(i)	Licensed IPR. Licensee acknowledges and agrees that: (a) the Licensed IPR are the proprietary rights of Licensor, and no right is granted under this Agreement other than those expressly set out in this Agreement; (b) unauthorized use of the Licensed IPR may cause irreparable damage or injury to Licensor; and (c) any goodwill arising from Licensee’s use of the Licensed IPR shall inure to the sole and exclusive benefit of Licensor.

(ii)	Developed IPR. As between the Parties, Licensor shall exclusively own all of the Licensed IPR, as well as adaptations, modifications, enhancements or improvements thereto (including any trademarks that incorporate, modify, or are adaptations, translations, or transliterations of the Marks and any copyright and related rights to the extent included therein), together with all associated goodwill, in all cases, that are created by Licensee during the Term (“Developed IPR”). Licensee hereby irrevocably transfers and assigns (and shall ensure that each of its Permitted Sublicensees irrevocably transfer and assign, on the terms and conditions included in this Section 11A) to Licensor any and all rights, title and interest in Developed IPR (including copies of all physical or digital embodiments of such Developed IPR) that come into existence as of and after the Effective Date. Licensee shall (and shall cause each Permitted Sublicensee to) execute all documents as Licensor may request to obtain the full benefit of such assignment and transfer. Upon creation, all such Developed IPR shall be deemed to form part of the Licensed IPR. If and to the extent that the transfer of all or part of the Developed IPR to Licensor is not fully effected by this Agreement or if additional requirements are necessary to effect such transfer, Licensee herewith grants to Licensor in advance, and Licensor hereby accepts, a free, unlimited, worldwide and exclusive license to use and exploit such Developed IPR as of the moment of creation of such Developed IPR until any and all such additional requirements for the full transfer and assignment of such Developed IPR from Licensee to Licensor have been executed and effectuated. For the avoidance of doubt, all intellectual property rights (other than Developed IPR) developed or acquired by or on behalf of Licensee or any of its Affiliates shall remain, as between the Parties and their respective Affiliates, owned by Licensee or its applicable Affiliate, as applicable.

(iii)	Creation of Developed IPR. To the extent that any of Licensee’s and its Permitted Sublicensees’ employees or contractors create, author, invent, develop or design any Developed IPR, Licensee shall, and shall cause its Permitted Sublicensees to, ensure that such employees and contractors have a prior written agreement in place under which ownership of all such Developed IPR vests in and to Licensor (or to Licensee or its Affiliate subject to immediate and automatic assignment of such rights to Licensor in accordance with the ownership rights provided under this Section 11A) and irrevocably waiving in favor of Licensor all rights of integrity, attribution paternity rights and all other similar “moral rights” relating to such Developed IPR.

(iv)	Licensee Developed IPR. As between the Parties, Licensee shall own any and all intellectual property rights, in each case, owned, created, authored, invented, developed, designed or otherwise obtained by or on behalf of Licensee or its Permitted Sublicensees, including with respect to the design or manufacture of any Licensed Products, other than the Developed IPR. Notwithstanding the foregoing, Licensee shall not obtain any ownership interest in the Marks.

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B.	Registration. Licensee shall not, and shall cause its relevant Affiliates not to, directly or indirectly apply to (or encourage any third party to apply to) register any Licensed IPR, or any trademarks that incorporate any Marks, or any confusingly similar derivatives, imitations, translations or transliterations of any Marks. If Licensee or any of its Affiliates should apply to register any trademarks in breach of this Section 11B, then Licensee or its Affiliate, as applicable, shall be deemed to have acted as an agent for the benefit of Licensor, and Licensee hereby assigns (and shall ensure that its relevant Affiliates hereby assign) to Licensor all such registrations and applications, with full title guarantee, free from encumbrances and for no consideration. Licensee shall (and shall cause relevant Affiliates to) execute all documents requested by Licensor to assign all right, title and interest in and to such registrations and applications to Licensor. Notwithstanding the foregoing, Licensee may, from time to time, submit a written request to Licensor that any new trademarks that incorporate any Marks, or any variation, derivative, imitation, translation or transliteration of the Marks be added to the scope of the Licensed IPR. Licensor shall promptly review and respond to any such request and shall not unreasonably withhold or delay its consent thereto, and upon such written consent, the definitions of “Licensed IPR” and “Marks” shall automatically be updated to include such additional trademarks. Licensor shall not, and shall cause its relevant Affiliates not to, directly or indirectly apply to (or encourage any third party to apply to) register any Licensed IPR, or any trademarks that incorporate any Marks, or any confusingly similar derivatives, imitations, translations or transliterations of any Marks, if the registration thereof would reasonably be expected to materially harm the reputation, goodwill or distinctiveness of Licensed IPR, or any goodwill associated with any trademarks included in the Licensed IPR.

C.	Prosecution and Defense of Registered IPR. Licensor shall, at its own cost and expense, use its commercially reasonable efforts to, in the Territory, apply for, prosecute, maintain, renew and defend the Licensed IPR, including each registration and application for registration of the registered Licensed IPR within the Territory, including by (i) making applicable filings and paying applicable fees reasonably necessary to prosecute, maintain and renew such applications and registrations, and (ii) defending against applicable claims that any Licensed IPR is invalid (including, where reasonably necessary or advisable to protect the validity of the Licensed IPR, through litigation), in each case of clauses (i) and (ii), in the classes of goods that cover the Licensed Products. Licensor shall use its reasonable discretion to determine whether any action described in the foregoing sentence is commercially reasonable, taking into account the materiality of the applicable item of Licensed IPR and the relevant jurisdiction. The Parties will work together in good faith to address situations in which Licensee believes that Licensor fails to comply with its obligations in the immediately preceding sentence. Without limiting the foregoing, any (a) failure of Licensor to comply with its obligations under this Section 11C within thirty (30) days after receiving written notice from Licensee or (b) abandonment of Licensor’s ownership rights in any Licensed IPR in the Territory for Licensed Products during the Term in violation of this Section 11C, shall each (in the case of clauses (a) and (b)), be deemed a breach that permits Licensee to seek monetary damages commensurate with any actual or consequential damages sustained by Licensee therefrom. Effective upon the expiration or termination of a registration for any material Mark that is (or was, prior to such expiration or termination) registered in the Territory in the classes of goods that cover the Licensed Products and that continues to be used by Licensee or its Permitted Sublicensees in connection with any of its Licensed Products, which expiration or termination is due to Licensor’s or its Affiliates’ failure to renew or maintain such registration, except to the extent the Parties have otherwise agreed in writing, Licensor hereby assigns to Licensee all of its rights, title and interest in such Mark solely within the jurisdiction where such Mark was registered, including all goodwill appurtenant thereto, and shall cooperate and otherwise do all things reasonably requested by Licensee (at Licensee’s cost) to facilitate Licensee’s application and registration of such Mark in its own name or in the name of an Affiliate of Licensee designated by Licensee.

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D.	Samples. Upon Licensor’s reasonable written request, Licensee shall, at Licensor’s sole expense, deliver samples of Licensed Products branded under one or more of the Marks, and copies of packaging materials or Marketing Materials, for Licensor’s use in connection with Licensed IPR prosecution or enforcement purposes.

E.	No Challenges. Licensee shall not, and shall cause its relevant Affiliates not to, challenge the validity or enforceability of any Licensed IPR. Licensee acknowledges and agrees that the Marks are protectable (where registered from time to time), valid and distinctive.

F.	Brand Guidelines & Standards. The Parties agree to be bound by written brand standards and written brand guidelines concerning the Marks, each of which is attached hereto as Exhibit F (as may be updated in accordance with this Section 11F, collectively, the “Brand Guidelines & Standards”). Licensee represents that the standards and guidelines identified on Exhibit F have been in effect during the twelve (12) months prior to the Effective Date. Each Party shall (i) ensure that its use of the Marks complies with the Brand Guidelines & Standards, (ii) include in any new license or, in the case of Licensee, sublicense agreements with its licensees or, in the case of Licensee, sublicensees, as applicable, obligations to use and display Marks in compliance with the Brand Guidelines & Standards, and (iii) use its commercially reasonable efforts to cause its respective licensees and, in the case of Licensee, sublicensees to use and display the Marks only in compliance with the Brand Guidelines & Standards; provided that any violation of or non-compliance with the Brand Guidelines & Standards by a licensee under any Existing Third-Party Licenses as of the Effective Date shall not be considered a breach of this Agreement by Licensor unless Licensor has failed to comply with its obligations under clauses (ii) and (iii) of this sentence. From time to time, either Party may propose updates or modifications to the Brand Guidelines & Standards, and such updates or modifications to be subject to the Parties’ mutual written approval, which may not be unreasonably conditioned, delayed or withheld.

G.	Use of the Marks. Licensee shall not use (and shall not sublicense the use of):

(i)	any Mark as part of a combination trademark with any other trademark without the prior written approval of Licensor not to be unreasonably conditioned, delayed or withheld; and by way of example, it shall be reasonable for Licensor to withhold such approval if Licensee and its Affiliates use the Marks in combination with any third party’s trademark, name, logo or brand in connection with a product collaboration and (x) such third party’s trademark, name, logo or brand does not maintain a reputation and standing at least as high as the Marks being used in connection therewith or (y) such collaboration would reasonably be expected to materially harm the reputation, goodwill or distinctiveness of the Marks;

(ii)	any Mark in a manner that does or may weaken, invalidate, damage, make generic or be detrimental to the Marks or the reputation or goodwill associated with the Marks or the reputation and good standing of Licensor; or

(iii)	any Mark as part of a corporate name not in existence as of the Effective Date, without the prior written approval of Licensor, provided that such approval may not be unreasonably conditioned, delayed or withheld.

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H.	Domain Names, Social Media and Telephone Numbers.

(i)	Absent Licensor’s prior written consent, which may not be unreasonably conditioned, delayed or withheld, Licensee shall not register or acquire a new domain name, social media handle or telephone number that incorporates any Mark, other than (a) consistent in all material respects with Licensee’s use of such Marks as of the Effective Date or (b) in the operation of the Branded E-Com Sites as permitted under this Agreement. In the event that Licensor grants any such consent for any such domain name, social media handle or telephone number (which shall be owned by Licensor and become part of the Licensed IPR), and for any domain name, social media handle or telephone number included in the Licensed IPR as of the Effective Date, then, (1) if permitted by the rules and procedures of the applicable domain name registrar, social media platform or telephone provider or carrier, Licensor shall own (or otherwise serve as official registrant of) the domain name, social media platform or telephone number in its own name, (2) Licensee shall have the exclusive right to use such domain name, social media handle or telephone number under license pursuant to the terms of this Agreement during the Term and (3) (A) following Licensor’s good faith provision of notice that it intends to terminate the Agreement in accordance with Section 17A (provided that Licensee has not cured any such breach), (B) upon the occurrence of an Insolvency Event or (C) within ten (10) days of the expiration or termination of this Agreement in accordance with Section 5B, Licensee shall, upon Licensor’s reasonable request, provide Licensor with then-current passwords and other login information needed to access the accounts for such assets (without limiting the foregoing clause (2) regarding Licensee’s exclusive right to use such assets). If the rules and procedures of the applicable domain name registrar, social media platform or telephone provider or carrier do not permit such ownership and license arrangement, then Licensee shall serve as owner (or registrant) of the applicable domain name, social media handle or telephone number and, in any such case, Licensee shall: (x) not transfer the domain name, social media account or telephone number to any person or entity other than its Affiliates or Licensor; (y) (A) following Licensor’s good faith provision of notice that it intends to terminate this Agreement in accordance with Section 17A (provided that Licensee has not cured any such breach), (B) upon the occurrence of an Insolvency Event or (C) within ten (10) days of the expiration or termination of this Agreement in accordance with Section 5B, provide Licensor, upon Licensor’s reasonable request, with then-current passwords and other login information needed to access the accounts for such assets (without limiting clause (2) in the foregoing sentence regarding Licensee’s exclusive right to use such assets) and (z) upon the expiration or termination of this Agreement, immediately transfer to Licensor the domain name, social media account or telephone number, and provide Licensor with any applicable passwords and other login information needed to access the accounts for such assets.

(ii)	Notwithstanding the foregoing, throughout the Term, (a) Licensor shall provide to Licensee (or its designee) the exclusive right to use, and exclusive control of, all domain names, social media handles and telephone numbers (and the applicable accounts pursuant to which any of the foregoing are controlled) included in the Licensed IPR, (b) Licensor shall provide Licensee with all information not already held by Licensee to provide Licensee with exclusive control of such domain names, social media handles and telephone numbers (and accounts), and (c) Licensor shall not, and shall cause its Affiliates not to, access or interfere with the websites, accounts or non-public content or information provided or made available through such domain names, social media handles or telephone numbers (or accounts). Without limiting Section 20C, the Parties hereby agree that any such unauthorized access to or interference with Licensee’s use of such domain names, social media handles or telephone numbers (or accounts) may cause irreparable harm to Licensee and that Licensee shall be entitled to injunctive or other equitable relief pursuant to Section 20C, as well as monetary damages.

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I.	Infringements and Counterfeits.

(i)	Each Party shall inform the other of any counterfeiting, infringement, dilution, imitation, unauthorized or illegal use or other violation of any of the Licensed IPR (any or all of the foregoing, “Infringements”), and shall reasonably cooperate with one another to prevent such Infringements, including as to whether and how to enforce the Licensed IPR to protect the Marks and the goodwill associated therewith. Licensor shall have the first right to decide whether or not to take, and to implement, any enforcement or other decisions in connection with any Infringements, in each case, at its sole cost. Licensee shall cooperate with Licensor in connection therewith. Licensor shall keep Licensee reasonably informed of all developments and shall retain one hundred percent (100%) of all compensation, proceeds and recoveries recovered in connection with any such enforcement action, other than to reimburse Licensee for its reasonable out-of-pocket expenses (including reasonable attorneys’ fees for outside counsel) incurred in connection with its cooperation with Licensor in connection therewith.

(ii)	If Licensor chooses not to take any action in connection with any such Infringement with respect to the Territory, Licensor shall notify Licensee. If Licensee disagrees with Licensor’s decision, then following good faith consultation with Licensor, Licensee shall have the right to take action solely in the Territory, unless Licensor has a good-faith belief that such action would reasonably impair the value of any Licensed IPR (whether in or outside of the Territory). Licensor shall cooperate with Licensee in connection therewith to the extent reasonably necessary to establish or maintain standing. Licensee shall keep Licensor reasonably informed of all developments and, unless otherwise agreed in writing, shall retain one hundred percent (100%) of all compensation, proceeds and recoveries recovered in connection with such enforcement action, other than (a) to reimburse Licensor for its reasonable out-of-pocket expenses (including reasonable attorneys’ fees for outside counsel) incurred in connection with its cooperation with Licensee in connection therewith and (b) such portion reasonably attributable to Licensee’s Royalty obligations that would be due to Licensor based on applying the applicable Royalty rate to the portion of Licensee’s recovery that is awarded as a replacement for lost Gross Sales.

(iii)	Notwithstanding anything to the contrary herein, Licensor shall have the exclusive right, as determined in its sole discretion, to enter into any settlement of any action brought by either Party in connection with any Infringement or otherwise in connection with the defense or enforcement of the Licensed IPR; provided that Licensor shall not enter into any settlement that (a) has a material adverse effect on Licensee’s rights under this Agreement or (b) requires Licensee to make any monetary payment not fully covered by Licensor, in each case, without the prior written consent of Licensee, not to be unreasonably withheld, conditioned or delayed.

12	Confidentiality.

A.	Recognizing that Confidential Information is a valuable asset and the harm that may befall the Disclosing Party if any of its Confidential Information is disclosed, the Receiving Party agrees that, during and after the Term, the Receiving Party shall hold all of the Disclosing Party’s Confidential Information in strict confidence and not use or otherwise disclose any such Confidential Information to any third parties without having received the Disclosing Party’s prior written consent and a written agreement from such third party to maintain such Confidential Information in confidence. Notwithstanding the foregoing, the Receiving Party may share the Disclosing Party’s Confidential Information if and as reasonably necessary:

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(i)	(x) to the Receiving Party’s actual or prospective lenders or debt financing sources to the extent required pursuant to the terms of the applicable debt financing arrangements, (y) for the Receiving Party’s legitimate and good faith business needs with its actual or prospective lenders or debt financing sources, attorneys or accountants, or (z) to any rating agency when required by it in connection with obtaining or maintaining corporate credit ratings for the Receiving Party or one or more of its subsidiaries; subject in each of the foregoing clauses (x), (y) and (z) to any such third parties first agreeing in writing to maintain the Confidential Information as strictly confidential;

(ii)	for the purposes of defending or enforcing a Party’s rights under this Agreement; or

(iii)	to comply with Applicable Law or the rules of a listing authority or stock exchange to which any Party is subject or submits, or to comply with any valid order given by any court, supervisory authority or governmental authority with relevant powers to which any Party is subject or submits; provided that in such circumstances the Receiving Party shall promptly notify the Disclosing Party of such circumstance in writing to enable the Disclosing Party, at the Disclosing Party’s discretion, to seek a protective order or other appropriate remedy and the Receiving Party shall reasonably cooperate with respect to any such effort by the Disclosing Party.

B.	At the end of the Term, the Receiving Party shall, and shall cause the other persons to whom it disclosed Confidential Information of the Disclosing Party or to whom Confidential Information of the Disclosing Party was disclosed at its request to, immediately and at its own cost and expense, without keeping copies, except to the extent required to comply with the Receiving Party’s obligations under mandatory provisions of Applicable Law:

(i)	return to the Disclosing Party all documents containing Confidential Information of the Disclosing Party;

(ii)	destroy all reports, analyses, compilations, studies or other materials which contain or have been derived from or otherwise reflect any Confidential Information of the Disclosing Party;

(iii)	expunge all Confidential Information of the Disclosing Party from any of its computers or other devices containing such Confidential Information; and

(iv)	upon written request by the Disclosing Party, deliver to the Disclosing Party a certificate duly signed confirming that the obligations contained in this Section 12B have been complied with.

13	Indemnification.

A.	Licensee Indemnification. Licensee shall indemnify and hold harmless Licensor, its Affiliates and licensees, and each of their respective members, partners, directors, officers, employees, agents and representatives (Licensor, together with all of the foregoing, the “Licensor Indemnitees”) from and against any and all claims, losses, liabilities, damages and expenses (including court costs and reasonable legal fees) for which each Licensor Indemnitee becomes or may become liable or be compelled to pay in connection with any third-party claim or allegation related to:

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(i)	any of Licensee’s breaches, acts or omissions in connection with its performance under this Agreement (including, for the avoidance of doubt, any acts or omissions of Licensee’s Affiliates) or any breach of its promises, obligations, representations or warranties under this Agreement;

(ii)	Licensee’s exploitation of the licenses granted to it under this Agreement putting Licensor in breach of any Existing Third-Party License;

(iii)	Licensee’s gross negligence, willful misconduct or failure to comply with Applicable Law; or

(iv)	until the eighteen (18)-month anniversary of the Effective Date, any claim or allegation that the use or display of the Licensed IPR by Licensee or its Permitted Sublicensees (a) within the Territory and (b) in any other country in which Licensee or its Permitted Sublicensees makes sales of Licensed Products branded under the Marks in which country the applicable Marks are subject to a registration as of the Effective Date, in the case of (a) and (b) in a manner consistent with the manner used by Licensee within one (1) year immediately prior to the Effective Date, infringes, conflicts with, or otherwise violates the intellectual property rights of a third party.

B.	Licensor Indemnification. Licensor shall indemnify and hold harmless Licensee and its Affiliates and each of their respective members, partners, directors, officers, employees, agents and representatives (Licensee, together with all of the foregoing, the “Licensee Indemnitees”) from and against any and all claims, losses, liabilities, damages and expenses (including court costs and reasonable legal fees) for which each Licensee Indemnitee becomes or may become liable or be compelled to pay in connection with any third-party claim or allegation related to:

(i)	any of Licensor’s breaches, acts or omissions in connection with its performance under this Agreement or any breach of its promises, obligations, representations or warranties under this Agreement;

(ii)	Licensor’s gross negligence, willful misconduct or failure to comply with Applicable Law; or

(iii)	commencing on the eighteen (18)-month anniversary of the Effective Date, any claim or allegation that the Licensed IPR (or Licensee’s or its Permitted Sublicensees’ use or display thereof in accordance with this Agreement within the Territory) infringes, conflicts with or otherwise violates the intellectual property rights of a third party.

14	Insurance.

A.	Licensee, at its sole cost and expense, shall procure and maintain throughout the Term and for a period of [***], comprehensive general liability insurance (including [***]) to defend and protect against claims arising from Licensee’s acts or omissions under or relating to this Agreement. Licensee shall obtain such insurance from a carrier reasonably acceptable to Licensor, in an amount [***]. Each policy required hereunder shall name Licensor as an additional insured and, if any insurance policy required hereunder includes or permits a waiver of subrogation, such waiver shall apply to Licensor. Licensee shall require the insurance carrier to provide at least thirty (30) days’ written notice to Licensor of any modification, cancellation, renewal or replacement of any insurance policy required hereunder.

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B.	Within five (5) Business Days following the Effective Date, Licensee shall deliver to Licensor a certificate of insurance confirming the coverages required in Section 14A; provided that, if Licensor does not receive such a certificate during such time frame, then this shall not constitute a waiver of any of Licensee’s obligations in Section 14A.

C.	Licensee’s indemnification obligations under this Agreement shall not be limited by insurance requirements in this Section 14.

15	Audit Rights.

A.	Books and Records. Licensee shall prepare and maintain throughout the Term, and for six (6) years thereafter, complete and accurate books of account and records (including the originals or copies of documents supporting entries in the books of account) covering all transactions relating to this Agreement (including accurate contemporary electronic records of all sales of Licensed Products branded under one or more of the Marks made through Branded Stores, Branded Retail Platforms or otherwise), in accordance with generally accepted accounting principles and with this Agreement and in a manner which will enable Licensor’s representatives to audit the same.

B.	Audit Right. Licensor’s representatives may, during regular business hours with at least two (2) Business Days’ advance notice, during the Term and for one (1) year thereafter, not more than [***], inspect, copy or audit Licensee’s and its Affiliates’ books of account and records and examine and copy any or all documents and materials reasonably related to this Agreement. Any such audit commenced within such period may continue through completion in the ordinary course. Licensee shall provide its reasonable cooperation with any such inspection or audit, at Licensor’s sole cost and expense, including by responding reasonably promptly to any inquiries or providing any information or material requested by Licensor (or Licensor’s representatives) in connection therewith.

C.	Underpayments. If any audit of Licensee’s books and records discloses an underpayment by Licensee under this Agreement (including of the Royalties), Licensee shall immediately pay to Licensor, the amount of such underpayment, plus [***].

16	Representations, Warranties and Covenants.

A.	Mutual Representations. Each Party represents and warrants to the other Party that:

(i)	it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not conflict with, violate or breach, or constitute a default under any of its contractual obligations; and

(iii)	there is no pending or threatened litigation that may affect its ability to fully perform its obligations herein.

B.	Compliance with Law. Licensee represents, warrants and covenants to Licensor that its design, manufacture, distribution, sale or promotion of Licensed Products branded under one or more of the Marks and Licensed Services, operation of Branded Stores and operation of Branded Retail Platforms shall materially comply with all Applicable Law.

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C.	No Other Representations. Except if and as expressly set forth in this Agreement, neither Party has made nor is making any representation or warranty hereunder. Without limiting the foregoing, Licensor has not made, and does not make, any representation or warranty to Licensee in any way concerning projections, sales, Net Sales or profits which Licensee should expect under this Agreement.

17	Termination.

A.	Licensor’s Right to Terminate. Licensor shall have the right to terminate this Agreement (or any Sell-Off Period) only upon notice to Licensee, if (x) Licensee breaches an obligation to make any payments of Guaranteed Minimum Royalties under this Agreement and such payment is not made within forty-five (45) days following Licensee’s receipt of written notice from Licensor of such breach, or (y) Licensee breaches an obligation to make any undisputed payment required under this Agreement and such payment is not made within sixty (60) days following Licensee’s receipt of written notice from Licensor of such breach with respect to such undisputed payment; provided, that, if Licensor has committed a breach of its obligations to pay any Royalty Adjustment Amount in accordance with Section 4H, Licensee’s cure period under this Section 17A shall be extended through and including the date that is five (5) Business Days following Licensor’s payment of all such Royalty Adjustment Amounts due to Licensee.

B.	Termination Without Prejudice. Any termination right exercised by Licensor under this Agreement shall be without prejudice to or waiver of any other remedy which Licensor may have arising in connection with any breach of this Agreement by Licensee.

C.	Insolvency Events. If Licensee experiences an Insolvency Event, then, to the fullest extent enforceable under Applicable Law, no insolvency practitioner, liquidator, administrator, administrative receiver, receiver, debtor-in-possession, trustee or other person charged with responsibility for taking custody of or realizing the value of Licensee’s assets or business, may continue, assign or transfer this Agreement or exploit, commercialize or use the Licensed IPR; provided that this Section 17C shall (i) not prohibit Licensee or any debtor-in-possession from using the Licensed IPR in the ordinary course of its business and (ii) be subject to, and shall not operate in any way to limit, the rights granted to the ABL Agent pursuant to the ABL Credit Agreement or the ABL Agent License Agreement. Subject to compliance with the ABL Credit Agreement and the ABL Agent License Agreement, Licensee further agrees that (x) Licensed Products may not be sold, assigned or otherwise transferred in any such case without first offering the Licensed Products to Licensor at a price that is the lower of [***], and (y) the Licensed IPR may not be used by a secured party, a creditor, or by Licensee in a disposition of Licensed Products in enforcement of a security interest, attachment, or other seizure.

18	Effects of Expiration or Termination.

A.	Termination of Licensee’s Rights and Survival. Upon the earlier of the expiration or termination of this Agreement for any reason:

(i)	except as it relates to any limited rights which Licensee has pursuant to the express terms of this Agreement with respect to a Sell-Off Period, all rights granted by Licensor to Licensee under this Agreement automatically and immediately shall terminate and revert to Licensor, and Licensee immediately shall (and shall cause any Permitted Retailer and Permitted Sublicensee to) cease and desist from all use of the Licensed IPR and Licensed Products branded under one (1) or more of the Marks and Licensed Services;

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(ii)	Licensee shall immediately pay to Licensor any and all unpaid amounts then due or owing to Licensor (including Guaranteed Minimum Royalties);

(iii)	neither Party’s rights that have accrued prior to expiration or termination shall be affected or prejudiced; and

(iv)	Sections 1, 3B, 4A, 4B, 4C-E, 4H, 6C, 8C, 10A-C, 11A, 12, 13, 14A, 15, 18, 20, 21 and Exhibit J shall continue in full force and effect notwithstanding the termination or expiration of this Agreement.

B.	Acceleration of Guaranteed Minimum Royalties. Upon the termination of this Agreement pursuant to Section 17A(i), the Accelerated GMR Amount shall become immediately due and payable by Licensee to Licensor (in lieu of Guaranteed Minimum Royalties that would otherwise have been due after termination, as well as any actual Royalties in excess of Guaranteed Minimum Royalties that would otherwise have been expected to become due after the date of such termination, that Licensor might otherwise seek to claim), without prejudice to any other rights and remedies which Licensor may have. The Parties agree that such payment obligation shall not be deemed a penalty in the event of termination of this Agreement pursuant to Section 18A(i).

C.	Inventory. No later than sixty (60) days prior to natural expiration of the Term, or ten (10) days after an early termination of this Agreement, Licensee shall deliver to Licensor a schedule (signed and certified by Licensee’s Chief Financial Officer as accurate) itemizing all inventory of Licensed Products branded under one (1) or more of the Marks then in Licensee’s and its Permitted Sublicensees’ possession, custody or control, broken down by style number, color, size, quantity, and including Licensee’s Manufacturing Cost for each such product together with any other descriptive information which Licensor may request. Subject to compliance with the ABL Credit Agreement, at any time over the sixty (60)-day period following Licensee’s delivery of all such information, Licensor (or any third party which Licensor may designate) then shall have the option (but not the obligation), exercisable upon notice to Licensee, to purchase any or all such inventory which is in Licensee’s or any of its Permitted Sublicensees’ possession or control at a price equal to Licensee’s Manufacturing Cost applicable to the inventory so purchased; provided that, if Licensor exercises its option pursuant to this Section 18C, Licensor shall be required to purchase [***] of Licensee’s outstanding inventory. If such purchase option is exercised, then Licensee shall (and shall cause its Permitted Sublicensees to), subject to compliance with the ABL Credit Agreement, deliver the applicable inventory to Licensor (or its designee) within five (5) Business Days from the date of exercise (or such period as is reasonable based on the location of such inventory compared to Licensor or its designee), and Licensor (or its designee) shall pay Licensee for such inventory within thirty (30) Business Days following its receipt thereof, provided that Licensor (or its designee) shall have the right to offset from such payment any sums then owed by Licensee to Licensor, without limitation of remedy.

D.	Sell-Off Period. So long as Licensee is not in material uncured breach of an obligation to make payment of any Guaranteed Minimum Royalties, and subject to the rights granted to the ABL Agent pursuant to the ABL Agent License Agreement, Licensee and its Permitted Sublicensees, and their respective Affiliates, shall have the non-exclusive right, for a period of eleven (11) months following the expiration of this Agreement (the “Sell-Off Period”), to sell its then-existing inventory of Licensed Products branded under one or more of the Marks that conform with Licensee’s obligations under Section 9, solely through Permitted Trade Channels within the Territory on and subject to the terms of this Agreement. Any Net Sales derived from sales made by Licensee and its relevant Affiliates during a Sell-Off Period shall be included in the Royalties calculation under this Agreement.

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19	Assignment; Lender Rights.

A.	This Agreement is of a nature such that the rights granted to Licensee are personal to Licensee, and Licensee acknowledges that Licensee has been granted the rights herein because of its particular expertise, knowledge, judgment, skill and ability, and Licensor is relying on such expertise, knowledge, judgment, skill and ability for Licensee’s ability to perform this Agreement consistently with the high standards of quality associated with the Marks. Any assignment, novation or other transfer, directly or indirectly, of this Agreement or any of Licensee’s rights or obligations hereunder shall require Licensor’s prior written approval in Licensor’s sole and absolute discretion; provided that Licensor’s consent shall not be required (i) for an assignment to Licensee’s Affiliates, (ii) in connection with a change of ownership or control of Guarantor other than to a Restricted Assignee, or (iii) in connection with a sale of all or substantially all of the assets relating to the portion or a division of Guarantor’s business operated under the Marks, other than to a Restricted Assignee. The Guaranty shall remain in full force and effect in connection with any assignment, novation, change of ownership or control, or other transfer permitted pursuant to clause (i) of this Section 19A, but shall terminate automatically immediately upon the consummation (without limiting Guarantor’s obligations that accrued prior to such consummation) of any other permitted assignment, novation, change of ownership or change of control or other transfer (x) that is permitted under the foregoing clause (iii) only if (for purposes of this clause (x)) the applicable successor licensee is, in Licensee’s good faith judgment, sufficiently creditworthy to perform the obligations set forth under this Agreement or (y) that is permitted (1) under the foregoing clause (ii) or (2) with the prior written approval of Licensor. Any attempted assignment or transfer by Licensee in violation of any of the foregoing shall be deemed void and of no force or effect.

B.	Licensor shall not encumber, assign, novate or otherwise transfer any or all of its rights or obligations under this Agreement, in any form or manner, without the prior consent or approval of Licensee; provided that any such encumbrance, assignment or transfer shall be subject to the rights granted to Licensee under this Agreement, and may not diminish any such rights. Any attempted encumbrance, assignment or transfer by Licensor in violation of any of the foregoing shall be deemed void and of no force or effect.

C.	This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assignees and transferees.

D.	Notwithstanding anything to the contrary in this Agreement, Licensor hereby approves Licensee’s right to sublicense and collaterally assign this Agreement and any of its rights and obligations hereunder to any lender(s) or debt financing source(s) (or an agent therefor) under any credit facility or other debt financing arrangement with commercial lenders, institutional investors or similar lenders or debt financing sources as collateral for the indebtedness, liabilities and obligations of Licensee or any of its Affiliates thereunder, exercisable or usable by the lender(s) or debt financing source(s) (or an agent therefor) after an event of default under such credit facility or other debt financing arrangement or otherwise in connection with the enforcement and exercise of remedies with respect to the collateral under such credit facility or other debt financing arrangement, in each case, until the obligations under such credit facility or other debt financing arrangement (other than contingent indemnification obligations, unasserted expense reimbursement obligations and other obligations that expressly survive the termination or repayment in full of such credit facility or other debt financing arrangement) have been paid in full in cash. Without limiting the generality of the foregoing, the right of such lender(s) or debt financing source(s) (or an agent therefor) to enforce and exercise their rights and remedies under any such sublicense or collateral assignment, as applicable, after an event of default under such credit facility or other debt financing arrangement, and to take actions and exercise rights of Licensee hereunder is hereby acknowledged by Licensor and any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement, and in any such event, Licensor will negotiate in good faith with any such lender(s) or debt financing source(s) (or agent therefor) with respect to its or their exercise thereof after an event of default under such credit facility or other debt financing arrangement; provided that such lender(s) or debt financing source(s) (or agent therefor) agree to be bound by all the terms and conditions of this Agreement.

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20	Dispute Resolution.

A.	Governing Law. This Agreement and all claims, actions, causes of actions and proceedings related to or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

B.	Jurisdiction. Subject to Section 20C, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be adjudicated exclusively in the courts of the State of New York, New York County. Each Party irrevocably submits to the jurisdiction of such courts and waives any claim or defense of inconvenient forum or lack of personal jurisdiction in such forum under any Applicable Law, decision or otherwise. Notwithstanding the foregoing, each Party in its discretion shall be permitted to seek and obtain injunctive relief in New York or any other jurisdiction where such Party deems appropriate by reason of its subject matter and in any such case such Party shall be permitted to combine claims for injunctive and non-injunctive relief in such forum.

C.	Interim and Equitable Relief. Each Party acknowledges that any actual or alleged breach by the other Party may cause it irreparable harm for which there is no adequate remedy at law, and in the event of such breach, the non-breaching Party shall be entitled to seek, in addition to other available remedies, injunctive or other equitable relief, including interim or emergency relief, including a temporary restraining order or injunction, before any court with applicable jurisdiction, to protect or enforce its rights. Nothing in this Agreement shall prevent either Party from applying for interim or interlocutory relief whilst the Parties attempt to resolve a dispute.

D.	LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE OWNERS, OFFICERS, EMPLOYEES OR AGENTS SHALL BE: (I) LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES, OR FOR LOSS OF GOODWILL OR BUSINESS PROFITS, REGARDLESS OF THE FORM OR ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, IN RELATION TO THIS AGREEMENT; OR (II) IN BREACH OF THIS AGREEMENT, OR LIABLE FOR ANY LOSSES, LIABILITIES, DAMAGES AND EXPENSES (INCLUDING COURT COSTS AND LEGAL FEES), ARISING IN CONNECTION WITH ANY CLAIM OR ALLEGATION THAT ANYTHING IN THIS AGREEMENT, OR THE EXERCISE OF ANY RIGHTS GRANTED UNDER THIS AGREEMENT, INFRINGES, MISUSES OR OTHERWISE CONFLICTS WITH THE RIGHTS OF ANY COUNTERPARTY TO ANY EXISTING THIRD-PARTY LICENSE.

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E.	JURY TRIAL WAIVER. EACH PARTY HEREBY WAIVES ANY AND ALL RIGHTS THAT IT MAY HAVE NOW OR HEREAFTER UNDER THE LAWS OF THE UNITED STATES OR ANY STATE TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING BETWEEN THEM IN ANY WAY CONNECTED TO THIS AGREEMENT. IT IS INTENDED THAT THIS WAIVER OF JURY TRIAL SHALL APPLY TO ANY AND ALL CLAIMS, DEFENSES, RIGHTS OR COUNTERCLAIMS IN ANY SUCH ACTION OR PROCEEDING.

F.	Joint and Several Liability. Licensee and each of its Affiliates to which Licensee has granted a sublicense pursuant to Section 2C shall be jointly and severally liable for any and all liability of Licensee and each such Affiliate under, and for the performance of and compliance with all obligations under, this Agreement.

G.	Guaranty.

(i)	Unless and until the Guaranty is terminated pursuant to Section 19A, Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt performance and payment when due of the obligations of Licensee pursuant to this Agreement (the “Guaranty”).

(ii)	Guarantor waives (w) any defense arising by reason of any disability or other defense of Licensee or any other guarantor, or the cessation from any cause whatsoever of the liability of Licensee; (x) any defense based on any claim that Guarantor’s obligations exceed or are more burdensome than those of Licensee; (y) the benefit of any statute of limitations affecting Guarantor’s liability hereunder and (z) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

(iii)	Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligation incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Licensee or any other entity or other person primarily or secondarily liable with respect to any of the obligations of Licensee, and all suretyship defenses generally. Guarantor agrees that its obligations with respect to the Guaranty shall not be released or discharged, in whole or in part, or otherwise affected by the failure or delay of Licensor to assert any claim or demand or to enforce any right or remedy against Licensee or any other Person hereunder.

(iv)	Guarantor represents and warrants to Licensor that (i) the execution, delivery and performance by Guarantor of this Agreement has been duly and validly authorized by all necessary corporate, limited liability company, partnership or other similar action of Guarantor, this Agreement has been duly executed and delivered by Guarantor, and (assuming this Agreement constitutes the valid and binding agreement of the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exceptions (as defined in that certain Membership Interest Purchase Agreement, by and between Guarantor, Licensee, LEWHP, LLC, WH Borrower, LLC and WH TopCo, L.P., dated as of January 26, 2026 (the “MIP Agreement”)); (ii) to the extent that this Agreement, including this Section 20G, must be in a form that is acceptable to Guarantor, Guarantor has approved this Agreement as in effect on the date hereof; and (iii) no event has occurred which, with or without notice, lapse of time or both, constitutes or would reasonably be expected to constitute a breach, default or event of default on the part of Guarantor under this Agreement or would adversely affect Guarantor’s obligations, or Licensor’s rights in connection with the Guaranty.

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21	Miscellaneous.

A.	Legal Notices. Any notice or other communication required or permitted to be given or made pursuant to this Agreement shall be in writing in the English language and shall be delivered by e-mail to the relevant recipient’s address below, and shall be deemed delivered on the Business Day after the date on which such e-mail was successfully sent by relevant sender’s email account:

(i)	if to Licensor, [Intentionally Omitted]; and

(ii)	if to Licensee, [Intentionally Omitted].

B.	Relationship. The Parties are and shall remain independent contractors, and neither Party may obligate or bind the other to any form of contractual or other obligation. Nothing herein contained shall be construed to have the effect of placing the Parties in the relationship of partners or joint venturers, or create any agency, or any other relationship between them other than that of licensor and licensee.

C.	No Franchise. Each Party acknowledges and agrees that this Agreement is an intellectual property rights license agreement and does not constitute, and shall not be construed as, a franchise agreement under Applicable Law or otherwise. Each Party further acknowledges and agrees that United States state and federal franchise laws (and any similar laws of any other jurisdiction) do not and will not apply to this Agreement or to the relationship between the Parties and their respective rights and obligations hereunder. Without limiting the foregoing, the Parties agree that, due to their respective business backgrounds and prior licensing experience, they do not need the protection of United States state or federal franchise laws (and any similar laws of any other jurisdiction).

D.	Interpretation. In this Agreement: (i) the Exhibits to this Agreement (including any terms and conditions contained therein) are incorporated herein by reference and shall form part of this Agreement; (ii) the headings are inserted for convenience only and shall be ignored in construing or interpreting this Agreement; (iii) unless the contrary intention appears, words in the singular include the plural and vice versa; (iv) any reference to a “person” includes a natural person, firm, partnership, limited liability partnership, company, corporation, unincorporated association, local authority, government, state, foundation and trust (in each case whether or not having separate legal personality) and any agency of any of the above; (v) any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be deemed to be qualified by the phrase “without limitation,” and shall not limit the generality of the words preceding those terms; (vi) the word “or” is not exclusive and means “and/or”; (vii) any reference to “day,” “week,” “quarter” or “year” refers to a calendar day, week, quarter or year, respectively, unless otherwise defined; and (viii) any reference to “the Parties agree,” “as agreed to by the Parties,” “upon agreement by the Parties” or words of similar import shall mean an agreement reduced to writing and shall not refer to oral agreements.

E.	No Waiver. A waiver of any right or remedy under this Agreement is only effective if given in writing by the waiving Party. If any acts or omissions by either Party are not in conformity with any requirement of this Agreement and are not objected to by the other Party, the failure to object shall not be a waiver of the requirement and timely and proper performance may be insisted upon at any time. The waiver by any Party to this Agreement of any breach or violation of any provision of this Agreement by the other Party shall not operate or be constructed to be a waiver of any subsequent breach or violation thereof.

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F.	Severability. If any provision or part provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority in any jurisdiction, then all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired. If any provision or part provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or amended, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable and, if necessary, the Parties shall negotiate in good faith to amend the provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the objective commercial intention of such provision.

G.	Signature Exchange. This Agreement may be executed in counterpart copy format, with each copy an original hereof, and all copies being one and the same agreement. Signatures affixed hereto by photocopy, facsimile transmission, e-mail, PDF, TIFF, JPEG, DocuSign or other like digital format shall have the full force and effect of original signatures.

H.	Complete Agreement / No Oral Modification. This Agreement represents the complete Agreement between the Parties with respect to its subject matter, and this Agreement replaces and supersedes any prior written and oral agreements, understanding or statements between the Parties, whether express or implied, with respect to the subject matter contained in this Agreement. Without limiting the foregoing, the express terms of this Agreement shall control and supersede any course of dealing or performance, or usage of trade, that is inconsistent with any of the terms hereof. Any amendments to this Agreement must be in writing and signed by the Parties.

I.	Bankruptcy Protection. All rights and licenses granted to Licensee hereunder are intended to be, and to the greatest extent permitted under Applicable Law are, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of intellectual property within the scope of Section 101 of the United States Bankruptcy Code and similar or related laws in other jurisdictions. Licensor acknowledges that Licensee, as licensee of such intellectual property hereunder, will retain and continue to fully exercise all of its rights and elections under the United States Bankruptcy Code and similar or related laws in other jurisdictions. In the event that Licensor seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against Licensor, while this Agreement is active, Licensor acknowledges and agrees that any rejection or attempted rejection of this Agreement will constitute a breach of this Agreement, but will not have the effect of terminating or otherwise extinguishing any of Licensee’s licenses or rights as granted hereunder, including any of Licensee’s exclusive rights. Any sale of any Licensed IPR, including any sales made pursuant to Section 363 of the United States Bankruptcy Code, will be subject to the licenses and rights granted under this Agreement, and will not terminate or extinguish any of Licensee’s licenses or rights granted under this Agreement. The terms of this Section 21I are without prejudice to any rights or protections Licensee may have arising under the United States Bankruptcy Code.

{Signature Pages Follow}

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IN WITNESS WHEREOF, by their signatures below, the Parties enter into this Agreement as of the Effective Date.

LE TOPCO, LLC

by
Name:
Title:

LANDS’ END Direct merchants, INC.

by
Name:
Title:

LANDS’ END, INC. (solely for the purpose of Section 20G)

by
Name:
Title:

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Exhibit A

Definitions

For purposes of this Agreement, the following terms shall have the meanings, and any terms or conditions set forth in this Exhibit A shall form part of this Agreement:

1.	“ABL Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent pursuant to the ABL Credit Agreement, in such capacities and together with any successors and assigns in such capacities and any other entity serving in such capacities under any ABL Credit Agreement.

2.	“ABL Agent License Agreement” means that certain Licensor Agreement, dated as of the date hereof, by and among, inter alios, Licensee, Licensor and the ABL Agent (as amended, restated, supplemented, replaced or otherwise modified from time to time).

3.	“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of November 16, 2017, by and among Lands’ End, Inc., as lead borrower, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and the other lenders and parties from time to time party thereto (as amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time, including by that certain First Amendment to Credit Agreement, dated as of December 3, 2019, that certain Second Amendment to Credit Agreement, dated as of August 12, 2020, that certain Third Amendment to Credit Agreement, dated as of July 29, 2021, that certain Fourth Amendment to Credit Agreement, dated as of May 12, 2023, that certain Fifth Amendment to Credit Agreement, dated as of March 28, 2025 and on or after the date hereof).

4.	“Accelerated GMR Amount” means an amount equal to the Guaranteed Minimum Royalties that would have been payable to Licensor for the two and a half (2.5) years after the effective date of termination had such termination not occurred; provided, however, that if the effective date of termination occurs with less than one (1) year left in the then-current Initial Term or Renewal Term (as applicable), then the Accelerated GMR Amount shall mean an amount equal to $50,000,000 (or if termination occurs during a Renewal Term, then an amount equal to the total Guaranteed Minimum Royalties applicable to the Contract Year during which termination occurs).

5.	“Affiliate” means any person, corporation or other entity which directly or indirectly Controls, is Controlled by, or is under common Control with a party. Solely for purposes of this Agreement, references to (i) the Affiliates of Licensee shall be deemed to exclude Licensor and any other entities in the corporate structure of WHP Global, LLC and (ii) the Affiliates of Licensor shall be deemed to exclude Licensee and its subsidiaries.

6.	“Agreement” has the meaning given to it in the preamble.

7.	“Applicable Law” means all laws, statutes, regulations, principles of common law, treaties, and governmental and judicial ordinances, rules, orders, decrees, judgments and rulings of any kind in any part of the world and whether local, national or international that are applicable to and are binding on a Party or a Party’s assets from time to time.

8.	“Applicable Licensor-Collected Royalties” means payments under a license agreement made by a licensee in consideration of the license of trademark rights (whether paid as a percentage of net or gross sales, fixed fee, guaranteed minimum fee or otherwise), but expressly excludes any and all other payments that may be required to be made by a licensee under a license (i) as marketing fees (including those designed for reinvestment by Licensor) charged in the ordinary course of business consistent with applicable industry practices or (ii) specifically in consideration of services (including marketing services) actually made under the applicable license.

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9.	“Balancing Payment” means, in relation to a GMR Period, the Quarterly GMR Amount due for that GMR Period minus the Royalties paid in respect of that GMR Period.

10.	“Branded E-Com Site” means websites, software applications or online (including social media) platforms that are branded with or under a Mark and are to be used in connection with any marketing, promotion, distribution or sales of Licensed Products or Licensed Services in or into the Territory (including any available at a domain which is or incorporates, or which on its website, social media handle or account or otherwise is branded by reference to or with, any Mark) and operated by Licensee. A Branded E-Com Site includes any of the foregoing that is (a) (i) co-branded with a company or other organization name (for example, a customer’s and Lands’ End co-branded website) or (ii) branded or co-branded with any trademark (or trademarks) owned by or licensed to Licensee and (b) operated by Licensee.

11.	“Branded Pop-Ups” means temporary retail locations or installations, branded with or under a Mark, or any other trademark (or trademarks) owned by or licensed to Licensee, that are located in the Territory, and are operated by Licensee, or by any third party authorized by Licensee to operate such location or installation on behalf of or in collaboration with Licensee.

12.	“Branded Retail Platform” means any Branded E-Com Site or catalog that is branded with or under a Mark (whether hard-copy or digital) intended to be used in connection with any marketing, promotion, distribution or sales of Licensed Products or Licensed Services intended for sale in or into the Territory.

13.	“Branded Stores” means (i) brick-and-mortar stores branded with or under a Mark, or any other trademark (or trademarks) owned by or licensed to Licensee, which other trademark(s) are intended to represent a level of quality that is reasonably consistent with the brand image, and not damaging to the brand positioning, of the Marks, that are located in the Territory, and are operated by Licensee or an Affiliate and (ii) Branded Pop-Ups.

14.	“Business Day” means any day which is not a Saturday, a Sunday or a bank or public holiday in New York State.

15.	“Capsule Collection” means a curated assortment of a limited number of coordinated products (marketed under brands with a similar prestige as the Marks and of a comparable quality as products associated therewith) with a unified aesthetic or theme that is marketed and sold on a limited basis (not to exceed nine (9) months, inclusive of a sell-off period).

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16.	“Confidential Information” means any information provided by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) that reasonably should be understood to be confidential given the nature of the information or the circumstances of disclosure (whether or not marked as confidential), including the terms and conditions of this Agreement and any and all data or information that is commercially or technically sensitive material and not generally known to the public, including information concerning design and manufacture processes, Licensed Products, Licensed Services, marketing and promotional strategies, plans, finances, operations, customer and supplier relationships, customer profiles, sales estimates, business plans, and performance results relating to the past, present, or future business activities of either Party or any of its Affiliates, but in each case excluding any information which the Receiving Party can reasonably demonstrate:

A.	is or has become generally known or available to the public through no unauthorized act by or on behalf of the Receiving Party;

B.	has been or is subsequently received by the Receiving Party from a bona fide third party who is under no confidentiality obligation in respect of that information; or

C.	has been or is subsequently independently developed by the Receiving Party without use of the Confidential Information of the Disclosing Party.

17.	“Contract Year” means each twelve (12)-month period beginning on the Saturday after the Friday closest to January 31 in the applicable year of the Term and ending on the Friday closest to January 31 of the following year, except for (i) Contract Year 1, which means the period beginning on the Effective Date and ending on January 29, 2027, and (ii) the last Contract Year, which means the period of time beginning on the Saturday after the Friday closest to January 31 of the year in which this Agreement expires or is terminated, and ending on the effective date of such expiration or termination. A list of the Contract Years during the Initial Term is set forth on Exhibit H.

18.	“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of any such person, corporation or entity, through ownership of voting securities, by contract, by representation in management or otherwise, and “Controlled” shall be construed accordingly.

19.	“Corporate Uniforms” means corporate or organizational uniform items developed by Licensee, a customer of Licensee or jointly developed by Licensee and a customer of Licensee consisting of (i) apparel, including dress shirts, polos, outerwear, pants, vests, skirts, and rain jackets, (ii) workwear, including cargo pants, cargo shorts, and work shirts and outerwear, and (iii) accessories, including belts, scarves, ties, pocket squares, and badge clips.

20.	“Digital Marketplace Sales” means Net Sales made to end customers, consumers or distributors through third-party digital marketplaces. For the avoidance of doubt, sales made through any university or college bookstore or campus store shall not be considered Digital Marketplace Sales.

21.	“DTC Sales” means Net Sales made to end customers or consumers, other than (i) Digital Marketplace Sales and (ii) Net Sales of Corporate Uniforms and School Uniforms.

22.	“Effective Date” has the meaning given in the recitals.

23.	“End Date” has the meaning given in Exhibit J.

24.	“Excess Licensor Royalties” has the meaning given in Exhibit J.

25.	“Exclusive Product” means any tote bags, “tugless” swimwear or “Expedition” outerwear, or any substantially similar variations of the foregoing (including any that use the terms “tugless” or “Expedition” or confusingly similar variants thereof), in each case, that are branded under any trademarks constituting Licensed IPR.

26.	“Existing Third-Party Licenses” means all agreements set forth on Exhibit E.

27.	“GMR Period” means, solely during the Term, each three (3)-month period calculated, as applicable, as ending on the date when Licensee’s then-current fiscal quarter ends. “GMR Period 1” means the GMR Period ending closest to the end of April; “GMR Period 2” means the GMR Period ending closest to the end of July; “GMR Period 3” means the GMR Period ending closest to the end of October; and “GMR Period 4” means the GMR Period ending closest to the end of January. Licensee shall provide written notice to Licensor of the dates of its fiscal quarters thirty (30) days in advance of each Contract Year and the GMR Periods for such Contract Year shall be adjusted accordingly.

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28.	“Gross Sales” means, subject to Section 7E(v), all amounts billed, invoiced, received or receivable by or on behalf of Licensee or its Permitted Sublicensees from (i) the sale of Licensed Products or Licensed Services (including any value-added services) that are branded under any of the Marks to any end customer, consumer or distributor through any channel, (ii) credit card revenue in consideration of issuance of a co-branded credit card branded under any of the Marks, and (iii) the sale of Licensed Products or Licensed Services to any non-Affiliate customer or consumer, where such Licensed Products or Licensed Services are not branded under any of the Marks, but are sold by Licensee or its Affiliates through a Branded Retail Platform or Branded Store that is branded under the Marks (“Non-Branded Products”). For the purposes of clauses (i) through (iii) of the foregoing, a sale of a Licensed Product or Licensed Service shall be conclusively deemed to have occurred on [***]. [***]. For the avoidance of doubt, amounts billed, invoiced, received or receivable with respect to products or services that are not branded under any Marks, and are not sold under a Branded Retail Platform branded under any of the Marks or Branded Store branded under the Marks, shall not (i) constitute Gross Sales and shall not give rise to any Royalty obligations, or (ii) count toward the Guaranteed Minimum Royalties.

29.	“Guaranteed Minimum Royalties” means the following amounts for each of the following Contract Years:

Contract Year	Guaranteed Minimum Royalties
Contract Year 1	A pro rata amount calculated based on an amount of $50,000,000 for a twelve (12)-month period
Contract Years 2 through 11	$50,000,000
Each Contract Year after Contract Year 11 until 21	One hundred and one percent (101%) of the Guaranteed Minimum Royalties applicable to the previous Contract Year
Each Contract Year after Contract Year 21	$55,231,106

30.	“Initial Term” means the period from the Effective Date up to and including the date that is ten (10) years following the conclusion of Contract Year 1.

31.	“Insolvency Event” means when any of the following occurs or becomes reasonably likely to occur in respect of a person:

A.	it becomes insolvent or unable to pay its debts as they become due or it admits in writing to being generally unable to pay its debts as they become due;

B.	it institutes or consents to the institution of any proceeding under any chapter of Title 11 of the United States Code or similar bankruptcy or insolvency law;

C.	it makes an assignment for the benefit of creditors or it enters into a composition or arrangement with its creditors;

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D.	it has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within sixty (60) days thereafter;

E.	it applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property;

F.	a proceeding shall be commenced or a petition filed, without the application or consent of such person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) days; or

G.	any proceeding under any chapter of Title 11 of the United States Code or similarly bankruptcy or insolvency law relating to any such person or to all or any material part of its property is instituted without the consent of such person and continues undismissed or unstayed for sixty (60) days.

32.	“Licensed Core Products” means products described under the “Licensed Core Products” column on Exhibit B.

33.	“Licensed IPR” means all intellectual property rights owned by Licensor as of the Effective Date (including all intellectual property rights transferred to Licensor in connection with the MIP Agreement), including all trademarks, copyrights, domain names, social media handles and accounts, telephone numbers and associated accounts, and patents owned by (or, in the case of domain names, telephone numbers and social media handles and accounts, owned by, registered to or otherwise controlled by) Licensor, and any adaptations, modifications, enhancements or improvements thereto (including any trademarks that incorporate, modify, or are adaptations, translations, or transliterations of the Marks) developed or acquired by Licensor at any time during the Term, including all Developed IPR, in each case, in any jurisdiction of the world.

34.	“Licensed Nonexclusive Products” means products described under the “Licensed Nonexclusive Products” column on Exhibit B.

35.	“Licensed Products” means, collectively, Licensed Core Products and Licensed Nonexclusive Products. Licensed Products exclude Performance Wear.

36.	“Licensed Services” means any services bearing, or marketed or sold under, the Marks that are (i) consistent with such services offered by Licensee in the twelve (12) months prior to the Effective Date or (ii) pre-approved in writing by Licensor.

37.	“Licensee Retail Platform” means any catalog (whether hard-copy or digital), website, software application or online (including social media) platform that is branded or co-branded with any trademark (or trademarks) owned by or licensed to Licensee other than a Mark and is used for the marketing, promotion, distribution or sales of Licensed Products or Licensed Services branded with or under any Mark in or into the Territory and operated by or on behalf of Licensee or its Affiliates, in each case, which is of a quality reasonably consistent with the quality of the Branded Retail Platforms existing as of the Effective Date.

38.	“Licensor Royalties” means the Applicable Licensor-Collected Royalties actually collected by Licensor or any of Licensor’s subsidiaries from its or their respective licensees (including from Licensee) or any of such licensees’ sublicensees, either (i) prior to the End Date or, (ii) with respect to the calendar year that includes the End Date, Applicable Licensor-Collected Royalties billed, invoiced, received, or receivable with respect to any period prior to the End Date in the calendar year that includes the End Date, but only to the extent such amounts are actually collected prior to the twelve (12) month anniversary of the End Date.

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39.	“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, by and among the Company, Guarantor, [Polaris Member 2], LEWHP, LLC, a Delaware limited liability company, and solely for purposes of the sections enumerated therein, WH Topco, L.P., a Delaware limited partnership (as amended, modified or supplemented from time to time).

40.	“Manufacturer” means any third party (including any factory) retained by or on behalf of Licensee or an Affiliate in connection with the manufacture of a Licensed Product.

41.	“Manufacturing Cost” means the actual cost incurred by Licensee or its Affiliates, or otherwise charged by the relevant Manufacturer(s), to produce or acquire Licensed Products (including shipping costs actually paid by Licensee or its Affiliates), with no upcharges, service fees, sourcing fees or any other charges or soft amortized costs whatsoever added by Licensee on to the cost incurred.

42.	“Marketing Materials” means marketing or promotional materials relating or referring to or incorporating any Licensed Product branded under any Mark.

43.	“Marks” means the trademarks included within the Licensed IPR.

44.	“Minimum Cash Reserve” means [***].

45.	“Minimum Threshold” has the meaning given in Exhibit J.

46.	“Net Sales” means Gross Sales, reduced only by, without duplication, to the extent included in the calculation of Gross Sales:

A.	credits given by Licensee for actual returns of Licensed Products;

B.	sales taxes collected from customers as a separately delineated part of the sale price, required to be remitted to a governmental tax authority;

C.	shipping revenue collected from customers as a separately delineated part of the sale price; and

D.	Permitted Deductions, provided that any deductions in the calculation of Net Sales based upon Permitted Deductions for any Contract Year shall be capped at [***].

47.	“Non-Branded Product Sales” means Net Sales of Non-Branded Products made to end customers or consumers through Branded Retail Platforms or Branded Stores, which Branded Retail Platforms or Branded Stores, as applicable, are branded under one or more of the Marks.

48.	“Non-Conflicting License” means any agreement for Licensed Products entered into by Licensor and any Non-Conflicting Third-Party Licensee.

49.	“Non-Conflicting Third-Party Licensees” means Licensor’s third-party licensees (including any licensee under any Existing Third-Party Licenses), distributors, franchisees or other designees from time to time that operate in a manner that, subject to Section 2B, does not conflict with the exclusive rights granted to Licensee hereunder.

40

50.	“Operational Services” means (i) all services of an operational nature, including with respect to the fulfillment of orders, and marketing and catalog support on behalf of a licensee under an Existing Third-Party License, and which Licensor does not hold the necessary assets or personnel to perform, in each case, which Licensor is obliged to provide under each Existing Third-Party License, and (ii) the operational services described on Exhibit G.

51.	“Outfitters & Wholesale Gross Sales” means Gross Sales made through wholesale transactions.

52.	“Outfitters & Wholesale Sales” means Net Sales made (i) through wholesale transactions or (ii) (whether wholesale or non-wholesale) of Corporate Uniforms and School Uniforms.

53.	“Performance Wear” means products that are (i) designed or engineered, and marketed as designed or engineered, as clothing intended to enhance physical performance, support sport-specific activity, or provide functional benefits for sport, training, fitness or exercise (including through the use of technical fabrics, construction or features such as moisture-wicking, compression, temperature regulation, ventilation, support or impact-protection), and (ii) marketed, promoted, offered for sale and sold specifically as exercise, training, sport or workout clothing to and through a performance wear, activewear (other than ‘athleisure’ or ‘lifestyle’ activewear), training, or sport department. Notwithstanding the foregoing, and for the avoidance of doubt, the Parties acknowledge and agree that “Performance Wear” does not include products that are (x) primarily marketed for spectator use, casual comfort, or as style-driven “athleisure” or “sportswear,” even if consumers choose to wear such apparel for exercise or physical activity, or (y) described on, or substantially similar to those identified on, Exhibit I (it being understood, for the avoidance of doubt, that such products described in the foregoing clauses (x) and (y), including “sportswear” and “athleisure” products, may incorporate technical features or fabrications, and that such products are Licensed Products).

54.	“Permitted Deductions” means the following deductions, solely to the extent arising from Outfitters & Wholesale Gross Sales: [***].

55.	“Permitted Digital Retailer” means those retailers listed at Exhibit C as of the Effective Date, together with any New Digital Retailer approved by Licensor.

56.	“Permitted Licensor Trade Channels” means:

A.	duty-free channels;

B.	travel retail (other than cruise ships, for so long as cruise ships are a Permitted Trade Channel);

C.	military bases;

D.	all markets or trade channels outside the Territory; and

E.	any other market or trade channel that is not a Permitted Trade Channel.

57.	“Permitted Retailer” means a New Digital Retailer, Permitted Digital Retailer, New In-Store Retailer or any university or college bookstore or campus store.

41

58.	“Permitted Trade Channels” means:

A.	any channels (whether wholesale or non-wholesale) for sales of Licensed Products to Permitted Retailers or to end customers or consumers through Permitted Retailers (including, for the avoidance of doubt, through cruise ships and any university or college bookstore or campus store (whether online or in-store), subject to the proviso in paragraph E and F, respectively, below);

B.	the Branded Stores, Branded Retail Platforms, Licensee Retail Platforms and telephone channels for sales of all Licensed Products and Licensed Services to end customers or consumers;

C.	for sales of School Uniforms, either the Branded Retail Platforms, through Permitted Retailers, direct sales to schools or students (or to those purchasing on behalf of students), or, as specifically arranged with an applicable school, in Branded Stores;

D.	for sales of Corporate Uniforms to corporations or other organizations, either the Branded Retail Platforms or direct sales to corporations or other organizations; and

E.	for sales of Licensed Products to end customers or consumers or to third party retailers located on cruise ships; provided that cruise ships shall be removed from Permitted Trade Channels (and from the Territory) if Licensee and its Affiliates have not (i) within the three (3) years following the Effective Date, begun to make sales of Licensed Products through cruise ship retailers (other than due to a breach of Licensor’s obligations hereunder, or Licensor’s delayed, conditioned or withholding of consent with respect to selecting a Permitted Retailer) that exceed [***] of earned Royalties in a Contract Year, or (ii) thereafter, in each of two (2) consecutive Contract Years, made sales of Licensed Products through cruise ship retailers that exceed [***] of earned Royalties;

F.	for sales of Licensed Products to any university or college bookstore or campus store; provided that university or college bookstore or campus stores shall be removed from Permitted Trade Channels if Licensee and its Affiliates have not, within the three (3) years following the Effective Date, made sales of Licensed Products through such channels that exceed [***] of earned Royalties in a Contract Year.

59.	“Prohibited Products” means (A) products that would reasonably be considered to be immoral, deceptive, scandalous, obscene, or otherwise appeal to the prurient interest, (B) firearms, weapons or similar products, (C) contraceptives, or (D) controlled substances or accessories therefor.

60.	“Quarterly GMR Amount” means the following amounts for each of the following GMR Periods during the applicable Contract Year:

GMR Period	Quarterly GMR Amount
GMR Period 1	23% of the Guaranteed Minimum Royalty for the applicable Contract Year
GMR Period 2	23% of the Guaranteed Minimum Royalty for the applicable Contract Year
GMR Period 3	25% of the Guaranteed Minimum Royalty for the applicable Contract Year
GMR Period 4	29% of the Guaranteed Minimum Royalty for the applicable Contract Year

42

61.	“Renewal Term” means a period of seven (7) successive Contract Years commencing immediately following the expiration of the then-current Initial Term or Renewal Term, as applicable.

62.	“Restricted Assignee” means any person who is an Affiliate in the corporate group operated by any of Authentic Brands Group, Bluestar Alliance, Marquee Brands, Iconix Brands Group or a successor of any of the foregoing.

63.	“Royalties” means, subject to Section 4G(ii), amounts totaling:

Trade Channel	Royalty Rate
DTC Sales	[***]
Outfitters & Wholesale Sales	[***]
Digital Marketplace Sales	[***]
Non-Branded Product Sales	[***]

64.	“Royalty Adjustment Amount” has the meaning set forth in Exhibit J.

65.	“Royalty Adjustment Intended Tax Treatment” has the meaning set forth in Exhibit J.

66.	“Royalty Period” means, solely during the Term and the Sell-Off Period, each respective period (coinciding with Licensee’s fiscal months) comprising, as applicable, (i) the first day of the Contract Year through the end of fiscal February, (ii) fiscal month of March, (iii) the fiscal month of April, (iv) the fiscal month of May, (v) the fiscal month of June, (vi) the fiscal month of July, (vii) the fiscal month of August, (viii) the fiscal month of September, (ix) the fiscal month of October, (x) the fiscal month of November, (xi) the fiscal month of December and (xii) fiscal month of January of the then-current Contract Year; provided that, for Contract Year 1, the first Royalty Period shall comprise [●].[1] Licensee shall provide written notice to Licensor of the dates of its fiscal months thirty (30) days in advance of each Contract Year.

67.	“School Uniforms” means apparel and items sold to a client school’s students on an exclusive or non-exclusive basis pursuant to an arrangement with the client school (including polos, button-downs, sweaters, chinos, skirts, shorts, gym apparel, spiritwear, athletic team uniforms and related items) through any website specific to an individual school or, as specifically arranged with an applicable school, through a Branded Store.

68.	“Tech Packs” means digital files comprising all information related to the design of Licensed Products that are branded under one or more Marks.

69.	“Term” means the Initial Term plus (if any) each Renewal Term.

70.	“Territory” means Austria, Canada, Germany, France, the United Kingdom and the United States (and its territories and possessions); provided that the “Territory” is worldwide with respect to (i) Corporate Uniforms, (ii) sales of Licensed Products made on cruise ships (subject to the proviso in paragraph E of the definition of “Permitted Trade Channels”), (iii) Exclusive Products, and (iv) subject to Section 2E, the use and operation of the domain names, social media handles and telephone numbers (and any of their associated accounts) included in the Licensed IPR.

71.	“Third-Party IP Payments” means royalties (whether in the form of actual royalties or guaranteed minimum royalties) or other payments agreed to by the Parties.

72.	“Third-Party Operational Payments” means all fees and payments due in respect of Operational Services. For the avoidance of doubt, Third-Party Operational Payments exclude the Third-Party IP Payments.

1 [***]

43

Exhibit B

Licensed Core Products; Licensed Nonexclusive Products

Licensed Products	Licensed Core Products	Licensed Nonexclusive Products
Athleisure	Men’s and women’s apparel products in the nature of ‘athleisure’ or ‘lifestyle’ activewear, including leggings, yoga-style pants, and sweatshirts/sweatpants. Athleisure excludes Performance Wear, Sportswear, Denim Products, Swimwear, Tailored Products, Sleepwear, Heavy Outerwear, Cold Weather Accessories, headwear, belts, socks, and Hosiery and Underwear.	Men’s and women’s golf pants highlighting performance features.
Bags	All totes (of all fabrications, including canvas and waxed canvas, nylon, leather or faux leather), including pet totes (“Totes”), and duffel bags (canvas and waxed canvas) other than luggage-type duffels.	Adult backpacks; bag accessories, including straps for bags and keychains, key fobs, pins, charms and patches, in each case intended to be attached to a bag
Cold Weather Accessories	N/A	Men’s and women’s wearable cold weather gear (e.g., knit headwear, gloves and scarves); provided that Licensee may only sell Cold Weather Accessories on landsend.com, and through other Branded Retail Platforms and Branded Stores.
Corporate Uniforms	All Corporate Uniforms.	N/A
Denim Products	All men’s and women’s apparel made primarily of denim fabric.	N/A
Heavy Outerwear	Men’s and women’s garments designed to be worn outside other clothing garments as outer layers, consisting of coats, topcoats, non-knit jackets, parkas, puffer jackets, puffer vests, raincoats, snow pants, snow bibs, snow jackets.	N/A

44

Licensed Products	Licensed Core Products	Licensed Nonexclusive Products
Home Textiles	Sheets; towels (other than kitchen towels); and Christmas stockings.	Blankets, quilts, and duvet covers; utility bedding (e.g., bed skirts, mattress toppers, mattresses, mattress pads, and duvet inserts); pillows, kitchen textiles (e.g., kitchen towels, aprons, table cloths and place mats, oven mitts); bathmats; canvas storage items other than Totes; Christmas goods and accessories other than stockings (e.g., stocking holders, wreaths, garlands, ornaments and candy); pet goods (e.g., pet beds, collars, pet toys, pet blankets, pet mats and apparel designed for pets), other than pet totes (provided that Licensee may only sell pet goods on landsend.com, and through other Branded Retail Platforms and Branded Stores); canvas storage totes.
Hosiery	N/A	Novelty socks and socks otherwise sold as part of limited releases or special collections.
Leather Goods	Men’s and women’s apparel or accessories made primarily from leather (including jackets, wallets and belts) but excluding gloves (which are considered “Cold Weather Accessories”).	Children’s wallets and belts.
School Uniforms	All School Uniforms.	N/A
Sleepwear	Men’s and women’s apparel designed to be worn for sleeping or for in-home use, or to be used as robes, bathrobes, pajamas, nightgowns, camisoles, chemises, and slips (but excluding hoodies and sweatpants).	N/A

45

Licensed Products	Licensed Core Products	Licensed Nonexclusive Products
Sportswear

Men’s and women’s sportswear, including knit tops, knit dresses, knit vests, knit blazers, sweaters, t-shirts, fleece tops, woven shirts, woven vests, woven blazers, woven dresses, and non-denim bottoms, including tops, blouses, shells, shirts, polos, tank tops, camisoles, pants, capri pants, slacks, shorts, skorts, culottes, jumpsuits, rompers, skirts, blazers, dress jackets, shifts, caftans, sweaters, sweatshirts, sweatpants, cardigans, pullovers, hoodies, vests, ponchos and capes. Sportswear excludes Performance Wear, Athleisure, Denim Products, Swimwear, Tailored Products, Sleepwear, Heavy Outerwear, Cold Weather Accessories, headwear, belts, socks, and Hosiery and Underwear.

Children’s products and items that are not sold pursuant to any arrangements specific to, or websites specific to, any particular school, but that are described [***].

N/A
Swimwear	Men’s and women’s apparel designed primarily for swimming or beach use, including bathing suits, swim trunks, bikinis, tankinis, one-pieces, board/swim shorts, swim skirts, rash guards, cover-ups, swim dresses, swim caps, and beachwear.	N/A
Tailored Products	N/A	Men’s and women’s tailored apparel, including suits, evening and formal jackets, evening and formal pants, evening and formal blazers, dress shirts, and dress pants (including dress slacks and dress trousers), suspenders, cuff links, tuxedos, cummerbunds, bow ties, ties, and pocket squares; provided that Licensee may only sell Tailored Products on landsend.com, and through other Branded Retail Platforms and Branded Stores.
Underwear	N/A	Undergarments of all types, for men and women, including briefs, boxers, trunks, leggings, bras, bralettes, camisoles, slips, shapewear, in each case, that are sold as base layer intended to be worn under garments as the first layer against the skin (including thermal tops and bottoms, compression tops, and undershirts such as tees, t-shirts, scoop necks, v-necks, A-shirts and sleeveless/tank tops, in each case, that are sold as undergarments); provided that Licensee may only sell Underwear on landsend.com, and through other Branded Retail Platforms and Branded Stores.

46

Exhibit C

Permitted Digital Retailers

[***]

47

Exhibit D

Existing Branded Retail Platforms

[***]

48

Exhibit E

Existing Third-Party Licenses

[***]

49

Exhibit F

Brand Guidelines & Standards

[***]

50

Exhibit G

Operational Services

[***]

51

Exhibit H

Contract Years

Contract Year	First Date	Last Date
1	Effective Date	Fri, Jan 29, 2027
2	Sat, Jan 30, 2027	Fri, Jan 28, 2028
3	Sat, Jan 29, 2028	Fri, Feb 2, 2029
4	Sat, Feb 3, 2029	Fri, Feb 1, 2030
5	Sat, Jan 26, 2030	Fri, Jan 31, 2031
6	Sat, Feb 1, 2031	Fri, Jan 30, 2032
7	Sat, Jan 31, 2032	Fri, Jan 28, 2033
8	Sat, Jan 29, 2033	Fri, Feb 3, 2034
9	Sat, Feb 4, 2034	Fri, Feb 2, 2035
10	Sat, Feb 3, 2035	Fri, Feb 1, 2036
11	Sat, Feb 2, 2036	Fri, Jan 30, 2037

52

Exhibit I

Selected Licensee Products

[***]

53

Exhibit J

[***]

54

Exhibit C

Contributed Assets

[Intentionally Omitted]

[Exhibit C to Membership Interest Purchase Agreement]

Exh. C-1

Exhibit D

Form of Management Services Agreement

[Intentionally Omitted]

[Exhibit D to Membership Interest Purchase Agreement]

Exh. D-1

Exhibit E

Disclosure Schedule

[Intentionally Omitted]

[Exhibit E to Membership Interest Purchase Agreement]

Exh. E-1

Exhibit F

Form of Joinder Agreement

[Intentionally Omitted]

[Exhibit F to Membership Interest Purchase Agreement]

Exh. F-1

Exhibit G

Excluded Assets

[Intentionally Omitted]

[Exhibit G to Membership Interest Purchase Agreement]

Exh. G-1

Exhibit H

Form of Contribution, Assignment and Assumption Agreement

[Intentionally Omitted]

[Exhibit H to Membership Interest Purchase Agreement]

Exh. H-1

Exhibit I

ABL Agent License

[Intentionally Omitted]

[Exhibit I to Membership Interest Purchase Agreement]

Exh. I-1

Exhibit J

ESL Voting Agreement

[Exhibit J to Membership Interest Purchase Agreement]

Exh. J-1

Exhibit J

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of [_], 202[_]1, is by and among Lands’ End, Inc., a Delaware corporation (the “Company”) and the undersigned stockholders (each, a “Stockholder”). Capitalized terms used but not defined in this Agreement shall have meanings ascribed to such terms in the LLC Agreement (as defined below).

WHEREAS, each Stockholder is, as of the date hereof, the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of Stockholder Securities (as defined below) of the Company, as set forth on Exhibit A hereto;

WHEREAS, the Company, Lands’ End Direct Merchants, Inc., a Delaware corporation (“Polaris Member 2” and, together with the Company, the “Polaris Members”), LEWHP, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of WHP Topco (the “WHP Member”), and, solely for purposes of Article I, Section 9.8 through Section 9.12 and Article XI thereof, WHP Topco, have entered into that certain Amended and Restated Limited Liability Company Agreement of [IPCOJV], LLC, a Delaware limited liability company, dated as of the date hereof (the “LLC Agreement”); and

WHEREAS, as a condition to the willingness of the WHP Member and WHP Topco to enter into the LLC Agreement and as an inducement and in consideration therefor, the WHP Member and WHP Topco have required that each Stockholder, and each Stockholder has (solely in each Stockholder’s capacity as a record or beneficial owner of Stockholder Securities (as defined below)) agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Representations and Warranties of Stockholders. Each Stockholder (solely in such Stockholder’s capacity as a record or beneficial owner of Stockholder Securities) hereby, severally and not jointly, represents and warrants to the Company as follows:

(a)	As of the date of this Agreement, such Stockholder (i) is the record or beneficial owner of, or is a trust or estate that is the record holder of and whose beneficiaries are the beneficial owners of, the shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth on Exhibit A (together with any shares of Common Stock which such Stockholder may directly or indirectly acquire and have the right to vote at any time from the date of this Agreement until the Termination Date, the “Stockholder Securities”), and (ii) except as set forth on Exhibit A, neither holds nor has any beneficial ownership interest in any other shares of capital stock of the Company, or any option, warrant, call, proxy, commitment, right or other instrument, obligation, right or securities convertible, exchangeable or exercisable for shares of capital stock of the Company (each, a “Company Equity Interest”).

1 Note to Draft: To be the date of the Closing (as defined in the Purchase Agreement).

(b)	Each Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c)	This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforcement may be subject to (x) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) the availability of equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(d)	Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will (i) result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or such Stockholder’s assets, including the Stockholder Securities, are bound, (ii) violate any provision of such Stockholder’s organizational documents (if such Stockholder is an entity), or (iii) cause a violation, or a default, by such Stockholder of any applicable legal requirement or decree, order or judgment applicable to such Stockholder or the Stockholder Securities, or to which such Stockholder or the Stockholder Securities are subject, except in the cases of the foregoing (i) through (iii), for such violations, defaults or conflicts as would not prevent or materially delay such Stockholder’s performance of its obligations under this Agreement.

(e)	The Stockholder Securities are held by such Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and contracts of any kind (collectively, the “Liens”), except for (i) any such Liens arising hereunder, (ii) any applicable restrictions on transfer under the Securities Act and (iii) any Liens that would not prevent or materially delay such Stockholder’s ability to timely perform his/her/its obligations hereunder.

(f)	Such Stockholder has full voting power, with respect to his/her/its Stockholder Securities and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his/her/its shares of Stockholder Securities held in the name of such Stockholder. The Stockholder Securities are not subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of the Stockholder Securities.

(g)	As of the time of execution of this Agreement, there is no Action pending or, to the knowledge of such Stockholder, threatened in writing, against such Stockholder or such Stockholder’s assets, including the Stockholder Securities, at law or equity before or by any Governmental Entity that would prevent or materially delay the performance by such Stockholder of its obligations under this Agreement.

(h)	Such Stockholder has received and reviewed a copy of the LLC Agreement. Such Stockholder understands and acknowledges that the WHP Member and WHP Topco are entering into the LLC Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(i)	No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

Section 2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder as follows:

(a)	The Company is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and the Company has the corporate power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary actions to duly authorize the execution, delivery and performance of this Agreement.

(b)	This Agreement has been duly authorized, executed and delivered by the Company, and, assuming this Agreement constitutes legal, valid and binding obligations of the other parties thereto, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that such enforcement may be subject to the Enforceability Exceptions.

(c)	Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (i) result in a violation of, or a default under, or conflict with, any contract, trust, commitment or agreement, or restriction of any kind to which the Company is a party or by which the Company or its assets are bound, or (ii) violate any provision of such Company’s organizational documents, except in the cases of the foregoing (i) and (ii), for such violations, defaults or conflicts as would not prevent or materially delay the Company’s performance of its obligations under this Agreement.

(d)	As of the time of execution of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened in writing, against the Company or its assets at law or equity before or by any Governmental Entity that would prevent or materially delay the performance by the Company of its obligations under this Agreement.

Section 3. Voting of Shares.

(a)	During the period beginning on the date hereof and ending on the Termination Date, solely in the event that the Polaris Member or the Polaris Holder determines that a vote of its stockholders is required to consummate an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange (each an “Exchange Transaction”), then at any annual, special or other meeting of the Company Stockholders called to approve such Exchange Transaction, and at every adjournment or postponement thereof, and in connection with any action to approve such Exchange Transaction proposed to be taken by written consent of the Company Stockholders, each Stockholder (solely in each Stockholder’s capacity as a record holder of the Stockholder Securities) shall, or shall cause the holder of record of such Stockholder Securities on any applicable record date to, (i) appear (in person or by proxy) at each such meeting or otherwise cause all of such Stockholder’s shares of Common Stock entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent with respect to, all of such Stockholder’s shares of Common Stock entitled to vote (A) in favor of (1) the approval and consummation of such Exchange Transaction, and (2) any vote to adjourn the meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the meeting to approve or consummate such Exchange Transaction, and/or (B) against (x) any action or agreement which would (I) impede, prevent, or materially delay the consummation of such Exchange Transaction, (II) result in a breach of any covenant, representation or warranty or any other obligation or agreement of each Stockholder contained in this Agreement or (III) change in any manner the voting rights of any class of shares of the Company. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Termination Date, a Governmental Entity of competent jurisdiction enters into an order restraining, enjoining or otherwise prohibiting a Stockholder from taking any action pursuant to this Section 3, then the obligations of such Stockholder set forth in this Section 3 to take such action shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action.

(b)	Notwithstanding the foregoing, each Stockholder shall retain at all times the right to vote the shares of Common Stock or other Stockholder Securities held by it in its sole discretion and without any other limitation on those matters, other than those expressly set forth in Section 3(a)(ii) that are at any time or from time to time presented for consideration to the Company Stockholders.

(c)	The obligations set forth in this Section 3 shall apply to each Stockholder only until the Termination Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.

Section 4. Applicability.

(a)	For the avoidance of doubt, the commitments in Section 3 apply to any Stockholder Securities held by any trust, limited partnership or other entity over which the Stockholder exercises direct or indirect voting control.

(b)	Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a holder of the Stockholder Securities and not in such Stockholder’s or any partner, officer, employee or Affiliate of such Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Stockholder’s or any partner, officer, employee or Affiliate of such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require any Stockholder or any partner, officer, employee or Affiliate of such Stockholder to attempt to) limit or restrict any actions or omissions of a director and/or officer of the Company or any of its Subsidiaries, including, without limitation, in the exercise of his or her fiduciary duties as a director or officer of the Company or any of its Subsidiaries or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any of its Subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

Section 5. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof.

Section 6. Termination.

(a)	This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):

(i) The valid termination of the LLC Agreement in accordance with its terms;

(ii) the consummation of an Exchange Transaction;

(iii) the termination of the Polaris Holder’s rights with respect to an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange pursuant to the applicable provisions of Article IX of the LLC Agreement; or

(iv) the mutual written consent of WHP Topco and the Company.

(b)	Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another party hereto or any other Person (and no Person shall have any rights against any such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided, however, that the termination of this Agreement shall not relieve any party hereto from liability from any willful and material breach of any covenant or obligation in this Agreement prior to such termination.

(c)	Notwithstanding anything to the contrary herein, all obligations of any Stockholder with respect to any Stockholder Securities under this Agreement shall terminate immediately and without any notice or other action by any Person with respect to such Stockholder Securities upon any transfer by such Stockholder of such Stockholder Securities to any Person other than an Affiliate of such Stockholder.

Section 7. SEC Filings. Each Stockholder shall provide any information concerning such Stockholder and their Affiliates that is reasonably requested by the Company in connection with the preparation and filing of any SEC or other regulatory filing that the Company makes in connection with any Exchange Transaction or IPO Event (including any amendment or supplement thereto), and will otherwise reasonably assist and cooperate with the Company in the preparation, filing and distribution of such filings, including the resolution of any comments received from the SEC or other regulatory authorities.

Section 8. Miscellaneous.

(a)	Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email (so long as receipt of such email is confirmed), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To the Company:

[  ]

with a copy (which shall not constitute notice) to:

[  ]

To the Stockholder[s]:

[  ]

with a copy (which shall not constitute notice) to:

[  ]

or to such other address as a party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when received when sent by email (provided that the recipient confirms in writing its receipt thereof), (b) upon proof of service when sent by reliable overnight delivery service, (c) upon personal delivery in the case of hand delivery or (d) upon receipt of the return receipt when sent by certified or registered mail. Any party to this Agreement may notify any other party of any changes to the address or any of the other contact details specified in this Section 8; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.

(b)	Headings. The headings contained in this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

(c)	Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(d)	Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the LLC Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. Except for WHP Topco, who shall be an express third-party beneficiary with the right to enforce the obligations of each Stockholder set forth in this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein is intended to and shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

(e)	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8(e) in the manner provided for notices in Section 8(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(f)	Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8(F).

(g)	Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. For the avoidance of doubt, no provision in this Agreement shall limit, impair or restrict any Stockholder from transferring any Stockholder Securities (and such Stockholder Securities shall cease to be Stockholder Securities upon any transfer to any Person not Affiliated with any Stockholder).

(h)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(i)	Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8(i), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(j)	Amendments; Waivers. This Agreement may be amended if, and only if, such amendment is in writing and signed by the Company and each Stockholder. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(k)	No Presumption. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(l)	No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company, WHP Topco or any other Person any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder Securities. All rights, ownership and economic benefits of and relating to the Stockholder Securities shall remain vested in and belong to each Stockholder, and the Company and WHP Topco shall not have any authority to exercise any power or authority to direct each Stockholder in the voting of any of the Stockholder Securities, except as otherwise specifically provided herein.

[Signature pages follow]

IN WITNESS WHEREOF, the Company and each Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

[POLARIS]

By:
Name: [●]
Title: [●]

Signature Page to Voting and Support Agreement

[STOCKHOLDER]

By:
Name: [●]
Title: [●]
Address:

Signature Page to Voting and Support Agreement

[STOCKHOLDER]

By:
Name: [●]
Title: [●]
Address:

Signature Page to Voting and Support Agreement

Exhibit A
STOCKHOLDER SECURITIES

Exhibit K

WHP Voting Agreement

[Exhibit K to Membership Interest Purchase Agreement]

Exh. K-1

Exhibit K

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of [_], 202[_]1, is by and among Lands’ End, Inc., a Delaware corporation (the “Company”) and LEWHP, LLC, a Delaware limited liability company (the “Stockholder”). Capitalized terms used but not defined in this Agreement shall have meanings ascribed to such terms in the LLC Agreement (as defined below).

WHEREAS, the Stockholder is, as of the date hereof, the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of Stockholder Securities (as defined below) of the Company, as set forth on Exhibit A hereto;

WHEREAS, the Company, Lands’ End Direct Merchants, Inc., a Delaware corporation (“Polaris Member 2” and, together with the Company, the “Polaris Members”), the Stockholder and, solely for purposes of Article I, Section 9.8 through Section 9.12 and Article XI thereof, WHP Topco, L.P., a Delaware limited partnership (“WHP Topco”), have entered into that certain Amended and Restated Limited Liability Company Agreement of [IPCOJV], LLC, a Delaware limited liability company, dated as of the date hereof (the “LLC Agreement”); and

WHEREAS, as a condition to the willingness of the Polaris Members to enter into the LLC Agreement and as an inducement and in consideration therefor, the Polaris Members have required that the Stockholder, and the Stockholder has (solely in the Stockholder’s capacity as a record or beneficial owner of Stockholder Securities (as defined below)) agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholder. The Stockholder (solely in the Stockholder’s capacity as a record or beneficial owner of Stockholder Securities) hereby represents and warrants to the Company as follows:

(a)	As of the date of this Agreement, the Stockholder (i) is the record or beneficial owner of, or is a trust or estate that is the record holder of and whose beneficiaries are the beneficial owners of, the shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth on Exhibit A (together with any shares of Common Stock which the Stockholder may directly or indirectly acquire and have the right to vote at any time from the date of this Agreement until the Termination Date, the “Stockholder Securities”), and (ii) except as set forth on Exhibit A, neither holds nor has any beneficial ownership interest in any other shares of capital stock of the Company, or any option, warrant, call, proxy, commitment, right or other instrument, obligation, right or securities convertible, exchangeable or exercisable for shares of capital stock of the Company (each, a “Company Equity Interest”).

1 Note to Draft: To be the date of the Closing (as defined in the Purchase Agreement).

(b)	The Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c)	This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforcement may be subject to (x) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) the availability of equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(d)	Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder or the Stockholder’s assets, including the Stockholder Securities, are bound, (ii) violate any provision of the Stockholder’s organizational documents, or (iii) cause a violation, or a default, by the Stockholder of any applicable legal requirement or decree, order or judgment applicable to the Stockholder or the Stockholder Securities, or to which the Stockholder or the Stockholder Securities are subject, except in the cases of the foregoing (i) through (iii), for such violations, defaults or conflicts as would not prevent or materially delay the Stockholder’s performance of its obligations under this Agreement.

(e)	The Stockholder Securities are held by the Stockholder or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and contracts of any kind (collectively, the “Liens”), except for (i) any such Liens arising hereunder, (ii) any applicable restrictions on transfer under the Securities Act and (iii) any Liens that would not prevent or materially delay the Stockholder’s ability to timely perform its obligations hereunder.

(f)	The Stockholder has full voting power, with respect to its Stockholder Securities and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its shares of Stockholder Securities held in the name of the Stockholder. The Stockholder Securities are not subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of the Stockholder Securities.

(g)	As of the time of execution of this Agreement, there is no Action pending or, to the knowledge of the Stockholder, threatened in writing, against the Stockholder or the Stockholder’s assets, including the Stockholder Securities, at law or equity before or by any Governmental Entity that would prevent or materially delay the performance by the Stockholder of its obligations under this Agreement.

(h)	The Stockholder has received and reviewed a copy of the LLC Agreement. The Stockholder understands and acknowledges that the Polaris Members are entering into the LLC Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(i)	No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

Section 2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder as follows:

(a)	The Company is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and the Company has the corporate power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary actions to duly authorize the execution, delivery and performance of this Agreement.

(b)	This Agreement has been duly authorized, executed and delivered by the Company, and, assuming this Agreement constitutes legal, valid and binding obligations of the other parties thereto, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that such enforcement may be subject to the Enforceability Exceptions.

(c)	Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (i) result in a violation of, or a default under, or conflict with, any contract, trust, commitment or agreement, or restriction of any kind to which the Company is a party or by which the Company or its assets are bound, or (ii) violate any provision of such Company’s organizational documents, except in the cases of the foregoing (i) and (ii), for such violations, defaults or conflicts as would not prevent or materially delay the Company’s performance of its obligations under this Agreement.

(d)	As of the time of execution of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened in writing, against the Company or its assets at law or equity before or by any Governmental Entity that would prevent or materially delay the performance by the Company of its obligations under this Agreement.

Section 3. Voting of Shares.

(a)	During the period beginning on the date hereof and ending on the Termination Date, solely in the event that the Polaris Member or the Polaris Holder determines that a vote of its stockholders is required to consummate an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange (each an “Exchange Transaction”), then at any annual, special or other meeting of the Company Stockholders called to approve such Exchange Transaction, and at every adjournment or postponement thereof, and in connection with any action to approve such Exchange Transaction proposed to be taken by written consent of the Company Stockholders, the Stockholder (solely in the Stockholder’s capacity as a record holder of the Stockholder Securities) shall, or shall cause the holder of record of the Stockholder Securities on any applicable record date to, (i) appear (in person or by proxy) at each such meeting or otherwise cause all of the Stockholder’s shares of Common Stock entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent with respect to, all of the Stockholder’s shares of Common Stock entitled to vote (A) in favor of (1) the approval and consummation of such Exchange Transaction, and (2) any vote to adjourn the meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the meeting to approve or consummate such Exchange Transaction, and/or (B) against (x) any action or agreement which would (I) impede, prevent, or materially delay the consummation of such Exchange Transaction, (II) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder contained in this Agreement or (III) change in any manner the voting rights of any class of shares of the Company. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Termination Date, a Governmental Entity of competent jurisdiction enters into an order restraining, enjoining or otherwise prohibiting the Stockholder from taking any action pursuant to this Section 3, then the obligations of the Stockholder set forth in this Section 3 to take such action shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits the Stockholder from taking any such action.

(b)	Notwithstanding the foregoing, the Stockholder shall retain at all times the right to vote the shares of Common Stock or other Stockholder Securities held by it in its sole discretion and without any other limitation on those matters, other than those expressly set forth in Section 3(a)(ii) that are at any time or from time to time presented for consideration to the Company Stockholders.

(c)	The obligations set forth in this Section 3 shall apply to the Stockholder only until the Termination Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.

Section 4. Applicability.

(a)	For the avoidance of doubt, the commitments in Section 3 apply to any Stockholder Securities held by any trust, limited partnership or other entity over which the Stockholder exercises direct or indirect voting control.

(b)	Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a holder of the Stockholder Securities.

Section 5. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof.

Section 6. Termination.

(a)	This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):

(i) The valid termination of the LLC Agreement in accordance with its terms;

(ii) the consummation of an Exchange Transaction;

(iii) the termination of the Polaris Holder’s rights with respect to an IPO Exchange, a WHP COC Exchange or a WHP Asset Sale Exchange pursuant to the applicable provisions of Article IX of the LLC Agreement; or

(iv) the mutual written consent of WHP Topco and the Company.

(b)	Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another party hereto or any other Person (and no Person shall have any rights against any such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided, however, that the termination of this Agreement shall not relieve any party hereto from liability from any willful and material breach of any covenant or obligation in this Agreement prior to such termination.

(c)	Notwithstanding anything to the contrary herein, all obligations of the Stockholder with respect to any Stockholder Securities under this Agreement shall terminate immediately and without any notice or other action by any Person with respect to such Stockholder Securities upon any transfer by the Stockholder of such Stockholder Securities to any Person other than an Affiliate of the Stockholder.

Section 7. SEC Filings. The Stockholder shall provide any information concerning the Stockholder and its Affiliates that is reasonably requested by the Company in connection with the preparation and filing of any SEC or other regulatory filing that the Company makes in connection with any Exchange Transaction or IPO Event (including any amendment or supplement thereto), and will otherwise reasonably assist and cooperate with the Company in the preparation, filing and distribution of such filings, including the resolution of any comments received from the SEC or other regulatory authorities.

Section 8. Miscellaneous.

(a)	Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email (so long as receipt of such email is confirmed), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To the Company:

Lands’ End, Inc.

5 Lands’ End Lane

Dodgeville, Wisconsin 53595

Attention: President, Lands’ End Licensing, Chief Administrative Officer and General Counsel

Email: [Intentionally omitted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Igor Kirman

Email: IKirman@wlrk.com

To the Stockholder:

LEWHP, LLC

c/o WHP Global

530 Fifth Avenue, 12th Floor

New York, New York 10036

Attention: Yehuda Shmidman; Gregg Donnenfeld

Email: [Intentionally omitted]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East

Los Angeles, California 90067

Attention: Hamed Meshki, P.C.

Email: hamed.meshki@kirkland.com

or to such other address as a party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when received when sent by email (provided that the recipient confirms in writing its receipt thereof), (b) upon proof of service when sent by reliable overnight delivery service, (c) upon personal delivery in the case of hand delivery or (d) upon receipt of the return receipt when sent by certified or registered mail. Any party to this Agreement may notify any other party of any changes to the address or any of the other contact details specified in this Section 8; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.

(b)	Headings. The headings contained in this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

(c)	Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(d)	Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the LLC Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein is intended to and shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

(e)	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8(e) in the manner provided for notices in Section 8(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(f)	Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8(F).

(g)	Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. For the avoidance of doubt, no provision in this Agreement shall limit, impair or restrict the Stockholder from transferring any Stockholder Securities (and such Stockholder Securities shall cease to be Stockholder Securities upon any transfer to any Person not Affiliated with the Stockholder).

(h)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(i)	Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8(i), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(j)	Amendments; Waivers. This Agreement may be amended if, and only if, such amendment is in writing and signed by the Company and the Stockholder. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(k)	No Presumption. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(l)	No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or any other Person any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder Securities. All rights, ownership and economic benefits of and relating to the Stockholder Securities shall remain vested in and belong to the Stockholder, and the Company shall not have any authority to exercise any power or authority to direct the Stockholder in the voting of any of the Stockholder Securities, except as otherwise specifically provided herein.

[Signature pages follow]

IN WITNESS WHEREOF, the Company and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

[POLARIS]

By:
Name: [●]
Title: [●]

Signature Page to Voting and Support Agreement

LEWHP, LLC

By:
Name: [●]
Title: [●]
Address:

Signature Page to Voting and Support Agreement

Exhibit A
STOCKHOLDER SECURITIES